As filed with the Securities and Exchange Commission on June 2, 2021
Registration No. 333-256265

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ENTERPRISE FINANCIAL SERVICES CORP
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	6022 (Primary Standard Industrial Classification Code Number)	43-1706259 (IRS Employer Identification Number)
150 North Meramec
Clayton, Missouri 63105
(314) 725-5500
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)
Keene S. Turner
Chief Financial Officer
Enterprise Financial Services Corp
150 North Meramec
Clayton, Missouri 63105
(314) 725-5500
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Paul J. Jaskot, Esq. Shawn M. Turner, Esq. Holland & Knight LLP Cira Centre, Suite 800 2929 Arch Street Philadelphia, PA 19104 (215) 252-9539	Khoi D. Dang, Esq. EVP/General Counsel First Choice Bancorp 17785 Center Court Drive N. Suite 750 Cerritos, CA 90703 (562) 263-8336	S. Alan Rosen, Esq. Justin A. Santarosa, Esq. Duane Morris LLP 865 South Figueroa Street Suite 3100 Los Angeles, CA 90017 (213) 689-7461
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the Merger described in the enclosed joint proxy statement/prospectus.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee(3)
Common Stock, par value $0.01 per share	7,889,291 shares	N/A	$378,155,434	$41,256.76(4)

(1)
Based upon an estimate of the maximum number of shares of common stock, par value $0.01 per share, of Enterprise Financial Services Corp, or Enterprise, to be issued pursuant to the Agreement and Plan of Merger, dated as of April 26, 2021, or the merger agreement, by and among Enterprise, Enterprise Bank & Trust, First Choice Bancorp, or First Choice, and First Choice Bank, based on 11,948,039 shares of First Choice common stock, no par value per share, or First Choice common stock, that may be outstanding at the effective time of the merger of First Choice with and into Enterprise, with Enterprise surviving, which we refer to as the merger. The estimated number of shares of First Choice common stock outstanding at the effective time of the merger includes (a) 183,764 shares of First Choice common stock issuable upon vesting or settlement of First Choice restricted stock awards to acquire shares of First Choice common stock, and (b) 123,632 shares of First Choice common stock that may be issued to the holders of options to acquire shares of First Choice common stock. The estimated maximum number of shares of Enterprise common stock to be issued in the merger is based on the exchange ratio of 0.6603 of a share of Enterprise common stock for each share of First Choice common stock being converted into, and canceled in exchange for the right to receive shares of Enterprise common stock. Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement also covers additional securities that may be issued as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated in accordance with Rules 457(c) and 457(f)(1) promulgated thereunder. The proposed maximum aggregate offering price is (a) $31.65, the average high and low prices reported for First Choice common stock on the Nasdaq Capital Market on May 11, which was within five business days prior to the date of filing of this registration statement, multiplied by (b) 11,948,039, the estimated maximum number of shares of First Choice common stock to be exchanged for shares of Enterprise common stock in the merger.

(3)
Determined in accordance with Section 6(b) of the Securities Act at a rate of $109.10 per $1,000,000 of the proposed maximum aggregate offering price.

(4)
Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information in this joint proxy statement/prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS — SUBJECT TO COMPLETION — DATED JUNE 2, 2021
MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
Dear Stockholder of Enterprise:
On April 26, 2021, Enterprise Financial Services Corp, or Enterprise, and its wholly-owned subsidiary bank, Enterprise Bank & Trust, or EB&T, entered into an Agreement and Plan of Merger, which we refer to as the merger agreement, with First Choice Bancorp, or First Choice, and its wholly-owned subsidiary bank, First Choice Bank, or FCB, pursuant to which Enterprise will, on the terms and subject to the conditions set forth in the merger agreement, acquire First Choice in an all-stock transaction. Under the merger agreement, First Choice will merge with and into Enterprise, which we refer to as the merger, and FCB will subsequently merge with and into EB&T, with Enterprise and EB&T as the surviving entities.
We are requesting that you take certain actions as a holder of Enterprise common stock. In connection with the merger, Enterprise will hold a virtual special meeting of its stockholders, or the Enterprise special meeting. At the Enterprise special meeting, Enterprise will ask its stockholders to approve (i) the merger agreement and the merger, including the issuance of shares of Enterprise’s common stock, par value $0.01 per share, or Enterprise common stock, to holders of First Choice common stock, no par value per share, or First Choice common stock, pursuant to the merger agreement, or the Enterprise merger and share issuance proposal, (ii) an amendment to Enterprise’s certificate of incorporation to increase the number of authorized shares of Enterprise common stock from 45,000,000 shares to 75,000,000, or the Enterprise charter amendment proposal, and (iii) a proposal to adjourn or postpone the Enterprise special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Enterprise merger and share issuance proposal and/or the Enterprise charter amendment proposal, or the Enterprise adjournment proposal. The Enterprise special meeting will be held on July 20, 2021, at 3:00 p.m., Central Time. The Enterprise special meeting will be held in a virtual meeting format only. You will not be able to attend the Enterprise special meeting physically in-person. To participate in the meeting visit https://www.virtualshareholdermeeting.com/EFSC2021SM.
In the merger, holders of First Choice common stock will receive 0.6603 shares of Enterprise common stock, together with cash in lieu of a fractional share of Enterprise common stock, for each share of First Choice common stock they own, subject to potential adjustment as provided in the merger agreement. Holders of Enterprise common stock will continue to own their existing shares of Enterprise common stock. The shares of Enterprise common stock and the cash in lieu of fractional shares issuable in the merger is referred to as the stock consideration. We estimate that, following completion of the merger, existing Enterprise stockholders will own approximately 80% and former First Choice shareholders will own approximately 20% of the outstanding common stock of the combined company.
Enterprise’s common stock is listed for trading on the Nasdaq Global Select Market under the symbol “EFSC.” Based on the number of shares of First Choice common stock, stock options and restricted stock awards outstanding and the following closing prices of Enterprise’s common stock on the Nasdaq Global Select Market: (i) $50.15 on April 26, 2021, the last trading day before public announcement of the merger agreement and (ii) $49.41 on May 28, 2021, the latest practicable trading day before the date of this joint proxy statement/prospectus, the implied value of the stock consideration per share would be approximately $33.11 and $32.63, respectively, and the implied value of the aggregate stock consideration would be approximately $392 million and $386 million, respectively. The implied value of the stock consideration will fluctuate as the market price of Enterprise’s common stock fluctuates. You should obtain current market quotations for Enterprise’s common stock.
Your vote is important regardless of the number of shares of Enterprise common stock that you own. Approval of the Enterprise merger and share issuance proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Enterprise common stock entitled to vote on the Enterprise merger and share issuance proposal at the Enterprise special meeting. If you do not vote, it will have the same effect as voting “AGAINST” the Enterprise merger and share issuance proposal. Accordingly, whether or not you plan to attend the Enterprise special meeting, please take time to vote by following the voting instructions included in the enclosed proxy card to make sure that your shares are represented at the meeting. Submitting a proxy now will not prevent you from being able to vote electronically at the Enterprise special meeting.
The accompanying document is a joint proxy statement of Enterprise and First Choice, which also needs to hold a special meeting of its shareholders to approve the merger agreement and the transactions contemplated thereby, and a prospectus of Enterprise, and provides you with important information about Enterprise, First Choice, the Enterprise special meeting, the First Choice special meeting, the merger agreement and the merger and other related matters.You are strongly encouraged to read the entire joint proxy statement/prospectus, including any documents it refers you to, and its appendices carefully and in their entirety. In particular, you should read the “Risk Factors” section beginning on page 22 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you.
After careful consideration, the Enterprise board of directors unanimously approved and adopted the merger agreement and the transactions contemplated thereby, including the merger. The Enterprise board of directors unanimously recommends that you vote “FOR” the Enterprise merger and share issuance proposal, “FOR” the Enterprise charter amendment proposal and “FOR” the Enterprise adjournment proposal.
We look forward to seeing you virtually at the Enterprise special meeting.
Sincerely,
James B. Lally Chief Executive Officer
Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of the shares of Enterprise common stock to be issued in the merger or determined whether this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
This joint proxy statement/prospectus is dated June 4, 2021 and is being first mailed to Enterprise stockholders on or about June 7, 2021.

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
Dear Shareholder of First Choice Bancorp:
On April 26, 2021, First Choice Bancorp, or First Choice, and its wholly-owned subsidiary bank, First Choice Bank, or FCB, entered into an Agreement and Plan of Merger, which we refer to as the merger agreement, with Enterprise Financial Services Corp, or Enterprise, and its wholly-owned subsidiary bank, Enterprise Bank & Trust, or EB&T, pursuant to which Enterprise will, on the terms and subject to the conditions set forth in the merger agreement, acquire First Choice in an all-stock transaction. Under the merger agreement, First Choice will merge with and into Enterprise, which we refer to as the merger, and FCB will subsequently merge with and into EB&T, with Enterprise and EB&T as the surviving entities.
We are requesting that you take certain actions as a holder of First Choice common stock. In connection with the merger, First Choice will hold a special meeting of its shareholders, or the First Choice special meeting. At the First Choice special meeting, First Choice will ask its shareholders to approve the merger agreement and the transactions contemplated thereby, or the First Choice merger proposal, and a proposal to approve the adjournment or postponement of the First Choice special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the First Choice merger proposal, or the First Choice adjournment proposal. The First Choice special meeting will be held on July 19, 2021, at 2:00 p.m., Pacific Time. The First Choice special meeting will be a virtual meeting via live webcast on the Internet. You will be able to attend, vote and submit your questions during the First Choice special meeting by visiting http://www.virtualshareholdermeeting.com/FCBP2021SM. You will not be able to attend the First Choice special meeting in person.
In the merger, holders of First Choice common stock will receive 0.6603 shares of Enterprise common stock, par value $0.01 per share, or Enterprise common stock, together with cash in lieu of a fractional share of Enterprise common stock, for each share of First Choice common stock, no par value, or First Choice common stock, they own, subject to potential adjustment as provided in the merger agreement. The shares of Enterprise common stock and the cash in lieu of fractional shares issuable in the merger is referred to as the stock consideration. We estimate that, following completion of the merger, existing Enterprise stockholders will own approximately 80% and former First Choice shareholders will own approximately 20% of the outstanding common stock of the combined company.
Enterprise’s common stock is listed for trading on the Nasdaq Global Select Market under the symbol “EFSC.” Based on the number of shares of First Choice common stock, stock options and restricted stock awards outstanding and the following closing prices of Enterprise’s common stock on the Nasdaq Global Select Market: (i) $50.15 on April 26, 2021, the last trading day before public announcement of the merger agreement and (ii) $49.41 on May 28, 2021, the latest practicable trading day before the date of this joint proxy statement/prospectus, the implied value of the stock consideration per share would be approximately $33.11 and $32.63, respectively, and the implied value of the aggregate stock consideration would be approximately $392 million and $386 million, respectively. The implied value of the stock consideration will fluctuate as the market price of Enterprise’s common stock fluctuates. You should obtain current market quotations for Enterprise’s common stock before deciding how to vote with respect to the First Choice merger proposal.
Your vote is important regardless of the number of shares of First Choice common stock that you own. Approval of the First Choice merger proposal requires the affirmative vote of at least a majority of the outstanding shares of First Choice common stock entitled to vote on the First Choice merger proposal at the First Choice special meeting. If you do not vote, it will have the same effect as voting “AGAINST” the First Choice merger proposal. Accordingly, whether or not you plan to attend the First Choice special meeting, please take time to vote by following the voting instructions included in the enclosed proxy card to make sure that your shares are represented at the meeting. Submitting a proxy now will not prevent you from being able to vote electronically at the First Choice special meeting.

The accompanying document is a joint proxy statement of First Choice and Enterprise, which also needs to hold a special meeting of its stockholders to approve the merger agreement and the merger, including the issuance of shares of Enterprise’s common stock to holders of First Choice common stock, pursuant to the merger agreement and other matters, and a prospectus of Enterprise, and provides you with important information about First Choice, Enterprise, the First Choice special meeting, the Enterprise special meeting, the merger agreement and the merger and other related matters. You are strongly encouraged to read the entire joint proxy statement/prospectus, including any documents it refers you to, and its appendices carefully and in their entirety. In particular, you should read the “Risk Factors” section beginning on page 22 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you.
After careful consideration, the First Choice board of directors unanimously approved and adopted the merger agreement and the transactions contemplated thereby, including the merger. The First Choice board of directors unanimously recommends that you vote “FOR” the First Choice merger proposal and “FOR” the First Choice adjournment proposal.
We look forward to seeing you virtually at the First Choice special meeting.
Sincerely,

Peter H. Hui Chairman of the Board	Robert M. Franko President and Chief Executive Officer
Neither the SEC, nor any state securities commission has approved or disapproved of the shares of Enterprise common stock to be issued in the merger or determined whether this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
This joint proxy statement/prospectus is dated June 4, 2021 and is being first mailed to First Choice shareholders on or about June 7, 2021.

150 North Meramec
Clayton, Missouri 63105
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 20, 2021
On April 26, 2021, Enterprise Financial Services Corp, or Enterprise, and its wholly-owned subsidiary bank, Enterprise Bank & Trust, or EB&T, entered into an Agreement and Plan of Merger, which we refer to as the merger agreement, with First Choice Bancorp, or First Choice, and its wholly-owned subsidiary bank, First Choice Bank, or FCB, pursuant to which First Choice will merge with and into Enterprise, which we refer to as the merger, and FCB will subsequently merge with and into EB&T, with Enterprise and EB&T as the surviving entities. A copy of the merger agreement is attached as Appendix A to the accompanying joint proxy statement/prospectus.
NOTICE IS HEREBY GIVEN that a virtual special meeting of Enterprise stockholders, or the Enterprise special meeting, will be held on July 20, 2021, at 3:00 p.m., Central Time. The Enterprise special meeting will be held in a virtual meeting format only. You will not be able to attend the Enterprise special meeting physically in-person. To participate in the Enterprise special meeting visit https://www.virtualshareholdermeeting.com/EFSC2021SM.
At the Enterprise special meeting, Enterprise stockholders will be asked to vote on the following matters:
1.
A proposal to approve the merger agreement and the merger, including the issuance of shares of Enterprise’s common stock, par value $0.01 per share, or Enterprise common stock, to holders of First Choice common stock, no par value per share, or First Choice common stock, pursuant to the merger agreement. We refer to this proposal as the Enterprise merger and share issuance proposal.

2.
A proposal to approve an amendment to Enterprise’s certificate of incorporation to increase the number of authorized shares of Enterprise common stock from 45,000,000 shares to 75,000,000. We refer to this proposal as the Enterprise charter amendment proposal.

3.
A proposal to adjourn or postpone the Enterprise special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the Enterprise merger and share issuance proposal and/or the Enterprise charter amendment proposal. We refer to this proposal as the Enterprise adjournment proposal.

Any action may be taken on the foregoing proposals at the Enterprise special meeting on the date specified above or on any date or dates to which, by original or later adjournment or postponement, the Enterprise special meeting may be adjourned. Only Enterprise stockholders of record as of the close of business on June 1, 2021 are entitled to notice of and to vote at the Enterprise special meeting and any adjournments or postponements thereof.
Enterprise has determined that Enterprise stockholders are not entitled to appraisal or dissenters’ rights with respect to the proposed merger under Section 262 of the Delaware General Corporation Law.
The Boards of Directors of Enterprise and First Choice have each unanimously approved the merger agreement and the transactions contemplated thereby and have determined that the merger is in the best interest of their stockholders and shareholders, respectively. The Enterprise board of directors unanimously recommends that Enterprise stockholders vote “FOR” the Enterprise merger and share issuance proposal, “FOR” the Enterprise charter amendment proposal, and “FOR” the Enterprise adjournment proposal.
Your vote is important. We cannot complete the transactions contemplated by the merger agreement unless Enterprise stockholders approve the Enterprise merger and share issuance proposal. The affirmative vote of the holders of at least a majority of the outstanding shares of Enterprise common stock entitled to vote on the

Enterprise merger and share issuance proposal at the Enterprise special meeting is required to approve the Enterprise merger and share issuance proposal.
Whether or not you intend to attend the Enterprise special meeting, it is important your shares be represented and voted. You have three options for voting your shares:
1.   Vote over the Internet,
2.   Vote via the telephone,
3.   Complete and return the proxy card sent to you, or
4.   Vote electronically during the Enterprise special meeting.
BY ORDER OF THE BOARD OF DIRECTORS
Nicole M. Iannacone
Corporate Secretary

17785 Center Court Drive N., Suite 750
Cerritos, CA 90703
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON JULY 19, 2021
On April 26, 2021, First Choice Bancorp, or First Choice, and its wholly-owned subsidiary bank, First Choice Bank, or FCB, entered into an Agreement and Plan of Merger, which we refer to as the merger agreement, with Enterprise Financial Services Corp, or Enterprise, and its wholly-owned subsidiary bank, Enterprise Bank & Trust, or EB&T, pursuant to which First Choice will merge with and into Enterprise, which we refer to as the merger, and FCB will subsequently merge with and into EB&T, with Enterprise and EB&T as the surviving entities. A copy of the merger agreement is attached as Appendix A to the accompanying joint proxy statement/prospectus.
NOTICE IS HEREBY GIVEN that a special meeting of First Choice shareholders, or the First Choice special meeting, will be held on July 19, 2021, at 2:00 p.m., Pacific Time. The First Choice special meeting will be a virtual meeting via live webcast on the Internet. You will be able to attend, vote and submit your questions during the First Choice special meeting by visiting http://www.virtualshareholdermeeting.com/FCBP2021SM. You will not be able to attend the First Choice special meeting in person.
At the First Choice special meeting, First Choice shareholders will be asked to vote on the following matters:
1.
A proposal to approve the merger agreement and the transactions contemplated thereby. We refer to this proposal as the First Choice merger proposal.

2.
A proposal to adjourn or postpone the First Choice special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the First Choice merger proposal. We refer to this proposal as the First Choice adjournment proposal.

Any action may be taken on the foregoing proposals at the First Choice special meeting on the date specified above or on any date or dates to which, by original or later adjournment or postponement, the First Choice special meeting may be adjourned. Only First Choice shareholders of record as of the close of business on May 28, 2021 are entitled to notice of and to vote at the First Choice special meeting and any adjournments or postponements thereof.
First Choice has determined that First Choice shareholders are not entitled to appraisal or dissenters’ rights with respect to the proposed merger under Section 1300 of the California General Corporation Law.
The Boards of Directors of First Choice and Enterprise have each unanimously approved the merger agreement and the transactions contemplated thereby and have determined that the merger is in the best interest of their shareholders and stockholders, respectively. The First Choice board of directors unanimously recommends that First Choice shareholders vote “FOR” the First Choice merger proposal and “FOR” the First Choice adjournment proposal.
Your vote is important. We cannot complete the transactions contemplated by the merger agreement unless First Choice shareholders approve the First Choice merger proposal. The affirmative vote of at least a majority of the outstanding shares of First Choice common stock entitled to vote on the First Choice merger proposal at the First Choice special meeting is required to approve the First Choice merger proposal.

Whether or not you intend to attend the First Choice special meeting, please promptly complete, sign, date and return the accompanying proxy card in the enclosed envelope or vote via the Internet or by telephone pursuant to the instructions provided on the enclosed proxy card. You may also vote electronically at the First Choice special meeting. The proxy will not be used if you attend and vote at the First Choice special meeting virtually.
BY ORDER OF THE BOARD OF DIRECTORS
Robert M. Franko
President and Chief Executive Officer

HOW TO OBTAIN MORE INFORMATION
This joint proxy statement/prospectus incorporates important business and financial information about Enterprise and First Choice from documents filed with or furnished to the SEC that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain any of the documents filed with or furnished to the SEC by Enterprise or First Choice at no cost from the SEC’s website maintained at http://www.sec.gov. In addition, documents filed with or furnished to the SEC by Enterprise are available free of charge by accessing Enterprise’s website at https://www.enterprisebank.com and documents filed with or furnished to the SEC by First Choice are available free of charge by accessing First Choice’s website at https://www.firstchoicebankca.com. You may also request copies of these documents, including documents incorporated by reference into this joint proxy statement/prospectus, at no cost by contacting Enterprise or First Choice in writing at the address or by telephone as specified below:
Enterprise Financial Services Corp Keene S. Turner Chief Financial Officer 150 North Meramec Clayton, MO 63105 (314) 725-5500	First Choice Bancorp Khoi D. Dang, Esq. EVP/General Counsel 17785 Center Court Drive N., Suite 750 Cerritos, CA 90703 (562) 263-8336
In order for you to receive timely delivery of the documents, you must request them no later than five business days before the date of the applicable special meeting. This means that Enterprise stockholders requesting documents must do so by July 13, 2021 in order to receive them before the Enterprise special meeting, and First Choice shareholders requesting documents must do so by July 12, 2021 in order to receive them before the First Choice special meeting.
You should only rely on the information contained in this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This joint proxy statement/prospectus is dated June 4, 2021; you should not assume that information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this joint proxy statement/prospectus to Enterprise stockholders or First Choice shareholders, nor the issuance by Enterprise of shares of its common stock in connection with the merger will create any implications to the contrary.
This document does not constitute an offer to sell, or a solicitation of an offer to buy any securities, or the solicitation of a consent, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.
See “Where You Can Find More Information” beginning on page 115 of this joint proxy statement/prospectus for further information.

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER
The following are answers to certain questions that you may have regarding the merger and the Enterprise and First Choice special meetings. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional information is also contained in the appendices to this joint proxy statement/prospectus.
Q:   Why am I receiving these materials?
A:   Enterprise and First Choice have entered into the merger agreement, pursuant to which, among other things, Enterprise would acquire First Choice by merger. If the required Enterprise stockholder, First Choice shareholder and regulatory approvals are obtained and the merger is subsequently completed, First Choice will merge with and into Enterprise, with Enterprise surviving. Immediately after the merger is effective, First Choice’s wholly-owned bank subsidiary, FCB, will merge with and into EB&T, the wholly-owned bank subsidiary of Enterprise, with EB&T surviving.
If you are an Enterprise stockholder, you are being asked to vote to approve (i) the merger agreement and the merger, including the issuance of shares of Enterprise’s common stock to First Choice shareholders in accordance with the terms of the merger agreement (which we refer to as the Enterprise merger and share issuance proposal), (ii) an amendment to Enterprise’s certificate of incorporation to increase the number of authorized shares of Enterprise common stock from 45,000,000 shares to 75,000,000 (which we refer to as the Enterprise charter amendment proposal), and (iii) a proposal to adjourn the Enterprise special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Enterprise special meeting to approve the Enterprise merger and share issuance proposal (which we refer to as the Enterprise adjournment proposal).
If you are a First Choice shareholder, you are being asked to vote to approve (i) the merger agreement and the transactions contemplated thereby (which we refer to as the First Choice merger proposal), and (ii) to adjourn the First Choice special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the First Choice special meeting to approve the merger proposal (which we refer to as the First Choice adjournment proposal).
The merger cannot be completed unless Enterprise’s stockholders approve the Enterprise merger and share issuance proposal and First Choice’s shareholders approve the First Choice merger proposal. Therefore, Enterprise and First Choice are holding the Enterprise and First Choice special meetings to vote on the Enterprise merger and share issuance proposal and the First Choice merger proposal, respectively. Information about the Enterprise and First Choice special meetings is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus contains important information about the merger, the merger agreement, a copy of which is included as Appendix A to this joint proxy statement/prospectus, and the Enterprise and First Choice proxy solicitations. You should read this information carefully and in its entirety.
This document serves as a proxy statement being used by the Enterprise board of directors to solicit proxies of Enterprise stockholders for use at the Enterprise special meeting and as a proxy statement being used by the First Choice board of directors to solicit proxies of First Choice shareholders for use at the First Choice special meeting. This document also serves as a prospectus of Enterprise being delivered to First Choice shareholders because Enterprise is offering to issue shares of its common stock to First Choice shareholders in connection with the merger, which we refer to as the Enterprise share issuance.
Q:   What items of business will Enterprise stockholders and First Choice shareholders consider at the Enterprise special meeting and First Choice special meeting, respectively?
A:   At the Enterprise special meeting, Enterprise stockholders will be asked to vote in favor of the Enterprise merger and share issuance proposal, the Enterprise charter amendment proposal and the Enterprise adjournment proposal. At the First Choice special meeting, First Choice shareholders will be asked to vote in favor of the First Choice merger proposal and the First Choice adjournment proposal.

Q:   What will First Choice shareholders receive in the merger?
A:   If the Enterprise merger and share issuance proposal and the First Choice merger proposal are approved and the merger is completed, each share of First Choice common stock will be converted into the right to receive 0.6603 shares of Enterprise common stock, subject to potential adjustment as provided in the merger agreement. Each holder of shares of First Choice common stock exchanged pursuant to the merger who would otherwise have been entitled to receive a fractional share of Enterprise’s common stock (after taking into account all certificates and book-entry shares delivered by such holder) will receive, in lieu of a fractional share, an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying such fractional interest by the daily volume weighted average price of Enterprise’s common stock for the 20 consecutive trading days ending on the last trading day immediately preceding the closing date of the merger. See “The Merger Agreement — The Merger Consideration” beginning on page 79. We refer to the shares of Enterprise common stock issuable to First Choice shareholders upon the effective time of the merger, together with any cash payable in lieu of fractional shares of Enterprise common stock, collectively as the stock consideration.
Based on the number of shares of First Choice common stock, stock options and restricted stock awards outstanding and the following closing prices of Enterprise common stock on the Nasdaq Global Select Market: (i) $50.15 on April 26, 2021, the last trading day before public announcement of the merger agreement, and (ii) $49.41 on May 28, 2021, the latest practicable trading day before the date of this joint proxy statement/prospectus, the implied value of the stock consideration per share would be approximately $33.11 and $32.63, respectively, and the implied value of the aggregate stock consideration would be approximately $392 million and $386 million, respectively.
Q:   What will holders of First Choice options and other First Choice stock-based awards receive in the merger?
A:   Immediately prior to the effective time of the merger:
•
each unvested First Choice option will vest or be forfeited, as the case may be, pursuant to the terms of the applicable First Choice benefit plan or award agreement;

•
each vested and outstanding First Choice option will be canceled and extinguished and exchanged for the right to receive (without interest) an amount of cash equal to the product of (i) the aggregate number of shares of First Choice common stock issuable upon exercise of each such First Choice option and (ii) the excess, if any, of (A) the daily volume weighted average price of Enterprise’s common stock for the 20 consecutive trading days ending on the last trading day immediately preceding the closing date of the merger multiplied by the exchange ratio over (B) the per-share exercise price of such First Choice option, less any applicable taxes required to be withheld with respect to such cash payment; and

•
each unvested or unsettled award of First Choice restricted stock awards will vest or be cancelled pursuant to the terms of the applicable First Choice stock plan or award agreement. Unless cancelled, the First Choice restricted stock awards will be exchanged for the stock consideration.

Q:   Will the value of the stock consideration change between the date of this joint proxy statement/prospectus and the time the merger is completed?
A:   The value of Enterprise’s common stock will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger based upon the market value of Enterprise common stock. Any fluctuation in the market price of Enterprise common stock after the date of this joint proxy statement/prospectus will change the value of the stock consideration received by First Choice shareholders. The total value of the stock consideration issued to First Choice shareholders upon completion of the merger will fluctuate based on the share price of Enterprise common stock and the number of shares of First Choice common stock and restricted stock awards, other than First Choice options, outstanding on the date of the merger, and is subject to adjustment pursuant to the merger agreement.

Q:   How may the exchange ratio be adjusted if pre-closing environmental reviews of First Choice’s real estate were to result in estimated remediation costs in excess of a specified threshold?
A:   The merger agreement provides Enterprise with the right to adjust the exchange ratio if, and only to the extent, aggregate estimated remediation costs for environmental conditions that may impact or restrict the use of First Choice’s real estate exceed $3,000,000, which we refer to as the remediation deductible. If Enterprise elects to adjust the exchange ratio in this circumstance, the exchange ratio will be adjusted to a number equal to 0.6603 (the original exchange ratio) minus the remediation estimate adjustment, which is a number equal to the quotient obtained by dividing (a) the product of (i) the amount by which aggregate estimated remediation costs exceed the remediation deductible and (ii) .75 by (b) the product of (i) 11,824,487, which is the number of issued and outstanding shares of First Choice common stock as of March 31, 2021, and (ii) $49.63, which is the daily volume weighted average price of Enterprise common stock on the Nasdaq Global Select Market for the 20 consecutive trading days ending on April 23, 2021, the trading day immediately preceding the date of the merger agreement.
For example, if aggregate estimated remediation costs are $6,000,000 and Enterprise elects to adjust the exchange ratio, the exchange ratio will be adjusted to 0.6565, which is 0.6603 minus 0.0038, the remediation estimate adjustment, calculated as follows:
(a)	(i) [$6,000,000	-	$3,000,000]	x	(ii) .75	=	2,250,000	=	0.0038
(b)	(i) 11,824,487		x		(ii) 49.63		586,849,290
Q:   Will First Choice shareholders be able to trade the Enterprise common stock that they receive in the merger?
A:   Yes.   The Enterprise common stock to be issued to First Choice shareholders will be listed on the Nasdaq Global Select Market under the symbol “EFSC.” Unless you are deemed an “affiliate” of Enterprise after the merger is completed, you may sell the shares of Enterprise common stock you receive without restriction.
Q:   How do First Choice shareholders receive the stock consideration?
A:   After the merger is completed, Enterprise’s exchange agent will mail each First Choice shareholder of record in a separate mailing (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to your certificates and book-entry shares shall pass, only upon proper delivery of the certificates to the exchange agent or, in the case of book-entry shares, upon adherence to the procedures set forth in the letter of transmittal, and (ii) instructions for use in effecting the surrender of the certificates or, in the case of book-entry shares, the surrender of such shares, for payment of the stock consideration. Any portion of the stock consideration not claimed by a First Choice shareholder by surrender of his, her or its certificates or book-entry shares to the exchange agent prior to the first anniversary of the closing date of the merger will be delivered by the exchange agent to Enterprise. Any First Choice shareholder that has not complied with the instructions by the exchange agent shall thereafter only look to Enterprise for payment of the stock consideration (which includes any cash in lieu of fractional shares). You should not send in your certificates until you receive instructions to do so. See “The Merger Agreement — The Merger Consideration” beginning on page 79.
Q:   What are the material U.S. federal income tax consequences of the merger to each First Choice shareholder?
A:   The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and it is a condition to completion of the merger that Enterprise and First Choice each receive a legal opinion to that effect. These opinions will not bind the Internal Revenue Service, or the IRS, which could take a different view. Assuming the merger qualifies as a reorganization, subject to the limitations and more detailed discussion set forth in “Material United States Federal Income Tax Considerations” beginning on page 93, a First Choice shareholder that is a U.S. holder generally will not recognize gain or loss on the exchange of First Choice common stock for Enterprise common stock in the merger, other than with respect to cash received in lieu of fractional shares of Enterprise common stock.

Tax matters are complicated, and the tax consequences of the merger to a particular First Choice shareholder will depend in part on such shareholder’s individual circumstances. Accordingly, each First Choice shareholder is urged to consult the shareholder’s own tax advisor for a full understanding of the tax consequences of the merger to such shareholder, including the applicability and effect of federal, state, local and foreign income and other tax laws.
Q:   Do First Choice shareholders have rights to dissent from the merger?
A:   No, First Choice shareholders will not be entitled to any statutory appraisal or dissenters’ rights in connection with the merger. Under the California General Corporation Law, or CGCL, shareholders are generally entitled to dissent from a merger or consolidation and, in certain circumstances, obtain payment of the fair value of their shares when a merger or consolidation occurs. However, the CGCL provides that appraisal rights are not available where the dissenting shares are listed on a national securities exchange and the merger consideration consists only of shares that are listed on a national securities exchange and cash in lieu of fractional shares. First Choice’s common stock is traded on the Nasdaq Capital Market, a national security exchange, and the merger consideration is comprised only of Enterprise’s common stock, which is traded on the Nasdaq Global Select Market, a national security exchange, and cash in lieu of fractional shares. See “The Merger — Appraisal or Dissenters’ Rights in the Merger,” beginning on page 73.
Q:   Are there regulatory or other conditions to the completion of the merger?
A:   Yes.   The mergers and related transactions require approval from or notice to the Federal Deposit Insurance Corporation, which we refer to as the FDIC, the Missouri Division of Finance, which we refer to as the MDOF, the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of St. Louis, which we refer to collectively as the Federal Reserve, and the California Department of Financial Protection and Innovation, which we refer to as CDFPI. As of the date of this joint proxy statement/prospectus, Enterprise and First Choice have filed the necessary application with the FDIC, and applications with the Federal Reserve and MDOF are in process and will be filed following the date of this joint proxy statement/prospectus. Additionally, the approval of the Enterprise merger and share issuance proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Enterprise common stock entitled to vote on the Enterprise merger and share issuance proposal at the Enterprise special meeting, and the First Choice merger proposal requires the affirmative vote of at least a majority of the outstanding shares of First Choice common stock entitled to vote on the First Choice merger proposal at the First Choice special meeting. Completion of the merger is also subject to other conditions specified in the merger agreement. See “The Merger Agreement — Conditions to Completion of the Merger,” beginning on page 88.
Q:   What do the Enterprise and First Choice boards of directors recommend?
A:   The Enterprise board of directors unanimously approved and adopted the merger agreement and the transactions contemplated thereby, and unanimously recommends that Enterprise stockholders vote “FOR” the Enterprise merger and share issuance proposal, “FOR” the Enterprise charter amendment proposal and “FOR” the Enterprise adjournment proposal.
The First Choice board of directors unanimously approved and adopted the merger agreement and the transactions contemplated thereby and unanimously recommends that First Choice shareholders vote “FOR” the First Choice merger proposal and “FOR” the First Choice adjournment proposal.
Q:   Why is my vote important?
A:   The merger cannot be completed unless the Enterprise stockholders approve the Enterprise merger and share issuance proposal and the First Choice shareholders approve the First Choice merger proposal. Information about the Enterprise and First Choice special meetings, the merger and other matters to be considered by Enterprise’s stockholders and First Choice’s shareholders is contained in this document.
All of the directors of First Choice have entered into voting agreements, which we refer to as the voting agreements, with Enterprise to, among other things, vote the shares of First Choice common stock owned by them in favor of the First Choice merger proposal and other matters required to be approved or adopted to effect the merger and any other transactions contemplated by the merger agreement. As of the close of business on May 28, 2021, the record date for the First Choice special meeting, First Choice directors beneficially owned, in the aggregate, approximately 12.0% of First Choice common stock. The voting agreements are substantially in the form attached to this joint proxy statement/prospectus as Appendix B.
Q.   What do I do if I receive more than one joint proxy statement/prospectus or set of voting instructions?
A:   Enterprise stockholders and First Choice shareholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of Enterprise or First Choice common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of Enterprise or First Choice common stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus to ensure that you vote every share of Enterprise or First Choice common stock that you own.
Q:   What happens if I sell my shares of First Choice common stock before the First Choice special meeting?
A:   The record date for determining which First Choice shareholders are eligible to vote at the First Choice special meeting is earlier than both the date of the First Choice special meeting and the completion of the merger. If you transfer your shares of First Choice common stock after the record date for the First Choice special meeting but before the First Choice special meeting you will, unless special arrangements are made, retain the right to vote the shares at the First Choice special meeting but will transfer the right to receive the stock consideration to the purchaser of the shares.
Q:   Are there any risks that should be considered in deciding whether to vote for the matters required to be voted on by Enterprise stockholders or First Choice shareholders?
A:   Yes.   Set forth under the heading of “Risk Factors,” beginning on page 22, are a number of risk factors that Enterprise stockholders and First Choice shareholders should consider carefully.
Q:   When do you expect the merger to be completed?
A:   We expect to complete the merger shortly after all of the conditions to the merger are fulfilled, including obtaining the approval of Enterprise stockholders and First Choice shareholders and the approval of the applicable regulatory agencies. We anticipate this will occur in the third quarter of 2021; however, delays may occur. We cannot assure you that we will obtain the necessary shareholder approvals and regulatory approvals or that the other conditions precedent to the merger can or will be satisfied.
Q.   How will my rights as a First Choice shareholder differ following the merger?
A:   Upon completion of the merger, holders of First Choice common stock will become Enterprise stockholders and their rights as stockholders will be governed by Enterprise’s certificate of incorporation, as amended, and amended and restated bylaws, as well as the Delaware General Corporation Law, or DGCL. The rights associated with First Choice common stock are different from the rights associated with Enterprise common stock. See “Comparison of Stockholder and Shareholder Rights” beginning on page 104.
Q:   What happens if the merger is not completed?
A:   If the merger is not completed, holders of First Choice common stock will not receive any consideration for their shares in connection with the merger. Instead, First Choice will remain an independent company. In addition, if the merger agreement is terminated in certain circumstances, First Choice may be required to pay a termination fee in the amount of $16,800,000. If the merger agreement is terminated by either party as a result of the other party’s breaches of its representations, warranties or material breaches of its covenants set forth in the merger agreement, and such breach would result in the closing conditions not being satisfied, then the non-terminating party will be required to pay the terminating party $1,500,000 as liquidated damages. See “The Merger Agreement — Termination of the Merger Agreement” beginning on page 89.
Q:   Who can help answer my questions?
A:   If you are an Enterprise stockholder and have any questions about the merger or the Enterprise special meeting, or if you need additional copies of this joint proxy statement/prospectus or the proxy card, please contact the firm assisting us with the solicitation of proxies, Innisfree M&A Incorporated, toll-free at 1(888) 750-5834.
If you are a First Choice shareholder and have any questions about the merger or the First Choice special meeting, or if you need additional copies of this joint proxy statement/prospectus or the proxy card, please contact the firm assisting us with the solicitation of proxies, Innisfree M&A Incorporated, toll-free at 1(888) 750-5834.
Matters Related To The Enterprise Special Meeting
Q:   When and where is the Enterprise special meeting?
A:   The Enterprise special meeting, will be held on July 20, 2021, at 3:00 p.m., Central Time. The Enterprise special meeting will be held in a virtual meeting format only. You will not be able to attend the Enterprise special meeting physically in-person. To participate in the Enterprise special meeting visit https://www.          .
Q:   Who is entitled to vote at the Enterprise special meeting?
A:   The holders of record of Enterprise common stock at the close of business on June 1, 2021, which is the date Enterprise’s board of directors has fixed as the record date for the Enterprise special meeting, which we refer to as the Enterprise record date, are entitled to vote at the Enterprise special meeting.
Q:   How many votes do Enterprise stockholders have?
A:   Enterprise stockholders are entitled to one vote for each share of Enterprise common stock held as of the Enterprise record date. As of the close of business on the Enterprise record date, there were                  outstanding shares of Enterprise common stock.
Q:   What constitutes a quorum for the Enterprise special meeting?
A:   The Enterprise special meeting will conduct business only if a majority of the outstanding shares of Enterprise common stock is represented in person or by proxy at the Enterprise special meeting in order to constitute a quorum. If you submit valid proxy instructions or attend the Enterprise special meeting virtually, your shares will be counted to determine whether there is a quorum, even if you abstain from voting.
Q:   What vote is required to approve each proposal at the Enterprise special meeting?
A:   Proposal 1 — The Enterprise Merger and Share Issuance Proposal. Approval of the Enterprise merger and share issuance proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Enterprise common stock entitled to vote on the Enterprise merger and share issuance proposal at the Enterprise special meeting. If you fail to submit a proxy or to vote electronically at the Enterprise special meeting, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee (which we refer to as a broker non-vote) with respect to the Enterprise merger and share issuance proposal, it will have the same effect as a vote “AGAINST” the Enterprise merger and share issuance proposal.
Proposal 2 — The Enterprise Charter Amendment Proposal. Approval of the Enterprise charter amendment proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Enterprise common stock entitled to vote on the Enterprise charter amendment proposal at the Enterprise special meeting. If you fail to submit a proxy or to vote electronically at the Enterprise special meeting, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee (which we refer to as a broker non-vote) with respect to the Enterprise charter amendment proposal, it will have the same effect as a vote “AGAINST” the Enterprise charter amendment proposal.
Proposal 3 — The Enterprise Adjournment Proposal. Approval of the Enterprise adjournment proposal requires the affirmative vote of at least a majority of the shares of Enterprise common stock present in person or by proxy at the Enterprise special meeting, whether or not a quorum is present. If you fail to submit a proxy or to vote electronically at the Enterprise special meeting, or fail to instruct your bank, broker or other nominee (which we refer to as a broker non-vote) with respect to the Enterprise adjournment proposal, it will have no effect on such proposal. If you mark “ABSTAIN” on your proxy with respect to the Enterprise adjournment proposal, it will have the same effect as a vote “AGAINST” the Enterprise adjournment proposal.
Q:   If my shares of Enterprise common stock are held in street name by my broker, will my broker automatically vote my shares for me?
A:   No.   Your bank, broker or other nominee will not be able to vote shares held by it in street name on your behalf without instructions from you. You should instruct your bank, broker or other nominee to vote your shares by following the directions your bank, broker or other nominee provides to you.
Q:   What if I abstain from voting, fail to vote or fail to instruct my bank, broker or other nominee?
A:   A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the Enterprise special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the Enterprise special meeting. If your bank, broker, trustee or other nominee holds your shares of Enterprise common stock in “street name,” such entity will vote your shares of Enterprise common stock only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your bank, broker, trustee or other nominee with this joint proxy statement/prospectus.
With respect to the Enterprise merger and share issuance proposal and the Enterprise charter amendment proposal, if you fail to submit a proxy or vote electronically at the Enterprise special meeting, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee with respect to the Enterprise merger and share issuance proposal or the Enterprise charter amendment proposal, it will have the same effect as a vote “AGAINST” the Enterprise merger and share issuance proposal and/or the Enterprise charter amendment proposal.
With respect to the Enterprise adjournment proposal, if you fail to submit a proxy or to vote electronically at the Enterprise special meeting, or fail to instruct your bank, broker or other nominee (which we refer to as a broker non-vote) with respect to the Enterprise adjournment proposal, it will have no effect on such proposal. If you mark “ABSTAIN” on your proxy with respect to the Enterprise adjournment proposal, it will have the same effect as a vote “AGAINST” the Enterprise adjournment proposal.
Q:   Can I attend the virtual Enterprise special meeting and vote my shares?
A:   Yes.   While not required to, all Enterprise stockholders are invited to attend the virtual Enterprise special meeting. Stockholders of record can vote electronically at the virtual Enterprise special meeting. If your shares are registered directly in your name with our stock transfer agent, Computershare, you are considered a stockholder of record and the beneficial owner of those shares. As a stockholder of record, you have the right to grant your voting proxy directly to Enterprise, or to vote electronically at the virtual Enterprise special meeting. You may submit your proxy by mail, by logging onto the Internet website specified on your proxy card or by calling the toll free number listed on your proxy card.
If your shares are held in a stock brokerage account or by a bank, you are still considered the beneficial owner of those shares, but your shares are said to be held in “street name.” Generally, only stockholders of record may vote electronically at the virtual Enterprise special meeting. If your shares are held in “street name,” you will receive a form from your broker or bank seeking instruction as to how your shares should be voted. Many of our stockholders who hold their shares in “street name” through a nominee have the option to submit their proxies or voting instructions to their nominee electronically by telephone or the Internet. These stockholders should review and follow the voting instructions provided by their nominee, including any instructions related to revoking your voting instructions. You are also invited to attend the virtual Enterprise special meeting. However, since you are not the stockholder of record, you may not vote your shares electronically at the virtual Enterprise special meeting unless you obtain a legal proxy from your broker or bank.
Q:   Can I change my vote after I have mailed my signed proxy card?
A:   Yes.   There are five ways for Enterprise stockholders to revoke their proxy and change their vote. Enterprise stockholders that hold shares in their name as a stockholder of record as of the Enterprise record date may change their vote or revoke any proxy at any time before the Enterprise special meeting is called to order by (i) delivering a written notice of revocation to Enterprise, (ii) completing, signing and returning a new proxy card with a later date than such stockholder’s original proxy card prior to such time that the proxy card for any such stockholder must be received, and any earlier proxy will be revoked automatically, (iii) logging onto the Internet website specified on such stockholder’s proxy card in the same manner such stockholder would to submit their proxy electronically and following the instructions indicated on the proxy card, (iv) calling the toll free number listed on such stockholder’s proxy card in the same manner such stockholder would to submit their proxy electronically and following the recorded instructions or (v) attending the Enterprise special meeting virtually and voting electronically at the Enterprise special meeting. Attendance at the Enterprise special meeting will not, in and of itself, constitute a revocation of a proxy.
Q:   What do I need to do now?
After carefully reading these materials, Enterprise stockholders should vote their shares of Enterprise common stock:
(i) via telephone or the Internet pursuant to the instructions provided on the enclosed proxy card;
(ii) by completing and mailing the enclosed proxy card; or
(iii) by voting electronically at the Enterprise special meeting.
Please refer to the specific instructions set forth in the enclosed proxy card. To ensure their votes are represented at the Enterprise special meeting, Enterprise recommends that its stockholders vote by proxy (either via telephone or the Internet or by proxy card) even if they plan to attend the Enterprise special meeting. If you sign, date and return your proxy but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” the Enterprise merger and share issuance proposal, “FOR” the Enterprise charter amendment proposal and “FOR” the Enterprise adjournment proposal.
Matters Related To The First Choice Special Meeting
Q:   When and where is the First Choice special meeting?
A:   The First Choice special meeting will be held on July 19, 2021, at 2:00 p.m., Pacific Time. The First Choice special meeting will be a virtual meeting via live webcast on the Internet. You will be able to attend, vote and submit your questions during the First Choice special meeting by visiting http://www.virtualshareholdermeeting.com/FCBP2021SM. You will not be able to attend the First Choice special meeting in person.
Q:   Who is entitled to vote at the First Choice special meeting?
A:   The holders of record of First Choice common stock at the close of business on May 28, 2021, which is the date First Choice’s board of directors has fixed as the record date for the First Choice special meeting, which we refer to as the First Choice record date, are entitled to vote at the First Choice special meeting.

Q:   How many votes do First Choice shareholders have?
A:   First Choice shareholders are entitled to one vote for each share of First Choice common stock held as of the First Choice record date. As of the close of business on the First Choice record date, there were 11,827,217 outstanding shares of First Choice common stock.
Q:
How do I Vote?

A:   The answer depends on whether you own your shares of First Choice common stock directly (that is, you hold shares that show your name as the registered shareholder) or if your shares are held in a brokerage account or by another nominee holder.
If you own shares of First Choice directly (i.e., you are a “registered shareholder”): your proxy is being solicited directly by us, and you can vote by Internet, by telephone, by mail or you can vote at our First Choice special meeting. You are encouraged to vote prior to the First Choice special meeting to ensure that your shares will be represented.
If you wish to vote by Internet, before the First Choice special meeting, go to www.proxyvote.com. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.
If you wish to vote by telephone, call 1-800-690-6903. Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call and follow the instructions.
If you wish to vote by mail, mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
If you wish to vote at the First Choice special meeting, you will be able to vote your shares by entering the 16-digit control number found on your proxy card when you log into the meeting at www.virtualshareholdermeeting.com/FCBP2021SM.
If you hold your shares of First Choice common stock through a broker, bank or other nominee, you will be able to voter your shares by entering the 16-digit control number found on your voter instruction form when you lot into the First Choice special meeting.
Even if you plan to virtually attend the First Choice special meeting, we recommend that you vote in advance so that your vote will be counted if you later decide not to attend the First Choice special meeting. You may also be able to vote by telephone, via the Internet, or at the First Choice special meeting, depending upon your voting instructions. Please refer to the instructions provided with your voting instruction card and see “Can I attend the First Choice First Choice special meeting and vote my shares?” below for information about voting in these ways. See also “What if I abstain from voting, fail to vote or fail to instruct my bank, broker or other nominee?” below.
Q:   What constitutes a quorum for the First Choice special meeting?
A:   The First Choice special meeting will conduct business only if a majority of the outstanding shares of First Choice common stock is represented in person or by proxy at the First Choice special meeting in order to constitute a quorum. If you submit valid proxy instructions or attend the First Choice special meeting virtually, your shares will be counted to determine whether there is a quorum, even if you abstain from voting.
Q:   What vote is required to approve each proposal at the First Choice special meeting?
A:   Proposal 1 — The First Choice Merger Proposal. Approval of the First Choice merger proposal requires the affirmative vote of at least a majority of the outstanding shares of First Choice common stock entitled to vote on the First Choice merger proposal at the First Choice special meeting. If you fail to submit a proxy or to vote electronically at the First Choice special meeting, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee (which we refer to as a broker non-vote) with respect to the First Choice merger proposal, it will have the same effect as a vote “AGAINST” the First Choice merger proposal.

Proposal 2 — The First Choice Adjournment Proposal. Approval of the First Choice adjournment proposal requires the affirmative vote of the holders of at least a majority of the shares of First Choice common stock entitled to vote and represented in person or by proxy at the First Choice special meeting. If you fail to submit a proxy or to vote electronically at the First Choice special meeting, or fail to instruct your bank, broker or other nominee (which we refer to as a broker non-vote) with respect to the First Choice adjournment proposal, it will have no effect on such proposal. If you mark “ABSTAIN” on your proxy with respect to the First Choice adjournment proposal, it will have the same effect as a vote “AGAINST” the First Choice adjournment proposal.
Q:   If my shares of First Choice common stock are held in street name by my broker, will my broker automatically vote my shares for me?
A:   No. Your bank, broker or other nominee will not be able to vote shares held by it in street name on your behalf without instructions from you. You should instruct your bank, broker or other nominee to vote your shares by following the directions your bank, broker or other nominee provides to you.
Q:   What if I abstain from voting, fail to vote or fail to instruct my bank, broker or other nominee?
A:   A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that both proposals to be voted on at the First Choice special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the First Choice special meeting. If your bank, broker, trustee or other nominee holds your shares of First Choice common stock in “street name,” such entity will vote your shares of First Choice common stock only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your bank, broker, trustee or other nominee with this joint proxy statement/prospectus.
With respect to the First Choice merger proposal, if you fail to submit a proxy or vote electronically at the First Choice special meeting, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee with respect to the First Choice merger proposal, it will have the same effect as a vote “AGAINST” the First Choice merger proposal.
With respect to the First Choice adjournment proposal, if you fail to submit a proxy or to vote electronically at the First Choice special meeting, or fail to instruct your bank, broker or other nominee with respect to the First Choice adjournment proposal, it will have no effect on such proposal. If you mark “ABSTAIN” on your proxy with respect to the First Choice adjournment proposal, it will have the same effect as a vote “AGAINST” the First Choice adjournment proposal.
Q:
Can I attend the First Choice First Choice special meeting and vote my shares?

A:   The Annual Meeting will be held virtually via a live audio webcast at www.virtualshareholdermeeting.com/ FCBP2021SM. You are entitled to attend the First Choice special meeting only if you were First Choice shareholder as of the First Choice record date. To gain admission to and vote at the First Choice special meeting, you must enter the 16-digit control number found on your proxy card or voting instruction form. If you are a beneficial shareholder, you may contact the bank, broker or other institution where you hold your account if you have questions about obtaining your control number and voting at the virtual meeting.
Online check-in to the special will begin at 1:45 p.m. Pacific Time, and we encourage shareholders to log in early to allow ample time to test their computer audio system. If you experience technical difficulties, please contact the technical support telephone number posted on www.virtualshareholdermeeting.com/FCBP2021SM. Whether or not you choose to participate in the First Choice special meeting, it is important that your shares be part of the voting process. In addition, even if you plan to attend the First Choice special meeting, we encourage you to return your proxy card or provide your bank, broker or other institution with voting instructions, before the First Choice special meeting in order to ensure that your shares are represented.

If you hold your shares beneficially through a bank or broker, you must provide a legal proxy from your bank or broker during registration and you will be assigned a Control Number in order to vote your shares during the First Choice special meeting. If you are unable to obtain a legal proxy to vote your shares, you will still be able to attend the First Choice special meeting (but will not be able to vote your shares) so long as you demonstrate proof of stock ownership. Instructions on how to connect and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.ProxyVote.com.
Q:   Can I change my vote after I have mailed my signed proxy card?
A:   Yes. There are five ways for First Choice shareholders to revoke their proxy and change their vote. First Choice shareholders that hold shares in their name as a shareholder of record as of the First Choice record date may change their vote or revoke any proxy at any time before the First Choice special meeting is called to order by (i) delivering a written notice of revocation to First Choice, (ii) completing, signing and returning a new proxy card with a later date than such shareholder’s original proxy card prior to such time that the proxy card for any such shareholder must be received, and any earlier proxy will be revoked automatically, (iii) logging onto the Internet website specified on such shareholder’s proxy card in the same manner such shareholder would to submit their proxy electronically and following the instructions indicated on the proxy card, (iv) calling the toll free number listed on such shareholder’s proxy card in the same manner such shareholder would to submit their proxy electronically and following the recorded instructions or (v) attending the First Choice special meeting virtually and voting electronically at the First Choice special meeting. Attendance at the First Choice special meeting will not, in and of itself, constitute a revocation of a proxy.
Q:   What do I need to do now?
After carefully reading these materials, First Choice shareholders should vote their shares of First Choice common stock:
(i) via telephone or the Internet pursuant to the instructions provided on the enclosed proxy card;
(ii) by completing and mailing the enclosed proxy card; or
(iii) by voting electronically at the First Choice special meeting.
Please refer to the specific instructions set forth in the enclosed proxy card. To ensure their votes are represented at the First Choice special meeting, First Choice recommends that its shareholders vote by proxy (either via telephone or the Internet or by proxy card) even if they plan to attend the First Choice special meeting. If you sign, date and return your proxy but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” the First Choice merger proposal and “FOR” the First Choice adjournment proposal.
Q.   Should I send in my First Choice stock certificates now?
A:   No. Please do not send in your certificates if you hold First Choice common stock in certificated form until you receive instructions to do so. You are not required to take any special additional actions if your shares of First Choice common stock are held in book-entry form. After the completion of the merger, the exchange agent will send you instructions for exchanging your shares.
If you hold your shares of First Choice common stock in certificated form, and do not know where your stock certificates are located, you may want to find them now so you do not experience delays receiving your stock consideration. If you are unable to locate your original stock certificate(s), you should contact the exchange agent, Computershare Trust Company, NA, at (800) 546-5141. See “The Merger Agreement — Procedures for Exchanging First Choice Common Stock” beginning on page 81.

SUMMARY
This summary highlights selected information from this joint proxy statement/prospectus and may not contain all the information that is important to you. We urge you to read carefully this entire document, and the documents referenced herein, for a more complete understanding of the merger between Enterprise and First Choice. In addition, we incorporate by reference into this document important business and financial information about Enterprise and First Choice. You may obtain the information incorporated by reference in this document without charge by following the instructions in the section entitled “Where You Can Find More Information.” Each item in this summary includes a page reference directing you to a more complete description of that item.
Unless the context otherwise requires, references in this joint proxy statement/prospectus to “Enterprise” refer to Enterprise Financial Services Corp, a Delaware corporation; references to “EB&T” refer to Enterprise Bank & Trust, a Missouri state-chartered trust company with banking powers and a wholly-owned subsidiary of Enterprise; references to “First Choice” refer to First Choice Bancorp, a California corporation; references to “FCB” refer to First Choice Bank, a California-chartered commercial bank and a wholly-owned subsidiary of First Choice; references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of April 26, 2021, among Enterprise, First Choice, EB&T and FCB; and references to “we,” “our” or “us” refer to Enterprise and First Choice.
We Propose a Merger of Enterprise and First Choice (Page 41)
We propose that First Choice will merge with and into Enterprise, with Enterprise being the surviving company. As a result of the merger, the separate existence of First Choice will cease. Immediately following the merger, First Choice’s wholly-owned bank subsidiary, FCB, will merge with and into Enterprise’s wholly-owned bank subsidiary, EB&T, with EB&T being the surviving bank, which we refer to as the bank merger. Following the bank merger, EB&T will continue its corporate existence as a state-chartered trust company with banking powers, organized under the laws of the State of Missouri. We expect to complete the merger and the bank merger in the third quarter of 2021, although delays may occur. We collectively refer to the merger and the bank merger as the mergers.
The merger agreement is attached to this joint proxy statement/prospectus as Appendix A, which is incorporated by reference into this joint proxy statement/prospectus. Please read the entire merger agreement. It is the legal document that governs the merger.
The Enterprise Special Meeting (Page 30)
The Enterprise special meeting will be held on July 20, 2021, at 3:00 p.m., Central Time. The Enterprise special meeting will be held in a virtual meeting format only. You will not be able to attend the Enterprise special meeting physically in-person. You will be able to attend, vote, and submit your questions electronically during the Enterprise special meeting by visiting https://www.virtualshareholdermeeting.com/EFSC2021SM. At the Enterprise special meeting, Enterprise stockholders will be asked to:
•
approve the Enterprise merger and share issuance proposal;

•
approve the Enterprise charter amendment proposal; and

•
approve the Enterprise adjournment proposal.

You may vote at the Enterprise special meeting if you owned shares of Enterprise common stock at the close of business on June 1, 2021, the record date for the Enterprise special meeting. Each share of Enterprise common stock entitles the holder to one vote at the Enterprise special meeting on each proposal to be considered.
As of the close of business on the Enterprise record date, Enterprise directors and executive officers and their affiliates owned and were entitled to vote 1,915,087 shares of Enterprise common stock, representing approximately 6.1% of the outstanding shares of Enterprise common stock. We currently expect that Enterprise’s directors and executive officers will vote their shares in favor of the Enterprise merger and share issuance proposal, the Enterprise charter amendment proposal and the Enterprise adjournment proposal, although none of them has entered into any agreements obligating them to do so.

Approval of the Enterprise merger and share issuance proposal and the Enterprise charter amendment proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Enterprise common stock entitled to vote on the Enterprise merger and share issuance proposal and the Enterprise charter amendment proposal at the Enterprise special meeting. Approval of the Enterprise adjournment proposal requires the affirmative vote of at least a majority of the shares of Enterprise common stock present in person or by proxy at the Enterprise special meeting, whether or not a quorum is present. If you fail to submit a proxy or to vote electronically at the Enterprise special meeting, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee (which we refer to as a broker non-vote) with respect to the Enterprise merger and share issuance proposal or the Enterprise charter amendment proposal, it will have the same effect as a vote “AGAINST” the Enterprise merger and share issuance proposal or the Enterprise charter amendment proposal. If you fail to submit a proxy or to vote electronically at the Enterprise special meeting, or fail to instruct your bank, broker or other nominee (which we refer to as a broker non-vote) with respect to the Enterprise adjournment proposal, it will have no effect on such proposal. If you mark “ABSTAIN” on your proxy with respect to the Enterprise adjournment proposal, it will have the same effect as a vote “AGAINST” the Enterprise adjournment proposal.
Enterprise stockholders of record may vote by mail, telephone or over the Internet, or by attending the Enterprise special meeting and voting electronically. Each proxy returned to Enterprise by a record holder of Enterprise common stock which is not revoked will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a properly executed Enterprise proxy that is returned, such proxy will be voted “FOR” the Enterprise merger and share issuance proposal, FOR” the Enterprise charter amendment proposal and “FOR” the Enterprise adjournment proposal. Enterprise stockholders who hold their shares in “street name” through a broker, bank or other nominee, must follow the instructions provided by their broker, bank or other nominee to vote their shares.
The First Choice Special Meeting (Page 36)
The First Choice special meeting will be held on July 19, 2021, at 2:00 p.m., Pacific Time. The First Choice special meeting will be a virtual meeting via live webcast on the Internet. You will be able to attend, vote and submit your questions during the First Choice special meeting by visiting http://www.virtualshareholdermeeting.com/FCBP2021SM. You will not be able to attend the First Choice special meeting in person. At the First Choice special meeting, First Choice shareholders will be asked to:
•
approve the First Choice merger proposal; and

•
approve the First Choice adjournment proposal.

Each First Choice shareholder is entitled to vote at the First Choice special meeting if such shareholder owned shares of First Choice common stock as of the close of business on May 28, 2021, the record date for the First Choice special meeting. Each First Choice shareholder will have one vote on each proposal presented at the First Choice special meeting for each share of First Choice common stock owned on that date.
As of the close of business on the First Choice record date, First Choice directors and executive officers and their affiliates owned and were entitled to vote 1,533,145 shares of First Choice common stock, representing approximately 13.0% of the outstanding shares of First Choice common stock. All of the directors of First Choice have entered into voting agreements with Enterprise to, among other things, vote the shares of First Choice common stock owned by them in favor of the First Choice merger proposal and other matters required to be approved or adopted to effect the merger and any other transactions contemplated by the merger agreement.
Approval of the First Choice merger proposal requires the affirmative vote of at least a majority of the outstanding shares of First Choice common stock entitled to vote on the First Choice merger proposal at the First Choice special meeting. Approval of the First Choice adjournment proposal requires the affirmative vote of the holders of at least a majority of the shares of First Choice common stock entitled to vote and represented in person or by proxy at the First Choice special meeting. If you fail to submit a proxy or to vote electronically at the First Choice special meeting, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee (which we refer to as a broker non-vote) with respect to the First Choice merger proposal, it will have the same effect as a vote “AGAINST” the First Choice merger proposal. If you fail to submit a proxy or to vote electronically at the First Choice special meeting, or fail to instruct your bank, broker or other nominee (which we refer to as a broker non-vote) with respect to the First Choice adjournment proposal, it will have no effect on such proposal. If you mark “ABSTAIN” on your proxy with respect to the First Choice adjournment proposal, it will have the same effect as a vote “AGAINST” the First Choice adjournment proposal.
First Choice shareholders of record may vote by mail, telephone or over the Internet, or by attending the First Choice special meeting and voting electronically. Each proxy returned to First Choice by a record holder of First Choice common stock which is not revoked will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a properly executed First Choice proxy that is returned, such proxy will be voted “FOR” the First Choice merger proposal and “FOR” the First Choice adjournment proposal. First Choice shareholders who hold their shares in “street name” through a broker, bank or other nominee must follow the instructions provided by their broker, bank or other nominee to vote their shares.
Enterprise’s Reasons for the Merger; Recommendation of the Enterprise Board of Directors (Page 46)
The Enterprise board of directors (i) has determined that the merger is advisable and in the best interest of Enterprise and its stockholders, (ii) has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and (iii) unanimously recommends that you vote “FOR” the Enterprise merger and share issuance proposal, “FOR” the Enterprise charter amendment proposal and “FOR” the Enterprise adjournment proposal. For a discussion of the factors considered by Enterprise’s board of directors in reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger and the Enterprise share issuance, see “The Merger — Enterprise’s Reasons for the Merger; Recommendation of the Enterprise Board of Directors” beginning on page 46.
First Choice’s Reasons for the Merger; Recommendation of the First Choice Board of Directors (Page 59)
The First Choice board of directors (i) has determined that the merger is advisable and in the best interest of First Choice and its shareholders, (ii) has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and (iii) unanimously recommends that you vote “FOR” the First Choice merger proposal and “FOR” the First Choice adjournment proposal. For a discussion of the factors considered by First Choice’s board of directors in reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, see “The Merger — First Choice’s Reasons for the Merger; Recommendation of the First Choice Board of Directors” beginning on page 59.
Opinion of Enterprise’s Financial Advisor (Page 47)
In connection with the merger, Enterprise’s financial advisor, Boenning & Scattergood, Inc., or Boenning, delivered a written opinion, dated April 26, 2021, to the Enterprise board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to Enterprise of the exchange ratio in the merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Boenning in preparing the opinion, is attached as Appendix D to this document. The opinion was for the information of, and was directed to, the Enterprise board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Enterprise to engage in the merger or enter into the merger agreement or constitute a recommendation to Enterprise board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Enterprise common stock or any shareholder or stockholder of any other entity as to how to vote in connection with the merger or any other matter.
Opinion of First Choice’s Financial Advisor (Page 61)
In connection with the merger, First Choice’s financial advisor, Keefe, Bruyette & Woods, Inc., or KBW, delivered a written opinion, dated April 25, 2021, to the First Choice board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of First Choice common stock of the exchange ratio in the proposed merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Appendix E to this document. The opinion was for the information of, and was directed to, the First Choice board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of First Choice to engage in the merger or enter into the merger agreement or constitute a recommendation to the First Choice board of directors in connection with the merger, and it does not constitute a recommendation to any holder of First Choice common stock or any shareholder or stockholder of any other entity as to how to vote in connection with the merger or any other matter.
First Choice Shareholders Will Receive Shares of Enterprise Common Stock and Cash in Lieu of Fractional Shares for Each Share of First Choice Common Stock Exchanged in the Merger (Page 79)
At the effective time of the merger, each share of First Choice common stock outstanding will, by virtue of the merger and without any action on the part of First Choice shareholders, be converted into the right to receive 0.6603 shares of Enterprise common stock, subject to potential adjustment as provided in the merger agreement, and First Choice shareholders will no longer be owners of First Choice common stock. The value of the stock consideration to be issued to First Choice shareholders in connection with the merger will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger as the market price of Enterprise’s common stock fluctuates. Based on the number of shares of First Choice common stock, stock options and restricted stock awards outstanding and the following closing prices of Enterprise’s common stock on the Nasdaq Global Select Market: (i) $50.15 on April 26, 2021, the last trading day before public announcement of the merger agreement; and (ii) $49.41 on May 28, 2021, the latest practicable trading day before the date of this joint proxy statement/prospectus; the implied value of the stock consideration per share would be approximately $33.11 and $32.63, respectively, and the implied value of the aggregate stock consideration would be approximately $392 million and $386 million, respectively. No fractional shares of Enterprise common stock will be issued in connection with the merger, and holders of First Choice common stock will be entitled to receive cash in lieu thereof.
Treatment of Outstanding First Choice Options (Page 80)
At the effective time of the merger, each unvested First Choice option that is outstanding immediately prior to the effective time of the merger will vest or be forfeited pursuant to the terms of the applicable First Choice benefit plan or award agreement. Each vested First Choice option that is outstanding at the effective time of the merger will be canceled and extinguished in exchange for the right to receive a single lump sum cash payment equal to the product of (i) the aggregate number of shares of First Choice common stock issuable upon exercise of each such First Choice option and (ii) the excess, if any, of (A) the daily volume weighted average price of Enterprise’s common stock for the 20 consecutive trading days ending on the last trading day immediately preceding the closing date of the merger multiplied by the exchange ratio over (B) the per-share exercise price of such First Choice option, less any applicable taxes required to be withheld with respect to such cash payment. If the exercise price per share of any such First Choice option is equal to or greater than the Enterprise average share price multiplied by the exchange ratio, the First Choice option will be canceled without any cash payment being made in respect thereof. For First Choice options that are exercised before the closing, the underlying shares of First Choice common stock received upon exercise will be exchanged for the stock consideration.
Assuming no First Choice options are exercised before the closing, cash payments to holders of First Choice options would amount to approximately $2.4 million in the aggregate based on the closing price of Enterprise common stock as of May 28, 2021.
Treatment of Outstanding First Choice Restricted Stock Awards (Page 81)
The merger agreement provides that at the effective time of the merger, each unvested or unsettled award of First Choice restricted stock awards will vest or be cancelled pursuant to the terms of the applicable First Choice stock plan or award agreement. Unless cancelled, the First Choice restricted stock awards will be exchanged for the same stock consideration that all other shares of First Choice common stock are entitled to receive in the merger.

Appraisal or Dissenters’ Rights in the Merger (Page 73)
Enterprise stockholders are not entitled to dissenters’ rights under the DGCL and First Choice shareholders are not entitled to dissenters’ rights under the CGCL. For more information, see “Appraisal or Dissenters’ Rights in the Merger,” beginning on page 73.
We Must Obtain Regulatory Approvals to Complete the Merger (Page 74)
The merger and related transactions require approval from or notice to the FDIC, the MDOF, the Federal Reserve, and the CDFPI. As of the date of this joint proxy statement/prospectus, Enterprise and First Choice have filed the necessary application with the FDIC, and applications with the Federal Reserve and MDOF are in process and will be filed following the date of this joint proxy statement/prospectus.
Certain Directors and Executive Officers May Have Interests in the Merger That Differ from Your Interests (Page 74)
Certain directors and executive officers of First Choice and/or FCB have interests in the merger other than their interests as First Choice shareholders, including:
•
Pursuant to the terms of certain employment agreements and change in control agreements, and upon the termination of certain compensation plans under the terms of the merger agreement, First Choice and/or FCB directors, officers and employees may become entitled to change in control, severance, or other payments, including acceleration of deferred compensation, upon the occurrence of the merger. See “The Merger — Interests of First Choice’s Directors and Executive Officers in the Merger — Payments Upon Termination or Change in Control” beginning on page 76.

•
To the extent a director or executive officer of First Choice and/or FCB holds any vested and outstanding options at the effective time of the merger, the First Choice options will be canceled and extinguished in exchange for the right to receive a single lump sum cash payment. To the extent a director or executive officer of First Choice and/or FCB holds any unvested or unsettled awards of First Choice restricted stock awards, such restricted stock awards will vest or be cancelled pursuant to the terms of the applicable First Choice stock plan or award agreement. Unless cancelled, the First Choice restricted stock awards will be exchanged for the stock consideration. See “The Merger —  Interests of First Choice’s Directors and Executive Officers in the Merger — Treatment of Outstanding Equity Awards” beginning on page 74.

•
Enterprise is required to take all action necessary to appoint or elect, effective as of the effective time of the merger, one current First Choice director as a director of Enterprise. The selected First Choice director must be independent with respect to Enterprise for purposes of Nasdaq’s listing requirements and mutually agreeable to Enterprise and First Choice. Enterprise and First Choice have determined that Peter Hui, the Chairman of the Board of First Choice and FCB, will be appointed to the Enterprise board, with such appointment to be effective as of the effective time of the merger. Mr. Hui will serve until the first annual meeting of the stockholders of Enterprise following the effective time of the merger and until he or his successor is elected and qualified. See “The Merger —  Interests of First Choice’s Directors and Executive Officers in the Merger — Appointment of a First Choice Director to Enterprise’s Board of Directors” beginning on page 77.

•
Pursuant to the terms of the merger agreement, directors and officers of First Choice will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the merger. See “The Merger — Interests of First Choice’s Directors and Executive Officers in the Merger — Indemnification and Insurance of Directors and Officers” beginning on page 77.

The First Choice board of directors was aware of the foregoing interests and considered them, among other matters, when they approved the merger agreement and the transactions contemplated thereby, including the merger.
Transmittal Materials (Page 81)
As soon as practicable after the closing of the merger, but in no event later than 10 days thereafter, the exchange agent will mail to First Choice shareholders a letter of transmittal and instructions advising such shareholder of the effectiveness of the merger and the procedure for surrendering to the exchange agent certificates or book-entry shares of First Choice common stock in exchange for the stock consideration allocated to them. After the transmittal materials have been received and processed following the closing of the merger, First Choice shareholders will be sent the stock consideration, including any cash in lieu of a fractional share of Enterprise common stock, to which they are entitled. If a First Choice shareholder holds shares in street name, such shareholder will receive information from the bank, broker or other nominee advising such First Choice shareholder of the process for receiving the stock consideration, including any cash in lieu of a fractional share of Enterprise common stock, to which such shareholder is entitled.
Each First Choice shareholder will need to surrender such shareholder’s First Choice common stock certificates or follow instructions for the transfer of shares of First Choice common stock held in book-entry form, to receive the appropriate stock consideration. First Choice shareholders should not send any certificates now. Each First Choice shareholder will receive detailed instructions on how to exchange such shareholder’s share certificates or book-entry shares along with transmittal materials promptly following the closing of the merger.
Per Share Market Price (Page 79)
Shares of Enterprise common stock currently trade on the Nasdaq Global Select Market under the symbol “EFSC.” Shares of First Choice voting common stock currently trade on the Nasdaq Capital Market, under the symbol “FCBP.”
The following table sets forth the closing sale prices of (i) Enterprise common stock as reported on the Nasdaq Global Select Market, and (ii) First Choice common stock as reported on the Nasdaq Capital Market, on April 26, 2021, the last trading-day before the announcement of the merger, and on May  28, 2021, the last practicable trading-day before the date of this joint proxy statement/prospectus. To help illustrate the market value of the per share stock consideration to be received by First Choice shareholders, the following table also presents the equivalent market value per share of First Choice common stock as of April 26, 2021 and May  28, 2021, which were determined by multiplying the closing price for the Enterprise common stock on those dates by the exchange ratio of 0.6603 of a share of Enterprise common stock for each share of First Choice common stock. See “The Merger Agreement — The Merger Consideration” beginning on page 79 for additional information about the stock consideration to be received by holders of First Choice common stock.
	Enterprise Common Stock	First Choice Common Stock	Implied Value Per Share of First Choice
At April 26, 2021	$50.15	$24.30	$33.11
At May 28, 2021	$49.41	$32.13	$32.63
The implied value of Enterprise common stock and First Choice common stock will fluctuate prior to the dates of the Enterprise special meeting and the First Choice special meeting as the market price of Enterprise common stock fluctuates. You should obtain current market quotations for Enterprise common stock before deciding how to vote.
We Have Agreed When and How First Choice Can Consider Third-Party Acquisition Proposals (Page 85)
We have agreed that First Choice will not, and will cause its subsidiaries and its and its subsidiaries’ representatives, agents, advisors and affiliates not to, solicit or knowingly encourage any inquiry, offer or proposal that constitutes, or could reasonably be expected to lead to, a proposal to acquire First Choice or FCB, except as permitted by the merger agreement. In addition, we have agreed that First Choice will not engage in negotiations with or provide confidential information to a third party regarding acquiring First Choice or FCB, except as permitted by the merger agreement. However, if First Choice receives an unsolicited acquisition proposal from a third party, First Choice can participate in negotiations with and provide confidential information to the third party if, among other steps, the First Choice board of directors concludes in good faith that the proposal is superior to the Enterprise merger proposal and that the failure to take such actions would breach or reasonably be expected to result in a breach of its fiduciary duties. First

Choice’s receipt of a superior proposal or participation in such negotiations gives First Choice the right to terminate the merger agreement in certain circumstances.
We Must Meet Several Conditions to Complete the Merger (Page 88)
Our obligations to complete the merger depend on a number of conditions being met. These include, among others:
•
the accuracy of the representations and warranties of the parties set forth in the merger agreement, subject to the standards set forth in the merger agreement;

•
the material performance of all agreements and covenants required by the merger agreement to be performed prior to the closing of the merger;

•
approval of the merger by the First Choice shareholders and the Enterprise stockholders;

•
the receipt of all required regulatory approvals or authorizations, provided that none of these approvals contain any prohibition, limitation, or other requirement which would (i) materially prohibit or materially limit the ownership or operation by Enterprise or any subsidiary of Enterprise (including First Choice and FCB after closing of the merger) of all or any material portion of its business or assets, (ii) compel Enterprise or any subsidiary of Enterprise (including First Choice and FCB after closing of the merger) to dispose of all or any material portion of its business or assets, (iii) cause any portion of any First Choice regulatory agreement to be enforceable against Enterprise or EB&T after the merger, or (iv) be reasonably expected to have a material adverse effect on Enterprise, taken as a whole;

•
the absence of any law, injunction, order, judgment or decree enacted, promulgated or enforced by any governmental authority prohibiting or making illegal completion of any of the transactions contemplated by the merger agreement;

•
the registration statement of Enterprise of which this joint proxy statement/prospectus is a part must have become effective under the Securities Act, and no “stop order” will have been initiated or threatened by the SEC and be continuing in effect;

•
since the date of the merger agreement, neither Enterprise nor First Choice will have suffered a material adverse effect;

•
the issuance of tax opinions to each of Enterprise and First Choice from Holland & Knight LLP, or Holland & Knight, and Duane Morris LLP, or Duane Morris, respectively, to the effect that the merger will be treated for U.S. federal income tax purposes and qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code;

•
one First Choice director must become a member of the Enterprise board of directors as of the effective time of the merger; and

•
the authorization to list the shares of Enterprise common stock issuable in connection with the merger on Nasdaq, subject to official notice to Nasdaq of the issuance.

The parties may waive conditions to their obligations unless they are legally prohibited from doing so. Enterprise stockholder approval, First Choice shareholder approval and regulatory approvals may not be legally waived.
We May Terminate the Merger Agreement (Page 89)
We can mutually agree at any time to terminate the merger agreement without completing the merger, even if Enterprise has received approval of the Enterprise merger and share issuance proposal by its stockholders and/or First Choice has received approval of the First Choice merger proposal by its shareholders. Also, either of us can decide, without the consent of the other, to terminate the merger agreement in certain circumstances, including:
•
if (i) there is a final non-appealable denial of a required regulatory approval or an application for a required regulatory approval has been withdrawn upon the request of the applicable governmental authority, (ii) any required regulatory approval includes any of the conditions described in the fourth bullet point under “— We Must Meet Several Conditions to Complete the Merger” in this summary above, or (iii) any court of competent jurisdiction or other governmental authority issues a final, non-appealable order, decree, ruling or takes other action restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement; provided, however, that no party has a right to terminate the merger agreement if such denial is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants set forth in the merger agreement;
•
if the Enterprise stockholders fail to approve the Enterprise merger and share issuance proposal at the Enterprise special meeting, so long as, in the case of Enterprise seeking to terminate, Enterprise had not breached any of its obligations in the merger agreement related to the Enterprise special meeting;

•
if the First Choice shareholders fail to approve the First Choice merger proposal at the First Choice special meeting, so long as, in the case of First Choice seeking to terminate, First Choice had not breached any of its obligations in the merger agreement related to the First Choice special meeting;

•
if the terminating party is not then in breach of any representation or warranty, covenant, or agreement contained in the merger agreement, in the event of a breach by the other party of any of its representations or warranties in the merger agreement that (i) cannot be or has not been cured within 30 days’ written notice to the breaching party, or 60 days if such breach cannot reasonably be cured within 30 days and such cure is able to be cured within 60 days and is being diligently pursued, and (ii) would entitle the non-breaching party not to consummate the merger under the merger agreement;

•
if the terminating party is not then in material breach of any representation, warranty, covenant, or agreement contained in the merger agreement, in the event of a material breach by the other party of any of its covenants or agreements in the merger agreement that (i) cannot be or has not been cured within 30 days’ written notice to the breaching party, or 60 days if such breach cannot reasonably be cured within 30 days and such cure is able to be cured with the 60 days and is being diligently pursued, and (ii) would entitle the non-breaching party not to consummate the merger under the merger agreement; or

•
if the merger is not completed on or before December 31, 2021, provided that if additional time is necessary to obtain the requisite regulatory approvals, this date may be automatically extended by three months.

In addition, Enterprise may terminate the merger agreement if:
•
First Choice has materially breached its covenants described under “The Merger Agreement — No Solicitation” beginning on page 85 and such breach is not cured on or before the expiration of the fifth business day after the occurrence of such breach; or

•
the First Choice board withdraws, modifies or fails to affirm its recommendation that First Choice shareholders approve the merger agreement and the transactions contemplated by the merger agreement or recommends an acquisition proposal other than the merger, as more specifically described under “The Merger Agreement — First Choice Board’s Covenant to Recommend the Merger Agreement” beginning on page 87.

In addition, First Choice may terminate the merger agreement:
•
if: (i) the Enterprise daily volume weighted average stock price for the 20 consecutive trading days ending on the trading day immediately preceding the fifth trading day prior to the closing of the merger, which is referred to as the triggering VWAP, is less than $39.704 per share; and (ii) the triggering VWAP underperforms the average closing price of a specified index of financial institution stocks during the 20 trading days ending on the trading day immediately preceding the fifth trading day prior to the closing of the merger by more than 20%. If First Choice elects to terminate the merger agreement in such instance, Enterprise may elect to reinstate the merger by adjusting the exchange ratio to increase the stock consideration, in which case no termination will occur and the merger agreement will remain in effect according to its terms (except the stock consideration, which will have been adjusted); or

•
at any time prior to obtaining the requisite First Choice shareholder approval, if the First Choice board or a First Choice board committee makes a subsequent determination with respect to a superior proposal, provided that First Choice has complied with its obligations described under “The Merger Agreement — No Solicitation” beginning on page 85.

Termination Fee and Liquidated Damages (Page 90)
First Choice must pay Enterprise a termination fee of $16,800,000 if the merger agreement is terminated under specified circumstances.
In addition, if the merger agreement is terminated by either party as a result of the other party’s breach of its representations or warranties, or material breach of its covenants set forth in the merger agreement, and such breach would result in the closing conditions not being satisfied, then the non-terminating party will be required to pay the terminating party $1,500,000 as liquidated damages.
We May Amend or Waive Merger Agreement Provisions (Page 88)
At any time before completion of the merger, either Enterprise or First Choice may, to the extent legally allowed, waive in writing compliance by the other with any provision contained in the merger agreement. However, once holders of First Choice common stock have approved the First Choice merger proposal, no waiver of any condition may be made that would require further approval by First Choice shareholders unless that approval is obtained.
The Merger Will Be Accounted for Under the Rules for Purchase Accounting (Page 92)
The merger will be treated as a purchase by Enterprise of First Choice under U.S. generally accepted accounting principles, or GAAP.
Material U.S. Federal Income Tax Consequences of the Mergers (Page 93)
Subject to certain circumstances described below, and based on certain representations, covenants and assumptions, all of which must continue to be true and accurate in all material respects as of the effective time of the merger, in the opinions of Holland & Knight and Duane Morris, for U.S. federal income tax purposes, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The opinions address the tax consequences of the merger and do not address the tax consequences of the bank merger.
Provided that the merger qualifies as a reorganization for U.S. federal income tax purposes, First Choice shareholders generally will not recognize any gain or loss upon receipt of Enterprise common stock in exchange of First Choice common stock in the merger, except with respect to any cash they receive in lieu of fractional shares of Enterprise common stock.
Tax matters are complicated, and the tax consequences of the merger to a particular First Choice shareholder will depend in part on such shareholder’s individual circumstances. Accordingly, each First Choice shareholder is urged to consult such shareholder’s own tax advisor for a full understanding of the tax consequences of the merger to such shareholder, including the applicability and effect of federal, state, local and foreign income and other tax laws.
For a complete description of the material U.S. federal income tax consequences of the merger, see “Material United States Federal Income Tax Considerations” beginning on page 93.
Information About the Companies (Page 97)
Enterprise Financial Services Corp
150 North Meramec
Clayton, Missouri 63105
(314) 725-5500
Enterprise is $10.2 billion financial holding company headquartered in Clayton, Missouri. EB&T, Enterprise’s wholly-owned subsidiary, operates 39 branch offices in Arizona, California, Kansas, Missouri,

Nevada and New Mexico. Additionally, Enterprise has a limited network of Small Business Administration (SBA) loan production offices and deposit production offices in various states. Enterprise, EB&T, and Enterprise’s other subsidiaries provide a broad range of business and personal banking services, including wealth management services. Enterprise common stock is traded on the Nasdaq Global Select Market under the symbol “EFSC.”
First Choice Bancorp
17785 Center Court Drive N., Suite 750
Cerritos, California 90703
(562) 345-9092
First Choice, headquartered in Cerritos, California, is the bank holding company for FCB. FCB is a community-based financial institution that serves primarily commercial and consumer clients in diverse communities and specializes in loans to small-to medium-sized businesses and private banking clients, commercial and industrial loans, and commercial real estate loans. FCB is a Preferred Small Business Administration (SBA) Lender. FCB conducts business through eight full-service branches and two loan production offices located in Los Angeles, Orange, and San Diego Counties. First Choice common stock is traded on the Nasdaq Capital Market under the symbol “FCBP.”
The Rights of First Choice Shareholders Following the Merger Will Be Different (Page 104)
The rights of Enterprise stockholders are governed by Delaware law and by Enterprise’s certificate of incorporation, as amended, and amended and restated bylaws. The rights of First Choice shareholders are governed by California law, and by First Choice’s articles of incorporation and bylaws. Upon completion of the merger, the rights of former First Choice shareholders and Enterprise stockholders will be governed by Delaware law and Enterprise’s certificate of incorporation, as amended, and amended and restated bylaws.
Risk Factors (Page 22)
Before voting at the Enterprise special meeting or the First Choice special meeting, you should carefully consider all of the information contained in or incorporated by reference into this joint proxy statement/prospectus, including the risk factors set forth in the section entitled “Risk Factors” beginning on page 22. You should also read and consider the risk factors relating to the businesses of Enterprise and ownership of Enterprise common stock described in Enterprise’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, its Quarterly Report on Form 10-Q for the period ended March 31, 2021, and its other filings with the SEC, as well as any subsequent documents filed by Enterprise with the SEC, which are incorporated into this joint proxy statement/prospectus by reference. First Choice shareholders should also read and consider the risk factors relating to the business of First Choice and the ownership of First Choice common stock described in First Choice’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, its Quarterly Report on From 10-Q for the period ended March 31, 2021, and its other filings with the SEC, as well as any subsequent documents filed by First Choice with the SEC, which are incorporated into this joint proxy statement/prospectus by reference. See “Where You Can Find More Information” beginning on page 115.

RISK FACTORS
In addition to the other information included in this joint proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 28, you should be aware of and carefully consider the following risks and uncertainties that are applicable to the merger agreement, the merger, Enterprise and First Choice before deciding whether (i) if you are an Enterprise stockholder, to vote for the Enterprise merger and share issuance proposal, the Enterprise charter amendment proposal and the Enterprise adjournment proposal, or (ii) if you are an First Choice shareholder, to vote for approval of the First Choice merger proposal and the First Choice adjournment proposal. You should also read and consider the risk factors relating to the businesses of Enterprise and ownership of Enterprise common stock described in Part I, Item 1A of Enterprise’s Annual Report on Form 10-K for the year ended December 31, 2020 that has been filed with the SEC, as well as any subsequent documents filed by Enterprise with the SEC, which are incorporated into this joint proxy statement/prospectus by reference. See “Where You Can Find More Information” beginning on page 115. You should also read and consider risk factors relating to the businesses of First Choice that will also affect the combined company after the merger. These risks are described in Part I, Item 1A of First Choice’s Annual Report on Form 10-K for the year ended December 31, 2020 that has been filed with the SEC, as well as any subsequent documents filed by First Choice with the SEC, which are incorporated into this joint proxy statement/prospectus by reference.
Because the market price of Enterprise common stock will fluctuate and the exchange ratio will not be adjusted for such changes, First Choice’s shareholders cannot be certain of the market value of the Enterprise common stock that they will receive upon completion of the merger.
Upon completion of the merger, First Choice shareholders will receive as stock consideration for each share of First Choice common stock they hold immediately prior to the completion of the merger a fixed exchange ratio of 0.6603 of Enterprise common stock. The exchange ratio is fixed in the merger agreement, subject to potential adjustment if pre-closing environmental reviews of First Choice’s real estate result in estimated remediation costs in excess of a specified threshold, and will not be adjusted for changes in the market price of either Enterprise common stock or First Choice common stock. Any change in the market price of Enterprise common stock prior to completion of the merger will affect the value of any shares of Enterprise common stock First Choice shareholders receive as consideration in the merger. The market price of Enterprise common stock may fluctuate as a result of a variety of factors, including general market and economic conditions, changes in business, operations and prospects, and regulatory considerations. Many of these factors are outside our control.
In addition, the merger agreement provides that First Choice may terminate the merger agreement if: the Enterprise daily volume weighted average stock price for the 20 consecutive trading days ending on the trading day immediately preceding the fifth trading day prior to the closing of the merger, which is referred to as the triggering VWAP, is less than $39.704 per share; and (ii) the triggering VWAP underperforms the average closing price of a specified index of financial institution stocks during the 20 trading days ending on the trading day immediately preceding the fifth trading day prior to the closing of the merger by more than 20%. If First Choice elects to terminate the merger agreement in such instance, Enterprise may elect to reinstate the merger agreement by adjusting the exchange ratio to increase the stock consideration. If Enterprise makes such election to reinstate the merger agreement, then no termination will occur and the merger agreement will remain in effect according to its terms (except the stock consideration, which will have been adjusted). Accordingly, at the time of the First Choice special meeting, First Choice shareholders will not know or be able to calculate the market price of Enterprise common stock that they will receive upon completion of the merger.
Some directors and executive officers of First Choice have interests in the merger that may differ from the interests of other shareholders.
In considering the recommendation of the First Choice board of directors to approve the merger, you should be aware that some directors and executive officers of First Choice may have economic interests in the merger other than their interests as shareholders. Pursuant to the terms of the merger agreement, Enterprise is required to take all action necessary to appoint or elect, effective as of the effective time of the merger, one current First Choice director, who must be independent with respect to Enterprise for purposes of the listing requirements of Nasdaq, and mutually agreeable to Enterprise and First Choice, as an Enterprise director. Enterprise and First Choice have determined that Peter Hui, the Chairman of the Board of First Choice and FCB, will be appointed to the Enterprise board, with such appointment to be effective as of the effective time of the merger. Mr. Hui will serve until the first annual meeting of the shareholders of Enterprise following the effective time of the merger and until he or his respective successor is elected and qualified.
Certain of the executive officers of First Choice have entered into employment agreements and change in control agreements that provide severance payments and additional benefits upon a change in control of First Choice. In connection with the merger, unvested or unsettled awards of First Choice restricted stock awards granted by First Choice to certain executive officers will vest or be cancelled pursuant to the terms of the applicable First Choice stock plan or award agreement. Unless cancelled, the First Choice restricted stock awards will be exchanged for the stock consideration. In addition, immediately prior to the effective time of the merger, each unvested First Choice option will vest or be forfeited, as the case may be, pursuant to the terms of the applicable First Choice benefit plan and or award agreement. At the effective time, each vested and outstanding First Choice option will be canceled and extinguished and exchanged for the right to receive (without interest) an amount of cash determined in accordance with the merger agreement. The merger agreement also provides for the continued indemnification of First Choice’s current and former directors and executive officers following the merger and for the continuation of directors’ and officers’ insurance for these individuals for six years after the merger. See “The Merger — Interests of First Choice’s Directors and Executive Officers in the Merger” beginning on page 74.
These arrangements may create potential conflicts of interest. These interests of First Choice’s directors and executive officers may cause some of these persons to view the proposed merger differently than how other First Choice shareholders view it. The First Choice and Enterprise boards of directors were aware of these interests and considered them, among other things, in their approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger. First Choice shareholders should consider these interests in conjunction with the recommendation of the First Choice board of directors with respect to approval of the merger. See “The Merger — Interests of First Choice’s Directors and Executive Officers in the Merger” beginning on page 74.
Combining Enterprise with First Choice and EB&T with FCB may be more difficult, costly or time-consuming than expected, or could result in the loss of customers.
Enterprise and First Choice, as well as EB&T and FCB, have operated, and until the completion of the merger will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect each party’s ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger. As with any merger of banking institutions, there also may be distributions that cause the loss of customers or cause customers to withdraw their deposits, which could negatively affect the performance and earnings of the combined institutions. There can be no assurance that customers will readily accept changes to their banking arrangements after the merger.
Holders of Enterprise and First Choice common stock will have a reduced ownership and voting interest after the merger and will exercise less influence over management.
Holders of Enterprise and First Choice common stock currently have the right to vote for the election of the directors and on other matters affecting Enterprise and First Choice, respectively. Upon the completion of the merger, each First Choice shareholder will become a stockholder of Enterprise with a percentage ownership of Enterprise common stock that is smaller than such shareholder’s percentage ownership of First Choice common stock. Following completion of the merger, it is currently expected that former holders of First Choice common stock as a group will own approximately 20% of the combined company’s common stock and existing Enterprise stockholders as a group will own approximately 80% of the combined company’s common stock. As a result, holders of Enterprise and First Choice common stock will have less influence on the management and policies of the combined company than they now have on the management and policies of Enterprise or First Choice, as applicable.

Failure to complete the merger in certain circumstances could require First Choice to pay a termination fee, or in other circumstances, could require Enterprise or First Choice to pay liquidated damages, in addition to transaction expenses.
If the merger agreement is terminated in certain circumstances, First Choice could be required to pay to Enterprise $16,800,000 as a termination fee. If the merger agreement is terminated by either party as a result of the other party’s breach of its representations or warranties, or material breach of its covenants set forth in the merger agreement, and such breach would result in the closing conditions not being satisfied, then the non-terminating party will be required to pay the terminating party $1,500,000 as liquidated damages. Both First Choice and Enterprise have already incurred, and will continue to incur, substantial expenses in connection with the transactions described in this joint proxy statement/prospectus, whether or not the merger is completed and the expected benefits of the merger are realized. See “The Merger Agreement — Termination Fee; Effect of Termination,” beginning on page 90.
The termination fee and non-solicitation provisions of the merger agreement limit First Choice’s ability to pursue alternatives to the merger with Enterprise.
The merger agreement contains terms and conditions that make it difficult for First Choice to enter into a business combination with a party other than Enterprise. Subject to limited exceptions, First Choice and its directors, officers and agents are prohibited from initiating or knowingly encouraging inquiries with respect to alternative acquisition proposals. The prohibition limits First Choice’s ability to seek offers that may be superior from a financial point of view from other possible acquirers. If First Choice receives an unsolicited superior proposal from a third party that the First Choice board of directors concludes in good faith is superior to the merger proposal and that the failure to take such actions would breach or reasonably be expected to result in a breach of its fiduciary duties, and the merger agreement is terminated, then First Choice would be obligated to pay a $16,800,000 termination fee to Enterprise. The presence of those restrictions in the merger agreement could discourage a competing third party from considering or proposing an acquisition generally, including on better terms than offered by Enterprise. Further, the termination fee might result in a potential competing third party acquirer proposing a lower per share price than it might otherwise have proposed in order to acquire First Choice.
Completion of the merger is subject to the receipt of approvals from regulatory authorities that may impose conditions that could have an adverse effect on us.
Before the merger may be completed, appropriate filings, submissions, or notices must be made to the FDIC, the MDOF, the Federal Reserve, and the CDFPI. These regulatory authorities may impose conditions on the completion of the merger or require changes to the terms of the merger. Although we do not currently expect the imposition of any conditions or changes, there can be no assurance that such conditions or changes will not be imposed. Such conditions or changes could have the effect of delaying completion of the merger or imposition of additional costs on or limiting our revenues following the merger, any of which might have a material adverse effect on us following the merger. Furthermore, we are not obligated to complete the merger if the regulatory approvals received in connection with the merger include certain burdensome conditions, as described in the merger agreement.
The merger cannot be completed unless the Enterprise stockholders approve the Enterprise merger and share issuance proposal and the First Choice shareholders approve the First Choice merger proposal.
In order for the merger to be completed, the Enterprise stockholders must approve the Enterprise merger and share issuance proposal and the First Choice shareholders must approve the First Choice merger proposal. Approval of the Enterprise merger and share issuance proposal under DGCL requires the affirmative vote of at least a majority of the outstanding shares of Enterprise common stock entitled to vote on the Enterprise merger and share issuance proposal at the Enterprise special meeting. Approval of the First Choice merger proposal under the CGCL by the First Choice shareholders requires the affirmative vote of at least a majority of the outstanding shares of First Choice common stock entitled to vote on the First Choice merger proposal at the First Choice special meeting. If any of the required votes is not obtained from the shareholders of each of the respective companies, the merger may not be consummated. Enterprise may terminate the merger agreement if the approval of the First Choice merger proposal has not been obtained, and First Choice may terminate the merger agreement if approval of the Enterprise merger and share issuance proposal has not been obtained, in each case, prior to December 31. 2021.
Failure to complete the merger could negatively impact the stock prices and future businesses and financial results of Enterprise and First Choice.
There can be no assurance that the merger will become effective. If the merger is not completed, the ongoing businesses of Enterprise and First Choice may be adversely affected, and Enterprise and First Choice will be subject to a number of risks, including the following:
•
Enterprise and First Choice will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor, proxy solicitation and printing fees;

•
under the merger agreement, First Choice is subject to restrictions on the conduct of its business before completing the merger, which may adversely affect its ability to execute certain of its business strategies if the merger agreement is terminated; and

•
matters relating to the merger may require substantial commitments of time and resources by Enterprise and First Choice management, which could otherwise have been devoted to other opportunities that may have been beneficial to Enterprise or First Choice as independent companies.

In addition, if the merger is not completed, Enterprise and/or First Choice may experience negative reactions from the financial markets and from their respective customers and employees. Enterprise and/or First Choice also could be subject to litigation related to any failure to complete the merger or to proceedings commenced by Enterprise or First Choice against the other seeking damages or to compel the other to perform their obligations under the merger agreement. These factors and similar risks could have an adverse effect on the results of operation, business and stock prices of Enterprise and First Choice.
The merger is subject to certain closing conditions that, if not satisfied or waived, will result in the merger not being completed, which may cause the price of First Choice common stock to decline.
Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger. If the conditions are not satisfied or waived, to the extent permitted by law, the merger will not occur or will be delayed, and we may lose some or all of the intended benefits of the merger. The conditions described in “The Merger Agreement — Conditions to Completion of the Merger” must be satisfied or waived before Enterprise and First Choice are obligated to complete the merger.
In addition, the merger agreement may be terminated in certain circumstances if the merger is not consummated on or before December 31, 2021, provided that if additional time is necessary to obtain the requisite regulatory approvals, this date may be automatically extended by three months. We cannot assure you that all of the conditions precedent in the merger agreement will be satisfied, or to the extent legally permissible, waived or that the acquisition of First Choice will be completed.
If the merger is not completed, the price of First Choice common stock on the Nasdaq Capital Market may decline to the extent that the current prices reflect a market assumption that the merger will be completed. In addition, First Choice would not realize any of the expected benefits of having completed the merger.
Enterprise may fail to realize the anticipated benefits of the merger.
The success of the merger will depend on, among other things, Enterprise’s ability to realize anticipated cost savings and to combine the businesses of Enterprise and First Choice without materially disrupting the existing customer relationships of Enterprise and First Choice and suffering decreased revenues as a result of the loss of those customers. If Enterprise is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.
First Choice is subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainties about the effect of the merger on employees and customers may have an adverse effect on First Choice and consequently on Enterprise. These uncertainties may impair First Choice’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with First Choice to consider changing existing business relationships with First Choice. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, First Choice’s business prior to the merger and Enterprise’s business following the merger could be negatively impacted. In addition, the merger agreement restricts First Choice from taking specified actions relative to its business without the prior consent of Enterprise. These restrictions may prevent First Choice from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement — First Choice’s Conduct Pending the Merger” beginning on page 82.
The opinion received by the Enterprise board from its financial advisor, Boenning, and the opinion received by the First Choice board from First Choice’s financial advisor, KBW, do not reflect any changes since the date of such opinions, each of which was delivered prior to the signing of the merger agreement.
Neither the opinion delivered by Boenning to the Enterprise board nor the opinion delivered by KBW to the First Choice board speaks as of any date other than the date of such opinion, which was April 26, 2021 in the case of Boenning’s opinion and April 25, 2021 in the case of KBW’s opinion. Neither Boenning’s opinion nor KBW’s opinion reflects changes that may occur or may have occurred after the date of such opinion, including changes to the operations and prospects of Enterprise or First Choice, changes in general market and economic conditions or regulatory or other factors. Changes in the operations and prospects of Enterprise or First Choice, general market and economic conditions and other factors that may be beyond the control of Enterprise and First Choice may alter the value of Enterprise or First Choice or the market price for shares of Enterprise common stock or First Choice common stock by the time the merger is completed. Boenning’s opinion is attached as Appendix D to this joint proxy statement/prospectus and KBW’s opinion is attached as Appendix E to this joint proxy statement/prospectus. For a description of Boenning’s opinion, see “The Merger — Opinion of Enterprise’s Financial Advisor” beginning on page 47. For a description of KBW’s opinion, see “The Merger — Opinion of First Choice’s Financial Advisor” beginning on page 61. For a description of the other factors considered by the Enterprise board in determining to approve the merger, see “The Merger — Enterprise’s Reasons for the Merger; Recommendation of the Enterprise Board of Directors” beginning on page 46. For a description of the other factors considered by the First Choice board in determining to approve the merger, see “The Merger — First Choice’s Reasons for the Merger; Recommendation of the First Choice Board of Directors” beginning on page 59.
If the merger does not constitute a reorganization under Section 368(a) of the Code, then First Choice shareholders may be responsible for the payment of additional U.S. federal income taxes related to the merger.
First Choice and Enterprise believe that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. However, if the IRS determines that the merger does not qualify as a nontaxable reorganization under Section 368(a) of the Code, then the exchange of First Choice common stock for Enterprise common stock pursuant to the merger would be a taxable transaction, regardless of the form of consideration received in exchange for such First Choice common stock. The merger would be treated for U.S. federal income tax purposes as a taxable sale by First Choice of all of its assets to Enterprise followed by a deemed liquidation of First Choice. First Choice would recognize gain or loss on the deemed taxable sale of all of its assets to Enterprise. In addition, each First Choice shareholder would recognize a gain or loss equal to the difference between the (i) the sum of the fair market value of the stock consideration received by such shareholder in the merger and (ii) such shareholder’s adjusted tax basis in its shares of First Choice common stock surrendered pursuant to the merger.
The shares of Enterprise common stock to be received by First Choice shareholders as a result of the merger will have different rights than shares of First Choice common stock.
Upon completion of the merger, First Choice shareholders will become Enterprise stockholders and their rights as stockholders will be governed by Enterprise’s certificate of incorporation, as amended, and Enterprise’s amended and restated bylaws, as well as the DGCL. The rights associated with First Choice common stock are different from the rights associated with Enterprise common stock. See “Comparison of Stockholder and Shareholder Rights” beginning on page 104.

The unaudited pro forma condensed combined financial statements included in this joint proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the merger.
The unaudited pro forma condensed combined financial statements contained in this joint proxy statement/prospectus are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates and may not be an indication of the combined company’s actual financial condition or results of operations following the merger for several reasons. The actual financial condition and results of operations of the combined company following the merger may not be consistent with, or evident from, these unaudited pro forma condensed combined financial statements. In addition, the assumptions used in preparing the unaudited pro forma condensed combined financial statements may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the merger. Any potential decline in the combined company’s financial condition or results of operations may cause significant variations in the stock price of the combined company.
The market price of the common stock of the combined company after the merger may be affected by factors different from those currently affecting the shares of Enterprise or First Choice common stock.
Upon the completion of the merger, Enterprise stockholders and First Choice shareholders will become stockholders of the combined company. Enterprise’s business differs from that of First Choice, and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of each of First Choice and Enterprise. For a discussion of the businesses of Enterprise and First Choice, please see the section entitled “Information About the Companies” beginning on page 97. For a discussion of the businesses of Enterprise and First Choice and of certain factors to consider in connection with such businesses, please see the documents incorporated by reference in this joint proxy statement/prospectus and referred to in the section entitled “Where You Can Find More Information” beginning on page 115.
Sales of substantial amounts of Enterprise common stock in the open market by former First Choice shareholders could depress Enterprise’s stock price.
Shares of Enterprise common stock that are issued to First Choice shareholders in the merger will be freely tradable without restrictions or further registration under the Securities Act. Based on the number of shares of First Choice common stock outstanding as of April 26, 2021 (which includes the shares of First Choice common stock underlying First Choice restricted stock awards and excludes any assumed conversion of First Choice options), Enterprise currently expects to issue approximately 7,807,656 shares of Enterprise common stock in connection with the merger. If the merger is completed and if First Choice’s former shareholders sell substantial amounts of Enterprise common stock in the public market following completion of the merger, the market price of Enterprise common stock may decrease. These sales might also make it more difficult for Enterprise to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate.
The COVID-19 pandemic may delay and adversely affect the completion of the merger.
The COVID-19 pandemic has created economic and financial disruptions that have adversely affected, and are likely to continue to adversely affect, the business, financial condition, liquidity, capital and results of operations of Enterprise and First Choice. If the effects of the COVID-19 pandemic cause continued or extended decline in the economic environment and the financial results of Enterprise or First Choice, or the business operations of Enterprise or First Choice are disrupted as a result of the COVID-19 pandemic, efforts to complete the merger and integrate the businesses of Enterprise and First Choice may also be delayed and adversely affected. Additional time may be required to obtain the requisite regulatory approvals, and regulatory authorities may impose additional requirements on Enterprise or First Choice that must be satisfied prior to completion of the merger, which could delay and adversely affect the completion of the merger.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This joint proxy statement/prospectus contains certain forward-looking statements regarding the financial conditions, results of operations, earnings outlook and business prospects of Enterprise, EB&T, First Choice and FCB, and the potential combined company, and may include statements for the periods following completion of the merger. Forward-looking statements are typically identified with the use of terms such as “may,” “might,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “could,” “continue,” “intend,” and the negative and other variations of these terms and similar words and expressions, although some forward-looking statements may be expressed differently. Statements about the expected benefits of the merger, including future financial and operating results, plans, objectives, expectations and intentions, and all other statements in this joint proxy statement/prospectus that are not historical facts, constitute forward-looking statements. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, and are subject to change based on factors which are, in many instances, beyond Enterprise’s or First Choice’s control. The ability of Enterprise or First Choice to predict results or the actual effect of future plans or strategies, or those of the combined company, is inherently uncertain. Accordingly, actual results or future events may differ materially from those expressed in, or implied by, the forward-looking statements.
Among the factors that could cause our actual results for future periods to differ materially from those expressed in any forward-looking statements are:
•
the challenges and costs of integrating operations of the business of Enterprise and First Choice;

•
expected revenue synergies, cost savings and other financial or other benefits of the proposed merger between Enterprise and First Choice might not be realized within the expected time frames or might be less than projected;

•
deposit attrition, customer loss or revenue loss following the merger may occur or be greater than expected;

•
business disruption before and following the merger, including diversion of management’s attention and time from ongoing business operations and opportunities;

•
reputational risks and the potential impact of announcement or completion of the merger on customers and employees, including our ability to attract and retain relationship officers and other key personnel;

•
required regulatory, shareholder or other approvals may not be obtained or other closing conditions may not be satisfied in a timely manner or at all;

•
general economic or business conditions, either nationally or in the states or regions in which Enterprise and First Choice do business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

•
outcomes of litigation and other contingencies;

•
adverse changes in the securities market;

•
consolidation within the banking industry and any existing or changing competition from banks and other financial institutions;

•
burdens imposed by federal and state regulation and any legislation or changes in regulatory requirements; and

•
ongoing impacts caused by the COVID-19 pandemic, including uncertainty and volatility in financial, commodities and other markets, and disruptions to banking and other financial activity, could harm Enterprise and First Choice’s business, financial position and results of operations and adversely affect the timing and anticipated benefits of the merger.

Because these forward-looking statements are subject to assumptions and uncertainties, Enterprise’s and First Choice’s actual results may differ materially from those expressed or implied by these forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of the management of each of Enterprise and First Choice based on information known to them as of the date of this joint proxy statement/prospectus. Enterprise stockholders and First Choice shareholders are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus. Enterprise and First Choice undertake no obligation to revise or update any forward-looking statement to reflect events or circumstances after the date of this joint proxy statement/prospectus, or to reflect the occurrence of unanticipated events, unless obligated to do so under federal securities laws. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus and attributable to Enterprise or First Choice or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.
The foregoing list of important factors may not be all inclusive. For a further discussion of these factors and other risks and uncertainties applicable to Enterprise and First Choice, see “Risk Factors” in this joint proxy statement/prospectus and Enterprise’s and First Choice’s other filings with the SEC, including Enterprise’s and First Choice’s Annual Reports on Form 10-K for the year ended December 31, 2020 and Enterprise’s and First Choice’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2021, as well as any subsequent documents filed by Enterprise and First Choice with the SEC, which are incorporated by reference into this joint proxy statement/prospectus.

SPECIAL MEETING OF ENTERPRISE STOCKHOLDERS
This section contains information for Enterprise stockholders about the Enterprise special meeting to allow Enterprise stockholders to consider and vote on the Enterprise merger and share issuance proposal, the Enterprise charter amendment proposal, and the Enterprise adjournment proposal. This joint proxy statement/prospectus is accompanied by a notice of the Enterprise special meeting, and a form of proxy card that the Enterprise board is soliciting for use by Enterprise stockholders at the Enterprise special meeting and at any adjournment or postponement thereof.
Date, Time and Place
The Enterprise special meeting is scheduled to be held as follows:
Date: Tuesday, July 20, 2021
Time: 3:00 p.m., Central Time
Place: Virtual via live webcast on the Internet at http://www.virtualshareholdermeeting.com/EFSC2021SM.
The Enterprise special meeting will be a virtual meeting via live webcast on the Internet. You will be able to attend, vote and submit your questions during the Enterprise special meeting by visiting http://www.virtualshareholdermeeting.com/EFSC2021SM. You will not be able to attend the Enterprise special meeting physically in person.
Matters to Be Considered
At the Enterprise special meeting, Enterprise stockholders will be asked to consider and vote on the following matters:
1.
A proposal to approve the merger agreement and the merger, including the issuance of Enterprise common stock to holders of First Choice common stock pursuant to the merger agreement, which is referred to as the Enterprise merger and share issuance proposal.

2.
A proposal to approve an amendment to Enterprise’s certificate of incorporation to increase the number of authorized shares of Enterprise common stock from 45,000,000 shares to 75,000,000, which is referred to as the Enterprise charter amendment proposal.

3.
A proposal to adjourn or postpone the Enterprise special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the Enterprise merger and share issuance proposal and/or the Enterprise charter amendment proposal, which is referred to as the Enterprise adjournment proposal.

Recommendation of the Enterprise Board of Directors
On April 26, 2021, the Enterprise board of directors unanimously approved the merger agreement and the transactions contemplated thereby, including the merger. Based on Enterprise’s reasons for the merger described in “The Merger — Enterprise’s Reasons for the Merger; Recommendation of the Enterprise Board of Directors” beginning on page 46, the Enterprise board of directors believes that the merger is advisable and in the best interest of Enterprise and its stockholders.
Accordingly, the Enterprise board of directors unanimously recommends that Enterprise stockholders vote “FOR” the Enterprise merger and share issuance proposal, “FOR” the Enterprise charter amendment proposal and “FOR” the Enterprise adjournment proposal.
Record Date; Quorum
The Enterprise board of directors has fixed the close of business on June 1, 2021 for determining the holders of Enterprise common stock entitled to receive notice of and to vote at the Enterprise special meeting and any adjournments or postponements thereof.

As of the Enterprise record date, there were 31,247,366 shares of Enterprise common stock outstanding and entitled to notice of the Enterprise special meeting, and such outstanding shares of Enterprise common stock were held by approximately 1,439 holders of record. Each share of Enterprise common stock entitles the holder to one vote at the Enterprise special meeting on each proposal to be considered at the Enterprise special meeting.
The Enterprise special meeting will conduct business only if a majority of the outstanding shares of Enterprise common stock is represented in person or by proxy at the Enterprise special meeting in order to constitute a quorum. If you submit valid proxy instructions or attend the Enterprise special meeting virtually, your shares will be counted to determine whether there is a quorum, even if you abstain from voting. If you fail to provide voting instructions to your broker, bank or other nominee with respect to a proposal, that broker, bank or other nominee will not vote your shares with respect to that proposal.
Required Vote; Treatment of Abstentions; Broker Non-Votes and Failure to Vote
Approval of the Enterprise merger and share issuance proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Enterprise common stock entitled to vote on the Enterprise merger and share issuance proposal at the Enterprise special meeting. If you fail to submit a proxy or to vote electronically at the Enterprise special meeting, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee (which we refer to as a broker non-vote) with respect to the Enterprise merger and share issuance proposal, it will have the same effect as a vote “AGAINST” the Enterprise merger and share issuance proposal.
Approval of the Enterprise charter amendment proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Enterprise common stock entitled to vote on the Enterprise charter amendment proposal at the Enterprise special meeting. If you fail to submit a proxy or to vote electronically at the Enterprise special meeting, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee (which we refer to as a broker non-vote) with respect to the Enterprise charter amendment proposal, it will have the same effect as a vote “AGAINST” the Enterprise charter amendment proposal.
Approval of the Enterprise adjournment proposal requires the affirmative vote of at least a majority of the shares of Enterprise common stock present in person or by proxy at the Enterprise special meeting, whether or not a quorum is present. If you fail to submit a proxy or to vote electronically at the Enterprise special meeting, or fail to instruct your bank, broker or other nominee (which we refer to as a broker non-vote) with respect to the Enterprise adjournment proposal, it will have no effect on such proposal. If you mark “ABSTAIN” on your proxy with respect to the Enterprise adjournment proposal, it will have the same effect as a vote “AGAINST” the Enterprise adjournment proposal.
Shares Held by Enterprise Directors and Executive Officers
As of the close of business on the Enterprise record date, Enterprise directors and executive officers and their affiliates owned and were entitled to vote 1,915,087 shares of Enterprise common stock, representing approximately 6.1% of the outstanding shares of Enterprise common stock. We currently expect that Enterprise’s directors and executive officers will vote their shares in favor of the Enterprise merger and share issuance proposal, the Enterprise charter amendment proposal and the Enterprise adjournment proposal, although none of them has entered into any agreements obligating them to do so.
Voting by Proxy
You may vote electronically at the Enterprise special meeting or by proxy. To ensure your representation at the Enterprise special meeting, Enterprise recommends that you vote by proxy even if you plan to attend the Enterprise special meeting. You can always change your vote at the Enterprise special meeting.
If you hold shares of Enterprise common stock in your name as a stockholder of record on the Enterprise record date, you can vote your shares (i) via telephone or the Internet pursuant to the instructions provided on the enclosed proxy card, (ii) by completing and mailing the enclosed proxy card, or (iii) by voting electronically at the Enterprise special meeting. Please refer to the specific instructions set forth in the enclosed proxy card.

If you hold shares of Enterprise common stock in “street name” through a broker, bank or other nominee, you must follow the instructions provided by your broker, bank or other nominee to vote your shares. Your broker, bank or other nominee may allow you to deliver your voting instructions via telephone or the Internet. If your shares are held in “street name” and you wish to vote electronically at the Enterprise special meeting, you will have to obtain a “legal proxy” from your broker, bank or other nominee in advance entitling you to vote at the Enterprise special meeting.
If you are a stockholder of record of Enterprise common stock, voting instructions are included on the enclosed proxy card. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against or abstain with respect to each matter. If you are a stockholder of record of Enterprise common stock and submit your proxy without specifying a voting instruction, your shares of Enterprise common stock will be voted “FOR” the Enterprise merger and share issuance proposal, FOR” the Enterprise charter amendment proposal and “FOR” the Enterprise adjournment proposal.
Revocability of Proxies and Changes to an Enterprise Stockholder’s Vote
If you hold shares of Enterprise common stock in your name as a stockholder of record on the Enterprise record date, you may change your vote or revoke any proxy at any time before the Enterprise special meeting is called to order by (i) delivering a written notice of revocation to Enterprise, (ii) completing, signing and returning a new proxy card with a later date than your original proxy card prior to such time that your proxy card must be received, and any earlier proxy will be revoked automatically, (iii) logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically and following the instructions indicated on the proxy card, (iv) calling the toll free number listed on your proxy card and following the recorded instructions, or (v) attending the Enterprise special meeting virtually and voting electronically at the Enterprise special meeting.
Any Enterprise stockholder entitled to vote at the Enterprise special meeting may vote electronically regardless of whether a proxy has been previously given, but your attendance by itself at the Enterprise special meeting will not automatically revoke your proxy unless you give written notice of revocation to the Corporate Secretary of Enterprise before the voting at the Enterprise special meeting is completed or you vote electronically at the meeting.
If you hold shares of Enterprise common stock in your name as a stockholder of record, all written notices of revocation and other communications about revoking your proxy should be addressed to:
Enterprise Financial Services Corp
150 North Meramec
Clayton, Missouri 63105
Attention: Corporate Secretary
If you hold shares of Enterprise common stock in “street name” through a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote or revoke your proxy.
Solicitation of Proxies
Enterprise and First Choice will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. To assist in the solicitation of proxies, Enterprise and First Choice have each retained Innisfree M&A Incorporated, for fees of $18,000 plus reimbursement of out-of-pocket expenses for its services. Additionally, directors, officers and employees of Enterprise and EB&T may solicit proxies personally and by telephone and other electronic means. None of these persons will receive additional or special compensation for soliciting proxies. Enterprise will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.
Delivery of Proxy Materials
As permitted by applicable law, only one copy of this joint proxy statement/prospectus is being delivered to Enterprise stockholders residing at the same address, unless such Enterprise stockholders have notified Enterprise of their desire to receive multiple copies of this joint proxy statement/prospectus.

Enterprise will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any Enterprise stockholder residing at an address to which only one copy of such document was mailed. Requests for additional copies should be directed to Keene S. Turner, Chief Financial Officer of Enterprise, at (314) 725-5500.
Other Matters to Come Before the Enterprise Special Meeting
Enterprise management knows of no other business to be presented at the Enterprise special meeting, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with the Enterprise board of directors’ recommendations.
Contact Us
If you have questions about the Enterprise special meeting or need help voting your shares, please call the firm assisting us with the solicitation of proxies, Innisfree M&A Incorporated, toll-free at 1(888) 750-5834.
You may find copies of Enterprise’s proxy materials at www.enterprisebank.com under “About Enterprise”, Investor Relations. If you need to change or correct your name, address or other information, please contact Enterprise’s Investor Relations department by email at investorrelations@enterprisebank.com, or by mail at:
Enterprise Financial Services Corp
Attn: Investor Relations
150 North Meramec
Clayton, Missouri 63105

ENTERPRISE PROPOSALS
Proposal 1: The Enterprise Merger and Share Issuance proposal
If you are an Enterprise stockholder, you are being asked to vote to approve the Enterprise merger and share issuance proposal. You should read carefully this entire joint proxy statement/prospectus, including the merger agreement and the other documents included with this joint proxy statement/prospectus. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Appendix A.
Approval of the Enterprise merger and share issuance proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Enterprise common stock entitled to vote on the Enterprise merger and share issuance proposal at the Enterprise special meeting. If you fail to submit a proxy or to vote electronically at the Enterprise special meeting, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee (which we refer to as a broker non-vote) with respect to the Enterprise merger and share issuance proposal, it will have the same effect as a vote “AGAINST” the Enterprise merger and share issuance proposal.
The Enterprise board of directors unanimously approved the merger agreement and the transactions contemplated thereby, including the merger. Based on Enterprise’s reasons for the merger described in “The Merger — Enterprise’s Reasons for the Merger; Recommendation of the Enterprise Board of Directors “ beginning on page 46, the Enterprise board of directors believes that the merger is advisable and in the best interest of Enterprise and its stockholders.
The Enterprise board of directors unanimously recommends that Enterprise stockholders vote “FOR” the Enterprise merger and share issuance proposal.
Proposal 2: The Enterprise Charter Amendment Proposal
If you are an Enterprise stockholder, you are being asked to vote to approve the Enterprise charter amendment proposal to effect an increase the number of authorized shares of Enterprise common stock from 45,000,000 shares to 75,000,000. A copy of the proposed amendment to Enterprise’s certificate of incorporation is attached to this joint proxy statement/prospectus as Appendix C. You should read the proposed certificate of amendment to Enterprise’s certificate of incorporation carefully and in its entirety.
The approval of the Enterprise charter amendment proposal is not required in order to complete the merger and is not a condition to either party’s obligation to complete the merger under the merger agreement. Accordingly, if the Enterprise stockholders do not approve the Enterprise charter amendment proposal, it will have no impact on whether the merger is completed. The Enterprise board of directors considers the Enterprise charter amendment proposal advisable because it will provide greater flexibility in the capital structure of Enterprise following the merger by allowing it to fund potential acquisitions and to pursue other corporate purposes that may be identified by the Enterprise board of directors in the future.
Approval of the Enterprise charter amendment proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Enterprise common stock entitled to vote on the Enterprise charter amendment proposal at the Enterprise special meeting. If you fail to submit a proxy or to vote electronically at the Enterprise special meeting, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee (which we refer to as a broker non-vote) with respect to the Enterprise charter amendment proposal, it will have the same effect as a vote “AGAINST” the Enterprise charter amendment proposal.
The Enterprise board of directors unanimously recommends that Enterprise stockholders vote “FOR” the Enterprise charter amendment proposal.
Proposal 3: The Enterprise Adjournment Proposal
The Enterprise board of directors seeks the authorization of Enterprise stockholders to direct the vote of the proxies to adjourn or postpone the Enterprise special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the Enterprise merger and share issuance proposal and/or the Enterprise charter amendment proposal.

If, at the Enterprise special meeting, the number of shares of Enterprise common stock present in person or represented by proxy and voting in favor of the Enterprise merger and share issuance proposal and/or the Enterprise charter amendment proposal is insufficient to approve the Enterprise merger and share issuance proposal and/or the Enterprise charter amendment proposal, as the case may be, Enterprise intends to move to adjourn or postpone the special meeting to a later date or dates in order to enable directors, officers and employees of Enterprise to solicit additional proxies in favor of the Enterprise merger and share issuance proposal and/or the Enterprise charter amendment proposal, as the case may be. In that event, Enterprise will ask Enterprise stockholders to vote upon the Enterprise adjournment proposal, but not the Enterprise merger and share issuance proposal or the Enterprise charter amendment proposal.
Approval of the Enterprise adjournment proposal requires the affirmative vote of at least a majority of the shares of Enterprise common stock present in person or by proxy at the Enterprise special meeting, whether or not a quorum is present. If you fail to submit a proxy or to vote electronically at the Enterprise special meeting, or fail to instruct your bank, broker or other nominee (which we refer to as a broker non-vote) with respect to the Enterprise adjournment proposal, it will have no effect on such proposal. If you mark “ABSTAIN” on your proxy with respect to the Enterprise adjournment proposal, it will have the same effect as a vote “AGAINST” the Enterprise adjournment proposal.
The Enterprise board of directors unanimously recommends that Enterprise stockholders vote “FOR” the Enterprise adjournment proposal.

SPECIAL MEETING OF FIRST CHOICE SHAREHOLDERS
This section contains information for First Choice shareholders about the First Choice special meeting to allow First Choice shareholders to consider and vote on the First Choice merger proposal and the First Choice adjournment proposal. This joint proxy statement/prospectus is accompanied by a notice of the First Choice special meeting, and a form of proxy card that the First Choice board is soliciting for use by First Choice shareholders at the First Choice special meeting and at any adjournment or postponement thereof.
Date, Time and Place
The First Choice special meeting is scheduled to be held as follows:
Date: Monday, July 19, 2021
Time: 2:00 p.m., Pacific Time
Place: Virtual via live webcast on the Internet at http://www.virtualshareholdermeeting.com/FCBP2021SM.
The First Choice special meeting will be a virtual meeting via live webcast on the Internet. You will be able to attend, vote and submit your questions during the First Choice special meeting by visiting http://www.virtualshareholdermeeting.com/FCBP2021SM. You will not be able to attend the First Choice special meeting in person.
Matters to Be Considered
At the First Choice special meeting, First Choice shareholders will be asked to consider and vote on the following matters:
1.
A proposal to approve the merger agreement and the transactions contemplated thereby, which is referred to as the First Choice merger proposal.

2.
A proposal to adjourn or postpone the First Choice special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the First Choice merger proposal, which is referred to as the First Choice adjournment proposal.

Recommendation of the First Choice Board of Directors
On April 25, 2021, the First Choice board of directors unanimously approved the merger agreement and the transactions contemplated thereby, including the merger. Based on First Choice’s reasons for the merger described in “The Merger — First Choice’s Reasons for the Merger; Recommendation of the First Choice Board of Directors” beginning on page 59, the First Choice board of directors believes that the merger is advisable and in the best interest of First Choice and its shareholders.
Accordingly, the First Choice board of directors unanimously recommends that First Choice shareholders vote “FOR” the First Choice merger proposal and “FOR” the First Choice adjournment proposal.
Record Date; Quorum
The First Choice board of directors has fixed the close of business on May 28, 2021 for determining the holders of First Choice common stock entitled to receive notice of and to vote at the First Choice special meeting and any adjournments or postponements thereof.
As of the First Choice record date, there were 11,827,217 shares of First Choice common stock outstanding and entitled to notice of the First Choice special meeting, and such outstanding shares of First Choice common stock were held by approximately 443 holders of record. Each share of First Choice common stock entitles the holder to one vote at the First Choice special meeting on each proposal to be considered at the First Choice special meeting.

The First Choice special meeting will conduct business only if a majority of the outstanding shares of First Choice common stock is represented in person or by proxy at the First Choice special meeting in order to constitute a quorum. If you submit valid proxy instructions or attend the First Choice special meeting virtually, your shares will be counted to determine whether there is a quorum, even if you abstain from voting. If you fail to provide voting instructions to your broker, bank or other nominee with respect to a proposal, that broker, bank or other nominee will not vote your shares with respect to that proposal.
Required Vote; Treatment of Abstentions; Broker Non-Votes and Failure to Vote
Approval of the First Choice merger proposal requires the affirmative vote of at least a majority of the outstanding shares of First Choice common stock entitled to vote on the First Choice merger proposal at the First Choice special meeting. If you fail to submit a proxy or to vote electronically at the First Choice special meeting, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee (which we refer to as a broker non-vote) with respect to the First Choice merger proposal, it will have the same effect as a vote “AGAINST” the First Choice merger proposal.
Approval of the First Choice adjournment proposal requires the affirmative vote of the holders of at least a majority of the shares of First Choice common stock entitled to vote and represented in person or by proxy at the First Choice special meeting. If you fail to submit a proxy or to vote electronically at the First Choice special meeting, or fail to instruct your bank, broker or other nominee (which we refer to as a broker non-vote) with respect to the First Choice adjournment proposal, it will have no effect on such proposal. If you mark “ABSTAIN” on your proxy with respect to the First Choice adjournment proposal, it will have the same effect as a vote “AGAINST” the First Choice adjournment proposal.
Shares Held by First Choice Directors and Executive Officers
As of the close of business on the First Choice record date, First Choice directors and executive officers and their affiliates owned and were entitled to vote 1,533,145 shares of First Choice common stock, representing approximately 13.0% of the outstanding shares of First Choice common stock. All of the directors of First Choice have entered into voting agreements with Enterprise to, among other things, vote the shares of First Choice common stock owned by them in favor of the First Choice merger proposal and other matters required to be approved or adopted to effect the merger and any other transactions contemplated by the merger agreement. As of the close of business on the First Choice record date, the First Choice directors beneficially owned, in the aggregate, approximately 12.0% of First Choice common stock. The voting agreements are substantially in the form attached to this joint proxy statement/prospectus as Appendix B. We currently expect that First Choice’s executive officers will vote their shares in favor of the First Choice merger proposal and the First Choice adjournment proposal, although none of them has entered into any agreements obligating them to do so, other than Mr. Robert M. Franko, who is also a director.
Voting by Proxy
You may vote electronically at the First Choice special meeting or by proxy. To ensure your representation at the First Choice special meeting, First Choice recommends that you vote by proxy even if you plan to attend the First Choice special meeting. You can always change your vote at the First Choice special meeting.
If you hold shares of First Choice common stock in your name as a shareholder of record on the First Choice record date, you can vote your shares (i) via telephone or the Internet pursuant to the instructions provided on the enclosed proxy card, (ii) by completing and mailing the enclosed proxy card, or (iii) by voting electronically at the First Choice special meeting. Please refer to the specific instructions set forth in the enclosed proxy card.
If you hold shares of First Choice common stock in “street name” through a broker, bank or other nominee, you must follow the instructions provided by your broker, bank or other nominee to vote your shares. Your broker, bank or other nominee may allow you to deliver your voting instructions via telephone or the Internet. If your shares are held in “street name” and you wish to vote electronically at the First Choice special meeting, you will have to obtain a “legal proxy” from your broker, bank or other nominee entitling you to vote at the First Choice special meeting.

If you are a shareholder of record of First Choice common stock, voting instructions are included on the enclosed proxy card. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against or abstain with respect to each matter. If you are a shareholder of record of First Choice common stock and submit your proxy without specifying a voting instruction, your shares of First Choice common stock will be voted “FOR” the First Choice merger proposal and “FOR” the First Choice adjournment proposal. If your shares are held in street name and you return an incomplete instruction card to your broker, bank or other nominee, that broker, bank or other nominee will not vote your shares with respect to any matter.
Revocability of Proxies and Changes to a First Choice Shareholder’s Vote
If you hold shares of First Choice common stock in your name as a shareholder of record on the First Choice record date, you may change your vote or revoke any proxy at any time before the First Choice special meeting is called to order by (i) delivering a written notice of revocation to First Choice, (ii) completing, signing and returning a new proxy card with a later date than your original proxy card prior to such time that your proxy card must be received, and any earlier proxy will be revoked automatically, (iii) logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically and following the instructions indicated on the proxy card, (iv) calling the toll free number listed on your proxy card and following the recorded instructions, or (v) attending the First Choice special meeting electronically and voting virtually at the First Choice special meeting.
Any First Choice shareholder entitled to vote at the First Choice special meeting may vote electronically regardless of whether a proxy has been previously given, but your attendance by itself at the First Choice special meeting will not automatically revoke your proxy unless you give written notice of revocation to the Corporate Secretary of First Choice before the voting at the First Choice special meeting is completed or you vote electronically at the meeting.
If you hold shares of First Choice common stock in your name as a shareholder of record, all written notices of revocation and other communications about revoking your proxy should be addressed to:
First Choice Bancorp
17785 Center Court Drive N., Suite 750
Cerritos, CA 90703
Attention: Khoi D. Dang, EVP/General Counsel
If you hold shares of First Choice common stock in “street name” through a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote or revoke your proxy.
Solicitation of Proxies
First Choice and Enterprise will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. To assist in the solicitation of proxies, Enterprise and First Choice have each retained Innisfree M&A Incorporated, for fees of $18,000 plus reimbursement of out-of-pocket expenses for its services. Additionally, directors, officers and employees of First Choice and FCB may solicit proxies personally and by telephone and other electronic means. None of these persons will receive additional or special compensation for soliciting proxies. First Choice will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.
Delivery of Proxy Materials
As permitted by applicable law, only one copy of this joint proxy statement/prospectus is being delivered to First Choice shareholders residing at the same address, unless such First Choice shareholders have notified First Choice of their desire to receive multiple copies of this joint proxy statement/prospectus.
First Choice will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any First Choice shareholder residing at an address to which only one copy of such document was mailed. Requests for additional copies should be directed to Investor Relations, First

Choice Bancorp, 17785 Center Court Drive N, Suite 750, Cerritos, California 90703. You may also send your request by email to: investorrelations@firstchoicebankca.com.
Other Matters to Come Before the First Choice Special Meeting
First Choice management knows of no other business to be presented at the First Choice special meeting, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with the First Choice board of directors’ recommendations.
Contact Us
If you have questions about the First Choice special meeting or need help voting your shares, please call the firm assisting us with the solicitation of proxies, Innisfree M&A Incorporated, toll-free at 1(888) 750-5834.
You may find copies of First Choice’s proxy materials at www.firstchoiceca.com and by clicking “Investor Relations.” If you need to change or correct your name, address or other information, please write to the following address: Investor Relations, First Choice Bancorp, 17785 Center Court Drive N, Suite 750, Cerritos, California 90703. You may also send your request by e-mail to: investorrelations@firstchoicebankca.com.

FIRST CHOICE PROPOSALS
Proposal 1: The First Choice Merger Proposal
If you are a First Choice shareholder, you are being asked to vote to approve the First Choice merger proposal. You should read carefully this entire joint proxy statement/prospectus, including the merger agreement and the other documents included with this joint proxy statement/prospectus. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Appendix A.
Approval of the First Choice merger proposal requires the affirmative vote of at least a majority of the outstanding shares of First Choice common stock entitled to vote on the First Choice merger proposal at the First Choice special meeting. If you fail to submit a proxy or to vote electronically at the First Choice special meeting, mark “ABSTAIN” on your proxy or fail to instruct your bank, broker or other nominee (which we refer to as a broker non-vote) with respect to the First Choice merger proposal, it will have the same effect as a vote “AGAINST” the First Choice merger proposal.
The First Choice board of directors unanimously approved the merger agreement and the transactions contemplated thereby, including the merger. Based on First Choice’s reasons for the merger described in “The Merger — First Choice’s Reasons for the Merger; Recommendation of the First Choice Board of Directors” beginning on page 59, the First Choice board of directors believes that the merger is advisable and in the best interest of First Choice and its shareholders.
The First Choice board of directors unanimously recommends that First Choice shareholders vote “FOR” the First Choice merger proposal.
Proposal 2: The First Choice Adjournment Proposal
The First Choice board of directors seeks the authorization of First Choice shareholders to direct the vote of the proxies to adjourn or postpone the First Choice special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the First Choice merger proposal.
If, at the First Choice special meeting, the number of shares of First Choice common stock present in person or represented by proxy and voting in favor of the First Choice merger proposal is insufficient to approve the First Choice merger proposal, First Choice intends to move to adjourn or postpone the special meeting to a later date or dates in order to enable directors, officers and employees of First Choice to solicit additional proxies in favor of the First Choice merger proposal. In that event, First Choice will ask First Choice shareholders to vote upon the First Choice adjournment proposal, but not the First Choice merger proposal.
Approval of the First Choice adjournment proposal requires the affirmative vote of at least a majority of the shares of First Choice common stock present in person or by proxy at the First Choice special meeting. If you fail to submit a proxy or vote electronically at the First Choice special meeting, or fail to instruct your bank, broker or other nominee with respect to the First Choice adjournment proposal, it will have no effect on such proposal. If you mark “ABSTAIN” on your proxy with respect to the First Choice adjournment proposal, it will have the same effect as a vote “AGAINST” the First Choice adjournment proposal.
The First Choice board of directors unanimously recommends that First Choice shareholders vote “FOR” the First Choice adjournment proposal.

THE MERGER
This section of the joint proxy statement/prospectus describes material aspects of the merger. This summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the merger.
Terms of the Merger
Each of Enterprise’s and First Choice’s respective board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger. The merger agreement provides that First Choice will merge with and into Enterprise, with Enterprise being the surviving company in the merger. Immediately following the merger, First Choice’s wholly-owned bank subsidiary, FCB, will merge with and into Enterprise’s wholly-owned bank subsidiary, EB&T, with EB&T being the surviving bank in the bank merger. We expect to complete the merger and the bank merger in the third quarter of 2021.
In the merger, each share of First Choice common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.6603 shares of Enterprise common stock, subject to potential adjustment as provided in the merger agreement, and First Choice shareholders will no longer be owners of First Choice common stock. No fractional shares of Enterprise common stock will be issued in connection with the merger, and holders of First Choice common stock will be entitled to receive cash in lieu thereof.
Enterprise stockholders are being asked to approve the Enterprise merger and share issuance proposal and First Choice shareholders are being asked to approve the First Choice merger proposal. See the section entitled “The Merger Agreement” beginning on page 79 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.
Background of the Merger
As part of First Choice’s ongoing efforts to strengthen its business and increase value for shareholders and other constituencies, First Choice’s board of directors and senior management regularly review and assess First Choice’s business plans and strategic opportunities and challenges, including the possibility of pursuing various strategic transactions. In recent years, these strategic discussions have been set against a backdrop of, among other things, business performance, the impact of low interest rates and the challenging regulatory, compliance and competitive environments facing financial institutions generally. First Choice’s board of directors and senior management routinely reviewed strategic alternatives including, among others, acquiring, merging with, or being acquired by another financial institution and a number of balance sheet restructuring opportunities. In addition, First Choice’s board of directors and senior management have evaluated the expected current and future earnings impact of the various strategic alternatives in the context of its capital position, risk appetite, asset and deposit acquisition capabilities and multiple interest rate scenarios. From time to time, First Choice’s board of directors and senior management have discussed various strategic alternatives potentially available to First Choice with its financial advisor, KBW, and have discussed potential strategic transaction opportunities with other financial advisors and banking organizations.
In late August 2019, Mr. Franko had an informal telephone call with the chief executive officer of an unrelated financial institution, which we refer to as Company A, who expressed an interest in exploring a business combination with First Choice. Following that discussion, Mr. Franko asked KBW to provide the First Choice board of directors and senior management with an overview of Company A, its financial performance metrics in the prior three years and the potential pro forma loan and deposit market share and composition of First Choice and Company A (as combined) based on publicly available information. Although there was no formal offer from Company A at the time, an executive session was held following the regular meeting of the First Choice board of directors in September 2019 during which KBW reviewed with the First Choice board of directors a preliminary overview of illustrative pro forma effects of a potential business combination with Company A. The First Choice board of directors determined that, given First Choice’s positive performance and earnings trend throughout 2019 and its prospects for continuing this trend in the future, the operational restructuring that Company A was undergoing at the time, and the potential reputational harm that the appearance of a willingness to be acquired would have had on the First Choice franchise, the First Choice board of directors determined that it was not in the best interests of First Choice and its shareholders to solicit an offer or other expression of interest from Company A at that point in time.
Approximately one year later, on August 25, 2020, First Choice received an unsolicited letter addressed to Mr. Franko from Company A expressing an interest in pursuing a business combination transaction pursuant to which First Choice would be merged into Company A to create a combined financial institution with over $10.0 billion in assets in an all-stock transaction. Company A expressed a desire to enter into a non-disclosure and exclusivity agreement with First Choice. However, this letter from Company A did not specify the aggregate consideration or the per share consideration being offered by Company A. Shortly after receiving this unsolicited letter, the First Choice board of directors convened a special meeting on August 26, 2020 to review the letter and approve a response to that letter. Following a review of the unsolicited offer letter, a discussion of regulatory and competitive headwinds facing Company A, the uncertain market environment given the COVID-19 pandemic and its potential effects in the economy, and a comparative review and analysis of the post-combination prospects against the positive earnings trends and strategic initiatives currently underway at First Choice, the First Choice board of directors once again expressed similar concerns and reservations as they had in September 2019 and, accordingly, declined to move forward with any further consideration of the Company A proposal.
At the September 24, 2020 meeting of the First Choice board of directors, at the request of the board of directors as it considered First Choice’s strategic options going forward, representatives of KBW discussed the current economic and regulatory environment and the potential impact of the COVID-19 pandemic on financial institution earnings. This discussion included the impact of technology on competition within the banking industry, the widening technology gap between larger banks and smaller, community banks, which larger banks leverage to better compete within the markets traditionally served by community banks, and the potential that as the economy recovers from the impact of COVID-19, mergers and acquisitions activity within the financial services industry would likely pick up as banks, facing prolonged, downward pressure on their net interest margin and other structural headwinds, look for efficiency gains through mergers and acquisitions. KBW also reviewed, among other things, several potential acquirors of First Choice, including Enterprise, and certain financial metrics of each potential acquiror which informed the First Choice board of directors as to the likelihood and/or ability of each potential acquiror to acquire First Choice. However, given the performance of First Choice in 2019, First Choice’s performance throughout 2020, which saw First Choice on track to achieve record earnings for the full year 2020, and the positive trends going into 2021, including a robust loan pipeline, the First Choice board of directors determined that it was not an appropriate time to solicit potential interest in a business combination from potential acquirors.
On January 19, 2021, Mr. Franko received a written letter from Company A once again expressing interest in exploring a business combination transaction with First Choice. However, unlike the previous letter of interest, Company A’s January 19, 2021 letter of interest included an offer price of $22.25 per share, or approximately $262 million in aggregate consideration, in either all stock or a combination of cash and stock, subject to due diligence. First Choice’s closing stock price on January 15, 2021, which was the last trading day prior to First Choice’s receipt of Company A’s January 19, 2021 letter of interest, was $19.40.
Also on January 19, 2021, Richard Sanborn, a member of Enterprise’s board of directors and the former president of Seacoast Commerce Banc Holdings and Seacoast Commerce Bank, referred to as Seacoast, introduced Enterprise’s Chief Executive Officer, Jim Lally, and Chief Financial Officer, Keene Turner, to Peter Hui, the Chairman of the Board of First Choice and FCB. Mr. Sanborn and Mr. Hui knew each other professionally, and Mr. Hui had previously inquired with Mr. Sanborn as to Mr. Sanborn’s experience in connection with Enterprise’s 2020 acquisition of Seacoast, as well as Mr. Sanborn’s views of Enterprise as an acquisition partner. Mr. Sanborn’s favorable response culminated in the January 19th introduction. On January 22, 2021, Mr. Lally and Mr. Hui had an introductory conversation via telephone.
Company A’s January 19th offer was discussed at the January 25, 2021 regular meeting of the First Choice board of directors, at which representatives of KBW were also present. At the conclusion of the meeting, the First Choice board of directors determined that it would invite Company A’s president to make a presentation to the First Choice board of directors in order to clarify the terms of the offer and the perceived benefits and risks of the transaction, as well as give an opportunity for the president of Company A to present his views on Company A’s future prospects.
On January 26, 2021, following First Choice’s release of its fourth quarter 2020 financial results, Mr. Lally contacted Messrs. Franko and Hui to request a meeting to discuss Enterprise’s and First Choice’s respective businesses and strategic opportunities.
On January 27, 2021, the First Choice board of directors convened a special meeting at which senior management of Company A was invited to present in order to clarify the terms of the offer and to be available for questions from the First Choice board of directors. Following this presentation, the First Choice board of directors debated vigorously the merits of Company A’s offer, but determined that, in addition to the perceived transaction risks, the offer of $22.25 was simply too low in light of First Choice’s positive earnings trends going into 2021 and, therefore, declined to enter into a confidentiality and exclusivity agreement for purposes of engaging in further discussions. Following the January 27, 2021 meeting, however, the First Choice board approved establishing a special committee to evaluate, on a preliminary basis, potential business combination partners — either potential acquirors or targets. Named the Strategic Initiatives Committee, this committee was comprised of directors Hui, Thong, Pranav, Jensen and Franko, as well as Mr. Dang. Mr. Hui chaired this committee.
On February 2, 2021, Messrs. Hui and Franko held an introductory meeting with Messrs. Lally and Turner from Enterprise. At this meeting, the parties introduced their respective institutions, organizational histories and strategic focuses. The parties did not discuss the specifics of a strategic transaction, but did express interest in continuing to engage in a constructive dialogue.
A meeting of the Strategic Initiatives Committee was convened on February 18, 2021 for purposes of discussing the potential benefits and challenges of continuing as an independent bank and the potential benefits and challenges of engaging in a strategic combination with another institution. The Strategic Initiatives Committee considered a number of factors, including the growth and composition of FCB’s loan portfolio, FCB’s deposit franchise, management succession, economic indicators and regulatory developments and requirements. The Strategic Initiatives Committee also invited KBW to this meeting to discuss strategic alternatives potentially available to First Choice and review publicly available information on potential strategic opportunities and strategic partners based on possible strategic fit with First Choice and potential financial capacity to complete a transaction. The potential strategic partners reviewed by KBW included Enterprise and two other financial institutions with whom Mr. Hui and Mr. Franko had commenced a dialogue to gauge their interest in a potential strategic transaction with First Choice. Mr. Hui informed the Strategic Initiatives Committee that he had been introduced to Jim Lally, President and Chief Executive Officer of Enterprise, and Keene Turner, Executive Vice President and Chief Financial Officer of Enterprise, and that he and Mr. Franko had participated in an introductory meeting with Messrs. Lally and Turner. Mr. Hui provided additional background on Enterprise, including Mr. Sanborn’s feedback on Enterprise as a partner in a strategic transaction. Mr. Franko informed the Strategic Initiatives Committee that although he and Mr. Hui had commenced a dialogue with two other financial institutions in order to gauge their interest in a potential strategic transaction with First Choice, neither financial institution appeared particularly receptive to continuing a dialogue. Of the various potential strategic partners, the Strategic Initiatives Committee believed that Enterprise had the demonstrated interest and the potential financial capacity to complete such a transaction at a valuation that was attractive relative to First Choice’s performance as a standalone company. After considering its discussion with KBW and other discussions, and in an effort to develop better information regarding First Choice’s strategic options involving combinations with larger banks, the Strategic Initiatives Committee directed Mr. Franko and Mr. Hui to continue their discussions with Enterprise to better gauge their interest in a transaction with First Choice and obtain a sense of its merger philosophy and estimated valuation of First Choice.
On February 22, 2021, Mr. Hui and Mr. Lally had a telephone conversation about a possible business combination and, thereafter, Enterprise and First Choice negotiated and ultimately entered into a customary confidentiality agreement on March 1, 2021 pursuant to which each party exchanged preliminary due diligence information about the other. In addition, over the course of several days following March 1st, various members of management of both Enterprise and First Choice met to evaluate and further discuss the preliminary due diligence information that was provided, including First Choice’s credit portfolio characteristics and interest and non-interest expense profile. One of these follow-up meetings occurred on

March 11, 2021, between Mr. Turner and Mr. Hui, during which they discussed the potential transaction as well as the respective parties’ business strategy, operating philosophy and organizational culture, and determined to request that Enterprise’s and First Choice’s respective financial advisors begin discussing a potential transaction.
Throughout March 2021, the parties conducted due diligence on each other and, during the second half of the month, negotiated the terms of a non-binding letter of interest from Enterprise, which we refer to as an LOI, which provided for an exclusivity period. From the perspective of the Strategic Initiatives Committee, other than pricing, it was important that the transaction be completed timely in order to prevent reputational harm to First Choice during the pendency of the transaction.
On Friday, March 19, 2021, the Strategic Initiatives Committee convened a meeting to discuss the ongoing due diligence process with Enterprise and the preliminary discussions that had occurred regarding the exchange ratio. Representatives of KBW were present for this meeting and updated the Strategic Initiatives Committee regarding preliminary exchange ratio discussions, conducted at the direction of First Choice, with representatives of Boenning, Enterprise’s financial advisor. The financial advisors communicated the parties’ respective views on a possible exchange ratio. Prior to the March 19th meeting, Boenning, with the consent of Enterprise, had proposed during discussions with KBW an exchange ratio of 0.6550 shares of Enterprise common stock for each share of First choice common stock. Recognizing that the companies’ respective views were not far off, the Strategic Initiatives Committee approved and authorized a counterproposal exchange ratio of not less than 0.6603, which would effectively provide First Choice with a 20% pro forma ownership percentage in the combined company and which was modestly higher than the 0.6550 exchange ratio presented by Boenning. The Strategic Initiatives Committee directed KBW to relay such counterproposal to Boenning and Mr. Hui to relay such counterproposal to Enterprise management. On the evening of March 19, 2021, Mr. Hui and Mr. Turner had a telephone conversation about the proposed consideration and the First Choice shareholders’ pro forma ownership of Enterprise common stock following the proposed transaction, and preliminarily agreed to a pro forma ownership percentage (approximately 20%) that was acceptable to both parties, subject to due diligence and the approval of the First Choice board of directors. First Choice’s closing stock price on Friday, March 19, 2021 was $25.32.
Enterprise’s LOI was formally presented to First Choice on Monday, March 22, 2021. The LOI called for a merger of First Choice into Enterprise in which First Choice shareholders would receive 0.6603 of a share of Enterprise common stock for each share of First Choice common stock, or an implied price of $32.45 per share of First Choice common stock, based on the ten-day volume weighted average price, or VWAP, of Enterprise common stock for the 10 trading days ending on March 19, 2021 ($49.15) and represented an estimated pro forma ownership of 20% for First Choice shareholders. The draft LOI provided Enterprise 45 days of exclusivity from the date of the LOI to conduct full due diligence and to negotiate a definitive merger agreement.
Following Mr. Dang’s review of the LOI, the execution of the LOI was approved by the Strategic Initiatives Committee and ratified by the First Choice board of directors on March 23, 2021. Mr. Franko then executed the LOI and provided the executed LOI to Enterprise. Following the execution of the LOI, representatives of management and the outside advisors to Enterprise and First Choice began more detailed discussions on the potential transaction, and Boenning sent an initial due diligence request list to KBW to allow Enterprise and its advisors to commence credit, operational and legal due diligence of First Choice through an online dataroom established on March 23, 2021.
On April 7, 2021, the Enterprise Nominating & Governance Committee, along with members of Enterprise senior management, met with Mr. Hui to learn more about his experience and background in order to determine whether he could be a potential recommended First Choice director nominee in the event the Enterprise board of directors determined to proceed with the potential transaction and, thereafter, contingent on the approval of the Enterprise board of directors.
On April 8, 2021, Enterprise’s outside legal counsel, Holland & Knight, sent an initial draft of a definitive merger agreement to First Choice’s outside legal counsel, Duane Morris. On April 9, 2021, Duane Morris, Mr. Dang and Mr. Franko met telephonically to discuss the timing of the transaction and the desire of both Enterprise and First Choice management to have a signed definitive agreement and to publicly announce the transaction by April 26, 2021, the date both Enterprise and First Choice were intending to schedule the publication of their first quarter 2021 earnings release.
On April 13, 2021, Mr. Franko and Mr. Dang met with Duane Morris to discuss comments to the initial draft of the merger agreement, including the scope of the representations, warranties, covenants and closing conditions, employee retention and severance, board representation, tax opinions, termination provisions and termination fees. On April 14, 2021, Duane Morris sent a revised draft of the merger agreement to Holland & Knight.
On April 15, 2021, members of Enterprise’s board of directors, with some members of EB&T's board of directors in attendance, participated in an informational session at which Enterprise’s senior management reported on the status of negotiations and due diligence findings. At this meeting, representatives from Holland & Knight reported on the initial terms of the draft merger agreement, including comments reflected in the revised draft received from Duane Morris, and representatives from Boenning reported on various financial aspects of the proposed transaction.
On April 15, 2021, Holland & Knight sent an initial draft of the voting agreement to Duane Morris. On April 16, 2021, Mr. Dang and Duane Morris discussed their comments to the voting agreement and on April 17, 2021, Duane Morris sent a revised draft of the voting agreement to Holland & Knight.
On April 20, 2021, members of First Choice’s executive management team, with a representative from KBW and Duane Morris also present, interviewed members of Enterprise’s executive management as part of First Choice’s reverse due diligence investigation of Enterprise and in response to a written reverse due diligence request list delivered to Boenning on March 29, 2021, financial and other information regarding Enterprise made available in an online dataroom on April 12, 2021, and an agenda for the April 20, 2021 meeting delivered on April 16, 2021. During this meeting, First Choice received information from Enterprise’s executive management team regarding, among other things, history of recent acquisition activity and benefits received, their assessment of Enterprise’s strengths and weaknesses and information on Enterprise’s prospects, loan quality, compliance with regulatory requirements, information technology and pending litigation.
On April 19, members of EB&T's board of directors participated in an informational session at which Enterprise's senior management reported on the status of negotiations and due diligence findings.
On April 20, 2021, Holland & Knight sent a revised draft of the merger agreement to Duane Morris. On April 22, 2021, Mr. Franko and Mr. Dang met with Duane Morris to discuss comments to the additional edits to the merger agreement and the planned response.
On April 22, 2021, a joint special meeting of the First Choice and FCB boards of directors was held to discuss the progress of the negotiations of the merger agreement and to discuss any remaining issues and the proposed response. At this meeting, Duane Morris also summarized the current draft of the merger agreement and responded to questions regarding the merger agreement.
On April 23, 2021, Holland & Knight and Duane Morris met to discuss the outstanding issues to be resolved in the merger agreement. Over the next two days, Duane Morris and Holland & Knight exchanged drafts of the merger agreement and finalized the merger agreement.
On April 25, 2021, a joint special meeting of the First Choice and FCB boards of directors was held. Representatives of KBW and Duane Morris were also present. Representatives of KBW and Duane Morris summarized the negotiations that had taken place. Mr. Dang reported on the satisfactory results of reverse due diligence meeting with Enterprise’s senior management. At this meeting, KBW reviewed the financial aspects of the proposed transaction and rendered to the First Choice board of directors an opinion (initially rendered verbally and confirmed in written opinion dated April 25, 2021) to the effect that, as of April 25, 2021 and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of First Choice common stock. Duane Morris then reviewed with the First Choice board of directors the First Choice board of directors’ fiduciary duties under applicable law. Following this review, Duane Morris outlined for the directors the terms of the merger agreement, a marked copy of which had been distributed to the directors prior to the meeting, and the related voting agreements to be entered into in connection therewith, copies of which had been made available to the directors in advance of the meeting. The boards of directors of First Choice and First Choice Bank then engaged in a vigorous discussion of the terms of the agreements, and the representatives of Duane Morris and KBW as well as Mr. Dang and Mr. Franko answered the First Choice board of directors’ various questions. After extensive discussion and taking into account the factors described below under “— Recommendation of the First Choice Board of Directors,” the boards of directors for First Choice and FCB unanimously adopted resolutions approving the principal terms of the merger agreement and transactions contemplated thereby.
On April 26, 2021, a joint special meeting of the Enterprise and EB&T boards of directors was held. Representatives of Boenning and Holland & Knight participated. Boenning and Holland & Knight summarized the negotiations that had taken place and reviewed the stock consideration to be offered by Enterprise. Holland & Knight outlined for the Enterprise and EB&T boards of directors the terms of the merger agreement, a copy of which had been distributed to the Enterprise and EB&T boards of directors prior to the meeting. Boenning reviewed the financial aspects of the proposed transaction and rendered to the Enterprise and EB&T boards of directors an opinion (initially rendered verbally and confirmed in written opinion dated April 26, 2021) to the effect that, as of April 26, 2021 and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Boenning as set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to Enterprise. The Enterprise and EB&T boards of directors then engaged in a vigorous discussion of the terms of the merger agreement and Enterprise senior management, as well as the representatives of Holland & Knight and Boenning, answered the directors’ various questions. After extensive discussion and taking into account the factors described below under “— Enterprise’s Reasons for the Merger”, the Enterprise and EB&T boards of directors unanimously adopted resolutions approving the merger agreement and transactions contemplated thereby.
Following the First Choice and Enterprise boards of directors meetings, the terms of the merger agreement and related agreements were finalized, and the agreements were executed and delivered. The transaction was publicly announced after the close of market on April 26, 2021, in a press release jointly issued by First Choice and Enterprise. Based on a $50.15 per share closing price of Enterprise common stock on April 26, 2021 and 11,824,407 shares of First Choice common stock outstanding on such date, the aggregate stock consideration was approximately $392 million, or $33.11 per share, and the aggregate transaction consideration would include an additional approximately $2.8 million in cash payable to holders of options to acquire 123,632 shares of First Choice common stock with a weighted average exercise price of $11.68 per share.
Enterprise’s Reasons for the Merger; Recommendation of the Enterprise Board of Directors
In reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, the Enterprise board of directors evaluated the merger in consultation with Enterprise management, as well as Enterprise’s financial and legal advisors, and considered a number of factors, including the following material factors:
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management’s view that the acquisition of First Choice provides an attractive opportunity to expand Enterprise’s geographic presence into new markets in California;

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First Choice’s SBA lending and specialty deposit businesses and its compatibility with Enterprise and its subsidiaries;

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First Choice’s lending and deposit relationships are not dependent on an extensive traditional branch network;

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management’s assessment that First Choice presents a strong commercial banking franchise that is consistent with EB&T’s relationship-based banking model while adding talent and depth to EB&T’s operations;

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management’s review of the business, operations, earnings and financial condition, including capital levels and asset quality, of First Choice and FCB;

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management’s due diligence review of First Choice and FCB and the discussions thereof with its financial advisors and legal counsel;

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the projected impact of the proposed transaction on financial metrics, including earnings per share and tangible book value, the projected earn-back period and the projected internal rate of return;

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the expectation of management that Enterprise will maintain its strong capital ratios upon completion of the proposed merger;

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projected efficiencies to come from integrating certain of First Choice operations into Enterprise’s existing operations;

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the financial and other terms of the merger, including the exchange ratio and stock consideration, the expected tax treatment and the deal protection and termination fee provisions, which Enterprise reviewed with its outside financial and legal advisors;

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FCB’s compatibility with EB&T, which Enterprise management believes should facilitate integration and implementation of the merger and bank merger, and the complementary nature of the products and customers of FCB and EB&T, which Enterprise management believes should provide the opportunity to mitigate integration risks and increase potential returns;

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the fact that, concurrently with the execution of the merger agreement, all of First Choice’s directors were entering into voting agreements with Enterprise agreeing to vote for the First Choice merger proposal; and

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the regulatory and other approvals required in connection with the transactions and the expected likelihood that such regulatory approvals will be received in a reasonably timely manner and without the imposition of burdensome conditions.

The above discussion of the information and factors considered by Enterprise’s board of directors is not intended to be exhaustive, but includes a description of material factors considered by Enterprise’s board of directors. Enterprise’s board of directors further considered various risks and uncertainties related to each of these factors and the ability to complete the merger and bank merger. In view of the wide variety of factors considered by Enterprise’s board of directors in connection with its evaluation of the merger and bank merger, Enterprise’s board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered. In considering the factors described above, individual directors may have given differing weights to different factors. Enterprise’s board of directors collectively made its determination with respect to the merger and bank merger based on the conclusion reached by its members, based on the factors that each of them considered appropriate, that the merger and bank merger are in the best interests of Enterprise stockholders and that the benefits expected to be achieved from the merger and bank merger outweigh the potential risks and vulnerabilities.
It should be noted that this explanation of the Enterprise board of directors’ reasoning and all other information presented in this section is forward-looking in nature, and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 28.
Based on the reasons stated above, the Enterprise board of directors (i) has determined that the merger is advisable and in the best interest of Enterprise and its stockholders, (ii) has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and (iii) unanimously recommends that you vote “FOR” the Enterprise merger and share issuance proposal, “FOR” the Enterprise charter amendment proposal and “FOR” the Enterprise adjournment proposal.
Opinion of Enterprise’s Financial Advisor
Enterprise engaged Boenning to render financial advisory and investment banking services to Enterprise, including an opinion to the Enterprise board of directors as to the fairness, from a financial point of view, to Enterprise of the exchange ratio in the merger. Enterprise selected Boenning because Boenning is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, Boenning is continually engaged in the valuation of financial services businesses and their securities in connection with merger and acquisitions and other corporate transactions.
As part of its engagement, representatives of Boenning attended the meeting of the Enterprise board of directors held on April 26, 2021 at which the Enterprise board of directors evaluated the proposed merger. At this meeting, Boenning reviewed the financial aspects of the proposed merger and rendered an oral opinion, which was subsequently confirmed in writing, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Boenning as set forth in such opinion, the exchange ratio in the merger was fair, from a financial point of view, to Enterprise. The Enterprise board of directors unanimously adopted the merger agreement at this meeting.
The following description of the Boenning fairness opinion is qualified in its entirety by reference to the full text of the opinion, which is attached as Appendix D to this joint proxy statement/prospectus and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Boenning in preparing the opinion.
Boenning’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Enterprise board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness to Enterprise, from a financial point of view, of the exchange ratio in the merger. It did not address the underlying business decision of Enterprise to engage in the merger or enter into the merger agreement or constitute a recommendation to the Enterprise board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Enterprise common stock or any stockholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation as to whether or not any such stockholder should enter into a voting, stockholders’, affiliates’ or other agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such stockholder.
Boenning’s opinion was reviewed and approved by Boenning’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority, Inc.
In connection with rendering the opinion described above, Boenning reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Enterprise and First Choice and bearing upon the merger, including, among other things:
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an execution version of the merger agreement, dated as of April 26, 2021;

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the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2020, December 31, 2019, and December 31, 2018 of Enterprise;

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the unaudited quarterly financial results the fiscal quarter ended March 31, 2021 for Enterprise;

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the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2020, December 31, 2019, and December 31, 2018 of First Choice;

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the unaudited quarterly financial results for the fiscal quarter ended March 31, 2021 of First Choice;

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certain publicly available regulatory filings of Enterprise and First Choice and their respective subsidiaries, including (as applicable) the quarterly reports on Form FRY-9C and quarterly call reports filed by EB&T and FCB with respect to each quarter during the three-year period ended December 31, 2020;

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other interim reports and other communications of Enterprise and First Choice to their respective stockholders and shareholders; and

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other financial information concerning the respective businesses and operations of Enterprise and First Choice furnished to Boenning by Enterprise and First Choice or which Boenning was otherwise directed to use for purposes of its analysis.

Boenning’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:
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the historical and current financial position and results of operations of Enterprise and First Choice;

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the assets and liabilities of Enterprise and First Choice;

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the nature and terms of certain other merger transactions and business combinations in the banking industry;

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a comparison of relevant financial and stock market information of Enterprise and First Choice with similar information for certain other companies, the securities of which were publicly traded;

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publicly available consensus “street estimates” of Enterprise for the years ending December 31, 2021 and 2022 published by S&P Global Market Intelligence, as well as assumed Enterprise long term growth rates for the years thereafter as provided to Boenning by Enterprise management, all of which was discussed with Boenning by Enterprise management and used and relied upon by Boenning at the direction of such management and with the consent of the Enterprise board of directors;

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publicly available consensus “street estimates” of First Choice for the years ending December 31, 2021 and 2022 published by S&P Global Market Intelligence, as well as assumed First Choice long term growth rates provided to Boenning by Enterprise management, all of which was discussed with Boenning by Enterprise management and used and relied upon by Boenning at the direction of such management and with the consent of the Enterprise board of directors; and

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estimates regarding relevant pro forma financial effects of the merger on Enterprise (including without limitation the cost savings and related expenses expected to result or be derived from the merger) that were prepared by Enterprise management, provided to and discussed with Boenning by Enterprise management, and used and relied upon by Boenning at the direction of such management and with the consent of the Enterprise board of directors.

Boenning also performed such other financial analyses, studies, and investigations as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. Boenning also participated in discussions that were held by the management teams of Enterprise and First Choice regarding the past and current business operations, regulatory relations, financial condition and future prospects of each of their respective companies and such other matters as Boenning deemed relevant to its inquiry.
In conducting its review and arriving at its opinion, Boenning relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to it or that was publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. Boenning relied upon the management of Enterprise as to the reasonableness and achievability of the publicly available consensus “street estimates” of Enterprise and First Choice (and the assumed long-term growth rates of Enterprise and First Choice) referred to above that were provided to or otherwise discussed with Boenning by Enterprise management, and that in each case Boenning was directed by such management to use. Boenning further relied upon Enterprise management as to the reasonableness and achievability of the estimates regarding relevant pro forma financial effects of the merger on Enterprise (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger) referred to above. Boenning assumed, at the direction of Enterprise, that all of the foregoing information was reasonably prepared on bases reflecting, or in the case of the Enterprise and First Choice publicly available “street estimates” referred to above that such estimates were consistent with, the best currently available estimates and judgments of Enterprise management, and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated. Accordingly, with the consent of Enterprise, in rendering its opinion, Boenning’s reliance upon Enterprise management as to the reasonableness and achievability of such information included reliance upon the judgments and assessments of Enterprise and Enterprise management with respect to such differences.

It is understood that the portion of the foregoing financial information of Enterprise and First Choice that was provided to Boenning was not prepared with the expectation of public disclosure, that all of the foregoing financial information, including the publicly available consensus “street estimates” of Enterprise and First Choice referred to above that Boenning was directed to use, was based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and in particular, assumptions regarding the ongoing COVID-19 pandemic and, accordingly, actual results could vary significantly from those set forth in all of such information. Boenning assumed, based on discussions with the respective managements of Enterprise and First Choice, and with the consent of the Enterprise board of directors, that all such information provided a reasonable basis upon which Boenning could form its opinion, and Boenning expressed no view as to any such information or the assumptions or bases therefor. Boenning relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
Boenning also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Enterprise or First Choice since the date of the last financial statements of each such entity that were made available to Boenning and that Boenning was directed to use. Boenning is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and Boenning assumed, without independent verification and with Enterprise’s consent, that the aggregate allowances for loan and lease losses for each of Enterprise and First Choice are adequate to cover such losses. In rendering its opinion, Boenning did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Enterprise or First Choice, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did Boenning examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of Enterprise or First Choice under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, Boenning assumed no responsibility or liability for their accuracy.
Boenning assumed, in all respects material to its analyses:
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the merger would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which Boenning assumed would not differ in any respect material to its analyses from the execution version of the merger agreement that had been reviewed) with no adjustments to the financial consideration to be paid and with no other consideration or payments in respect of the First Choice common stock;

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that any related transactions (including the bank merger) would be completed as contemplated by the merger agreement or as otherwise described to Boenning by representatives of Enterprise;

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the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

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each party to the merger agreement or any of the related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

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that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger and any related transaction (including the bank merger) and that all conditions to the completion of the merger and any related transaction (including the bank merger) would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

•
in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transactions (including the bank merger), no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Enterprise, First Choice or the pro forma entity or the contemplated benefits of the merger, including the cost savings and related expenses expected to result or be derived from the merger.

Boenning assumed that the merger would be consummated in a manner that complied with the applicable provisions of the Securities Act, Securities Exchange Act of 1934, as amended, or the Exchange Act, and all other applicable federal and state statutes, rules and regulations. Boenning was further advised by representatives of Enterprise that Enterprise relied upon advice from its advisors (other than Boenning) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Enterprise, First Choice, the merger and any related transaction (including the bank merger), and the merger agreement. Boenning did not provide advice with respect to any such matters.
Boenning’s opinion addressed only the fairness to Enterprise, from a financial point of view, as of the date of such opinion, of the stock consideration to be paid pursuant to the merger agreement. Boenning expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction (including the bank merger) including without limitation, the form or structure of the merger or any related transaction, any consequences of the merger to Enterprise, its stockholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, retention, consulting, voting, support, cooperation, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger, any related transaction, or otherwise. Boenning’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to Boenning through such date. There has been widespread disruption, extraordinary uncertainty and unusual volatility arising from the effects of the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. Developments subsequent to the date of Boenning’s opinion may have affected, and may affect, the conclusion reached in Boenning’s opinion, and Boenning did not and does not have an obligation to update, revise or reaffirm its opinion. Boenning’s opinion did not address, and Boenning expressed no view or opinion with respect to:
•
the underlying business decision of Enterprise to engage in the merger or enter into the merger agreement;

•
the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Enterprise or the Enterprise board of directors;

•
any business, operational or other plans with respect to First Choice or the pro forma entity that may be currently contemplated by Enterprise or the Enterprise board of directors or that may be made by Enterprise or the Enterprise board of directors subsequent to the closing of the merger;

•
the fairness of the amount or nature of any compensation to any of Enterprise’s or First Choice’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of Enterprise common stock or First Choice common stock or relative to the financial consideration to be paid;

•
the effect of the merger or any related transaction (including the bank merger) on, or the fairness of the consideration to be received by, holders of any class of securities of Enterprise, First Choice or any other party to any transaction contemplated by the merger agreement;

•
the actual value of Enterprise common stock to be issued in connection with the merger;

•
the prices, trading range or volume at which Enterprise common stock or First Choice common stock will trade following the public announcement of the merger or the prices, trading range or volume at which Enterprise common stock will trade following the consummation of the merger;

•
any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

•
any legal, regulatory, accounting, tax or similar matters relating to Enterprise, First Choice, any of their respective stockholders, or relating to or arising out of or as a consequence of the merger or any other related transaction (including the bank merger), including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, Boenning made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Boenning, Enterprise and First Choice. Any estimates contained in the analyses performed by Boenning are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the Boenning opinion was among several factors taken into consideration by the Enterprise board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Enterprise board of directors with respect to the fairness of the merger consideration to be paid pursuant to the merger agreement. The type and amount of consideration payable in the merger were determined through negotiation between Enterprise and First Choice, and the decision to enter into the merger agreement was solely that of the Enterprise board of directors.
The following is a summary of the material financial analyses presented by Boenning to the Enterprise board of directors in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by Boenning to the Enterprise board of directors but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Boenning did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Boenning believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.
For purposes of the financial analyses described below, Boenning utilized an implied transaction value for the proposed merger of $33.40 per outstanding share of First Choice common stock, based on the fixed exchange ratio of 0.6603 and Enterprise’s closing price of $50.59 on April 23, 2021. Boenning also utilized an implied aggregate transaction value for the proposed merger of $397.8 million based on (i) the implied price of $33.40 per share to First Choice common shareholders, (ii) the “in the money” value of First Choice’s outstanding stock options based on the difference between their weighted average strike price of $11.65 and their implied price of $33.40 (the implied price to First Choice common stock holders), and (iii) 11,824,487 shares of First Choice common stock outstanding, and (iv) 129,162 First Choice stock options outstanding. The aggregate value of the implied price to First Choice common shareholders was $395.0 million while the implied price to First Choice stock option holders was $2.8 million.
In addition to the financial analyses described below, Boenning reviewed with the Enterprise board of directors for informational purposes, among other things, the following implied transaction multiples based on the implied transaction value for the proposed merger of $33.40 per outstanding share of First Choice common stock:
•
188.8% of First Choice’s March 31, 2021 tangible book value per share;

•
11.5x First Choice’s LTM March 31, 2021 earnings per share, (or EPS);

•
10.4x First Choice’s estimated 2021 earnings per share, or EPS, taken from consensus “street estimates” for First Choice, as adjusted to include Enterprise’s estimated transaction related synergies;

•
10.7% core deposit premium defined as the premium paid to First Choice’s tangible book value divided by First Choice’s core deposits as of March 31, 2021; and

•
35.0% premium to First Choice’s April 23, 2021 closing common stock price of $24.75.

Enterprise Selected Companies Analysis.   Using publicly available information, Boenning compared the financial performance, financial condition and market performance of Enterprise to 13 major exchange-traded banks and bank holding companies headquartered in the Midwest with total assets between

$5.0 billion and $20.0 billion and excluded companies that are in the process of being acquired, which we refer to as the Enterprise selected companies.
The Enterprise selected companies were as follows:
Central Bancompany, Inc.	Meta Financial Group, Inc.
Heartland Financial USA, Inc.	Horizon Bancorp, Inc.
First Financial Bancorp	Lakeland Financial Corporation
First Busey Corporation	QCR Holdings, Inc.
Merchants Bancorp	Community Trust Bancorp, Inc.
Park National Corporation	Peoples Bancorp, Inc.
Premier Financial Corp.
To perform this analysis, Boenning used profitability data and other financial information as of, or for the most recent available completed fiscal quarter (MRQ) for each company, ended December 31, 2020 and March 31, 2021 or latest 12 months, or LTM, and market price information as of April 23, 2021. Boenning also used 2021 and 2022 EPS estimates taken from consensus “street estimates” for the Enterprise selected companies. Certain financial data prepared by Boenning, as referenced in the tables presented below, may not correspond to the data presented in Enterprise’s historical financial statements, or the data prepared by KBW and First Choice presented under the section “The Merger — Opinion of First Choice’s Financial Advisor,” as a result of the different periods, assumptions and methods used by Boenning to compute the financial data presented.
Boenning’s analysis showed the following concerning the financial condition and performance of Enterprise and the Enterprise selected companies for the MRQ:
		Enterprise Selected Companies
	EFSC	Low	Average	Median	High
Total Assets ($MM)	9,751.6	5,143.1	9,631.1	7,530.5	18,319.5
Tangible Common Equity / Tangible Assets (%)	8.40	6.02	8.87	8.96	11.27
LTM Core Return on Average Assets (%)(1)	1.02	0.97	1.41	1.44	2.13
LTM Core Return on Average Tangible Common Equity (%)(1)	12.72	12.47	17.09	13.96	37.16
LTM Efficiency Ratio (%)	47.1	27.0	52.8	54.7	63.4
LTM Cost of Deposits (%)	0.32	0.16	0.39	0.36	0.74
Core Deposits / Total Deposits (%)	95.9	50.6	89.6	93.4	98.9
Loans / Deposits (%)	90.5	55.6	79.9	79.2	94.8
NPAs / Assets (%)	0.45	0.07	0.62	0.48	1.62

(1)
Core income excludes extraordinary items, nonrecurring revenues/expenses, gain/loss on sale of securities and amortization of intangibles.

In addition, Boenning’s analysis showed the following concerning the market performance of Enterprise and the Enterprise selected companies:
		Enterprise Selected Companies
	EFSC	Low	Average	Median	High
Dividend Yield (%)	1.42	0.44	2.38	2.78	4.25
Price / Tangible Book Value per Share (%)	198.5	130.0	189.5	168.3	323.4
Price / LTM EPS (x)	18.3	7.0	12.9	13.1	21.2
Price / 2021 EPS (x)(1)	13.9	7.6	12.7	12.0	20.2
Price / 2022 EPS (x)(1)	13.7	8.5	15.5	14.3	30.0
Core Deposit Premium (%)	10.3	4.2	11.1	7.3	32.3

(1)
Expressed as a multiple of analyst consensus estimates.

None of the Enterprise selected companies used as a comparison in the above analyses are identical to Enterprise. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Discounted Cash Flow Analysis.   Boenning performed a discounted cash flow analysis to estimate a range for the implied non-control equity value of First Choice, taking into account the cost savings and related expenses expected to result from the merger as well as certain accounting adjustments assumed with respect thereto. In this analysis, Boenning used estimated earnings data for First Choice, assumed long term earnings and asset growth rates provided by Enterprise management, and estimated cost savings and related expenses and accounting adjustments provided by Enterprise management. Boenning assumed discount rates ranging from 12.7% to 16.7%, with a midpoint of 14.7%. The ranges of values were derived by adding (i) the present value of the estimated excess cash flows that First Choice could generate from 4Q’21 to 2025 and (ii) the present value of First Choice’s implied terminal value at the end of such period, in each case applying estimated cost savings and related expenses and accounting adjustments. Boenning assumed that First Choice would maintain a tangible common equity to tangible assets ratio of 8.50% and First Choice would retain sufficient earnings to maintain that level. In calculating the terminal value of First Choice, Boenning applied a range of 11.5x to 15.5x estimated 2026 earnings, with a midpoint of 13.5x. This discounted cash flow analysis resulted in a range of implied values per share of First Choice common stock, taking into account the cost savings and related expenses expected to result from the merger as well as certain accounting adjustments assumed with respect thereto, of $25.17 per share to $36.05 per share, with a midpoint of $30.26 per share.
The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates and discount rates. The analysis did not purport to be indicative of the actual values or expected values of First Choice or the pro forma combined company.
First Choice Selected Companies.   Using publicly available information, Boenning compared the financial performance, financial condition and market performance of First Choice to 15 publicly traded banks and bank holding companies headquartered in the West with total assets between $1.5 billion and $3.2 billion and NPAs to Assets below 1.0%. Companies that are in the process of being acquired were excluded from the First Choice selected companies.

The First Choice selected companies were as follows:
Exchange Bank	California BanCorp
Bank of Marin Bancorp	Bank of Commerce Holdings
BayCom Corp	Coastal Financial Corporation
Central Valley Community Bancorp	Oak Valley Bancorp
Northrim BanCorp, Inc.	First Northwest Bancorp
Cashmere Valley Bank	Timberland Bancorp, Inc.
FS Bancorp, Inc.	Southern California Bancorp
PCB Bancorp
To perform this analysis, Boenning used profitability data and other financial information as of, or for the MRQ for each company, ended December 31, 2020 and March 31, 2021 or LTM, and market price information as of April 23, 2021. Boenning also used 2021 and 2022 EPS estimates taken from consensus “street estimates” for the First Choice selected companies. Certain financial data prepared by Boenning, as referenced in the tables presented below, may not correspond to the data presented in First Choice’s historical financial statements, or the data prepared by KBW and First Choice presented under the section “The Merger — Opinion of First Choice’s Financial Advisor” as a result of the different periods, assumptions and methods used by Boenning to compute the financial data presented.
Boenning’s analysis showed the following concerning the financial condition and performance of First Choice and the First Choice selected companies:
		First Choice Selected Companies
	FCBP	Low	Average	Median	High
Total Assets ($MM)	2,283.1	1,579.0	2,072.0	2,050.7	3,139.1
Tangible Common Equity / Tangible Assets (%)	9.16	6.77	9.59	9.71	11.69
LTM Core Return on Average Assets (%)(1)	1.42	0.33	1.10	1.07	1.98
LTM Core Return on Average Tangible Common Equity (%)(1)	15.53	4.40	11.11	11.74	19.00
LTM Efficiency Ratio (%)	48.7	48.7	59.5	57.3	74.0
LTM Cost of Deposits (%)	0.34	0.08	0.34	0.34	0.78
Core Deposits / Total Deposits (%)	94.6	78.2	92.6	94.0	98.9
Loans / Deposits (%)	115.1	52.0	80.2	79.9	108.9
NPAs / Assets (%)	0.30	0.00	0.35	0.37	0.98

(1)
Core income excludes extraordinary items, nonrecurring revenues/expenses, gain/loss on sale of securities and amortization of intangibles.

In addition, Boenning’s analysis compared pricing multiples for the merger to the implied pricing multiples of the First Choice selected companies. To account for an equity control premium, Boenning applied a 28.5% premium to the First Choice selected companies based on the median one-day stock price premium for all bank and thrift merger and acquisition transactions since April 23, 2011.
		First Choice Selected Companies
	EFSC / FCBP	10th Percentile	Median	90th Percentile
Price to Tangible Book Value (%)	188.8	120.0	163.7	186.5
Price to LTM Earnings (x)	11.5	10.6	14.9	27.4
Price to 2021 Earnings (x)	13.4	12.9	15.2	22.6
Price to 2022 Earnings (x)	13.0	11.1	15.3	19.3
Core Deposit Premium (%)	10.7	2.3	7.8	10.9

None of the First Choice selected companies used as a comparison in the above selected companies analysis is identical to First Choice, Enterprise or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Select Transactions Analysis.   Boenning reviewed publicly available information related to three sets of selected U.S. bank transactions:
1.
Eighteen selected national bank and thrift transactions, which we refer to as the National group, announced since April 20, 2019, with target assets between $1.5 billion and $5.0 billion;

2.
Nineteen selected national bank and thrift transactions, which we refer to as the Performance group, announced since April 20, 2019 with target assets between $1.5 billion and $10.0 billion and LTM return on average equity (ROAE) greater than or equal to 8.0%; and

3.
Ten selected national bank and thrift transactions, which we refer to as the Recent Group, announced since January 1, 2021 with target assets above $1.5 billion.

All three sets of transactions exclude investor recapitalization transactions and transactions without disclosed deal values.
National Group
Acquiror	Target	Announcement Date
Nicolet Bankshares Inc.	Mackinac Financial Corp	4/12/2021
VyStar CU	Heritage Southeast Bancorp.	3/31/2021
Peoples Bancorp Inc.	Premier Financial Bancorp Inc.	3/29/2021
Banc of California Inc.	Pacific Mercantile Bancorp	3/22/2021
Provident Financial Services	SB One Bancorp	3/12/2020
United Community Banks Inc.	Three Shores Bancorp. Inc.	3/9/2020
Heartland Financial USA Inc.	AIM Bancshares Inc.	2/11/2020
FB Financial Corp.	Franklin Financial Network Inc	1/21/2020
United Bankshares Inc.	Carolina Financial Corp.	11/18/2019
Northwest Bancshares, Inc.	MutualFirst Financial Inc.	10/29/2019
Sandy Spring Bancorp Inc.	Revere Bank	9/24/2019
First Defiance Financial	United Community Finl Corp.	9/9/2019
Simmons First National Corp.	Landrum Co.	7/31/2019
WesBanco Inc.	Old Line Bancshares Inc	7/23/2019
Valley National Bancorp	Oritani Financial Corp.	6/26/2019
Banco Bradesco SA	BAC Florida Bank	5/6/2019
Hancock Whitney Corp.	MidSouth Bancorp Inc.	4/30/2019
First Citizens BancShares Inc.	Entegra Financial	4/24/2019
Performance Group
Acquiror	Target	Announcement Date
Nicolet Bankshares Inc.	Mackinac Financial Corp	4/12/2021
Eastern Bankshares Inc.	Century Bancorp Inc.	4/7/2021
Peoples Bancorp Inc.	Premier Financial Bancorp Inc.	3/29/2021
Dime Community Bancshares Inc.	Bridge Bancorp Inc.	7/1/2020
Provident Financial Services	SB One Bancorp	3/12/2020
United Community Banks Inc.	Three Shores Bancorp. Inc.	3/9/2020
Heartland Financial USA Inc.	AIM Bancshares Inc.	2/11/2020

Acquiror	Target	Announcement Date
United Bankshares Inc.	Carolina Financial Corp.	11/18/2019
Northwest Bancshares, Inc.	MutualFirst Financial Inc.	10/29/2019
Sandy Spring Bancorp Inc.	Revere Bank	9/24/2019
First Defiance Financial	United Community Finl Corp.	9/9/2019
CIT Group Inc.	Mutual of Omaha Bank	8/13/2019
Simmons First National Corp.	Landrum Co.	7/31/2019
WesBanco Inc.	Old Line Bancshares Inc	7/23/2019
People’s United Financial Inc.	United Financial Bancorp	7/15/2019
Valley National Bancorp	Oritani Financial Corp.	6/26/2019
Prosperity Bancshares Inc.	LegacyTexas Finl Group Inc	6/17/2019
Banco Bradesco SA	BAC Florida Bank	5/6/2019
First Citizens BancShares Inc.	Entegra Financial	4/24/2019
Recent Group
Acquiror	Target	Announcement Date
Webster Financial Corp.	Sterling Bancorp	4/19/2021
Nicolet Bankshares Inc.	Mackinac Financial Corp	4/12/2021
BancorpSouth Bank	Cadence Bancorp.	4/12/2021
Eastern Bankshares Inc.	Century Bancorp Inc.	4/7/2021
VyStar CU	Heritage Southeast Bancorp.	3/31/2021
Peoples Bancorp Inc.	Premier Financial Bancorp Inc.	3/29/2021
Banc of California Inc.	Pacific Mercantile Bancorp	3/22/2021
WSFS Financial Corp.	Bryn Mawr Bank Corp.	3/10/2021
M&T Bank Corp.	People’s United Financial Inc.	2/22/2021
SVB Financial Group	Boston Private Financial	1/4/2021
For each selected transaction, Boenning derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective transaction:
•
Price per common share to tangible book value per share;

•
Price per common share to LTM earnings per share; and

•
Core deposit premium.

The above transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the implied transaction value for the proposed merger of $397.8 million and using preliminary historical financial information for First Choice as of or for the 12 months ended March 31, 2021 provided by First Choice’s management.
The results of the analysis are set forth in the following tables:
National Group
		First Choice Selected Companies
	EFSC / FCBP	10th Percentile	Median	90th Percentile
Price to Tangible Book Value (%)	188.8	139.8	163.7	216.7
Price to LTM Earnings (x)	11.5	12.5	14.3	17.7

		First Choice Selected Companies
	EFSC / FCBP	10th Percentile	Median	90th Percentile
Core Deposit Premium (%)	10.7	5.1	8.5	17.2
Performance Group
		First Choice Selected Companies
	EFSC / FCBP	10th Percentile	Median	90th Percentile
Price to Tangible Book Value (%)	188.8	125.2	173.8	222.7
Price to LTM Earnings (x)	11.5	12.0	13.8	16.4
Core Deposit Premium (%)	10.7	3.7	9.2	24.8
Recent Group
		First Choice Selected Companies
	EFSC / FCBP	10th Percentile	Median	90th Percentile
Price to Tangible Book Value (%)	188.8	138.5	170.7	193.9
Price to LTM Earnings (x)	11.5	14.5	19.9	31.7
Core Deposit Premium (%)	10.7	5.0	6.8	10.6
No company or transaction used as a comparison in the above selected transactions analysis is identical to First Choice, Enterprise or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Pro Forma Financial Impact Analysis.   Boenning performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Enterprise and First Choice. Using closing balance sheet estimates as of September 30, 2021 for Enterprise and First Choice provided by consensus “street estimates” and Enterprise management, assumed long term earnings growth rates provided by Enterprise management, and pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the merger) provided by Enterprise management, Boenning analyzed the estimated financial impact of the merger on certain projected financial results. This analysis indicated that the merger could be accretive to Enterprise’s 2021 and 2022 estimated EPS and dilutive to Enterprise’s estimated tangible book value per share at closing. Furthermore, the analysis indicated that, pro forma for the merger, Enterprise’s tangible common equity to tangible assets ratio, leverage ratio, common equity Tier 1 ratio, Tier 1 risk-based capital ratio, and Total risk-based capital ratio at closing would be above “well capitalized” regulatory guidelines. For all of the above analysis, the actual results achieved by Enterprise following the merger may vary from the projected results, and the variations may be material.
Miscellaneous.   Boenning acted as financial advisor to Enterprise in connection with the merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, Boenning is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, Boenning has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its and their broker-dealer businesses, and further to certain existing sales and trading relationships between each of Enterprise and First Choice and certain Boenning affiliates, Boenning and its affiliates may from time to time purchase securities from, and sell securities to, Enterprise and First Choice, and as a market maker in securities, Boenning and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Enterprise or First Choice for its and their own accounts and for the accounts of its and their respective customers and clients. Boenning employees and employees of Boenning affiliates may also from time to time maintain individual positions in Enterprise common stock and/or First Choice common stock, which positions currently include an individual position in shares of Enterprise common stock held by a senior member of the Boenning advisory team providing services to Enterprise in connection with the merger.
Pursuant to the Boenning engagement agreement, Enterprise agreed to pay Boenning a non-refundable cash fee equal to $3,500,000, $50,000 of which became payable upon retention of Boenning, $400,000 of which became payable concurrently with the rendering of Boenning’s fairness opinion, and the balance of which is contingent upon the consummation of the merger. Boenning’s fee for rendering the fairness opinion was not contingent upon Boenning reaching any particular conclusion. Enterprise also agreed to reimburse Boenning for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify Boenning against certain liabilities relating to or arising out of Boenning’s engagement or Boenning’s role in connection therewith.
In addition to this present engagement, in the two years preceding the date of Boenning’s opinion, Boenning served as exclusive financial advisor to Enterprise in its acquisition of Seacoast Commerce Banc Holdings in 2020 and received a customary fee for its services. In addition, Boenning from time to time provided other investment banking assistance to Enterprise for which Boenning did not enter into any engagement agreement or receive compensation. Boenning has not had any investment banking relationship with First Choice during the past two years in which compensation was received or was intended to be received as a result of the relationship between Boenning, on the one hand, and First Choice, on the other hand.
First Choice’s Reasons for the Merger; Recommendation of the First Choice Board of Directors
The First Choice board of directors has determined that the merger is fair to and in the best interests of First Choice and its shareholders and, by the unanimous vote of all of the directors of First Choice, approved and adopted the merger agreement and the transactions contemplated thereby. In reaching its decision to approve the merger agreement and the transactions contemplated thereby, the First Choice board of directors evaluated the merger and the merger agreement in consultation with First Choice’s executive management as well as First Choice’s legal and financial advisors and determined that the merger was the best option reasonably available for its shareholders in the current uncertain banking market. The First Choice board of directors consulted with First Choice’s executive management regarding the business of First Choice and related financial and strategic matters, also consulted with First Choice’s legal counsel regarding the board’s fiduciary duties, the terms of the merger agreement and related issues, and consulted with First Choice’s financial advisor regarding certain financial matters.
In reaching its determination to approve the merger agreement, the First Choice board of directors considered all factors it deemed material. The First Choice board of directors analyzed information with respect to the financial condition, results of operations, business and prospects of First Choice. In this regard, the First Choice board of directors considered the performance trends of First Choice over the past several years. The board also considered the ability of First Choice to grow as an independent institution, its ability to further enhance shareholder value without engaging in a strategic transaction and the opportunity for First Choice’s shareholders to derive the benefit of the recent increase in First Choice’s share price, Accordingly, the First Choice board of directors considered the long-term as well as the short-term interests of First Choice and its shareholders, including whether those interests might best be served by continued independence.
In reaching its decision to approve the merger agreement and the merger, the First Choice board of directors considered a number of factors, including the following:
•
information with respect to First Choice’s business, earnings, operations, financial condition, asset quality and prospects, and information with respect to Enterprise’s business, earnings, operations, financial condition, asset quality and prospects, the potential cost savings and synergies unique to a transaction between First Choice and Enterprise, taking into account the results of First Choice’s due diligence review of Enterprise and information provided by Enterprise’s management;

•
the recent increase of First Choice’s share price and the opportunity presented by the Enterprise merger for First Choice shareholders to capitalize on this price increase;

•
its belief regarding the lack of prospects for a superior offer for a strategic combination;

•
its knowledge of the current environment in the financial services industry, including national, regional and local economic conditions and the interest rate environment;

•
consolidation, the uncertainties in the regulatory climate for financial institutions, increased operating costs resulting from regulatory initiatives and compliance mandates, including increasing capital requirements, increasing competition, the current environment for community banks, particularly in Southern California, and current financial market conditions;

•
the financial and growth prospects for First Choice and its shareholders in a business combination with Enterprise as compared to continuing to operate as a stand-alone entity;

•
the greater market capitalization and trading liquidity of Enterprise common stock in the event that First Choice shareholders desire to sell the shares of Enterprise common stock to be received by them following completion of the merger;

•
the merger consideration in the transaction in the form of Enterprise stock, which will allow First Choice’s shareholders to continue to participate in the future success of Enterprise and derive the benefits from Enterprise’s dividends and any synergies achieved or any future transactions that might be pursued by Enterprise;

•
Enterprise’s successful track record, including, among other things, with respect to the integration of acquisitions;

•
the benefits to First Choice and its customers of operating as part of a larger organization, including higher lending limits, potential enhancements to products and services, mitigation of business risks through diversification and greater financial resources;

•
its belief that combining the two companies would create a larger and more diversified financial institution that is both better equipped to respond to economic and industry developments and better positioned to develop and build on its existing market position in Southern California;

•
its assessment of the likelihood that the merger would be completed in a timely manner, including the likelihood that the merger will receive all necessary regulatory approvals in a timely manner;

•
the results of discussions with third parties that the First Choice board of directors believed, in consultation with First Choice’s financial advisor, were the parties likely to have the strategic interest and financial capability to pursue a potential strategic transaction with First Choice;

•
the financial presentation, dated April 25, 2021, of KBW to the First Choice board of directors and the opinion, dated April 25, 2021, of KBW to the First Choice board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of First Choice common stock of the exchange ratio in the proposed merger (see “— Opinion of First Choice’s Financial Advisor” beginning on page 61);

•
the First Choice board of directors’ belief that the stock consideration exceeds First Choice’s likely value in the absence of a merger, including its potential for future growth, which belief was based on a number of factors, including:

•
the risks and uncertainties associated with maintaining First Choice’s performance as a standalone company; and

•
the First Choice board of directors’ analysis of other strategic alternatives available to First Choice;

•
the expectation that the merger will qualify as a “reorganization” for United States federal income tax purposes; and

•
the terms of the merger agreement, including the fixed exchange ratio, the form of merger consideration, expected tax treatment, the achievability of the closing conditions, deal protection and termination fee provisions, which it reviewed with its outside legal counsel, which terms are described more fully under the section entitled “The Merger Agreement” beginning on page 79.

In the course of its deliberations regarding the merger, the First Choice board of directors also considered potential risks and potentially negative factors associated with the merger, including the following material factors:

•
the need to obtain approval by shareholders of First Choice and the stockholders of Enterprise, as well as regulatory approvals, in order to complete the transaction and the risk that those or other conditions will not be satisfied;

•
the risks associated with the operations of the combined company including the challenges both of integrating First Choice’s business, operations and employees with those of Enterprise and of achieving the anticipated cost savings;

•
the fact that the value of the aggregate and per share stock consideration will fluctuate with the market price of Enterprise’s common stock and the risk that Enterprise’s common stock price might decline reducing the aggregate and per share stock consideration from the values at the time the merger agreement was approved;

•
the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

•
the risk of potential employee attrition or negative effects on First Choice’s business and customer relationships as a result of the pending merger;

•
the merger-related costs;

•
the fact that executive officers of First Choice have interests in the merger and have arrangements that are different from or in addition to those of First Choice shareholders generally, as described more fully under the section entitled “Interests of First Choice’s Directors and Executive Officers in the Merger” beginning on page 74; and

•
the fact that First Choice would be prohibited from affirmatively soliciting acquisition proposals after execution of the merger agreement and will be obligated to pay a termination fee of $16,800,000 to Enterprise if the merger agreement is terminated under certain circumstances, all of which may discourage other parties potentially interested in a strategic transaction with First Choice from pursuing such a transaction.

This description of the information and factors considered by the First Choice board of directors is not intended to be exhaustive, but is believed to include all material factors the First Choice board of directors considered. In determining whether to approve and recommend the merger agreement, the First Choice board of directors did not assign any relative or specific weights to any of the foregoing factors, and individual directors may have weighed factors differently. After deliberating with respect to the merger and the merger agreement, considering, among other things, the reasons discussed above, the First Choice board of directors approved the merger agreement and the merger as being in the best interests of First Choice and its shareholders, based on the total mix of information available to the First Choice board of directors.
This explanation of First Choice’s reasons for the merger and other information presented in this section is forward-looking in nature and should be read in light of the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 28.
Based on the reasons stated above, the First Choice board of directors (i) has determined that the merger is advisable and in the best interest of First Choice and its shareholders, (ii) has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and (iii) unanimously recommends that First Choice shareholders vote “FOR” the First Choice merger proposal and “FOR” the First Choice adjournment proposal.
Opinion of First Choice’s Financial Advisor
First Choice engaged KBW to render financial advisory and investment banking services to First Choice, including an opinion to the First Choice board of directors as to the fairness, from a financial point of view, to the holders of First Choice common stock of the exchange ratio in the proposed merger. First Choice selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the meeting of the First Choice board of directors held on April 25, 2021, at which the First Choice board of directors evaluated the merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered to the First Choice board an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of First Choice common stock. The First Choice board of directors approved the merger agreement at this meeting.
The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Appendix E to this joint proxy statement/prospectus and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.
KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the First Choice board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the exchange ratio in the merger to the holders of First Choice common stock. It did not address the underlying business decision of First Choice to engage in the merger or enter into the merger agreement or constitute a recommendation to the First Choice board of directors in connection with the merger, and it does not constitute a recommendation to any holder of First Choice common stock or any shareholder or stockholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder or stockholder should enter into a voting, shareholders’ or affiliates’ agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder or stockholder.
KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of First Choice and Enterprise and bearing upon the merger, including, among other things:
•
a draft of the merger agreement dated April 20, 2021 (the most recent draft then made available to KBW);

•
the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2020 of First Choice;

•
certain preliminary and unaudited quarterly financial results for the quarter ended March 31, 2021 of First Choice (provided by First Choice);

•
the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2020 of Enterprise;

•
certain preliminary and unaudited quarterly financial results for the quarter ended March 31, 2021 of Enterprise (provided by Enterprise);

•
certain regulatory filings of First Choice and Enterprise and their respective subsidiaries, including the quarterly reports on Form FR Y-9C and call reports filed with respect to each quarter during the three-year period ended December 31, 2020;

•
certain other interim reports and other communications of First Choice and Enterprise to their respective shareholders or stockholders; and

•
other financial information concerning the businesses and operations of First Choice and Enterprise that was furnished to KBW by First Choice and Enterprise or that KBW was otherwise directed to use for purposes of KBW’s analyses.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•
the historical and current financial position and results of operations of First Choice and Enterprise;

•
the assets and liabilities of First Choice and Enterprise;

•
the nature and terms of certain other merger transactions and business combinations in the banking industry;

•
a comparison of certain financial and stock market information for First Choice and Enterprise with similar information for certain other companies the securities of which were publicly traded;

•
publicly available consensus “street estimates” of First Choice, as well as assumed long-term First Choice growth rates provided to KBW by First Choice management, all of which information was discussed with KBW by First Choice management and used and relied upon by KBW at the direction of such management and with the consent of the First Choice board of directors;

•
publicly available consensus “street estimates” of Enterprise, as well as assumed long-term Enterprise growth rates provided to KBW by Enterprise management, all of which information was discussed with KBW by Enterprise management and used and relied upon by KBW based on such discussions, at the direction of First Choice management and with the consent of the First Choice board of directors; and

•
estimates regarding certain pro forma financial effects of the merger on Enterprise (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger) that were prepared by, and provided to and discussed with KBW by, Enterprise management and that were used and relied upon by KBW based on such discussions, at the direction of First Choice management and with the consent of the First Choice board of directors.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions held by the managements of First Choice and Enterprise regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry. KBW was not requested to, and did not, assist First Choice with soliciting indications of interest from third parties regarding a potential transaction with First Choice.
In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to it or that was publicly available and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of First Choice as to the reasonableness and achievability of the publicly available consensus “street estimates” of First Choice and the assumed First Choice long-term growth rates referred to above (and the assumptions and bases therefor), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the First Choice “street estimates” referred to above that such estimates were consistent with, the best currently available estimates and judgments of First Choice management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated. KBW further relied, with the consent of First Choice, upon Enterprise management as to the reasonableness and achievability of the publicly available consensus “street estimates” of Enterprise, the assumed Enterprise long-term growth rates, and the estimates regarding certain pro forma financial effects of the merger on Enterprise (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger), all as referred to above (and the assumptions and bases for all such information), and KBW assumed that all such information was reasonably prepared and represented, or in the case of the Enterprise “street estimates” referred to above that such estimates were consistent with, the best currently available estimates and judgments of Enterprise management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated.
It is understood that the portion of the foregoing financial information of First Choice and Enterprise that was provided to KBW was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of First Choice and Enterprise, was based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, assumptions regarding the ongoing COVID-19 pandemic) and, accordingly, actual results could vary significantly from those set forth in such information. KBW assumed, based on discussions with the respective managements of First Choice and Enterprise and with the consent of the First Choice board of directors, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. Among other things, such information assumed that the ongoing COVID-19 pandemic could have an adverse impact on First Choice and Enterprise. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either First Choice or Enterprise since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with First Choice’s consent, that the aggregate allowances for loan and lease losses for First Choice and Enterprise are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of First Choice or Enterprise, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of First Choice or Enterprise under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as KBW’s view of the actual value of any companies or assets.
KBW assumed, in all respects material to its analyses:
•
that the merger and any related transactions (including, without limitation, the bank merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the draft reviewed by KBW and referred to above), with no adjustments to the exchange ratio and with no other consideration or payments in respect of First Choice common stock;

•
that the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•
that each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•
that there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transactions and that all conditions to the completion of the merger and any related transactions would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

•
that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of First Choice, Enterprise or the pro forma entity, or the contemplated benefits of the merger, including without limitation the cost savings and related expenses expected to result or be derived from the merger.

KBW assumed that the merger would be consummated in a manner that complies with the applicable provisions of the Securities Act, the Exchange Act, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of First Choice that First Choice relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to First Choice, Enterprise, the merger and any related transaction, and the merger agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, of the exchange ratio in the merger to the holders of First Choice common stock. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction (including the bank merger), including without limitation, the form or structure of the merger or any such related transaction, any consequences of the merger or any such related transaction to First Choice, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any environmental, employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger, any such related transaction, or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. There has been widespread disruption, extraordinary uncertainty and unusual volatility arising from the effects of the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:
•
the underlying business decision of First Choice to engage in the merger or enter into the merger agreement;

•
the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by First Choice or the First Choice board of directors;

•
the fairness of the amount or nature of any compensation to any of First Choice’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of First Choice common stock;

•
the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of First Choice (other than the holders of First Choice common stock, solely with respect to the exchange ratio as described in KBW’s opinion and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of Enterprise or any other party to any transaction contemplated by the merger agreement;

•
any adjustments (as provided in the merger agreement) to the exchange ratio;

•
the actual value of Enterprise common stock to be issued in the merger;

•
the prices, trading range or volume at which First Choice common stock or Enterprise common stock would trade following the public announcement of the merger or the prices, trading range or volume at which Enterprise common stock would trade following the consummation of the merger;

•
any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

•
any legal, regulatory, accounting, tax or similar matters relating to First Choice, Enterprise, their respective shareholders or stockholders, or relating to or arising out of or as a consequence of the merger or any related transaction (including the bank merger), including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, First Choice and Enterprise. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, KBW’s opinion was among several factors taken into consideration by the First Choice board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the First Choice board of directors with respect to the fairness of the exchange ratio. The type and amount of consideration payable in the merger were determined through negotiation between First Choice and Enterprise and the decision of First Choice to enter into the merger agreement was solely that of the First Choice board of directors.
The following is a summary of the material financial analyses presented by KBW to the First Choice board of directors in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the First Choice board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.
For purposes of the financial analyses described below, KBW utilized an implied transaction value for the merger of $33.40 per outstanding share of First Choice common stock, or approximately $397.8 million in the aggregate (inclusive of the implied value of in-the-money First Choice stock options), based on the 0.6603x exchange ratio in the proposed merger and the closing price of Enterprise common stock on April 23, 2021. In addition to the financial analyses described below, KBW reviewed with the First Choice board of directors for informational purposes, among other things, implied transaction multiples for the proposed merger (based on the implied transaction value for the merger of $33.40 per outstanding share of First Choice common stock) of 12.4x First Choice’s estimated calendar year 2021 earnings per share (“EPS”) and 12.8x First Choice’s estimated calendar year 2022 EPS using quarterly financial results for the quarter ended March 31, 2021 of First Choice (provided by First Choice) and publicly available consensus “street estimates” for First Choice.
First Choice Selected Companies Analysis.    Using publicly available information, KBW compared the financial performance, financial condition and market performance of First Choice to 16 major exchange-traded banks headquartered in the Western United States (defined as Alaska, Arizona, California, Colorado, Hawaii, Idaho, Montana, Nevada, New Mexico, Oregon, Utah, Washington and Wyoming) with total assets between $1.0 billion and $5.0 billion. Merger targets, ethnic-focused banks, savings banks and thrifts were excluded from the selected companies.
The selected companies were as follows:
Altabancorp	First Financial Northwest, Inc.
Bank of Commerce Holdings	First Western Financial, Inc.
Bank of Marin Bancorp	Heritage Commerce Corp
BayCom Corp	Northrim BanCorp, Inc.
California BanCorp	Oak Valley Bancorp
Central Valley Community Bancorp	Plumas Bancorp
Coastal Financial Corporation	Sierra Bancorp
Eagle Bancorp Montana, Inc.	United Security Bancshares
To perform this analysis, KBW used profitability and other financial information as of, or for the latest 12 months (LTM) or the most recent completed fiscal quarter (MRQ) (or, in the case of dividend yield, most recent completed fiscal quarter annualized) periods ended, December 31, 2020 and market price information as of April 23, 2021. KBW also used second, third and fourth fiscal quarters 2021 earnings estimates and 2022 earnings estimates for First Choice taken from publicly available consensus “street estimates” of First Choice and used 2021 and 2022 EPS earnings estimates for the selected companies taken from publicly available consensus “street estimates” of the selected companies to the extent publicly available (consensus “street” estimates were not publicly available for three of the selected companies). Where consolidated holding company level financial data for First Choice and the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios (subsidiary bank level data necessary to calculate Total Capital Ratio was also unreported for four of the selected companies). Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in First Choice’s historical financial statements, or the data prepared by Boenning presented under the section “Opinion of Enterprise’s Financial Advisor” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.
KBW’s analysis showed the following concerning the financial performance of First Choice and the selected companies:
		Selected Companies
	First Choice	25th Percentile	Median	Average	75th Percentile
MRQ Core Return on Average Assets(1)	1.93%	1.01%	1.14%	1.15%	1.34%
MRQ Core Return on Average Tangible Common Equity(1)	22.18%	10.01%	13.34%	12.73%	15.34%
MRQ Net Interest Margin	4.31%	3.17%	3.45%	3.48%	3.89%
MRQ Fee Income / Revenue Ratio(2)	15.2%	7.1%	12.9%	18.0%	18.1%
MRQ Noninterest Expense / Average Assets	2.13%	2.52%	2.32%	2.59%	2.08%
MRQ Efficiency Ratio	44.4%	65.6%	61.3%	61.7%	57.5%

(1)
Core net income after taxes and before extraordinary items, excluding gain on the sale of available for sale securities, amortization of intangibles, goodwill and nonrecurring items as defined by S&P Global.

(2)
Excluded gain on sale of securities.

KBW’s analysis showed the following concerning the financial condition of First Choice and, to the extent publicly available, the selected companies:
		Selected Companies
	First Choice	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets	9.16%	8.71%	9.66%	9.33%	10.31%
Total Capital Ratio	11.04%	13.51%	15.81%	15.61%	16.67%
Loans HFI / Deposits	115.1%	90.5%	80.3%	81.3%	71.8%
Loan Loss Reserve / Gross Loans	1.01%	1.09%	1.27%	1.28%	1.37%
Nonperforming Assets / Loans + OREO	0.36%	0.92%	0.61%	0.68%	0.29%
MRQ Net Charge-offs / Average Loans	(0.07)%	0.04%	0.00%	0.04%	(0.00)%

In addition, KBW’s analysis showed the following concerning the market performance of First Choice and, to the extent publicly available, the selected companies (excluding the impact of the LTM EPS multiple for one of the selected companies, which multiple was considered to be not meaningful because it was greater than 30.0x):
		Selected Companies
	First Choice	25th Percentile	Median	Average	75th Percentile
One-Year Stock Price Change	80.8%	42.7%	55.6%	62.2%	83.1%
Year-To-Date Stock Price Change	33.9%	13.6%	20.6%	22.5%	31.3%
Price / Tangible Book Value per Share	1.43x(1)	1.20x	1.32x	1.43x	1.49x
Price / LTM EPS	10.0x(2)	10.2x	15.3x	14.0x	16.0x
Price / 2021 EPS Estimate	9.2x	10.3x	11.8x	13.9x	17.5x
Price / 2022 EPS Estimate	9.5x	10.9x	13.3x	13.3x	16.0x
Dividend Yield	4.1%	1.1%	1.9%	2.1%	3.1%
LTM Dividend Payout Ratio	40.5%	9.3%	24.9%	27.4%	36.2%

(1)
Price / Tangible Book Value per Share as of March 31, 2021 (provided by First Choice) was 1.40x for First Choice.

(2)
Price / LTM EPS for the period ended March 31, 2021 (provided by First Choice) was 8.5x for First Choice.

No company used as a comparison in the above selected companies analysis is identical to First Choice. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Enterprise Selected Companies Analysis.    Using publicly available information, KBW compared the financial performance, financial condition and market performance of Enterprise to 17 major exchange-traded U.S. banks headquartered in the Midwestern United States (defined as Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota and Wisconsin) with total assets between $5.0 billion and $15.0 billion. Merger targets, savings banks and thrifts were excluded from the selected companies.
The selected companies were as follows:
1st Source Corporation	Lakeland Financial Corporation
Byline Bancorp, Inc.	Merchants Bancorp
Community Trust Bancorp, Inc.	Meta Financial Group, Inc.
CrossFirst Bankshares, Inc.	Midland States Bancorp, Inc.
First Busey Corporation	MidWestOne Financial Group, Inc.
First Merchants Corporation	Premier Financial Corp.
Great Southern Bancorp, Inc.	QCR Holdings, Inc.
Great Western Bancorp, Inc.	Republic Bancorp, Inc.
Horizon Bancorp, Inc.
To perform this analysis, KBW used profitability and other financial information as of, or for the LTM or MRQ (or, in the case of dividend yield, most recent completed fiscal quarter annualized) periods ended, December 31, 2020 and market price information as of April 23, 2021. KBW also used second, third and fourth fiscal quarters 2021 earnings estimates and 2022 earnings estimates for Enterprise taken from publicly available consensus “street estimates” of Enterprise and used 2021 and 2022 EPS earnings estimates taken from publicly available consensus “street estimates” of the selected companies. Where consolidated holding company level financial data for the selected companies was unreported, subsidiary bank level data was utilized to calculate ratios (subsidiary bank level data necessary to calculate Total Capital Ratio was also unreported for one of the selected companies). Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Enterprise’s historical financial statements, or the data prepared by Boenning under the section “Opinion of Enterprise’s Financial Advisor” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.
KBW’s analysis showed the following concerning the financial performance of Enterprise and the selected companies:
		Selected Companies
	Enterprise	25th Percentile	Median	Average	75th Percentile
MRQ Core Return on Average Assets(1)	1.51%	1.24%	1.33%	1.40%	1.61%
MRQ Core Return on Average Tangible Common Equity(1)	18.86%	11.55%	15.07%	16.23%	17.18%
MRQ Net Interest Margin	3.66%	3.20%	3.41%	3.45%	3.55%
MRQ Fee Income / Revenue Ratio(2)	19.3%	20.4%	23.7%	24.9%	28.9%
MRQ Noninterest Expense / Average Assets	1.98%	2.64%	2.29%	2.40%	1.93%
MRQ Efficiency Ratio	50.9%	59.7%	55.8%	54.3%	52.4%

(1)
Core net income after taxes and before extraordinary items, excluding gain on the sale of available for sale securities, amortization of intangibles, goodwill and nonrecurring items as defined by S&P Global.

(2)
Excluded gain on sale of securities.

KBW’s analysis also showed the following concerning the financial condition of Enterprise and, to the extent publicly available, the selected companies:
		Selected Companies
	Enterprise	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity / Tangible Assets	8.40%	8.30%	9.24%	9.44%	11.10%
Total Capital Ratio	14.92%	13.96%	14.78%	15.35%	16.40%
Loans HFI / Deposits	90.5%	92.4%	90.8%	86.8%	81.4%
Loan Loss Reserves / Gross Loans	1.89%	1.32%	1.47%	1.59%	1.70%
Nonperforming Assets / Loans + OREO	0.60%	1.40%	1.04%	1.18%	0.46%
MRQ Net Charge-offs / Average Loans	(0.04)%	0.27%	0.05%	0.24%	0.02%

In addition, KBW’s analysis showed the following concerning the market performance of Enterprise and the selected companies (excluding the impact of the LTM EPS multiples for three of the selected companies, which multiples were considered to be not meaningful because they were greater than 30.0x or less than 0.0x):
		Selected Companies
	Enterprise	25th Percentile	Median	Average	75th Percentile
One-Year Stock Price Change	87.1%	56.7%	81.9%	88.5%	90.5%
Year-To-Date Stock Price Change	44.7%	22.2%	25.7%	30.6%	41.2%
Price / Tangible Book Value per Share	1.99x(1)	1.37x	1.50x	1.68x	1.91x
Price / LTM EPS	18.3x(2)	12.9x	14.1x	15.9x	18.2x
Price / 2021 EPS Estimate	13.8x	10.9x	12.3x	12.4x	13.3x
Price / 2022 EPS Estimate	13.5x	11.3x	12.7x	12.7x	13.3x
Dividend Yield	1.5%	0.9%	2.5%	2.1%	3.1%
LTM Dividend Payout Ratio	26.1%	11.0%	36.0%	45.5%	48.6%

(1)
Price / Tangible Book Value per Share as of March 31, 2021 (provided by Enterprise) was 1.95x for Enterprise.

(2)
Price / LTM EPS for the period ended March 31, 2021 (provided by Enterprise) was 15.8x for Enterprise.

No company used as a comparison in the above selected companies analysis is identical to Enterprise. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Selected Transactions Analysis.   KBW reviewed publicly available information related to 12 U.S. bank transactions announced since January 1, 2021 with announced deal values between $100 million and $1.0 billion. Transactions with foreign buyers were excluded from the selected transactions.
The selected transactions were as follows:
Acquiror	Acquired Company
Bank of Marin Bancorp	American River Bankshares
Nicolet Bankshares, Inc.	Mackinac Financial Corporation
Eastern Bankshares, Inc.	Century Bancorp, Inc.
Peoples Bancorp Inc.	Premier Financial Bancorp, Inc.
Seacoast Banking Corporation of Florida	Legacy Bank of Florida
Banc of California, Inc.	Pacific Mercantile Bancorp
WSFS Financial Corporation	Bryn Mawr Bank Corporation
Shore Bancshares, Inc.	Severn Bancorp, Inc.
Stock Yards Bancorp, Inc.	Kentucky Bancshares, Inc.
First Busey Corporation	Cummins-American Corp.
BancorpSouth Bank	FNS Bancshares, Inc.
SVB Financial Group	Boston Private Financial Holdings, Inc.
For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements prior to the announcement of the respective transaction:
•
Price per common share to tangible book value per share of the acquired company (in the case of two selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

•
Price per common share to LTM EPS of the acquired company (in the case of two selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM total net income); and

•
Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium.

KBW also reviewed the price per common share paid for the acquired company for the 10 selected transactions involving publicly traded acquired companies as a premium to the closing stock price of the acquired company one day prior to the announcement of the acquisition (expressed as a percentage and referred to as the one-day market premium). The resulting transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the implied transaction value for the merger of $33.40 per outstanding share of First Choice common stock and using historical financial information for First Choice as of or for the 12 months ended March 31, 2021 and the closing price of First Choice common stock on April 23, 2021.
The results of the analysis are set forth in the following table:
		Selected Transactions
	Enterprise / First Choice	25th Percentile	Median	Average	75th Percentile
Price / Tangible Book Value per Share	1.89x	1.49x	1.68x	1.63x	1.74x
Price / LTM EPS	11.5x(1)	17.1x	19.0x	20.2x	21.6x
Core Deposit Premium	10.7%	6.2%	7.3%	8.1%	10.4%
One-Day Market Premium	35.0%	21.7%	32.3%	34.9%	39.0%

(1)
Price / LTM EPS for the period ended December 31, 2020 for the proposed merger was 13.5x.

No company or transaction used as a comparison in the above selected transactions analysis is identical to First Choice or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Relative Contribution Analysis.    KBW analyzed the relative standalone contribution of Enterprise and First Choice to various pro forma balance sheet and income statement items and the combined market capitalization of the combined entity. This analysis did not include purchase accounting adjustments or cost savings. To perform this analysis, KBW used (i) balance sheet and net income data for Enterprise and First Choice as of, or for the fiscal quarter ended, March 31, 2021, (ii) publicly available consensus “street estimates” of Enterprise and First Choice for the second, third and fourth fiscal quarters 2021 and for 2022, and (iii) market price information as of April 23, 2021. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of Enterprise stockholders and First Choice shareholders in the combined company based on the 0.6603x exchange ratio provided for in the merger agreement:
	Enterprise % of Total	First Choice % of Total
Ownership at 0.6603x merger exchange ratio:	80%	20%
Market Information:
Pre-Transaction Market Capitalization	84%	16%
Balance Sheet:
Total Assets	80%	20%
Gross Loans Held for Investment	78%	22%
Total Deposits	82%	18%
Tangible Common Equity	80%	20%
Income Statement:
2021 Estimated Earnings	78%	22%
2022 Estimated Earnings	79%	21%

Financial Impact Analysis.   KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Enterprise and First Choice. Using (i) closing balance sheet estimates as of September 30, 2021 for Enterprise and First Choice taken from publicly available consensus “street estimates,” (ii) publicly available consensus “street estimates” of Enterprise and First Choice for the second, third and fourth fiscal quarters 2021 and for 2022, and (iii) pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the merger and certain purchase accounting and other merger-related adjustments and restructuring charges assumed with respect thereto) provided by Enterprise management, KBW analyzed the potential financial impact of the merger on certain projected financial results of Enterprise. This analysis indicated the merger could be accretive to Enterprise’s estimated 2022 EPS and dilutive to Enterprise’s estimated tangible book value per share at closing as of September 30, 2021. Furthermore, the analysis indicated that, pro forma for the merger, each of Enterprise’s tangible common equity to tangible assets ratio, Common Equity Tier 1 Ratio, Leverage Ratio, Tier 1 Capital Ratio and Total Risk-Based Capital Ratio at closing as of September 30, 2021 could be lower. For all of the above analysis, the actual results achieved by Enterprise following the merger may vary from the projected results, and the variations may be material.
First Choice Dividend Discount Model Analysis.   KBW performed a dividend discount model analysis of First Choice to estimate a range for the implied equity value of First Choice. In this analysis, KBW used publicly available consensus “street estimates” for First Choice and assumed long-term growth rates for First Choice provided by First Choice management, and assumed discount rates ranging from 12.0% to 16.0%. The range of values was derived by adding (i) the present value of implied future excess capital available for dividends that First Choice could generate over the period from March 31, 2021 through December 31, 2025 as a standalone company, and (ii) the present value of First Choice’s implied terminal value at the end of such period. KBW assumed that First Choice would maintain a tangible common equity to tangible assets ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating implied terminal values for First Choice, KBW applied a range of 10.0x to 14.0x to First Choice’s estimated 2026 earnings. This dividend discount model analysis resulted in a range of implied values per share of First Choice common stock of $24.99 to $35.42.
The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values and discount rates. The foregoing dividend discount model analysis did not purport to be indicative of the actual values or expected values of First Choice.
Enterprise Dividend Discount Model Analysis.   KBW performed a dividend discount model analysis of Enterprise to estimate a range for the implied equity value of Enterprise. In this analysis, KBW used publicly available consensus “street estimates” for Enterprise and assumed long-term growth rates for Enterprise provided by Enterprise management, and assumed discount rates ranging from 10.0% to 14.0%. The range of values was derived by adding (i) the present value of implied future excess capital available for dividends that Enterprise could generate over the period from March 31, 2021 through December 31, 2025 as a standalone company, and (ii) the present value of Enterprise’s implied terminal value at the end of such period. KBW assumed that Enterprise would maintain a tangible common equity to tangible assets ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating implied terminal values for Enterprise, KBW applied a range of 11.0x to 15.0x to Enterprise’s estimated 2026 earnings. This dividend discount model analysis resulted in a range of implied values per share of Enterprise common stock of $39.17 to $56.17.
The dividend discount model analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values and discount rates. The foregoing dividend discount model analysis did not purport to be indicative of the actual values or expected values of Enterprise or the pro forma combined entity.
Miscellaneous.   KBW acted as financial advisor to First Choice in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. KBW and its affiliates, in the ordinary course of its and their broker-dealer businesses (and further to existing sales and trading relationships between a KBW broker-dealer affiliate and each of First Choice and Enterprise), may from time to time purchase securities from, and sell securities to, First Choice and Enterprise. In addition, as a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of First Choice or Enterprise for its and their own respective accounts and for the accounts of its and their respective customers and clients.
Pursuant to the KBW engagement agreement, First Choice agreed to pay KBW a cash fee equal to 1.20% of the aggregate merger consideration, $400,000 of which became payable to KBW with the rendering of KBW’s opinion and the balance of which is contingent upon the closing of the merger. First Choice also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than in connection with the present engagement, in the two years preceding the date of its opinion, KBW did not provide investment banking or financial advisory services to First Choice. In the two years preceding the date of its opinion, KBW did not provide investment banking or financial advisory services to Enterprise. KBW may in the future provide investment banking and financial advisory services to First Choice or Enterprise and receive compensation for such services.
Appraisal or Dissenters’ Rights in the Merger
Enterprise Stockholders
Under Section 262 of the DGCL, the Enterprise stockholders will not be entitled to appraisal or dissenters’ rights in connection with the merger if, on the Enterprise record date, shares of Enterprise common stock are listed on a national securities exchange or held of record by more than two thousand (2,000) stockholders, Enterprise stockholders are not required to accept as consideration for their shares any consideration that is different from the consideration to be provided to any other Enterprise stockholder, other than cash instead of fractional shares, and Enterprise stockholders are not required to accept as consideration for their shares anything other than the shares of a domestic entity which immediately after the effective date of merger are either listed on a national securities exchange or held of record by more than 2,000 stockholders, cash paid in lieu of fractional shares or any combination of the foregoing. Enterprise common stock is currently listed on the Nasdaq Global Select Market, a national securities exchange, and is expected to continue to be so listed on the Enterprise record date. If the merger is completed, holders of Enterprise common stock will not receive any consideration, and their shares of Enterprise common stock will remain outstanding and will constitute shares of the combined company, which shares are expected to continue to be listed on the Nasdaq Global Select Market at the effective time. Accordingly, holders of Enterprise common stock are not entitled to any appraisal or dissenters’ rights in connection with the merger.
First Choice Shareholders
First Choice shareholders will not be entitled to appraisal or dissenters’ rights in connection with the merger. Under the CGCL, shareholders are generally entitled to dissent from a merger or consolidation and, in certain circumstances, obtain payment of the fair value of their shares when a merger or consolidation occurs. However, the CGCL provides that appraisal rights are not available where the dissenting shares are listed on a national securities exchange certified by the California Financial Protection and Innovation Commissioner and the merger consideration consists only of shares that are listed on a national securities exchange certified by the California Financial Protection and Innovation Commissioner and cash in lieu of fractional shares. First Choice’s common stock is traded on the Nasdaq Capital Market, a national security exchange certified by the California Financial Protection and Innovation Commissioner, and the merger consideration is comprised only of Enterprise’s common stock, which is traded on the Nasdaq Global Select Market, a national security exchange certified by the California Financial Protection and Innovation Commissioner, and cash in lieu of fractional shares. As such, First Choice shareholders are not entitled to any statutory appraisal or dissenters’ rights.

Regulatory Approvals Required for the Mergers
We have agreed to use commercially reasonable efforts to obtain the regulatory approvals required for the merger and the bank merger. We refer to these approvals, along with the expiration of any statutory waiting periods related to these approvals, as the requisite regulatory approvals. These include approval from or notice to the FDIC, the MDOF, the Federal Reserve and the CDFPI. As of the date of this joint proxy statement/prospectus, Enterprise and First Choice have filed the necessary application with the FDIC, and applications with the Federal Reserve and MDOF are in process and will be filed following the date of this joint proxy statement/prospectus. The mergers and the related transactions cannot proceed in the absence of the requisite regulatory approvals. We cannot assure you as to whether or when the requisite regulatory approvals will be obtained, and, if obtained, we cannot assure you as to the date of receipt of any of these approvals, the terms thereof or the absence of any public protest or litigation challenging them. Likewise, we cannot assure you that the U.S. Department of Justice, or the Department of Justice, or a state attorney general will not attempt to challenge the merger or the bank merger on antitrust grounds, or, if such a challenge is made, as to the result of that challenge.
Any transaction approved by the FDIC under the Federal Bank Merger Act may not be completed until 30 days after the FDIC approval, during which time the Department of Justice may object to the transaction on competitive effects grounds. With the approval of the FDIC and the Department of Justice, the waiting period may be reduced to 15 days. While Enterprise and First Choice do not know of any reason that the Department of Justice would challenge regulatory approval by the FDIC based on competitive effects, and believe that the likelihood of such action is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding, or if such a proceeding is initiated, the result of any such challenge.
Neither Enterprise nor First Choice is aware of any other material governmental approvals or actions that are required prior to the parties’ completion of the mergers other than those described above. We presently contemplate that if any additional governmental approvals or actions are required, these approvals or actions will be sought. However, there can be no assurance that any of these additional approvals or actions, if required, will be obtained.
Interests of First Choice’s Directors and Executive Officers in the Merger
In considering the recommendation of the First Choice board of directors with respect to the merger, First Choice shareholders should be aware that certain of the directors and executive officers of First Choice have interests in the merger that may be different from, or in addition to, the interests of First Choice shareholders generally. The First Choice board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby and in making its recommendation that First Choice shareholders vote to approve the First Choice merger proposal. These interests are described in further detail below.
Stock Ownership
As of the close of business on the First Choice record date, First Choice directors and executive officers and their affiliates owned and were entitled to vote 1,533,145 shares of First Choice common stock, representing approximately 13.0% of the outstanding shares of First Choice common stock. All of the directors of First Choice have entered into voting agreements with Enterprise to, among other things, vote the shares of First Choice common stock owned by them in favor of the First Choice merger proposal and other matters required to be approved or adopted to effect the merger and any other transactions contemplated by the merger agreement. As of the close of business on the First Choice record date, the First Choice directors beneficially owned, in the aggregate, approximately 12.0% of First Choice common stock. The voting agreements are substantially in the form attached to this joint proxy statement/prospectus as Appendix B. Each of the directors and executive officers of First Choice will receive the same stock consideration for their shares of First Choice common stock as the other First Choice shareholders.
Treatment of Outstanding Equity Awards
At the effective time of the merger, each unvested First Choice option that is outstanding immediately prior to the effective time of the merger will vest or be forfeited pursuant to the terms of the applicable First

Choice benefit plan or award agreement. Each vested First Choice option that is outstanding at the effective time of the merger will be canceled and extinguished in exchange for the right to receive a single lump sum cash payment equal to the product of (i) the aggregate number of shares of First Choice common stock issuable upon exercise of each such First Choice option and (ii) the excess, if any, of (A) the daily volume weighted average price of Enterprise’s common stock for the 20 consecutive trading days ending on the last trading day immediately preceding the closing date of the merger multiplied by the exchange ratio over (B) the per-share exercise price of such First Choice option, less any applicable taxes required to be withheld with respect to such cash payment. If the exercise price per share of any such First Choice option is equal to or greater than the Enterprise average share price multiplied by the exchange ratio, the First Choice option will be canceled without any cash payment being made in respect thereof. For First Choice options that are exercised before the closing, the underlying shares of First Choice common stock received upon exercise will be exchanged for the stock consideration. See “The Merger Agreement — The Merger Consideration” beginning on page 79.
Assuming no First Choice options are exercised before the closing, cash payments to holders of First Choice options would amount to approximately $2.4 million in the aggregate based on the closing price of the Enterprise common stock as of May 28, 2021.
The merger agreement provides that at the effective time of the merger, each unvested or unsettled award of First Choice restricted stock awards will vest or be cancelled pursuant to the terms of the applicable First Choice stock plan or award agreement. Unless cancelled, the First Choice restricted stock awards will be exchanged for the same stock consideration that all other shares of First Choice common stock are entitled to receive in the merger.
The following table discloses the shares and dollar value of the unvested First Choice restricted shares and First Choice options held by each of First Choice’s directors and executive officers that will accelerate and vest in connection with, and as a result of, the consummation of the merger:
	Restricted Stock Awards		Stock Options		Total Value of Accelerated Equity Awards
Name	Shares	Value(1)	Shares	Value(2)
Executive Officers
Robert M. Franko	36,261	$1,183,030	32,448	$689,196	$1,872,226
Khoi D. Dang	15,816	$516,004			$516,004
Yolanda Su	8,784	$286,582			$286,582
Gene May	7,515	$245,180	21,632	$534,527	$779,707
Non-Employee Directors
James H. Gray	2,890	$94,287			$94,287
Peter H. Hui	2,645	$86,294			$86,294
Fred D. Jensen	2,584	$84,304	5,408	$114,866	$199,170
Luis Maizel	1,374	$44,827	7,977	$153,557	$198,384
Pravin C. Pranav	2,483	$81,009			$81,009
Lynn McKenzie-Tallerico	2,178	$71,058	5,000	$90,750	$161,808
Phillip T. Thong	3,297	$107,566			$107,566

(1)
Represents the aggregate value resulting when the number of restricted shares of First Choice common stock held by the director or executive officer is multiplied by the exchange ratio of 0.6603. This amount assumes that the per share value of Enterprise’s common stock is $49.41, determined as if the merger closed on May 28, 2021, and does not reflect any tax withholding.

(2)
Represents the aggregate value resulting when (a) the shares of First Choice common stock subject to the stock options held by the director or executive officer are multiplied by (b) the excess, if any, of (i) the product of the Enterprise 20-day volume weighted average price of Enterprise’s common stock multiplied by 0.6603, which is the exchange ratio, over (ii) the exercise price per share of such First

Choice stock options. This amount assumes that the 20-day volume weighted average price of Enterprise’s common stock is $49.33, determined in accordance with the merger agreement as if the merger closed on May 28, 2021, and does not reflect any tax withholding.
Payments Upon Termination or Change in Control
Employment Agreements
First Choice and FCB are parties to employment agreements with each of Robert M. Franko, Director, President and Chief Executive Officer, Khoi D. Dang, Executive Vice President and General Counsel, Gene May, Executive Vice President and Chief Credit Officer, and Yolanda S. Su, Executive Vice President and Chief Operations Administrator. Each of these employment agreements provide for a lump sum bonus after the occurrence of a “change in control” of First Choice (such as the merger) and an executive is terminated other than for “cause,” the executive terminates his or her employment with the surviving company for “good reason” (as defined in his or her employment agreement) or the executive is not retained by the surviving company following a change in control, equal to the product of: (i) a specified multiple, as disclosed in the table below, multiplied by; (ii) such executive officer’s current base salary and the “average bonus” as determined in accordance with their respective employment agreements. As used in the employment agreements, “average bonus” is the average of the aggregate cash bonus, if any, paid or payable to the executive for each of the three fiscal years preceding the fiscal year in which the executive’s termination of employment occurs (or such fewer number of fiscal years for which the executive was eligible to receive a bonus and/or incentive award); provided, however, that if any of the preceding fiscal years includes the year 2019 and any prior years, then the average bonus shall be calculated using the aggregate cash bonus and/or incentive award (inclusive of the cash portion and the equity portion thereof) for those years and not any fiscal years subsequent thereto. In addition, upon a “change in control” each executive officer is entitled to continuation of group health, dental and vision benefits for certain period ranging from 18 months to 24 months and immediate vesting of all then-unvested equity grants or awards.
Additionally, under the terms of these employment agreements, if the payments to any executive officer, together with any other payments which such executive officer has the right to receive from First Choice would constitute a “parachute payment” under Internal Revenue Code Section 280G, or 280G, the payments pursuant to the employment will be reduced so that the maximum amount of such payments (after reduction) will be one dollar ($1.00) less than the amount that would cause the aggregate of such payments to be subject to the excise tax imposed by Internal Revenue Code Section 4999 (or nondeductible by First Choice under 280G) or any interest or penalties with respect to such excise tax. However, the aggregate of the payments will only be reduced to the extent the after-tax value of amounts received by the applicable executive officer after application of the above reduction would exceed the after-tax value of the aggregate of these payments without application of such reduction.
The provision of all severance benefits, including severance benefits payable in connection with a change in control of First Choice, is contingent upon such executive officer executing a general release in favor of First Choice.
Management Incentive Plan
Pursuant to the Management Incentive Plan, or the MIP, the Compensation, Nominating and Corporate Governance Committee of First Choice annually approves a set of goals and metrics for annual incentive compensation to be paid to First Choice executive officers in the form of both cash incentives and equity incentives, and which was designed to continue to reflect First Choice’s pay-for-performance culture, to drive growth and profitability and to support First Choice’s principles of safety and soundness. As a result of the closing of the merger, the MIP will terminate and, as a consequence thereof, the First Choice executive officers will receive the prorated portion of their incentive bonuses as determined based on their annualized actual performance metrics. In order for an executive officer participating in the MIP to receive his or her prorated portion of the cash incentive award, he or she must be employed by First Choice on the day prior to the closing of the merger. Cash incentive award payments will be paid based on the actual performance metrics, annualized for the entire year, with the incentive award payment also prorated, based on the number of days in 2021 prior to the closing of the merger divided by 365.

The following table sets forth the cash incentive award that First Choice’s executive officers would be entitled to receive under the MIP, assuming the target award level on a prorated basis and in the event of and assuming consummation of the merger on July 31, 2021, the latest practicable date before the date of this joint proxy statement/prospectus. The actual amounts, if any, to be received by the executive officers may differ from the amounts set forth below:
Executive Officer	Cash Bonus
Robert M. Franko	$152,466
Khoi D. Dang	$61,873
Gene May	$50,856
Yolanda Su	$53,363
Summary of Payments to Certain Executive Officers
The following table sets forth the estimated value of the payments to which First Choice’s executive officers would be entitled pursuant to a “change in control,” subject to execution of a release, based on compensation levels as of the date of this joint proxy statement/prospectus, in the event of and assuming closing of the merger on July 31, 2021 and a termination of employment immediately following closing of the merger on such date. The actual amounts, if any, to be received by the executive officers may differ from the amounts set forth below.
Executive Officer	Change in Control Multiple of Salary and Average Bonus	Continuation of Benefits (No. of Months)	Dollar value of Change in Control Payment	Dollar value of Continuation of Benefits	Dollar Value of Unvested Shares as of May 28, 2021(1)	Dollar Value of Aggregate MIP Bonus(2)	Total(3)
Robert M. Franko	2.99x	24	$2,871,123	$27,339	$1,872,226	$152,466	$4,923,154
Khoi D. Dang	1.5x	18	$673,882	$18,126	$516,004	$61,873	$1,269,885
Gene May	1.5x	18	$542,386	$1,724	$779,707	$50,856	$1,374,673
Yolanda Su	1.5x	18	$602,981	$23,400	$286,582	$53,363	$966,326

(1)
Represents the total value of accelerated equity awards identified in the table above in the section entitled “— Treatment of Outstanding Equity Awards.”

(2)
Represents the total value of the benefits identified in the table above in the section entitled “— Management Incentive Plan.”

(3)
Amounts indicated net potential payments after clawback and exclude the dollar value of the continuation of benefits for the period(s) specified in the table for the applicable executive. No executive has the clawback payment.

Appointment of a First Choice Director to Enterprise’s Board of Directors
The merger agreement requires Enterprise to take all action necessary to appoint or elect, effective as of the effective time of the merger, one current First Choice director as a director of Enterprise. The selected First Choice director must be independent with respect to Enterprise for purposes of Nasdaq’s listing requirements and mutually agreeable to Enterprise and First Choice. Enterprise and First Choice have determined that Peter Hui, the Chairman of the Board of First Choice and FCB, will be appointed to the Enterprise board, with such appointment to be effective as of the effective time of the merger. Mr. Hui will serve until the first annual meeting of the stockholders of Enterprise following the effective time of the merger and until he or his successor is elected and qualified.
Indemnification and Insurance of Directors and Officers
Pursuant to the merger agreement, Enterprise has agreed, for a period of six years from the effective time of the merger, to indemnify and hold harmless each present and former director and officer of First

Choice and FCB against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, arising out of actions or omissions of such persons in the course of performing their duties for First Choice or any of its subsidiaries occurring at or before the effective time of the merger, and to advance expenses to such persons to the same extent such persons would be entitled to expense advancement pursuant to applicable law, the articles of incorporation and bylaws of First Choice as in effect on the date of the merger agreement.
Pursuant to the merger agreement, Enterprise has also agreed to maintain in effect for a period of six years following the effective time of the merger the directors’ and officers’ liability insurance policy currently maintained by First Choice or to provide a policy with comparable or higher coverage, provided that, if the cost of such insurance exceeds 250% of the annual cost paid by First Choice for its existing directors’ and officers’ liability insurance, which is referred to as the maximum insurance amount, Enterprise will obtain the most advantageous coverage as is available for an annual premium equal to the maximum insurance amount.

THE MERGER AGREEMENT
The following discussion describes the material provisions of the merger agreement and the merger. We urge you to read the merger agreement, which is attached as Appendix A and incorporated by reference in this joint proxy statement/prospectus, carefully and in its entirety. The description of the merger agreement in this joint proxy statement/prospectus has been included to provide you with information regarding its terms. The merger agreement contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to shareholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.
Structure of the Merger
Pursuant to the terms and conditions of the merger agreement, First Choice will merge with and into Enterprise, with Enterprise being the surviving company. As a result of the merger, the separate existence of First Choice will terminate. Upon the effectiveness of the merger, First Choice shareholders will be entitled to the stock consideration and will no longer be owners of First Choice common stock. Following the merger, certificates for First Choice common stock will only represent the right to receive the stock consideration pursuant to the merger agreement, and otherwise will be null and void after completion of the merger.
Immediately following the merger, First Choice’s wholly-owned bank subsidiary, FCB, will merge with and into Enterprise’s wholly-owned bank subsidiary, EB&T, with EB&T being the surviving bank, which we refer to as the bank merger. EB&T will continue its corporate existence as a state-chartered trust company with banking powers, organized under the laws of the State of Missouri. We expect to complete the merger and the bank merger in the third quarter of 2021.
The Merger Consideration
General.   At the effective time of the merger, each outstanding share of First Choice common stock will, by virtue of the merger and without any action on the part of a First Choice shareholder, be converted into, and will be canceled in exchange for, the right to receive whole shares of Enterprise common stock. Cash will be paid in lieu of fractional shares of Enterprise common stock.
Stock Consideration.   At the effective time of the merger, each outstanding share of First Choice common stock will be converted into the right to receive to receive 0.6603 shares of Enterprise common stock. If pre-closing environmental reviews of First Choice’s real estate result in estimated remediation costs in excess of a specified threshold, then Enterprise may elect to adjust the exchange ratio to account for those costs.
In addition, the merger agreement provides that First Choice may terminate the merger agreement if (i) the Enterprise daily volume weighted average stock price for the 20 consecutive trading days ending on the trading day immediately preceding the fifth trading day prior to the closing of the merger, which is referred to as the triggering VWAP, is less than $39.704 per share, and (ii) the triggering VWAP underperforms the average closing price of a specified index of financial institution stocks during the 20 trading days ending on the trading day immediately preceding the fifth trading day prior to the closing of the merger by more than 20%. If First Choice elects to terminate the merger agreement in such instance, Enterprise may elect to reinstate the merger agreement by adjusting the exchange ratio to increase the stock consideration. If Enterprise makes such election to reinstate the merger agreement, then no termination will occur and the merger agreement will remain in effect according to its terms (except the stock consideration, which will have been adjusted). Accordingly, at the time of the First Choice special meeting, First Choice shareholders will not know or be able to calculate the market price of Enterprise common stock that they will receive upon completion of the merger.
Upon completion of the merger, First Choice shareholders are expected to receive an aggregate of        shares of Enterprise common stock, which, based on an exchange ratio of 0.6603 and a $49.41 closing price of Enterprise’s common stock on May 28, 2021, represents approximately $386 million of aggregate merger consideration payable to the First Choice shareholders. The aggregate number of shares of First Choice common stock referenced in the immediately prior sentence is based on, as of the date of this joint proxy statement/prospectus, the number of:
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shares of First Choice common stock outstanding; and

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unvested or unsettled award of First Choice restricted stock awards.

Following the completion of the merger, and based on the amounts described above and on 31,247,366 shares of Enterprise common stock outstanding as of May 28, 2021, the former First Choice shareholders will own approximately 20% of the outstanding shares of Enterprise common stock and the current shareholders of Enterprise will own the remaining approximately 80% of the outstanding shares of Enterprise common stock.
The amounts and percentages in the immediately preceding paragraph do not reflect adjustments based upon, take into account or otherwise give effect to:
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any shares of First Choice common stock that may be issuable upon exercise of First Choice options prior to the effective time of the merger; or

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any tax withholding obligations.

Based on the number of shares of First Choice common stock, stock options and restricted stock awards outstanding and the following closing prices of Enterprise’s common stock on the Nasdaq Global Select Market: (i) $50.15 on April 26, 2021, the last trading day before public announcement of the merger agreement and (ii) $49.41 on May 28, 2021, the latest practicable trading day before the date of this joint proxy statement/prospectus, the implied value of the stock consideration per share would be approximately $33.11 and $32.63, respectively, and the implied value of the aggregate stock consideration would be approximately $392 million and $386 million, respectively. The implied value of the stock consideration will fluctuate as the market price of Enterprise common stock fluctuates.
All shares of Enterprise common stock received by First Choice shareholders in the merger will be freely tradable, except that shares of Enterprise common stock received by persons who become affiliates of Enterprise for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act.
Fractional Shares.   No fractional shares of Enterprise common stock will be issued in connection with the merger. Instead, Enterprise will make to each First Choice shareholder, who would otherwise receive a fractional share of Enterprise common stock, a cash payment, without interest and rounded to the nearest whole cent, for the value of any fraction of a share of Enterprise common stock the shareholder would otherwise be entitled to receive, rounded to the nearest hundredth of a share, based on the daily volume weighted average price of Enterprise common stock for the 20 consecutive trading days ending on the trading date immediately preceding the closing date of the merger.
First Choice Options.   Immediately prior to the effective time of the merger, each unvested First Choice option will vest or be forfeited, as the case may be, pursuant to the terms of the applicable First Choice benefit plan and or award agreement. At the effective time, each vested and outstanding First Choice option will be canceled and extinguished and exchanged for the right to receive (without interest) an amount of cash equal to the product of (i) the aggregate number of shares of First Choice common stock issuable upon exercise of each such First Choice option and (ii) the excess, if any, of (A) the daily volume weighted average price of Enterprise’s common stock for the 20 consecutive trading days ending on the last trading day immediately preceding the closing date of the merger multiplied by the exchange ratio over (B) the per-share exercise price of such First Choice option, less any applicable taxes required to be withheld with respect to such cash payment. For First Choice options that are exercised before the closing, the underlying shares of First Choice common stock received upon exercise will be exchanged for the stock consideration in accordance with the exchange ratio.
Assuming no First Choice options are exercised before the closing, cash payments to holders of First Choice options would amount to approximately $2.4 million in the aggregate based on the closing price of the Enterprise common stock as of May 28, 2021.

Other First Choice Stock-Based Awards.   At the effective time of the merger, each unvested or unsettled award of First Choice restricted stock awards will vest or be cancelled pursuant to the terms of the applicable First Choice stock plan or award agreement. Unless cancelled, the First Choice restricted stock awards will be exchanged for the stock consideration, as described above under “— Stock Consideration.”
Procedures for Exchanging First Choice Common Stock
Conversion.   The conversion of First Choice common stock into the right to receive the stock consideration will occur automatically at the effective time of the merger.
Exchange Procedure.   As soon as practicable after the closing of the merger, but in no event later than 10 days thereafter, the exchange agent selected by Enterprise (which may be Enterprise’s transfer agent) and reasonably acceptable to First Choice, which we refer to as the exchange agent, will mail to each holder of a certificate representing shares of First Choice, which we refer to as certificates, and each holder of a book-entry share(s) representing outstanding shares of First Choice common stock, which we refer to as book-entry shares, a letter of transmittal and instructions advising such holder of the effectiveness of the merger and the procedure for surrendering to the exchange agent certificates or book-entry shares of First Choice common stock in exchange for the stock consideration allocated to them.
First Choice shareholders who surrender their certificates or book-entry shares and duly complete and execute the transmittal materials, or who have taken other steps to surrender the evidence of their stock interest in First Choice in accordance with the instructions accompanying the letter of transmittal, will, upon the exchange agent’s acceptance of such certificates or book-entry shares and transmittal materials or stock interest, be entitled to (i) a certificate (or evidence of shares in book-entry form, as applicable) representing the number of whole shares of Enterprise common stock that such holder is entitled to receive pursuant to the merger agreement, and (ii) a check in the amount (after giving effect of any tax withholding as described below) equal to (A) the amount of any cash payable in lieu of fractional shares of Enterprise common stock, and (B) any dividends and other distributions payable with respect to the shares of Enterprise common stock issuable to such holder, in each case in accordance with the terms of the merger agreement. No interest will accrue or be paid with respect to any cash paid in lieu of fractional shares of First Choice common stock.
Dividends and Distributions.   Any First Choice shareholder who receives shares of Enterprise common stock in the merger will receive dividends on Enterprise common stock or other distributions declared after the completion of the merger only if he or she has surrendered his or her certificates or book-entry shares. Only then will the First Choice shareholder be entitled to receive all previously withheld dividends and distributions, without interest.
Withholding.   The exchange agent will be entitled to deduct and withhold from the stock consideration payable to any First Choice shareholder the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If the exchange agent withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the shareholders from whom they were withheld.
No Transfers of First Choice Common Stock after the Merger.   After completion of the merger, no transfers of First Choice common stock issued and outstanding immediately prior to the completion of the merger will be allowed. First Choice stock certificates that are presented for transfer after the completion of the merger will be canceled and exchanged for the stock consideration.
Lost, Stolen or Destroyed First Choice Common Stock Certificates.   If a First Choice shareholder has lost such shareholder’s certificate, or the certificate has been lost, stolen or destroyed, the First Choice shareholder may be required to deliver an affidavit and a lost certificate bond as a condition to receiving any stock consideration to which such shareholder may be entitled. If you are unable to locate your original stock certificate(s), you should contact the exchange agent, Computershare Trust Company, NA, at (800) 546-5141.
Closing and Effective Time
We plan to complete the merger at such date and time mutually agreed by Enterprise and First Choice, which such date may not be later than 15 business days after all of the conditions to the closing of the merger have been satisfied or waived in accordance with the terms of the merger agreement. The time the merger is completed is the effective time of the merger. See “The Merger Agreement — Conditions to Completion of the Merger” beginning on page88.
Management after the Merger
Upon the effective time of the merger and the effectiveness of the bank merger, the separate existence of First Choice and FCB will cease. The directors and executive officers of Enterprise and EB&T immediately prior to the merger and bank merger, respectively, will continue as the directors and executive officers of Enterprise and EB&T after the merger and bank merger, respectively, in each case, until their respective successors are duly elected or appointed and qualified. Pursuant to the terms of the merger agreement, Enterprise is required to take all action necessary to appoint or elect, effective as of the effective time of the merger, one current First Choice director. The selected First Choice director must be independent with respect to Enterprise for purposes of Nasdaq’s listing requirements and mutually agreeable to Enterprise and First Choice. Enterprise and First Choice have determined that Peter Hui, the Chairman of the Board of First Choice and FCB, will be appointed to the Enterprise board, with such appointment to be effective as of the effective time of the merger. Mr. Hui will serve until the first annual meeting of the stockholders of Enterprise following the effective time of the merger and until he or his successor is elected and qualified.
Representations and Warranties of the Parties
Pursuant to the merger agreement, Enterprise, EB&T, First Choice and FCB made certain customary representations and warranties relating to their respective companies, subsidiaries, businesses and matters related to the merger and bank merger. For detailed information concerning these representations and warranties, reference is made to Articles 3 and 4 of the merger agreement included as Appendix A to this joint proxy statement/prospectus. Such representations and warranties generally must remain materially accurate through the completion of the merger.
The merger agreement contains representations and warranties that Enterprise, EB&T, First Choice and First Choice Bank made to and solely for the benefit of each other. These representations and warranties are subject to materiality standards which may differ from what may be viewed as material by investors and shareholders, and, in certain cases, were used for the purpose of allocating risk among the parties rather than establishing matters as facts. The assertions embodied in those representations and warranties also are qualified by information in confidential disclosure schedules that the parties have exchanged when signing the merger agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement. Accordingly, neither shareholders of either First Choice or Enterprise should rely on the representations and warranties as characterizations of the actual state of facts or condition of Enterprise or First Choice, since they were only made as of the date of the merger agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in Enterprise’s or First Choice’s public disclosures.
First Choice’s Conduct Pending the Merger
The merger agreement contains various restrictions on the operations of First Choice before the effective time of the merger. In general, the merger agreement obligates First Choice and FCB to conduct their business in the usual, regular and ordinary course of business consistent with past practice. In addition, First Choice and FCB have agreed that, except as expressly contemplated by the merger agreement or as required by applicable law, without the prior written consent of Enterprise (such consent not to be unreasonably withheld or delayed), neither will, among other things:
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issue, sell, grant, pledge, encumber, dispose of or otherwise permit to become outstanding any shares of its capital stock or any other securities;

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take any action to accelerate the vesting of rights under any equity plan of First Choice or any of its subsidiaries or any First Choice option;

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adjust, split, combine, redeem, reclassify, exchange, purchase or otherwise acquire any shares of its capital stock, or any other securities convertible into or exchangeable for any additional shares of its stock;

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make, declare or pay or set aside any dividends or make other distributions in respect of its capital stock, other than payments from FCB to First Choice, from a subsidiary of FCB to FCB, or quarterly cash dividends to First Choice’s shareholders in an amount not to exceed $0.25 per share (and each First Choice and Enterprise will coordinate the declaration of any dividends and any related record and payment dates so that First Choice shareholders will not receive two dividends or fail to receive one dividend in any quarter with respect to their First Choice shares and any Enterprise shares received in the merger);

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enter into, amend or renew any employment, consulting, compensatory, severance, retention or similar contract with any director, officer or employee;

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grant any increase in compensation or benefits to its officers or other employees or pay any bonus except as expressly contemplated by the merger agreement;

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hire any person as an employee to fill an existing position whose compensation would exceed, on an annualized basis, $70,000, or take any adverse employment action that reduces the compensation of any employee (including layoffs, furloughs, wage reductions or deferrals) where such employee’s compensation exceeds, on an annualized basis, $70,000;

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enter into, establish, adopt, amend, modify, fund, change any material practice or offering with respect to, or terminate, any existing First Choice employee benefit plan;

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(i) pay, loan or advance any amount to, (ii) sell, transfer or lease any properties or assets to, (iii) buy, acquire or lease any properties or assets from or (iv) enter into any contract with, its executive officers or directors or their affiliates or associates, other than compensation or business expense advancements or reimbursements in the ordinary course of business as part of the terms of such person’s employment or service as a director or officer and other than deposits held by, and extensions of credit by, FCB in the ordinary course of business;

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sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any rights, assets, deposits, business or properties or cancel or release any indebtedness owed to First Choice or any of its subsidiaries, except in the ordinary course of business;

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acquire all or a material portion of the assets, debt, business, deposits or properties of any other entity;

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make any capital expenditures in amounts exceeding $50,000 individually or $75,000 in the aggregate;

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amend its articles of incorporation or bylaws;

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implement or adopt any change in its accounting principles, practices or methods, other than as may be required by law, GAAP or applicable regulatory accounting requirements;

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enter into, amend, modify, terminate, extend or waive any material provision of any material contract, lease or insurance policy, or make any change in any contract governing the terms of any of its securities, or enter into any material contract;

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settle any action, suit, claim or proceeding that involves payment by First Choice or any of its subsidiaries of an amount which exceed $25,000 individually, or $50,000 in the aggregate or that would impose any material restriction on the business of First Choice or any of its subsidiaries;

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waive or release any material rights or claims, or agree or consent to the issuance of any order materially restricting or otherwise affecting the business or operations of First Choice and its subsidiaries;

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enter into any new material line of business, or introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements;

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change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies;

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make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans;

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offer, open, renew or agree to renegotiate, increase, extend or modify any deposit account, or make any commitment to do the foregoing, for any current or new customer in a business or industry that would reasonably be expected to require enhanced due diligence, monitoring and oversight to ensure compliance with the Bank Secrecy Act and state and federal anti-money laundering laws;

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offer, service, renew or agree to renegotiate, increase, extend or modify for any current or new customer the terms of any product, platform, service or account that would reasonably be expected to require enhanced due diligence, monitoring and oversight to ensure compliance with the Bank Secrecy Act and state and federal anti-money laundering laws;

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enter into any derivative transaction;

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incur any additional debt obligation or other obligation for borrowed money (other than creation of deposit liabilities, purchases of federal funds, issuances, standby and letters of credit and sales of certificates of deposit, or sixty day advances, in each case which are in the ordinary course of its business);

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other than in the ordinary course of its business, acquire, sell or otherwise dispose of any investment securities, or change the classification method for any investment securities;

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make any change to its rate sheet other than in the ordinary course of business, amend, modify, terminate or deviate from the exception practice in place for its rate sheet, change its policies and practices with respect to deposits and earnings credits, or make any increases to deposit pricing;

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make, renew, renegotiate, increase, extend or modify any (i) loan in excess of Federal Financial Institutions Examination Council regulatory guidelines relating to loan to value ratios, (ii) loan that is not made in conformity with First Choice’s ordinary course lending policies and guidelines, (iii) loan, whether secured or unsecured, if the amount of such loan, together with any other outstanding loans (without regard to whether such other loans have been advanced or remain to be advanced), would result in the aggregate outstanding loans to any borrower exceeding $5.0 million, or (iv) loan to certain categories of borrowers;

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sell any loan or loan pools;

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acquire any servicing rights or sell or otherwise transfer any loan where First Choice or any of its subsidiaries retains any servicing rights;

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make, renew, renegotiate, increase, extend or modify any unsecured loan that exceeds $3.0 million;

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make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof, or make any investment or commitment to develop or otherwise take any actions to develop any real property owned by First Choice or any of its subsidiaries, excluding other real estate owned;

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make or change any material tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended tax return, enter into any material closing agreement, settle or compromise any liability with respect to taxes, agree to any adjustment of any tax attribute, file any claim for a refund of taxes, or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment;

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commit any act or omission which constitutes a material breach or default of any contract with a governmental authority or material contract, in each case that would reasonably be expected to result in a condition to closing not being satisfied;

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foreclose on or take a deed or title to any real estate, other than single-family residential properties in the ordinary course of its business, without first conducting a Phase I Environmental Site Assessment of the property, or foreclose on or take deed or title to any real estate, other than single-family 1-4 units residential properties, if such environmental assessment indicates the presence or likely presences of any hazardous substance;

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take any action, or knowingly fail to take any action, intended or reasonably likely to prevent, delay or impair First Choice’s or FCB’s ability to consummate the merger, the bank merger or the other transactions contemplated by the merger agreement, or prevent the merger or bank merger from qualifying as a reorganization under Section 368(a) of the Code;

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open, relocate or close any branch office, loan production office, deposit production office or loan servicing facility, or file any application or make any contract for the opening, relocation or closing of any branch office, loan production office, deposit production office or loan servicing facility;

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merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries;

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compromise, resolve, or otherwise “workout” any delinquent or troubled loan, except in the ordinary course of business;

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accept any brokered deposits; or

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agree to take, make any commitment to take, or adopt any resolutions of the First Choice board or FCB board in support of, any of the actions reasonably believed to be covered above and as described in the merger agreement.

In addition to these covenants, the merger agreement contains various other customary covenants, including, among other things, access to information and each party’s agreement to use its commercially reasonable efforts to obtain all required consents.
Enterprise’s Conduct Pending the Merger
The merger agreement also obligates Enterprise and EB&T to conduct business in the ordinary course of business consistent and in compliance in all material respects with all applicable laws. In addition, Enterprise and EB&T have agreed that, except as expressly contemplated by the merger agreement, without the prior written consent of First Choice (such consent not to be unreasonably withheld or delayed), neither will, among other things:
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amend its certificate or articles of incorporation or bylaws in any manner that would adversely affect the rights of First Choice shareholders in Enterprise following the consummation of the merger;

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adjust, split, combine or reclassify any of Enterprise’s capital stock;

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merge or consolidate Enterprise or EB&T with any other person, or restructure, reorganize or completely or partially liquidate or dissolve Enterprise or EB&T;

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take any action or knowingly fail to take any action intended or reasonably likely to (i) prevent, delay or impair Enterprise’s or EB&T’s ability to consummate the merger, the bank merger or the other transactions contemplated by the merger agreement or (ii) prevent the merger or bank merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

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agree to take, make any commitment to take, or adopt any resolutions of the Enterprise board in support of, any of the actions reasonably believed to be covered above and as described in the merger agreement.

No Solicitation
Except as otherwise set forth in the merger agreement, First Choice has agreed that it will not, and will instruct its directors, officers and employees not to, directly or indirectly:
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initiate, solicit, induce or knowingly encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal;

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participate in discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person, any information or data with respect to First Choice or its subsidiaries or otherwise in furtherance of an acquisition proposal;

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release any person from, waive any provision of, or fail to enforce any confidentiality agreement or standstill agreement to which First Choice is a party in furtherance of an acquisition proposal; or

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enter into any agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to any acquisition proposal.

First Choice has agreed that any violation of the foregoing restrictions by any of its representatives shall be deemed to be a breach of the merger agreement by First Choice. In addition, First Choice and its subsidiaries are required to, and are required to cause each of First Choice’s representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any persons with respect to any existing or potential acquisition proposal.
For purposes of the merger agreement, “acquisition proposal” is defined to mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Enterprise), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an acquisition transaction. An “acquisition transaction” means:
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any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving First Choice or any of its subsidiaries;

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any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, an aggregate amount of 20% or more of the assets of First Choice and any of its subsidiaries on a consolidated basis;

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any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing an aggregate of 20% or more of the voting power of First Choice;

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any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning an aggregate of 20% or more of any class of equity securities of First Choice; or

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any transaction which is similar in form, substance or purpose to any of the transactions listed above, or any combination of these types of transactions.

If First Choice receives a bona fide unsolicited written acquisition proposal that did not result from a breach of the non-solicitation provisions described above, then, prior to First Choice’s shareholders approving the merger agreement and transactions contemplated by the merger agreement, the First Choice board of directors may participate in discussions or negotiations regarding the unsolicited acquisition proposal if the First Choice board of directors first reasonably determines in good faith, after consultation with its outside legal counsel and outside financial advisor, that such acquisition proposal constitutes or could reasonably be expected to lead to a superior proposal, and its failure to take action on such proposal would breach or reasonably be expected to result in a breach of its fiduciary duties to First Choice’s shareholders under applicable law.
For purposes of the merger agreement, a “superior proposal” means any bona fide, unsolicited written acquisition proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an acquisition transaction that (i) the First Choice board of directors determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that would be more favorable to First Choice’s shareholders than the merger (taking into account all factors relating to such proposed transaction deemed relevant by the First Choice board of directors, including without limitation the amount and form of consideration, the timing of payment, the risk the transaction would not be consummated, the financing of the transaction and all other conditions thereto, the termination fee described below under “The Merger Agreement — Termination Fee; Effect of Termination,” and any adjustments to the terms and conditions of the merger proposed by Enterprise in response to such acquisition proposal), and (ii) is for 50% or more of the outstanding shares of First Choice common stock or all or substantially all of the assets of First Choice.

In addition to the obligations described above, First Choice will promptly, within 24 hours, notify Enterprise in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, First Choice or any of its representatives, in each case in connection with any acquisition proposal.
First Choice Board’s Covenant to Recommend the Merger Agreement
Pursuant to the merger agreement, except as described below with respect to “subsequent determinations,” the First Choice board is required, at all times prior to and during the First Choice special meeting, to recommend that First Choice shareholders approve the merger agreement and the transactions contemplated by the merger agreement. Subject to certain exceptions, First Choice agreed that its board of directors, or any committee of the board, will not:
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withhold, withdraw, change, qualify, amend or modify, or publicly propose to withdraw, change, qualify, amend or modify, in a manner adverse in any respect to the interest of Enterprise, or take any other action or make any other public statement inconsistent with its recommendation for approval by First Choice shareholders of the merger agreement and the transactions contemplated by the merger agreement or any other matters required to be approved by First Choice shareholders for consummation of the merger and the transactions contemplated thereby;

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fail to publicly affirm its recommendation for approval of the merger agreement and the transactions contemplated by the merger agreement within five business days following a request by Enterprise;

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approve or recommend, or publicly propose to approve or recommend, any acquisition proposal;

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resolve to take, or publicly announce an intention to take, any of the foregoing actions; or

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enter into (or cause any of First Choice’s subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (i) related to any acquisition transaction or (ii) requiring First Choice to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement.

The actions described in the first four bullet points listed above are referred to as a “subsequent determination.” Pursuant to the merger agreement, the First Choice board or any First Choice board committee may take a “subsequent determination” if First Choice receives an acquisition proposal and:
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the First Choice board of directors determines in good faith, after consultation with outside legal counsel and its financial advisor, that the acquisition proposal constitutes a superior proposal and that the failure to make a subsequent determination with respect to the superior proposal be breach or reasonably be expected to result in a breach of its fiduciary duties, and

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provided that, during the five business days after Enterprise’s receipt from First Choice of a notice regarding the First Choice board’s subsequent determination, First Choice and its board of directors negotiate in good faith with Enterprise, to the extent that Enterprise desires to negotiate, to make such adjustments, modifications or amendments to the terms and conditions of the merger agreement as would enable First Choice to proceed with the First Choice recommendation of the merger agreement and transactions contemplated by the merger agreement.

In the event of any material revisions to the superior proposal, First Choice must provide a new notice of such superior proposal to Enterprise. During the three business day period following receipt of such new written notice by Enterprise, First Choice and its board of directors must negotiate in good faith with Enterprise, to the extent that Enterprise desires to negotiate, to make any adjustments, modifications or amendments to the terms and conditions of the merger agreement as would enable First Choice to proceed with its board’s original recommendation with respect to the merger agreement without requiring First Choice to withdraw, qualify, amend or modify its board’s recommendation with respect to the merger agreement.
Enterprise Board’s Covenant to Recommend the Merger Agreement
Pursuant to the merger agreement, the Enterprise board is required, at all times prior to and during the Enterprise special meeting, to recommend that Enterprise shareholders approve the merger agreement and the transactions contemplated by the merger agreement. Enterprise agreed that its board of directors, or any committee of the board, will not withhold, withdraw, change, qualify, amend or modify, or publicly propose to withdraw, change, qualify, amend or modify, in a manner adverse in any respect to the interest of First Choice, or take any other action or make any other public statement inconsistent with, its recommendation to approve the merger agreement and the transactions contemplated by the merger agreement.
Conditions to Completion of the Merger
The respective obligations of Enterprise and First Choice to complete the merger are subject to various conditions prior to the merger. The conditions include the following, among others:
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the accuracy of the representations and warranties of the parties set forth in the merger agreement subject to the standards set forth in the merger agreement;

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the performance of all agreements and covenants required by the merger agreement to be performed prior to the closing of the merger;

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the delivery of certain certificates of the appropriate officers of Enterprise, EB&T, First Choice and FCB;

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approval of the merger agreement and the transactions contemplated by the merger agreement by holders of at least a majority of the outstanding shares of First Choice common stock entitled to vote;

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approval of the merger agreement and the transactions contemplated by the merger agreement by holders of at least a majority of the outstanding shares of Enterprise common stock entitled to vote;

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the receipt of all required regulatory approvals or authorizations, provided that none of these approvals contain any prohibition, limitation, or other requirement which would (i) materially prohibit or materially limit the ownership or operation by Enterprise or any subsidiary of Enterprise (including First Choice and FCB after closing of the merger) of all or any material portion of its business or assets, (ii) compel Enterprise or any subsidiary of Enterprise (including First Choice and FCB after closing of the merger) to dispose of all or any material portion of its business or assets, (iii) cause any portion of any First Choice regulatory agreement to be enforceable against Enterprise or EB&T after the merger, or (iv) be reasonably expected to have a material adverse effect on Enterprise, taken as a whole;

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the absence of any law, injunction, order, judgment or decree enacted, promulgated or enforced by any governmental authority prohibiting or making illegal completion of any of the transactions contemplated by the merger agreement;

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the registration statement of Enterprise of which this joint proxy statement/prospectus is a part must have become effective under the Securities Act and no “stop order” will have been initiated or threatened by the SEC and be continuing in effect;

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since the date of the merger agreement, neither Enterprise nor First Choice will have suffered a material adverse effect;

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the issuance of tax opinions to each of Enterprise and First Choice from Holland & Knight and Duane Morris, respectively, to the effect that the merger will be treated for federal income tax purposes and qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code;

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one First Choice director must become a member of the Enterprise board of directors as of the effective time of the merger; and

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the authorization to list the shares of Enterprise common stock issuable in connection with the merger on Nasdaq, subject to official notice to Nasdaq of the issuance.

The parties may waive conditions to their obligations unless they are legally prohibited from doing so. Shareholder approval and regulatory approvals may not be legally waived.
Amendment of the Merger Agreement
To the extent permitted under applicable law, the merger agreement may be amended or supplemented at any time by written agreement of the parties whether before or after the approval of the shareholders of

First Choice, except that after shareholders of First Choice have approved the merger agreement, no amendment or supplement that by law requires further approval by the shareholders of First Choice may be made without first obtaining such approval.
Termination of the Merger Agreement
Enterprise and First Choice can at any time agree, by mutual written consent, to terminate the merger agreement without completing the merger, even if First Choice has received approval of the First Choice merger proposal by its shareholders and Enterprise has received approval of the Enterprise merger and share issuance proposal by its stockholders. Also, either party can decide, without the consent of the other, to terminate the merger agreement in certain circumstances, including:
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if (i) there is a final non-appealable denial of a required regulatory approval or an application for a required regulatory approval has been withdrawn upon the request of the applicable governmental authority, (ii) any required regulatory approval includes any of the conditions described in the sixth bullet point under “— Conditions to Completion of the Merger” above, or (iii) a court of competent jurisdiction or other governmental authority issues a final, non-appealable order, decree, ruling or takes other action restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement; provided, however, that no party has a right to terminate the merger agreement if such denial is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants set forth in the merger agreement;

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if the Enterprise stockholders fail to approve the Enterprise merger and share issuance proposal at the Enterprise special meeting, so long as, in the case of Enterprise seeking to terminate, Enterprise had not breached any of its obligations in the merger agreement related to the Enterprise special meeting;

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if the First Choice shareholders fail to approve the First Choice merger proposal at the First Choice special meeting, so long as, in the case of First Choice seeking to terminate, First Choice had not breached any of its obligations in the merger agreement related to the First Choice special meeting;

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if the terminating party is not then in breach of any representation or warranty, covenant, or agreement contained in the merger agreement, in the event of a breach by the other party of any of its representations or warranties in the merger agreement that (i) cannot be or has not been cured within 30 days’ written notice to the breaching party, or 60 days if such breach cannot reasonably be cured within 30 days and such cure is able to be cured within 60 days and is being diligently pursued, and (ii) would entitle the non-breaching party not to consummate the merger under the merger agreement;

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if the terminating party is not then in material breach of any representation, warranty, covenant, or agreement contained in the merger agreement, in the event of a material breach by the other party of any of its covenants or agreements in the merger agreement that (i) cannot be or has not been cured within 30 days’ written notice to the breaching party, or 60 days if such breach cannot reasonably be cured within 30 days and such cure is able to be cured within 60 days and is being diligently pursued, and (ii) would entitle the non-breaching party not to consummate the merger under the merger agreement;

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if the merger is not completed on or before December 31, 2021, provided that if additional time is necessary to obtain the requisite regulatory approvals, this date may be automatically extended by three months; or

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if there is a continuing breach of a representation or warranty contained in the merger agreement or a continuing material breach of the merger agreement by a party, and the breaching party has not cured the breach within 30 days’ written notice to the breaching party, or 60 days if such breach cannot reasonably be cured within 30 days and such cure is able to be cured within 60 days and is being diligently pursued, as long as, with respect to that breach would entitle the non-breaching party not to complete the merger.

In addition, Enterprise may terminate the merger agreement prior to obtaining the requisite First Choice shareholder approval, if:
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First Choice has materially breached its covenants described above under “The Merger Agreement — No Solicitation” and such breach is not cured on or before the expiration of the fifth business day after the occurrence of such breach; or

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the First Choice board makes a subsequent determination, as described above under “The Merger Agreement — First Choice Board’s Covenant to Recommend the Merger Agreement.”

In addition, First Choice may terminate the merger agreement:
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by delivering written notice to Enterprise at any time during the five trading day period commencing on the determination date, if both of the following conditions are satisfied: (i) the Enterprise daily volume weighted average stock price for the 20 consecutive trading days ending on the trading day immediately preceding the fifth trading day prior to the closing of the merger, which is referred to as the triggering VWAP, is less than $39.704 per share; and (ii) the triggering VWAP underperforms the average closing price of a specified index of financial institution stocks during the 20 trading days ending on the trading day immediately preceding the fifth trading day prior to the closing of the merger by more than 20%. If First Choice elects to terminate the merger agreement in such instance, Enterprise may elect to reinstate the merger agreement by adjusting the exchange ratio to increase the stock consideration. If Enterprise makes such election to reinstate the merger agreement, then no termination will occur and the merger agreement will remain in effect according to its terms (except the stock consideration, which will have been adjusted); or

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at any time prior to obtaining the requisite First Choice shareholder approval, if the First Choice board or a First Choice board committee makes a subsequent determination with respect to a superior proposal, so long as First Choice concludes that it must endorse a superior proposal (as defined in the merger agreement), provided that First Choice has complied with its obligations described above under “The Merger Agreement — No Solicitation.”

Termination Fee; Effect of Termination
If the merger agreement is terminated, it will become void and have no effect and the parties will be relieved of all obligations and liabilities, except that certain specified provisions of the merger agreement will survive. If the merger agreement is terminated because of a willful breach of a representation, warranty, covenant or agreement, the breaching party will not be relieved of liability for any breach giving rise to the termination, provided, however, if either party is required to pay the other the termination fee or liquidated damages described below (which shall be the recipient party’s sole and exclusive remedy against the other party), then such party will have no further obligations under the merger agreement.
The merger agreement also provides that First Choice must pay Enterprise a fee and reimburse expenses in certain situations. In particular, First Choice will pay Enterprise a fee of $16,800,000 in certain circumstances set forth in the merger agreement, including if:
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Enterprise terminates the merger agreement because (i) First Choice has materially breached its covenants described under “The Merger Agreement — No Solicitation” and such breach is not cured on or before the expiration of the fifth business day after the occurrence of such breach, or (ii) the First Choice board makes a subsequent determination, as described above under “The Merger Agreement — First Choice Board’s Covenant to Recommend the Merger Agreement”; or

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First Choice receives an acquisition proposal from a third party and the merger agreement is subsequently terminated by either Enterprise or First Choice under certain conditions, and prior to the twelve (12) month anniversary of the termination of the merger agreement First Choice enters into an agreement to engage in an acquisition transaction that relates to the acquisition proposal.

If the merger agreement is terminated by either party as a result of the other party’s breaches of its representations or warranties or material breaches of its covenants and agreements set forth in the merger agreement, and such breach would result in the closing conditions not being satisfied, then the non-terminating party will be required to pay the terminating party $1,500,000 as liquidated damages (provided that, if the termination fee described above is also payable, the payment of such liquidated damages shall reduce, on a dollar-for-dollar basis, the amount of the termination fee that would also be payable).
Certain Employee Matters
The merger agreement contains certain agreements of the parties with respect to various employee matters, which are described below.
Each person who is an employee of First Choice or FCB as of the effective time of the merger will become an employee of Enterprise or EB&T, whom we refer to as the continuing employees. Enterprise has agreed, for a period beginning on the closing date of the merger and ending on a specified harmonization date, to maintain the employment of each continuing employee on terms and conditions no less favorable, in the aggregate, to such continuing employee as those provided by First Choice or FCB immediately prior to the closing date of the merger.
With respect to any Enterprise benefit plan in which a continuing employee will participate, such continuing employee will receive prior service credit for purposes of vesting, eligibility, and benefit accrual; provided that such service will not be recognized to the extent (i) recognition will result in a duplication of benefits or (ii) such service was not recognized under the corresponding First Choice benefit plan.
With respect to any group health plan, Enterprise will waive or cause to be waived any waiting periods, evidence of insurability requirements or pre-existing condition limitations or similar limitations with respect to participation and coverage requirements applicable to continuing employees and credit each continuing employee for any co-payments and deductibles paid prior to the closing date of the merger in satisfying applicable deductible or out-of-pocket expense requirements.
With respect to severance benefits, Enterprise will credit the term of employment of any continuing employee who becomes entitled to severance benefits after closing with service credit relating to their service provided to First Choice and/or FCB prior to the effective time of the merger to the extent such service would have been recognized under First Choice’s severance plan as in effect immediately prior to the closing.
Expenses of the Merger
The merger agreement provides that each of First Choice and Enterprise will bear and pay all expenses incurred by it in connection with the transactions contemplated by the merger agreement, including fees and expenses of its own financial consultants, accountants and counsel.
Stock Exchange Listing
Enterprise has agreed to use its commercially reasonable efforts to list the Enterprise common stock to be issued in the merger on Nasdaq. It is a condition to the completion of the merger that those shares be approved for listing on Nasdaq, subject to official notice of issuance. Following the merger, Enterprise expects that its common stock will continue to trade on the Nasdaq Global Select Market under the symbol “EFSC.”
Restrictions on Resales by Affiliates
Enterprise has registered its shares of common stock to be issued in the merger with the SEC under the Securities Act. No restrictions on the sale or other transfer of shares of Enterprise common stock issued in the merger will be imposed solely as a result of the merger, except for restrictions on the transfer of shares of Enterprise common stock issued to any First Choice shareholder who is or becomes an “affiliate” of Enterprise for purposes of Rule 144 under the Securities Act. The term “affiliate” is defined in Rule 144 under the Securities Act as a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Enterprise or the combined company, as the case may be, and generally includes executive officers, directors and stockholders beneficially owning 10% or more of Enterprise’s outstanding common stock.

Accounting Treatment
Enterprise will account for the merger as a purchase by Enterprise of First Choice under GAAP. Under the acquisition method of accounting, the total consideration paid in connection with the merger is allocated among First Choice’s assets, liabilities and identified intangibles based on the fair values of the assets acquired, the liabilities assumed and the identified intangibles. The difference between the total consideration paid in connection with the merger and the fair values of the assets acquired, the liabilities assumed and the identified intangibles, if any, is allocated to goodwill. The results of operations of First Choice will be included in Enterprise’s results of operations from the date of acquisition.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
General.   The following discussion addresses the material United States, or U.S., federal income tax consequences of the merger to U.S. holders (as defined below) of First Choice common stock. The discussion is based on the provisions of the Code, its legislative history, U.S. Treasury regulations, administrative rulings and judicial decisions, all as currently in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect) and all of which are subject to differing interpretations. Tax considerations under foreign, state, or local tax laws, and under federal tax laws other than those pertaining to U.S. federal income tax are not addressed in this joint proxy statement/prospectus.
The following discussion neither binds the IRS nor precludes the IRS from adopting a position contrary to that expressed in this joint proxy statement/prospectus, and we cannot assure you that such contrary position could not be asserted successfully by the IRS or adopted by a court if the positions were litigated. We have not obtained, and do not intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of the merger.
For purposes of this discussion, we use the term U.S. holder to mean a beneficial owner that is:
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an individual citizen or resident of the United States;

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a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

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a trust that (i) is subject to the supervision of a court within the U.S. and the control of one or more U.S. persons or (ii) was in existence on August 20, 1996 and has a valid election in effect under applicable U.S. Treasury regulations to continue to be treated as a U.S. person for U.S. federal income tax purposes; or

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an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion applies only to First Choice shareholders that hold their First Choice common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address all aspects of U.S. federal income taxation that may be relevant to a particular U.S. holder in light of his, her or its personal circumstances or to U.S. holders subject to special treatment under the U.S. federal income tax laws, including:
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financial institutions;

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pass-through entities and investors in pass-through entities;

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persons liable for the alternative minimum tax;

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insurance companies;

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tax-exempt organizations;

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dealers or brokers in securities, commodities or currencies;

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traders in securities that elect to use a mark to market method of accounting;

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persons that hold First Choice common stock as part of a straddle, hedge, constructive sale or conversion transaction or other risk reduction transaction;

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regulated investment companies;

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real estate investment trusts;

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persons whose “functional currency” is not the U.S. dollar;

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persons who are not citizens or residents of the United States;

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U.S. expatriates;

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retirement plans, individual retirement accounts, or other tax-deferred accounts;

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mutual funds;

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shareholders who exercise dissenters’ rights, if applicable; and

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shareholders who acquired their shares of First Choice common stock through the exercise of an employee stock option, as a restricted stock award, or otherwise as compensation.

If a partnership or other entity taxed as a partnership holds First Choice common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partner and partnership. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the merger to them.
The actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws. In addition, to the extent that you recognize gain in the merger, you should consult with your own tax advisor with respect to the impact of the 3.8% Medicare tax on certain net investment income.
U.S. Federal Income Tax Consequences of the Merger.   Based upon the facts and representations contained in the representation letters received from Enterprise and First Choice in connection with the filing of the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part, it is the opinion of Holland & Knight and Duane Morris that the merger of First Choice with and into Enterprise will qualify as a reorganization within the meaning of Section 368(a) of the Code. Because the merger will qualify as a reorganization under Section 368(a) of the Code, the U.S. federal income tax consequences will be as follows:
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no gain or loss will be recognized by Enterprise or First Choice as a result of the merger;

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a U.S. holder of First Choice common stock who receives shares of Enterprise common stock and no cash consideration (other than in lieu of fractional shares) in exchange for all of his, her or its shares of First Choice common stock pursuant to the merger generally will not recognize gain or loss; provided that gain or loss may be recognized with respect to cash received in lieu of fractional shares (see “Cash Received in Lieu of a Fractional Share” below);

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a U.S. holder of First Choice common stock who receives cash in lieu of a fractional share of Enterprise common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by Enterprise. This deemed redemption generally will be treated as a sale or exchange, and as a result, such U.S. holder will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in his or her fractional share interest as set forth below. Except as described below, this gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, such U.S.holder’s holding period for such shares is greater than one (1) year;

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the aggregate basis of the Enterprise common stock received in the merger by a U.S. holder of First Choice common stock (including any fractional shares of Enterprise common stock deemed received and exchanged for cash) will be the same as the aggregate basis of the First Choice common stock for which it is exchanged. If you acquired different blocks of shares of First Choice common stock at different times or different prices, the basis of each block of Enterprise common stock you will receive will be determined separately for each block depending on the basis of the blocks of First Choice common stock exchanged for such block of Enterprise common stock;

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the holding period of Enterprise common stock received in exchange for shares of First Choice common stock (including any fractional shares of Enterprise common stock deemed received and exchanged for cash) will include the holding period of the First Choice common stock for which it is exchanged. If you acquired different blocks of shares of First Choice common stock at different times or different prices, the holding period of each block of Enterprise common stock you will receive will be determined separately for each block depending on the holding period of the blocks of First Choice common stock exchanged for such block of Enterprise common stock; and

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for U.S. holders of First Choice common stock that are non-corporate holders, long-term capital gain generally will be taxed at a U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains. In addition, net investment income of certain high-income taxpayers may also be subject to an additional 3.8% tax (i.e., the net investment income tax). The deductibility of capital losses is subject to limitations.
It is a condition to First Choice’s obligation to complete the merger that First Choice receives a written opinion of its counsel, Duane Morris, dated as of the closing date, to the effect that the merger of First Choice with and into Enterprise will qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to Enterprise’s obligation to complete the merger that Enterprise receives an opinion of its counsel, Holland & Knight, dated as of the closing date, to the effect that the merger of First Choice with and into Enterprise will qualify as a reorganization within the meaning of Section 368(a) of the Code. These opinions will be based on the assumption that the merger will be completed in the manner set forth in the merger agreement and the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part, and on representation letters provided by Enterprise and First Choice to be delivered at the time of the closing. Those opinions will also be based on the assumption that the representations found in the representation letters are, as of the effective time, true and complete without qualification and that the representation letters are executed by appropriate and authorized officers of Enterprise and First Choice. If any of the assumptions or representations upon which such opinions are based is inconsistent with the actual facts with respect to the merger, the U.S. federal income tax consequences of the merger could be adversely affected.
In addition, neither of the tax opinions given in connection with the merger or in connection with the filing of the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part will be binding on the IRS or any court. Neither Enterprise nor First Choice intends to request any ruling from the IRS or any foreign state or local tax authorities as to any tax issues in connection with the merger and, consequently, there is no guarantee that the IRS will treat the merger as a “reorganization” within the meaning of Section 368(a) of the Code or that a court would not sustain a position to the contrary to any of the positions set forth herein. If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the transaction would be treated as a fully taxable transaction on which gain or loss would be recognized in full. In addition, penalties and interest could be imposed on any resulting tax deficiency. Accordingly, each U.S. holder of First Choice common stock should consult her or his tax advisor with respect to the particular tax consequences of the merger to such holder.
Backup Withholding and Information Reporting.   Payments of cash in lieu of a fractional share of Enterprise common stock to a U.S. holder of First Choice common stock pursuant to the merger are subject to information reporting and may, under certain circumstances, be subject to backup withholding at a rate 24%, unless such shareholder provides Enterprise with its taxpayer identification number and otherwise complies with the backup withholding rules. Any amounts withheld from payments to a U.S. holder of First Choice common stock under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against such U.S. holder’s U.S. federal income tax liability, if any; provided that such U.S. holder timely furnishes the required information to the IRS.
A U.S. holder of First Choice common stock who receives Enterprise common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder of First Choice common stock who is required to file a U.S. federal income tax return and who is a “significant holder” that receives Enterprise common stock in the merger will be required to file a statement with such U.S. federal income tax return in accordance with U.S. Treasury Regulations Section 1.368-3 setting forth information regarding the parties to the merger, the date of the merger, such holder’s basis in the First Choice common stock surrendered and the fair market value of Enterprise common stock and cash received in the merger. A “significant holder” is a holder of First Choice common stock who, immediately before the merger, owned (i) at least 5% (by vote or value) of the outstanding stock of First Choice or (ii) securities of First Choice with a basis for U.S. federal income tax purposes of at least $1 million.

The preceding discussion is intended only as a summary of material U.S. federal income tax consequences of the merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, foreign, and other tax laws and the effect of any proposed changes in the tax laws.

INFORMATION ABOUT THE COMPANIES
Enterprise
Enterprise, a Delaware corporation, is a financial holding company headquartered in Clayton, Missouri. Enterprise is the holding company for EB&T, a full-service financial institution offering banking and wealth management services to individuals and corporate customers primarily located in Arizona, California, Kansas, Missouri, and New Mexico.
Enterprise, EB&T, and Enterprise’s other subsidiaries provide a broad range of business and personal banking services, including wealth management services. Lending services include C&I, CRE, real estate construction and development, residential real estate, SBA, consumer and tax credit-related loan products, as well as offering a wide variety of deposit products and a complete suite of treasury management and international trade services. Tax credit brokerage activities consist of the acquisition of federal and state tax credits and the sale of these tax credits to clients. Enterprise Trust provides financial planning, estate planning, investment management, and trust services to businesses, individuals, institutions, retirement plans, and non-profit organizations.
As of March 31, 2021, Enterprise operated 39 branch locations in Arizona, California, Kansas, Missouri, Nevada and New Mexico. Additionally, Enterprise has a limited network of SBA loan production offices and deposit production offices in various states. At March 31, 2021, Enterprise had consolidated total assets of approximately $10.2 billion, total stockholders’ equity of approximately $1.1 billion and total deposits of approximately $8.5 billion. At March 31, 2021, Enterprise had gross loans of approximately $7.3 billion.
Enterprise common stock trades on the Nasdaq Global Select Market under the symbol “EFSC.” Enterprise’s executive offices are located at 150 North Meramec, Clayton, Missouri 63105, and its telephone number is (314) 725-5500.
First Choice
First Choice, a California corporation, is a bank holding company with one wholly-owned banking subsidiary, FCB. Both First Choice and FCB are headquartered in Cerritos, California. FCB is a California-chartered full-service commercial bank offering a broad range of retail and commercial banking products and services to individuals and businesses. FCB’s primary market area is broadly defined as Southern California, which includes Los Angeles, Orange, San Diego, Ventura, Riverside, San Bernardino and Imperial Counties of California, with a particular focus on Los Angeles, Orange and San Diego Counties. FCB operates eight full-service branches located in Alhambra, Anaheim, Carlsbad, Cerritos, Chula Vista, Downtown Los Angeles, Pasadena, and West Los Angeles, and two loan production offices located in Manhattan Beach and San Diego, California.
At March 31, 2021, First Choice had consolidated total assets of approximately $2.5 billion, total shareholders’ equity of approximately $287 million, total deposits of approximately $1.9 billion and gross loans of approximately $2.0 billion.
First Choice common stock trades on the Nasdaq Capital Market under the symbol of “FCBP.” First Choice’s executive offices are located at 17785 Center Court Drive N., Suite 750, Cerritos, California 90703, and its telephone number is (562) 345-9092.
New Enterprise Director Appointment in Connection with the Merger
Pursuant to the terms of the merger agreement, Enterprise is required to take all action necessary to appoint or elect, effective as of the effective time of the merger, one current First Choice director, who must be independent with respect to Enterprise for purposes of the listing requirements of Nasdaq, and mutually agreeable to Enterprise and First Choice, as an Enterprise director. Enterprise and First Choice have determined that Peter Hui, the Chairman of the Board of First Choice and FCB, will be appointed to the Enterprise board, with such appointment to be effective as of the effective time of the merger. Mr. Hui will serve until the first annual meeting of the stockholders of Enterprise following the effective time of the merger and until he or his successor is elected and qualified.

Mr. Hui helped found FCB and has served as Chairman since inception in August 2005, and Chairman of First Choice since inception in September 2017. He has been President of Hospitality Unlimited Investments, Inc. since 1986. He also is a hotel and real estate broker, previously in the city of Cerritos and currently in Las Vegas, Nevada. He has 33 years of experience in the hospitality business as owner, developer, management company, operator, or general manager with Hilton, Holiday Inn, Ramada Inn, and Quality Inn, among others. Previously, he was a partner in Petra Pacific Insurance Service Inc. Mr. Hui has served on the Directors’ Loan Committee, where he brings his insight to understanding credit, not just in the hospitality industry, but also in the other businesses where he has operated, such as insurance and non-profit lending. Mr. Hui has also been active in bringing deposit relationships to FCB to provide liquidity. Mr. Hui has also served on the Compensation, Nominating and Corporate Governance Committee, where he brings his years of management experience to bear on selecting high quality candidates for the Board and management. Mr. Hui attained his BA degree from Southwest State University in Marshall, Minnesota and also graduated from UCLA’s Executive Program in Los Angeles, California. Mr. Hui is licensed as a real estate broker, is a former instructor on Hotel Management at California State Polytechnic University in Pomona, California, and is a former member of the Ramada Franchise Counsel and the Rotary Club.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
The following Unaudited Pro Forma Condensed Combined Financial Statements are based on the separate historical financial statements of Enterprise and First Choice and give effect to the merger of Enterprise and First Choice, including pro forma assumptions and adjustments related to the merger, as described in the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.
The Unaudited Pro Forma Condensed Combined Consolidated Statement of Financial Condition as of March 31, 2021 is presented as if the merger occurred on December 31, 2020. The Unaudited Pro Forma Condensed Combined Consolidated Statements of Income for the year ended December 31, 2020 and the quarter ended March 31, 2021 are presented as if the merger occurred on January 1, 2020.
A final determination of the fair value of First Choice’s assets and liabilities will be based First Choice’s actual assets and liabilities as of the closing date of the merger and, therefore, cannot be made prior to the consummation of the merger. In addition, the value of the stock consideration will be based on the closing price of Enterprise common stock on the date the merger becomes effective. The closing price of Enterprise common stock on May 3, 2021 was used for purposes of presenting the Unaudited Pro Forma Condensed Combined Financial Statements.
The Unaudited Pro Forma Condensed Combined Financial Statements have been prepared to give effect to the following:
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the acquisition of First Choice by Enterprise under the provision of the Financial Accounting Standards Board (FASB) Accounting Standards Codification, ASC 805, Business Combinations where the assets and liabilities of First Choice will be recorded by Enterprise at their respective fair values as of the date the merger is completed;

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the distribution of shares of Enterprise common stock to First Choice shareholders in exchange for shares of First Choice common stock at an exchange ratio of 0.6603;

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certain reclassifications to conform historical financial presentation of First Choice to Enterprise; and

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transaction costs in connection with the merger.

The actual amounts recorded as of the completion of the merger may differ materially from the information presented in these Unaudited Pro Forma Condensed Combined Financial Statements as a result of:
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changes in the trading price for Enterprise common stock;

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net cash used or generated in Enterprise’s or First Choice’s operations between the signing of the merger agreement and completion of the merger;

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changes in the fair values of Enterprise’s or First Choice’s assets and liabilities;

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other changes in Enterprise’s or First Choice’s net assets that occur prior to the completion of the merger, which could cause material changes in the information presented below; and

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the actual financial results of the combined company

The Unaudited Pro Forma Condensed Combined Financial Statements are presented for illustrative purposes only. The Unaudited Pro Forma Condensed Combined Financial Statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the merger been completed as of the dates indicated or that may be achieved in the future. The Unaudited Pro Forma Condensed Combined Financial Statements also do not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors. The preparation of the Unaudited Pro Forma Condensed Combined Financial Statements and related adjustments required management to make certain assumptions and estimates. The Unaudited Pro Forma Condensed Combined Financial Statements should be read together with:

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the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements;

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Enterprise’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2020, included in Enterprise’s Annual Report on Form 10-K for the year ended December 31, 2020, and Enterprise’s separate unaudited historical consolidated financial statements and accompanying notes as of and for the quarter ended March 31, 2021, included in Enterprise’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, incorporated by reference herein;

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First Choice’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2020, included in First Choice’s Annual Report on Form 10-K for the year ended December 31, 2020, and First Choice’s separate unaudited historical consolidated financial statements and accompanying notes as of and for the quarter ended March 31, 2021, included in First Choice’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, incorporated by reference herein; and

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other information pertaining to Enterprise and First Choice contained in or incorporated by reference into this document.

Unaudited Pro Forma Condensed Combined Consolidated Statement of Financial Condition	As of March 31, 2021		Pro Forma Adjustments
(In thousands, except share and per share data)	Enterprise (as reported)	First Choice (as reported)	Purchase Accounting Adjustments	Notes	Pro Forma Combined
Assets
Cash and cash equivalents	$883,815	$309,446	$(26,062)	[A]	$1,167,199
Investment securities	1,412,719	38,724	—		1,451,443
Net loans and leases	7,165,785	2,021,997	(13,827)	[B]	9,173,955
Goodwill	260,567	73,425	97,745	[C]	431,737
Intangible assets, net	21,670	4,768	(119)	[D]	26,319
Other assets	446,143	52,384	8,307	[E]	506,834
Total assets	$10,190,699	$2,500,744	$66,044		$12,757,487
Liabilities and Shareholders’ Equity
Deposits	$8,515,444	$1,895,550	$326	[F]	$10,411,320
Borrowings	483,167	304,998	458	[G]	788,623
Other liabilities	99,591	12,784	—		112,375
Total liabilities	9,098,202	2,213,332	784		11,312,318
Total shareholders’ equity	1,092,497	287,412	65,260		1,445,169
Total liabilities and shareholders’ equity	$10,190,699	$2,500,744	$66,044		$12,757,487

Unaudited Pro Forma Condensed Combined Consolidated Statement of Income	Year Ended December 31, 2020		Pro Forma Adjustments
(In thousands, except share and per share data)	Enterprise (as reported)	First Choice (as reported)	Purchase Accounting Adjustments	Notes	Pro Forma Combined
Interest income:
Interest and fees on loans	$270,238	$89,210	$(1,332)	[H]	$358,116
Interest on debt securities	33,026	777	—		33,803
Interest on interest-earning deposits	620	825	—		1,445
Dividends on equity securities	895	803	—		1,698
Total interest income	304,779	91,615	(1,332)		395,062
Interest expense:
Deposits	21,049	5,147	(132)	[I]	26,064
Borrowings	13,729	1,732	(153)	[J]	15,308
Total interest expense	34,778	6,879	(285)		41,372
Net interest income	270,001	84,736	(1,047)		353,690
Provision for credit losses	65,398	5,900	22,674	[K]	93,972
Net interest income after provision for credit losses	204,603	78,836	(23,721)		259,718
Noninterest income:
Service charges on deposit accounts	11,717	1,965	—		13,682
Wealth Management revenue	9,732	—	—		9,732
Card services revenue	9,481	—	—		9,481
Tax credit income	6,611	—	—		6,611
Gain on sale of loans	—	4,653	—		4,653
Miscellaneous income	16,962	1,989	—		18,951
Total noninterest income	54,503	8,607	—		63,110
Noninterest expense:
Employee compensation and benefits	92,288	28,626	—		120,914
Occupancy	13,457	4,476	—		17,933
Data processing	9,050	3,653	—		12,703
Professional fees	3,940	1,875	—		5,815
Merger related expenses	4,174	—	—		4,174
Other	44,250	7,838	23,374	[L]	75,462
Total noninterest expense	167,159	46,468	23,374		237,001
Income before income tax expense	91,947	40,975	(47,095)		85,827
Income tax expense	17,563	12,024	(10,571)	[M]	19,016
Net income	$74,384	$28,951	$(36,524)		$66,811
Earnings per common share
Basic	$2.76	$2.48			$1.92
Diluted	$2.76	$2.47			$1.92
Weighted average basic shares	26,953,826	11,569,128	(3,761,419)	[N]	34,761,535
Weighted average diluted shares	26,988,710	11,617,780	(3,810,071)	[N]	34,796,419
Shares outstanding	31,210,213	11,705,684	(3,897,975)	[N]	39,017,922

Unaudited Pro Forma Condensed Combined Consolidated Statement of Income	Three Months Ended March 31, 2021		Pro Forma Adjustments
(In thousands, except share and per share data)	Enterprise (as reported)	First Choice (as reported)	Purchase Accounting Adjustments	Notes	Pro Forma Combined
Interest income:
Interest and fees on loans	$76,973	$24,267	$(279)	[H]	$100,961
Interest on debt securities	7,619	152	—		7,771
Interest on interest-earning deposits	189	160	—		349
Dividends on equity securities	179	213	—		392
Total interest income	84,960	24,792	(279)		109,473
Interest expense:
Deposits	2,663	588	(33)	[I]	3,218
Borrowings	3,174	373	(38)	[J]	3,509
Total interest expense	5,837	961	(71)		6,727
Net interest income	79,123	23,831	(208)		102,746
Provision for credit losses	46	—	—		46
Net interest income after provision for credit losses	79,077	23,831	(208)		102,700
Noninterest income:
Service charges on deposit accounts	3,084	441	—		3,525
Wealth Management revenue	2,483	—	—		2,483
Card services revenue	2,496	—	—		2,496
Tax credit income	(1,041)	—	—		(1,041)
Gain on sale of loans	—	706	—		706
Miscellaneous income	4,268	1,107	—		5,375
Total noninterest income	11,290	2,254	—		13,544
Noninterest expense:
Employee compensation and benefits	29,562	7,578	—		37,140
Occupancy	3,751	1,083	—		4,834
Data processing	2,890	1,022	—		3,912
Professional fees	988	437	—		1,425
Merger related expenses	3,142	—	—		3,142
Other	12,551	1,977	2	[L]	14,530
Total noninterest expense	52,884	12,097	2		64,983
Income before income tax expense	37,483	13,988	(210)		51,261
Income tax expense	7,557	4,230	(53)	[M]	11,734
Net income	$29,926	$9,758	$(157)		$39,527
Earnings per common share
Basic	$0.96	$0.83			$1.01
Diluted	$0.96	$0.82			$1.01
Weighted average basic shares	31,247,379	11,614,333	(3,806,624)	[N]	39,055,088
Weighted average diluted shares	31,306,033	11,673,475	(3,865,766)	[N]	39,113,742
Shares outstanding	31,259,183	11,824,487	(4,016,778)	[N]	39,066,892

[A]
Adjustments to record combined merger costs and the cash settlement of First Choice stock options.

[B]
Adjustments to record loans at fair value. Adjustments include:

Loan credit mark	$(33,028)
Loan interest rate mark	19,204
Reversal of First Choice’s existing loan fair value mark	3,400
Reversal of First Choice’s allowance for loan losses	19,271
Establishment of allowance on non-PCD loans	(22,674)
Total loan adjustment	$(13,827)

[C]
Adjustments to eliminate First Choice goodwill of $73.4 million and reflect $171.2 million of goodwill for the amount of consideration paid in excess of fair value of assets received and liabilities assumed.

[D]
Adjustments to eliminate First Choice core deposit intangible of $4.8 million and reflect a new core deposit intangible of $4.6 million to be amortized over 10 years using of sum of the years digit methodology.

[E]
Adjustment to reflect the tax effects of the fair value adjustments and deductible merger-related costs using a 25% tax rate.

[F]
Adjustment to record time deposits at fair value.

[G]
Adjustment to record borrowed funds at fair value.

[H]
Estimated loan interest yield adjustment and elimination of First Choice existing purchase accounting accretion.

[I]
Estimated time deposit fair value amortization.

[J]
Estimated borrowings fair value amortization.

[K]
Adjustment to record initial lifetime allowance for credit losses on First Choice’s non-purchase credit deteriorated loan portfolio.

[L]
Core deposit intangible amortization and merger related costs, including:

	Full Year 2020	First Quarter 2021
Core deposit intangible amortization	$845	$190
Reversal of First Choice core deposit intangible amortization	(771)	(188)
Merger related costs	23,300	—
Total “other” noninterest expense	$23,374	$2

[M]
Tax effect on the pro forma adjustments at an assumed 25% effective combined federal and state tax rate.

[N]
Adjustment to reflect the estimated issuance of 7,807,709 shares of Enterprise stock based on First Choice’s shares outstanding on March 31, 2021 of 11,824,487 and the fixed exchange ratio of .6603.

COMPARISON OF STOCKHOLDER AND SHAREHOLDER RIGHTS
When the merger becomes effective, shareholders of First Choice will become stockholders of Enterprise. Enterprise is a Delaware corporation and the rights of Enterprise stockholders are governed by the Delaware General Corporation Law, or the DGCL, as well as Enterprise’s certificate of incorporation, as amended, and Enterprise’s amended and restated bylaws. First Choice is incorporated under the laws of the State of California and the rights of First Choice shareholders are governed by the California General Corporation Law, or the CGCL, as well as First Choice’s articles of incorporation and First Choice’s bylaws.
After the merger, as Enterprise stockholders, the rights of former First Choice shareholders will be governed by Enterprise’s certificate of incorporation, as amended, Enterprise’s amended and restated bylaws, and the DGCL. The following discussion summarizes the material differences between the rights of First Choice shareholders and the rights of Enterprise stockholders. The summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of Enterprise stockholders and of First Choice shareholders. Rather, the summary is intended to provide a general overview of the differences in shareholders’ rights under the governing corporate instruments of Enterprise and First Choice, and other known material differences. We urge you to read Enterprise’s certificate of incorporation, as amended, Enterprise’s amended and restated bylaws, First Choice’s articles of incorporation, First Choice’s bylaws, and the DGCL and the CGCL carefully and in their entirety.
Authorized Capital Stock
Enterprise
Enterprise’s authorized capital stock consists of 45,000,000 shares of Enterprise common stock, $0.01 par value per share, and 5,000,000 shares of Enterprise preferred stock, $0.01 par value per share. If the Enterprise charter amendment proposal is approved by Enterprise stockholders, the number of authorized shares of Enterprise common stock will be increased to 75,000,000 shares. The Enterprise charter amendment proposal does not affect the number of authorized shares of Enterprise preferred stock. A copy of the Enterprise charter amendment proposal is attached to this joint proxy statement/prospectus as Appendix C.
As of May 28, 2021, 31,247,366 shares of Enterprise common stock were outstanding and no shares of Enterprise preferred stock were outstanding. Enterprise has no present plans to issue any shares of Enterprise preferred stock.
First Choice
First Choice’s authorized capital stock consists of 100,000,000 shares of First Choice common stock, no par value per share, and 100,000,000 shares of First Choice serial preferred stock, no par value per share.
As of May 28, 2021, 11,827,217 shares of First Choice common stock were outstanding and no shares of First Choice serial preferred stock were outstanding.
Size of the Board of Directors
Enterprise
Enterprise’s amended and restated bylaws provide that the size of the Enterprise board of directors may be fixed from time to time by the board of directors. There are currently 12 directors on Enterprise’s board of directors. Enterprise’s board of directors has resolved to take all action necessary to give effect to the appointment of Peter Hui, the Chairman of the Board of First Choice and FCB, to the board of directors of Enterprise as of the effective time of the merger in accordance with the merger agreement (see “The Merger Agreement — Management after the Merger” beginning on page 82), including by increasing the size of the board by one member in the event there are no vacancies on the board to permit such appointment.
First Choice
First Choice’s bylaws provide that the authorized number of directors shall be not less than seven and not more than 13. The size of First Choice’s board of directors is currently eight and may be fixed from time to time within such range by First Choice’s board of directors or shareholders. The minimum and maximum number of directors may be changed, or a definite number may be fixed without provision for an indefinite number, by a duly adopted amendment to First Choice’s articles of incorporation or by an amendment to First Choice’s bylaws duly adopted by the vote or written consent of holders of a majority of the outstanding shares entitled to vote; provided, however, that an amendment reducing the fixed number or the minimum number of directors to a number less than five cannot be adopted if the votes cast against its adoption at a meeting, or the shares not consenting in the case of an action by written consent, are equal to more than 16 2∕3% of the outstanding shares entitled to vote thereon.
Class and Election of Directors
Enterprise
Enterprise’s amended and restated bylaws provide that Enterprise’s board of directors consists of one class of directors. Directors are elected by the Enterprise stockholders each year at the annual meeting of stockholders and hold office until each director’s successor has been duly elected and qualified or until a director’s earlier death, resignation or removal.
First Choice
First Choice’s bylaws provide that First Choice’s board of directors consists of one class of directors. Directors are elected by the First Choice shareholders each year at the annual meeting of shareholders and hold office until the next annual meeting and until a successor has been elected and qualified or until the director’s earlier death, resignation, disqualification or removal.
Removal of Directors
Enterprise
Under Enterprise’s amended and restated bylaws, any director may be removed with or without cause by a majority of the holders of shares entitled to vote at an election of directors.
First Choice
Under First Choice’s bylaws, any or all of the directors can be removed with or without cause by a vote of the shareholders entitled to elect them.
However, the First Choice bylaws provide that no director may be removed by the shareholders (unless the entire board is removed) if the votes cast against removal would be sufficient to elect the director if cumulatively voted at an election of all of the directors (as of the date of the director’s most recent election) at which the same total number of votes were cast. The First Choice bylaws also provide that the board of directors may declare a vacancy for any director who is declared of unsound mind by an order of court or convicted of a felony.
Filling Vacancies on the Board of Directors
Enterprise
Under Enterprise’s amended and restated bylaws, any vacancy occurring in Enterprise’s board of directors will be filled by a majority vote of the remaining directors. Directors so chosen will serve for a term expiring at the next annual meeting of stockholders and until such director’s successor has been duly elected and qualified.
First Choice
Under First Choice’s bylaws, a vacancy occurring in First Choice’s board of directors (other than vacancies created by removal of a director) may be filled by the board of directors in accordance with Section 305 of the CGCL, which provides that except for a vacancy created by the removal of a director, vacancies on the board of directors may be filled by approval of the board of directors by (i) unanimous written consent of the directors then in office, (ii) the affirmative vote of a majority of the directors then in office, or (iii) a sole remaining director. Under Section 305 of the CGCL, a vacancy occurring in the board by reason of removal of a director may be filled only by approval of the shareholders. A director appointed to fill a vacancy will serve until the next annual meeting of the shareholders and until a successor has been elected and qualified (or until the director’s earlier death, resignation, disqualification, or removal). First Choice’s bylaws further provide that the shareholders may elect a director at any time to fill any vacancy not filled by the board of directors.
Shareholder Nominations and Proposals
Enterprise
Enterprise’s amended and restated bylaws establish procedures that stockholders must follow to nominate persons for election to Enterprise’s board of directors. The stockholder making the nomination must deliver written notice to Enterprise’s secretary between 90 and 120 days prior to the first anniversary of the preceding year’s annual meeting (if an annual meeting) or prior to the date of the meeting at which directors will be elected (if a special meeting). If the date of the annual meeting is more than 30 days before or more than 60 days after the first anniversary of the preceding year’s annual meeting, then the notice must be delivered between 90 and 120 days prior to the date of such annual meeting. However, if the first public announcement of the date of such annual or special meeting is less than 100 days prior to its date, nominations must be provided by the 10th day following the day on which the public announcement of the date of such meeting was first made. Any person nominated must be a stockholder of record at the time the board of directors gives notice of the annual or special meeting and must be entitled to vote at such annual meeting. The nomination notice must set forth information concerning the nominee, the nominating shareholder and the other information specified in Enterprise’s amended and restated bylaws.
Enterprise’s amended and restated bylaws provide that any proposal by a stockholder of other business to be properly brought before the annual meeting of stockholders must be delivered to Enterprise’s secretary within the same time frame as stockholder nominations for directors at an annual meeting, as described above. Each such notice shall set forth information concerning the proposal, the proposing stockholder and the other information specified in Enterprise’s amended and restated bylaws.
The chairman of the meeting has the power to determine whether a director nomination or any other proposed business to be brought before a meeting was made or proposed in accordance with Enterprise’s amended and restated bylaws.
First Choice
First Choice’s bylaws establish procedures that shareholders must follow to nominate persons for election to First Choice’s board of directors. The shareholder making the nomination must deliver written notice of the proposing shareholder’s nomination or proposal, either by personal delivery or by United States mail to First Choice’s secretary no earlier than 120 days and no later than 90 days before the date of the annual meeting (unless the annual meeting date is not within 30 days of the anniversary of the previous year’s, then notice must be received not later than 10 days following the public announcement of the date of the annual meeting). The nomination notice must set forth information concerning the nominee, the nominating shareholder and the other information specified in First Choice’s bylaws. First Choice’s bylaws provide that any proposal by a stockholder of other business to be properly brought before the annual meeting must be delivered to First Choice’s secretary within the same time frame as shareholder nominations for directors at an annual meeting, as described above. Each such notice shall set forth information concerning the proposal, the proposing shareholder and the other information specified in First Choice’s amended and restated bylaws. A copy of this information is required to be set forth in the notice to shareholders of any meeting at which directors are to be elected.
Calling Special Meetings of Shareholders
Enterprise
A special meeting of stockholders may be called by Enterprise’s board of directors pursuant to a resolution approved by a majority of all directors, Enterprise’s chairman of the board of directors,

Enterprise’s chief executive officer or upon a written request to the Enterprise’s secretary of the holders of at least 50% of the voting power of all of Enterprise’s outstanding stock entitled to vote.
First Choice
A special meeting of shareholders may be called by the board of directors, the chair of the board of directors, First Choice’s president, or by one or more shareholders holding shares in the aggregate entitled to cast not less than 10% of the votes at any such meeting.
Voting Rights
Enterprise
Each holder of Enterprise common stock is entitled to one vote for each share held by him, her or it. All director elections are determined by a plurality of the votes cast and, except as otherwise required by law, Enterprise’s certificate of incorporation, as amended, or amended and restated bylaws, all other matters are determined by a majority of the votes cast. Enterprise’s certificate of incorporation, as amended, provides that holders of Enterprise’s common stock will have the exclusive right to vote for the election of directors and for all other purposes. Holders of Enterprise common stock do not have the right to cumulate votes in the election of directors.
First Choice
Each holder of First Choice stock (regardless of class or series) is entitled to one vote for each share held by him, her or it, subject to any special voting rights provided in First Choice’s articles of incorporation, if any. Shareholders entitled to vote on any matter may vote part of their shares in favor of a proposal and refrain from voting the remaining shares, or, other than in elections of directors, vote the remaining shares against the proposal. If a shareholder fails to specify the number of shares the shareholder is voting affirmatively, the shareholder will be deemed to have affirmatively voted all shares the shareholder is entitled to vote. In any election of directors, the shareholders of First Choice shall (subject to satisfaction of all statutory conditions precedent to exercise such rights) have the right to cumulate the number of votes equal to the number of directors to be directed multiplied by the number of votes to which such shareholder’s shares are entitled, and distribute those votes among one or more candidates. Shareholders of First Choice can exercise this right by giving written notice of intent to cumulate those votes to any officer of First Choice before the meeting or the presiding officer at the meeting at any time before the election of directors. Per the First Choice bylaws, the directors receiving the highest number of votes of the shares entitled to vote in the election, up to the number of director positions to be filled, shall be elected.
In general, subject to First Choice’s articles of incorporation and the CGCL, the affirmative vote of a majority of the shares represented at a meeting at which a quorum is present shall be the act of the shareholders.
Notice of Shareholder Meetings
Enterprise
Enterprise’s amended and restated bylaws provide that Enterprise must notify stockholders between 10 and 60 days before any stockholder meeting of the place, date and hour of the meeting and the general nature of the business to be considered at the meeting. Such notice shall also include the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present and the record date for determining the stockholders entitled to vote (if such date is different from the record date for determining stockholders entitled to notice of the meeting).
First Choice
First Choice’s bylaws provide that First Choice must provide written notice to shareholders not less than 10 days (or, if sent by third class mail, 30 days) and not more than 60 days before a meeting of shareholders of the place, day, and hour of the meeting. In the case of an annual meeting, the notice must state the matters which the board of directors intends to present to the shareholders for action; provided, however, that unless the notice of the meeting sets forth the general nature of any proposal to, among other things included in First Choice’s bylaws, approve a merger, no such proposal can be approved at an annual meeting. In the case of a special meeting, the notice is required to state the general nature of the business to be transacted, and if directors are to be elected, the notice shall include the names of the nominees. If remote participation in a meeting is authorized by First Choice’s board of directors, the notice must state the means of electronic transmission by and to First Choice or electronic video screen communication by which the shareholders of First Choice may participate.
Quorum for Meetings of Shareholders
Enterprise
Enterprise’s amended and restated bylaws provide that, except as otherwise provided by law or Enterprise’s certificate of incorporation, as amended, the holders of a majority of the outstanding shares of stock entitled to vote at any meeting of stockholders, present in person or by proxy, shall constitute a quorum.
First Choice
First Choice’s bylaws provide that the presence in person or by proxy of the holders of a majority of the shares entitled to vote will constitute a quorum.
Shareholder Actions by Written Consent
Enterprise
The DGCL allows action by written consent by the holders of the minimum number of votes that would be needed to approve such a matter at an annual or special meeting of stockholders if all shares entitled to vote thereat were present and voted, unless the right to act by written consent is denied in the corporation’s certificate of incorporation. Enterprise’s amended and restated bylaws reaffirm the right to act by written consent, but require that any written action be delivered to Enterprise at its registered office, at its principal place of business, or to an officer or agent of Enterprise that has custody of the minute books in which proceedings of stockholders are recorded.
First Choice
The CGCL provides that unless otherwise provided in the articles of incorporation, any action that may be taken at an annual or special meeting may be taken by written consent by the holders of the minimum number of votes that would be needed to approve such action at a meeting at which all shares entitled to vote thereon were present and voted. First Choice’s articles do no limit the ability of First Choice shareholders to act by written consent. First Choice’s bylaws confirm this right, and further add that unless the consents of all shareholders entitled to vote have been solicited in writing, notice shall be given of such action to all shareholders entitled to vote who did not consent in writing to such action. First Choice’s bylaws further provide that First Choice’s shareholders may elect directors by written consent only if such consent is unanimously given by all shareholders entitled to vote (except that action taken by shareholders to fill one or more vacancies on the board other than a vacancy created by the removal of a director, may be taken by written consent of a majority of the outstanding shares entitled to vote).
Votes on Mergers, Consolidations, Sales or Leases of Assets and Certain Other Transactions
Enterprise
The DGCL provides that a merger or sale of all or substantially all of the assets of a Delaware corporation shall be approved by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the merger or sale. Neither Enterprise’s certificate of incorporation, as amended, or amended and restated bylaws provide a different standard regarding the vote required to approve a merger or sale of all or substantially all of the assets of Enterprise.

First Choice
The CGCL provides that a merger must be approved by a vote of a majority of the outstanding shares entitled to vote. In the case of a California target in a merger transaction, the CGCL requires this vote for each class of stock, whether or not that class otherwise has voting rights.
Shareholders’ Rights of Dissent and Appraisal
Enterprise
Under the DGCL, stockholders are generally entitled to dissent from a merger or consolidation and obtain payment of the fair value of their shares. However, the DGCL provides that appraisal rights are not available with respect to any class or series of stock that is either listed on a national securities exchange or held of record by more than 2,000 holders, unless, under the terms of the transaction, holders are required to accept any consideration that is different from the consideration to be provided to any other holder of such class or series of stock or anything other than shares of publicly traded stock of the acquirer and/or cash in lieu of fractional shares.
First Choice
Under the CGCL, shareholders are generally entitled to dissent from a merger or consolidation and, in certain circumstances, obtain payment of the fair value of their shares when a merger or consolidation occurs. However, the CGCL provides that appraisal rights are not available where the dissenting shares are listed on a national securities exchange certified by the California Financial Protection and Innovation Commissioner and the merger consideration consists only of shares that are listed on a national securities exchange certified by the California Financial Protection and Innovation Commissioner.
Transactions with Interested Persons
Enterprise
The DGCL prohibits a corporation from engaging in any business combination with an interested stockholder (defined as a 15% stockholder) for a period of three years after the date that stockholder became an interested stockholder, unless (i) before that date, the board of directors of the corporation approved the business combination or the transaction in which the stockholder became an interested stockholder, (ii) upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the outstanding voting stock (excluding shares owned by directors, officers and certain employee stock ownership plans), or (iii) on or after the date the stockholder became an interested stockholder, the business combination received the approval of both the corporation’s directors and holders of two-thirds of the outstanding voting shares not owned by the interested stockholder voted at a meeting and not by written consent. A Delaware corporation may opt out of this provision through an amendment to its certificate of incorporation or bylaws adopted by a majority of the outstanding voting shares. Enterprise has not opted out of this provision.
First Choice
Under the CGCL, a contract or other transaction between a corporation and one or more of its directors, or between a corporation and any corporation, firm or association in which one or more of its directors has a material financial interest, is not void or voidable because such director or directors or such other corporation, firm or association are parties or because such director or directors are present at the meeting of the board or a committee thereof which authorizes, approves or ratifies the contract or transaction, if (i) the material facts as to the transaction and as to such director’s interest are fully disclosed or known to the shareholders and such contract or transaction is approved in good faith by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present (or by written consent of shareholders having not less than the minimum number of votes necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present or voted), with the shares owned by the interested director or directors not being entitled to vote thereon, (ii) the material facts as to the transaction and as to such director’s interest are fully disclosed or known to the board or committee, and the board or committee authorizes, approves or ratifies the contract or transaction in good faith by a vote sufficient without counting the vote of the interested director or directors and the contract or transaction is just and reasonable as to the corporation at the time it is authorized, approved or ratified, or (iii) as to contracts or transactions not approved as provided in clauses (i) or (ii), the person asserting the validity of the contract or transaction sustains the burden of proving that the contract or transaction was just and reasonable as to the corporation at the time it was authorized, approved or ratified.
The First Choice bylaws provide that notice of any meeting of the shareholders shall specify the general nature of any proposal if such proposal relates to the approval or ratification of a transaction in which a director has a material financial interest under the CGCL.
The CGCL further provides that if a written proposal for approval of a reorganization is made to some or all of a corporation’s shareholders by an interested party, an affirmative opinion in writing as to the fairness of the consideration to the shareholders of that corporation shall be delivered. If a shareholders’ meeting is to be held to vote on approval of the transaction, the opinion shall be delivered to the shareholders with the notice of the meeting.
Shareholders Rights Plans
Enterprise
Enterprise does not have a stockholder rights plan in place.
First Choice
First Choice does not have a shareholder rights plan in place.
Dividends
Enterprise
Under the DGCL, a corporation may pay dividends to the extent of its surplus, and, if no surplus is available, dividends may be paid to the extent of its net profits for the current and/or preceding fiscal year. Dividends may not be declared, however, if the corporation’s capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Enterprise’s amended and restated bylaws provide that dividends, if any, may be declared by Enterprise’s board of directors.
First Choice
Under the CGCL, a corporation cannot make any distribution to its shareholders unless its board of directors has determined in good faith either (i) the amount of retained earnings of the corporation immediately prior to the distribution equals or exceeds the sum of (a) the amount of the proposed distribution plus (b) the preferential dividends arrears amount; or (ii) immediately after the distribution, the value of the corporation’s assets would equal or exceed the sum of its total liabilities, plus any preferential rights amount.
Indemnification of Directors and Officers
Enterprise
The DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.
The DGCL provides that any indemnification must be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the person has met the applicable standard of conduct. Such determination must be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to the action, suit or proceeding, even though less than a quorum, (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders.
The DGCL provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.
Enterprise’s certificate of incorporation, as amended, provides that Enterprise shall indemnify all of its directors and officers to the fullest extent permitted by the DGCL and as set forth in the bylaws. Enterprise’s amended and restated bylaws provide that Enterprise will indemnify any person who was or is a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director or officer of Enterprise or by reason of the fact that such person is or was serving at the request of Enterprise as a director, officer or trustee of another corporation, partnership, joint venture, trust, or other enterprise, against expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred by such person in connection with such action, suit, or proceeding, but in each case only if and to the extent permitted under the DGCL. Indemnification under this provision will not be provided to any director, officer or representative that initiates such proceeding, unless such proceeding was authorized or consented to by the board of directors.
In addition, as permitted by the DGCL, Enterprise’s certificate of incorporation, as amended, provides that directors will have no personal liability to Enterprise or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director’s duty of loyalty to Enterprise or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) the unlawful payment of dividends or unlawful stock purchase or redemption; or (iv) for any transaction from which the director derived an improper personal benefit.
First Choice
The CGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (“agents”), against expenses (including attorneys’ fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. A similar standard is applicable in the case of actions by or in the right of the corporation, except that indemnification extends only to expenses actually and reasonably incurred in connection with the defense or settlement of such action.
The CGCL provides that any indemnification must be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the person has met the applicable standard of conduct. Such determination must be made (i) by a majority vote of a quorum consisting of directors who are not parties to such proceeding, (ii) if such a quorum of directors is not obtainable, by independent legal counsel in a written opinion, (iii) by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present, with the shares owned by the person to be indemnified not being entitled to vote thereon (or by written consent of shareholders having not less than the minimum number of votes necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present or voted), or (iv) by the court in which the proceeding is or was pending upon application made by the corporation or the person to be indemnified or the attorney or other person rendering services in connection with the defense, whether or not the application by the person to be indemnified, attorney or other person is opposed by the corporation.
The CGCL provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, shareholder vote, agreement or otherwise, to the extent the additional rights to indemnification are authorized in the articles of the corporation.
The CGCL permits a corporation to include in its articles of incorporation a provision eliminating or limiting the personal liability of directors to the corporation and the corporation’s shareholders for money damages, except for liability resulting from: (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director; (iii) any transaction from which a director derived an improper personal benefit; (iv) acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its shareholders; (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders; (vi) acts arising from an interested director transaction listed under Section 310 of the CGCL; or (vii) acts arising from the approval of specific corporate action listed under Section 316 of the CGCL. The CGCL further provides that no such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when the provision becomes effective, and no such provision shall eliminate or limit the liability of an officer for any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors. As permitted by the CGCL, First Choice’s articles of incorporation provide that the liability of a director for monetary damages will be eliminated to the fullest extent permissible under California law.
The CGCL does not allow a corporation to indemnify its agents for: (i) any claim, issue or matter as to which the person has been adjudged to be liable to the corporation in the performance of that person’s duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending will determine upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court determines; (ii) any amounts paid in settling or otherwise disposing of a pending action without court approval; or (iii) any expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval. The CGCL provides that to the extent that an agent of a corporation has been successful on the merits in defense of any related proceeding or in defense of any claim, issue, or matter therein, the agent will be indemnified against expenses actually and reasonably incurred by the agent.
First Choice’s articles of incorporation provide for the indemnification of its agents for breach of duty to First Choice and its shareholders through a bylaw provision, agreements with agents, or otherwise, in excess of the indemnification otherwise permitted by the CGCL, subject to the limits on excess indemnification under the CGCL. First Choice’s bylaws provide for indemnification of (i) any agent of First Choice against expenses (including reasonable attorney’s fees) actually and reasonably incurred in defense of any proceeding in which the agent was, is, or is threatened to be made a party by reason of being or having been an agent of First Choice, to the extent that the agent is successful on the merits in the defense and First Choice has the power to advance to such agent expenses incurred in defending any proceeding upon receipt of an undertaking by such agent to repay such amounts if the agent is not entitled to be indemnified for such amounts and (ii) any person who was, is, or is threatened to be made a party to any proceeding by or in the right of First Choice to procure a judgement in its favor by reason of being or having been an agent of First Choice, against expenses, including reasonable attorney’s fees, actually and reasonably incurred in defense or settlement of such proceeding, if the person acted in good faith and in a manner the person believed to be in the best interests of First Choice and its shareholders.
With respect to losses, First Choice’s bylaws provide for indemnification of any person who was, is or is threatened to be made a party to any proceeding (other than an action by or in the right of First Choice) by reason of being or having been an agent of First Choice, against expenses, including reasonable attorney’s fees, judgements, fines, settlements and other amounts actually and reasonable incurred in connection with the proceeding if the person (i) acted in good faith and in a manner the person believed to be in the best interests of First Choice and the shareholders and (ii) had no reasonable cause to believe the conduct of the person was unlawful (in the case of a criminal proceeding).
The indemnification and advancement of expenses provided for by First Choice’s bylaws is not exclusive of any other rights which any director or officer may be entitled by applicable law, First Choice’s articles of incorporation, action or resolution of the shareholders or disinterested directors, or any agreement with First Choice.
Amendments to Certificate or Articles of Incorporation and Bylaws
Enterprise
Under the DGCL, an amendment to Enterprise’s certificate of incorporation requires (i) the approval of its board of directors, (ii) the approval of the holders of a majority of the outstanding stock entitled to vote upon the proposed amendment and (iii) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class.
Enterprise’s amended and restated bylaws provide that the bylaws may be amended or repealed by (i) the approval of the holders of a majority of the outstanding stock entitled to vote at any annual or special meeting of stockholders, or (ii) the action of the Enterprise board of directors at any regular or special meeting.
First Choice
Under the CGCL, amendments to a corporation’s articles of incorporation may be adopted if approved by the board of directors and the outstanding shares.
First Choice’s bylaws provide that the bylaws may be amended or repealed, and new bylaws may be adopted (i) by the affirmative vote of a majority of the outstanding shares entitled to vote, or by the written assent of the shareholders entitled to vote, or (ii) except for a bylaw or amendment changing the authorized number of directors, by the board of directors, subject to the rights of First Choice’s shareholders.

LEGAL MATTERS
The validity of the Enterprise common stock to be issued in the merger has been passed upon for Enterprise by Holland & Knight. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for Enterprise by Holland & Knight and for First Choice by Duane Morris.
EXPERTS
Enterprise
The financial statements, and the related financial statement schedules, incorporated in this joint proxy statement/prospectus by reference from Enterprise’s Annual Report on Form 10-K for the year ended December 31, 2020, and the effectiveness of Enterprise’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
First Choice
The financial statements, and the related financial statement schedules, incorporated in this joint proxy statement/prospectus by reference from First Choice’s Annual Report on Form 10-K for the year ended December 31, 2020, have been audited by Eide Bailly LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
DEADLINES FOR SUBMITTING STOCKHOLDER OR SHAREHOLDER PROPOSALS
Enterprise
Enterprise will hold its 2022 annual meeting of stockholders, or the 2022 Enterprise annual meeting, regardless of whether the merger has been completed.
Pursuant to Rule 14a-8 of the Exchange Act, in order for a stockholder proposal for the Enterprise 2022 annual meeting to be eligible for inclusion in Enterprise’s proxy statement, Enterprise must receive the proposal at its principal offices on or before November 17, 2021, which is 120 days prior to the anniversary date that Enterprise’s proxy statement was released to its stockholders for its 2021 annual meeting. An Enterprise stockholder must provide its proposal to Enterprise in writing, and it must comply with the requirements of Rule 14a-8 of the Exchange Act.
In addition, Enterprise’s amended and restated bylaws state that no business may be brought before an annual meeting of stockholders unless it is specified in the notice of the meeting or is otherwise brought before the meeting by the board of directors or by a stockholder of record entitled to vote who has delivered notice to Enterprise’s Secretary (containing the information specified in Enterprise’s amended and restated bylaws) no earlier than the 120 days and no later than 90 days prior to the first anniversary of the preceding years annual meeting. These advance notice procedures are separate from the requirements that a stockholder must meet in order to have a stockholder proposal included in Enterprise’s proxy statement pursuant to Rule 14a-8 of the Exchange Act. An Enterprise stockholder wishing to submit a proposal for consideration at the Enterprise 2022 annual meeting should do so no earlier than December 29, 2021 and no later than January 28, 2022.
First Choice
First Choice does not anticipate holding a 2021 annual meeting of First Choice shareholders if the merger is completed as currently expected. In the event that the merger is not completed within the expected time frame or at all, First Choice may hold an annual meeting in 2021. Any shareholder nominations or proposals for other business intended to be presented at First Choice’s next annual meeting must be submitted to First Choice as set forth below.
Pursuant to Rule 14a-8 of the Exchange Act, and because the 2021 annual meeting, if held, will be delayed more than 30 days from the date of the 2020 annual meeting, in order for a shareholder proposal for the First Choice 2021 annual meeting to be eligible for inclusion in First Choice’s proxy statement, First Choice must have received the proposal at its principal offices a reasonable time before First Choice begins to print and send its proxy materials. A First Choice shareholder must provide its proposal to First Choice in writing, and it must comply with the requirements of Rule 14a-8 of the Exchange Act.
In addition, First Choice’s bylaws provide that for business (including director nominations) to be properly brought before an annual meeting by a shareholder, where the annual meeting is delayed by more than 30 days from the date of the previous year’s annual meeting, the shareholder or shareholders of record intending to propose the business must deliver written notice of the nomination or proposal, either by personal delivery or by United States mail, to First Choice’s Secretary not later than 10 days following the public announcement of the date of the annual meeting. These advance notice procedures are separate from the requirements that a shareholder must meet in order to have a shareholder proposal included in First Choice’s proxy statement pursuant to Rule 14a-8 of the Exchange Act.
WHERE YOU CAN FIND MORE INFORMATION
Enterprise and First Choice file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including both Enterprise and First Choice, which can be accessed at http://www.sec.gov. Enterprise stockholders and First Choice shareholders may also read and copy any reports, proxy statements or other information filed by Enterprise or First Choice at the SEC’s public reference room in Washington, D.C., which is located at the following address: Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Enterprise stockholders and First Choice shareholders can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.
In addition, documents filed with the SEC by Enterprise, including the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, will be available free of charge by accessing Enterprise’s website at https://www.enterprisebank.com or alternatively by directing a request by telephone or mail to Enterprise Financial Services Corp, 150 North Meramec, Clayton, MO 63105, Attention: Investor Relations, (314) 725-5500. Documents filed with the SEC by First Choice will be available free of charge by accessing First Choice’s website at https://www.firstchoicebankca.com or, alternatively, by directing a request by telephone or mail to First Choice Bancorp, 17785 Center Court Drive N., Suite 750, Cerritos, CA 90703, Attention: Khoi D. Dang, Esq., EVP/General Counsel, (562) 263-8336. The web addresses of the SEC, Enterprise and First Choice are included as inactive textual references only. Except as specifically incorporated by reference into this joint proxy statement/prospectus, information on those websites is not part of this joint proxy statement/prospectus.
Enterprise has filed with the SEC a registration statement on Form S-4 under the Securities Act and the rules and regulations thereunder that registers the shares of Enterprise common stock to be issued to First Choice shareholders in the merger. This joint proxy statement/prospectus is a part of that registration statement. As permitted by the SEC’s rules, this joint proxy statement/prospectus does not contain all of the information that can be found in the registration statement. The registration statement is available for inspection and copying as set forth above.
The SEC’s rules allow Enterprise and First Choice to incorporate by reference in this joint proxy statement/prospectus certain information in the documents that Enterprise or First Choice file with the SEC, which means that Enterprise and First Choice can disclose important information to you by referring you to those documents without restating that information in this joint proxy statement/prospectus. The information incorporated by reference is an important part of this joint proxy statement/prospectus and information that Enterprise or First Choice file subsequently with the SEC will automatically update and, where applicable, supersede any information contained in previously-filed documents or contained in this joint proxy statement/prospectus. In all cases, you should rely on the later information over different information included in this joint proxy statement/prospectus or incorporated by reference.
This joint proxy statement/prospectus incorporates by reference the documents listed below and any filings Enterprise or First Choice make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this document and prior to the dates of the Enterprise special meeting and the First Choice special meeting (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC):
Enterprise
•
Enterprise’s Annual Report on Form 10-K for the year ended December 31, 2020, filed on February 19, 2021 (including the portions of Enterprise’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 17, 2021 incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2020);

•
Enterprise’s Quarterly Report on Form 10-Q filed for the quarter ended March 31, 2021, filed on April 30, 2021;

•
Enterprise’s Current Reports on Form 8-K filed on May 4, 2021, April 27, 2021, April 26, 2021, March 10, 2021, February 11, 2021, February 2, 2021, and January 25, 2021; and

•
The description of Enterprise common stock contained in Exhibit 4.1 to Enterprise’s Annual Report on Form 10-K for the year ended December 31, 2020, filed on February 19, 2021.

First Choice
•
First Choice’s Annual Report on Form 10-K for the year ended December 31, 2020, filed on March 15, 2021, as amended by Amendment No. 1 to First Choice’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on April 27, 2021;

•
First Choice’s Quarterly Report on Form 10-Q filed for the quarter ended March 31, 2021, filed on May 10, 2021;

•
First Choice’s Current Reports on Form 8-K filed on April 26, 2021, February 26, 2021, February 5, 2021, February 1, 2021 and January 26, 2021; and

•
The description of First Choice common stock contained in Exhibit 4.1 to First Choice’s Annual Report on Form 10-K for the year ended December 31, 2020, filed on March 15, 2021.

You may request copies of the documents incorporated by reference into this joint proxy statement/prospectus, at no cost, by contacting Enterprise or First Choice in writing at the address or by telephone as specified below:
Enterprise Financial Services Corp Keene S. Turner Chief Financial Officer 150 North Meramec Clayton, MO 63105 (314) 725-5500	First Choice Bancorp Khoi D. Dang, Esq. EVP/General Counsel 17785 Center Court Drive N., Suite 750 Cerritos, CA 90703 (562) 263-8336
In order for you to receive timely delivery of the documents, you must request them no later than five business days before the date of the applicable special meeting. This means that Enterprise stockholders requesting documents must do so by July 13, 2021 in order to receive them before the Enterprise special meeting, and First Choice shareholders requesting documents must do so by July 12, 2021 in order to receive them before the First Choice special meeting.
You should only rely on the information contained in this joint proxy statement/prospectus. No one has been authorized to provide you with information about the merger agreement or the merger, or any information about Enterprise or First Choice that is different from that contained in, or incorporated by reference into, this document. This joint proxy statement/prospectus is dated June 4, 2021; you should not assume that information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this joint proxy statement/prospectus to Enterprise stockholders or First Choice shareholders, nor the issuance by Enterprise of shares of its common stock in connection with the merger will create any implications to the contrary.
This document does not constitute an offer to sell, or a solicitation of an offer to buy any securities, or the solicitation of a consent, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

APPENDICES
Appendix A — Agreement and Plan of Merger, dated as of April 26, 2021, by and among Enterprise Financial Services Corp, Enterprise Bank & Trust, First Choice Bancorp and First Choice Bank
Appendix B — Form of Voting Agreements between Enterprise Financial Services Corp and shareholders of First Choice Bancorp
Appendix C — Form of Amendment to Certificate of Incorporation of Enterprise Financial Services Corp
Appendix D — Opinion of Boenning & Scattergood, Inc.
Appendix E — Opinion of Keefe, Bruyette & Woods, Inc.

APPENDIX A

AGREEMENT AND PLAN OF MERGER
by and among
ENTERPRISE FINANCIAL SERVICES CORP,
ENTERPRISE BANK & TRUST,
FIRST CHOICE BANCORP
and
FIRST CHOICE BANK
April 26, 2021

A-i

A-ii

A-iii

A-iv

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated April 26, 2021, is made by and among Enterprise Financial Services Corp, a Delaware corporation (“Enterprise”), Enterprise Bank & Trust, a Missouri state-chartered trust company with banking powers and a wholly-owned subsidiary of Enterprise (“EB&T”), First Choice Bancorp, a California corporation (“First Choice”), and First Choice Bank, a California chartered commercial bank and wholly-owned subsidiary of First Choice (“First Choice Bank”).
W I T N E S E T H:
WHEREAS, the respective boards of directors of each of Enterprise and First Choice have determined that this Agreement and the business combination and related transactions contemplated hereby are fair to, and in the best interests of, their respective entities and shareholders and consistent with and in furtherance of their respective business strategies;
WHEREAS, in accordance with the terms, and subject to the conditions, of this Agreement, (i) First Choice will merge with and into Enterprise, with Enterprise as the surviving entity (the “Merger”), and thereafter (ii) First Choice Bank will merge with and into EB&T, with EB&T as the surviving entity (the “Bank Merger”);
WHEREAS, for United States federal income Tax purposes, the parties intend that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Code (a “368 Reorganization”) and intend for this Agreement to constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Regulations;
WHEREAS, as a material inducement and as additional consideration to Enterprise to enter into this Agreement, each of the directors of First Choice, solely in their capacity as shareholders of First Choice, have entered into a voting agreement with Enterprise dated as of the date hereof, the form of which is attached hereto as Exhibit A (collectively, the “Voting Agreements”), pursuant to which each such Person has agreed, among other things, to vote all shares of First Choice Stock owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement and the Voting Agreements;
WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions described in this Agreement and to prescribe certain conditions thereto; and
WHEREAS, the parties desire that capitalized terms used herein shall have the definitions ascribed to such terms when they are first used herein or as otherwise specified in Article 8 hereof.
NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1
THE MERGER
Section 1.01   The Merger.   Subject to the terms and conditions of this Agreement, at the Effective Time, First Choice shall merge with and into Enterprise in accordance with the DGCL and the CGCL. Upon consummation of the Merger, at the Effective Time, the separate corporate existence of First Choice shall cease and Enterprise shall survive and continue to exist as a corporation incorporated under the laws of the State of Delaware (Enterprise, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).
Section 1.02   Certificate of Incorporation and Bylaws.   The certificate of incorporation and bylaws of the Surviving Entity upon consummation of the Merger at the Effective Time shall be the certificate of incorporation and bylaws of Enterprise as in effect immediately prior to the Effective Time.
Section 1.03   Directors and Officers of Surviving Entity.
(a)   Subject to the provisions of Section 1.03(b), the directors and officers of Enterprise immediately prior to the Effective Time shall, from and after the Effective Time, serve as directors and officers of the Surviving Entity.
(b)   Subject to compliance with applicable Law (including, to the extent applicable, the continued listing requirements of Nasdaq (or other Trading Market on which the Enterprise Common Stock is then listed or quoted)), prior to the Effective Time, Enterprise shall take all necessary corporate or other action so that from and after the Effective Time, at the election of Enterprise, either (i) the size of the board of directors of Enterprise (the “Enterprise Board”) is increased by one member, or (ii) one of the then incumbent directors resigns from the Enterprise Board, and in either case one member of the First Choice Board who is independent with respect to Enterprise for purposes of the listing requirements of Nasdaq (or other Trading Market on which the Enterprise Common Stock is then listed or quoted), selected by mutual agreement of First Choice and Enterprise (the “First Choice Director”), is elected or appointed to the Enterprise Board to fill the vacancy on the Enterprise Board created by such increase or resignation, as applicable. Until the Effective Time, First Choice shall cause the First Choice Board to maintain at least one director who is a member of the First Choice Board on the date of this Agreement and who is independent with respect to Enterprise for purposes of the listing requirements of Nasdaq (or other Trading Market on which the Enterprise Common Stock is then listed or quoted).
Section 1.04   Bank Merger.
(a)   At such time following the Effective Time as Enterprise may determine, First Choice Bank will be merged with and into EB&T upon the terms and with the effect set forth in the Plan of Bank Merger, the form of which is attached hereto as Exhibit B.
(b)   The directors and officers of EB&T immediately prior to the effective time of the Bank Merger shall, from and after such effective time, serve as directors and officers of EB&T, as the surviving bank.
Section 1.05   Effective Time; Closing.
(a)   Subject to the terms and conditions of this Agreement, Enterprise and First Choice will make all such filings as may be required by applicable Laws to consummate the Merger. The Merger shall become effective upon filing the Certificate of Merger with the Secretary of State of the State of Delaware on the Closing Date or such later date and/or time as may be specified in the Certificate of Merger (the “Effective Time”). Promptly thereafter, Enterprise shall file a copy of the Certificate of Merger certified by the Secretary of State of the State of Delaware with the Secretary of State of the State of California.
(b)   The Bank Merger shall become effective as set forth in the Plan of Bank Merger. Promptly following effectiveness of the Bank Merger, EB&T shall file a copy of the articles of merger certified by the Missouri Division of Finance with the Secretary of State of the State of California and the DFPI. First Choice Bank shall execute such certificates or articles of combination and such other documents and certificates as may be reasonably requested by Enterprise to effectuate the Bank Merger.
(c)   The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on such date and at such time as Enterprise and First Choice mutually agree, which such date shall be no later than fifteen (15) days after all of the conditions to the Closing set forth in Article 6 (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof (such date, the “Closing Date”) remotely via the electronic exchange of documentation between the parties (via electronic transmission or other similar means for exchanging documentation), or at such place as Enterprise and First Choice may mutually agree.
Section 1.06   Additional Actions.   If, at any time after the Effective Time, Enterprise shall consider or be advised that any further deeds, documents, assignments or assurances in Law or any other actions are necessary or desirable to carry out the purposes of this Agreement, First Choice, First Choice Bank and their respective Subsidiaries shall be deemed to have granted to Enterprise an irrevocable power of attorney to execute and deliver, in its official corporate capacity, all such deeds, assignments or assurances in Law and to take any other actions as are necessary or desirable to carry out the purposes of this Agreement, and the officers and directors of Enterprise are authorized in the name of First Choice, First Choice Bank and their respective Subsidiaries to execute and deliver any and all such deeds, assignments or assurances in Law and to take any and all such actions.

Section 1.07   Reservation of Right to Revise Structure.   At Enterprise’s election, without the approval of First Choice, the business combination contemplated by this Agreement may alternatively be structured so that (a) First Choice is merged with and into any other direct or indirect wholly-owned Subsidiary of Enterprise, (b) any direct or indirect wholly-owned Subsidiary of Enterprise is merged with and into First Choice, (c) First Choice Bank is merged with and into any other direct or indirect wholly-owned Subsidiary of EB&T, (d) any direct or indirect wholly-owned Subsidiary of EB&T is merged with and into First Choice Bank, (e) EB&T is merged with and into First Choice Bank, or (f) the Bank Merger is delayed or abandoned and each of First Choice Bank and EB&T continue to operate as separate banking Subsidiaries of Enterprise; provided, however, that no such change shall (i) alter or change the Merger Consideration, (ii) impede or delay consummation of the Merger (including any Closing Regulatory Approval), (iii) adversely alter or change the United States federal income Tax treatment of holders of First Choice Stock in connection with the Merger from what such treatment would have been absent such change (including, but not limited to, any such change that would result in the Merger failing to qualify as a 368 Reorganization), (iv) require submission to or approval of First Choice’s shareholders after the plan of merger set forth in this Agreement has been submitted to or approved by First Choice’s shareholders, (v) require submission to or approval of Enterprise’s shareholders after the plan of merger set forth in this Agreement has been submitted to or approved by Enterprise’s shareholders; or (vi) otherwise adversely affect First Choice, First Choice Bank or any shareholder of First Choice in any material respect. In the event that Enterprise elects to make such a change, the parties agree to execute appropriate documents reasonably required to reflect the change.
ARTICLE 2
MERGER CONSIDERATION; EXCHANGE PROCEDURES
Section 2.01 Stock.   Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Enterprise, First Choice or any shareholder of First Choice:
(a)   Each share of Enterprise Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.
(b)   Each share of First Choice Stock owned directly by Enterprise, First Choice or any of their respective Subsidiaries, as treasury stock or otherwise (other than shares in trust accounts, managed accounts and the like for the benefit of customers), immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.
(c)   Subject to the other provisions of this Article 2, each share of First Choice Common Stock issued and outstanding immediately prior to the Effective Time (including, for the avoidance of doubt, shares of First Choice Common Stock underlying First Choice Stock Awards) (other than First Choice Common Stock to be cancelled pursuant to Section 2.01(b) and Dissenting Shares) shall be converted into the right to receive 0.6603 (as may be adjusted pursuant to Section 5.18(d), the “Exchange Ratio”) shares of Enterprise Common Stock.
(d)   After the Effective Time, (i) all shares of First Choice Common Stock shall no longer be issued and outstanding and shall automatically be cancelled and shall cease to exist, except as to Dissenting Shares, and shall thereafter represent only the right to receive the Stock Consideration, and (ii) each holder of a Certificate or a Book-Entry Share, except as to Dissenting Shares, will cease to have any rights with respect thereto, except the right to receive the Stock Consideration.
Section 2.02   Stock Options and Other Stock Based Awards.
(a)   Unless otherwise noted, the provisions of this Section 2.02(a) pertain to all options to acquire shares of First Choice Common Stock which are outstanding and unexercised immediately prior to the Effective Time (collectively, the “First Choice Options”). At the Effective Time, each First Choice Option granted under any First Choice Benefit Plan that is unvested immediately prior to the Effective Time will vest or be forfeited, as the case may be, pursuant to the terms of the applicable First Choice Benefit Plan and/or award agreement. Each vested and outstanding First Choice Option at the Effective Time shall be canceled and extinguished at the Effective Time and exchanged for the right to receive (without interest) an amount of cash equal to the product of (i) the aggregate number of shares of First Choice Common Stock issuable upon exercise of such First Choice Option and (ii) the excess, if any, of (A) the product of (x) the Exchange Ratio and (y) the Average VWAP as of the Trading Day immediately preceding the Closing Date over (B) the per-share exercise price of such First Choice Option (the “Option Consideration”), less any applicable Taxes required to be withheld with respect to such cash payment. The Surviving Entity shall pay, or cause to be paid, the Option Consideration to holders of First Choice Options through the next administratively practicable payroll following the Effective Time. First Choice shall use Commercially Reasonable Efforts to obtain the written acknowledgement of each holder of a then-outstanding First Choice Option with regard to the cancellation of such First Choice Option and the payment therefor in accordance with the terms of this Agreement.
(b)   The provisions of this Section 2.02(b) pertain to all restricted stock awards and other stock-based awards granted by First Choice, including but not limited to awards granted under the First Choice Stock Plans, issued and outstanding immediately prior to the Effective Time except for First Choice Options (collectively, the “First Choice Stock Awards”). At the Effective Time, each First Choice Stock Award that is unsettled or unvested immediately prior to the Effective Time will vest or be cancelled, as the case may be, pursuant to the terms of the applicable First Choice Stock Plan and/or award agreement.
Section 2.03   Merger Consideration.   For the avoidance of doubt, the total consideration to be paid by Enterprise in the Merger (the “Merger Consideration”) is (a) the aggregate number of shares of Enterprise Common Stock to be issued to holders of First Choice Common Stock, pursuant to Section 2.01(c) and Section 2.02(b) above, plus cash in lieu of any fractional share interest paid pursuant to Section 2.04 (the “Stock Consideration”), and (b) the aggregate amount of Option Consideration payable to holders of First Choice Options pursuant to Section 2.02(a) above.
Section 2.04   Fractional Shares.   Notwithstanding any other provision hereof, no fractional shares of Enterprise Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. Each holder of shares of First Choice Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Enterprise Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, an amount of cash (without interest and rounded to the nearest whole cent) determined by multiplying the fractional share (rounded to the nearest one hundredth of a share) by the Average VWAP as of the Trading Day immediately preceding the Closing Date.
Section 2.05   Plan of Reorganization.   It is intended that the Merger shall constitute a 368 Reorganization, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code and Section 1.368-2(g) of the Regulations. From and after the date of this Agreement and until the Closing, each party hereto shall use Commercially Reasonable Efforts to cause the Merger to qualify as a 368 Reorganization, and each of Enterprise and First Choice shall obtain the opinions referred to in Section 6.01(e).
Section 2.06   Dissenting Shares.   Each outstanding share of First Choice Common Stock the holder of which has perfected his, her or its right to dissent pursuant to Chapter 13 of the CGCL, including making a demand of First Choice to purchase his, her or its shares pursuant to Section 1301 of Chapter 13 of the CGCL and submitting his, her or its shares for endorsement pursuant to Section 1302 of Chapter 13 of the CGCL, and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”), shall not be converted into or represent a right to receive the Stock Consideration, and the holder thereof shall be entitled only to such rights as are granted by the CGCL. First Choice shall give Enterprise prompt notice upon receipt by First Choice of any such written demands for payment of the fair value of such shares of First Choice Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the CGCL. If any holder of First Choice Common Stock shall have effectively withdrawn or lost the right to dissent (through failure to perfect or otherwise), the First Choice Common Stock held by such holder shall be converted on a share by share basis into the right to receive the Stock Consideration in accordance with the applicable provisions of this Agreement. Any payments made in respect of Dissenting Shares shall be made by Enterprise within the time period set forth in the CGCL.

Section 2.07   Deposit of Stock Consideration.
(a)   At or before the Effective Time, Enterprise shall deposit, or shall cause to be deposited, with the Exchange Agent stock certificates or, at Enterprise’s option, evidence of shares in book entry form, representing the number of shares of Enterprise Common Stock issuable to the holders of First Choice Common Stock pursuant to Section 2.01(c) above and any cash in lieu of fractional shares pursuant to Section 2.04 (collectively, the “Exchange Fund”), and Enterprise shall instruct the Exchange Agent to timely pay such Stock Consideration from the Exchange Fund in accordance with the terms of this Agreement.
(b)   Any portion of the Exchange Fund that remains unclaimed as of the first anniversary of the Closing Date (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to Enterprise. Any former shareholders of First Choice who have not theretofore complied with Section 2.08 shall thereafter look only to Enterprise for payment of the Stock Consideration. If any Certificate or Book-Entry Share has not been surrendered prior to the time that is immediately prior to the time at which the Stock Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Authority, any such shares, cash, dividends or distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Entity, free and clear of all claims or interest of any Person previously entitled thereto. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of First Choice Common Stock represented by any Certificate or Book-Entry Share for any Stock Consideration which is paid to a public official pursuant to applicable abandoned property, escheat or similar Laws.
Section 2.08   Exchange Procedures.
(a)   Enterprise shall cause the Exchange Agent, as soon as practicable after the Effective Time but in no event later than ten (10) days thereafter, to mail to each holder of a Certificate and each holder of a Book-Entry Share(s), (i) a letter of transmittal (“Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates and Book-Entry Shares shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and (ii) instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment of the Stock Consideration. The Letter of Transmittal shall be subject to the approval of First Choice (which shall not be unreasonably withheld, conditioned or delayed).
(b)   Upon surrender to the Exchange Agent of a Certificate or Book-Entry Share(s), together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the Exchange Agent, the holder of such Certificate or Book-Entry Share(s) shall be entitled to receive in exchange therefor a (i) a certificate (or evidence of shares in book-entry form, as applicable) representing the number of shares of Enterprise Common Stock that such holder is entitled to receive pursuant to the provisions of this Article 2, and (ii) a check in the amount equal to (A) the amount of any cash payable in lieu of fractional shares of Enterprise Common Stock pursuant to Section 2.04 and (B) any dividends and other distributions pursuant to Section 2.08(d). No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Stock Consideration payable in respect of the Certificates or Book-Entry Shares. Until surrendered as contemplated by this Section 2.08(b), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Stock Consideration.
(c)   In the event a transfer of ownership of a Certificate is not registered in the stock transfer records of First Choice, the Stock Consideration payable with respect to such Certificate shall be issued or paid to a Person other than the Person in whose name the Certificate is registered if (i) such Certificate shall be properly endorsed or otherwise be in proper form for transfer, (ii) the Person requesting such issuance shall pay any transfer or other similar Taxes required by reason of the issuance to a Person other than the registered holder of the Certificate or establish, to the reasonable satisfaction of Enterprise, that such Tax has been paid or is not applicable, and (iii) the Person requesting such issuance or payment shall have complied with the provisions of the Letter of Transmittal. In the event of a dispute with respect to ownership of any shares of First Choice Common Stock represented by any Certificate, Enterprise and Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Stock Consideration payable with respect to such Certificate and file Legal Proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claims thereto.
(d)   If a dividend or other distribution is declared by Enterprise in respect of the Enterprise Common Stock, the record date for which is at or after the Effective Time, such declaration shall include dividends or other distributions in respect of all shares of Enterprise Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of the Enterprise Common Stock shall be paid to any holder of any unsurrendered Certificate or Book-Entry Shares until such Certificate or Book-Entry Shares are surrendered for exchange in accordance with this Article 2. Subject to applicable Laws, following surrender of any such Certificate or Book-Entry Shares and the issuance of Enterprise Common Stock in exchange therefor, there shall be paid to the holder of such Enterprise Common Stock, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time but prior to such surrender payable with respect to such Enterprise Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such Enterprise Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.
(e)   The parties intend that no withholding shall be required with respect to the Merger. However, Enterprise (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of First Choice Common Stock or First Choice Options such amounts as Enterprise is required to deduct and withhold under applicable Law. Any amounts so deducted and withheld shall be remitted to the appropriate Governmental Authority and upon such remittance shall be treated for all purposes of this Agreement as having been paid to such holder in respect of which such deduction and withholding was made by Enterprise or the Exchange Agent, as applicable.
Section 2.09   Anti-Dilution Provisions.   In the event that before the Effective Time Enterprise changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Enterprise Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend or distribution, recapitalization, reclassification, exchange or similar transaction with respect to the outstanding Enterprise Common Stock, the Merger Consideration will be appropriately and proportionately adjusted to provide the holders of First Choice Common Stock, First Choice Options and First Choice Stock Awards the same economic effect as contemplated by this Agreement based on the shares of Enterprise Common Stock issued and outstanding prior to such event; provided, that for the avoidance of doubt, no such adjustment shall be made with regard to the Enterprise Common Stock if (a) Enterprise repurchases outstanding shares of Enterprise Common Stock, (b) Enterprise issues additional shares of Enterprise Common Stock and receives consideration for such shares in a bona fide third party transaction, or (c) Enterprise issues employee or director stock options, restricted stock awards, grants or similar equity awards or Enterprise issues Enterprise Common Stock upon exercise or vesting of any such options, grants or awards.
Section 2.10   Lost, Stolen, or Destroyed Certificates.   In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Enterprise or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as Enterprise may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Stock Consideration deliverable in respect thereof pursuant to this Agreement.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF FIRST CHOICE AND FIRST CHOICE BANK
Section 3.01   Making of Representations and Warranties.
(a)   On or prior to the date hereof, First Choice and First Choice Bank have delivered to Enterprise a schedule (the “First Choice Disclosure Schedule”), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, setting forth items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article 3 or to one or more of First Choice’s or First Choice Bank’s covenants contained in Article 5.
(b)   Except as set forth in the First Choice Disclosure Schedule (subject to Section 9.12), First Choice and First Choice Bank hereby represent and warrant, jointly and severally, to Enterprise as follows in this Article 3.
(c)   Notwithstanding any other provision in this Article 3 to the contrary, any representations or warranties of First Choice Bank shall be made on behalf of First Choice Bank, and where applicable, First Choice Bank’s wholly-owned Subsidiaries, and not on behalf of First Choice or any of First Choice’s Subsidiaries, or of any Affiliate of First Choice or of First Choice Bank. Further, the representations and warranties of First Choice Bank in this Article 3 shall be limited solely with respect to First Choice Bank, and where applicable, First Choice Bank’s wholly-owned Subsidiaries, to the extent necessary if (i) a Governmental Authority having jurisdiction over First Choice Bank by written communication addressed to First Choice Bank or its board of directors informs First Choice Bank or its board of directors that such Governmental Authority has determined that any obligation of First Choice Bank resulting from such representations or warranties violates Sections 23A or 23B of the Federal Reserve Act, as amended, or another Law applicable to First Choice Bank or First Choice, (ii) a Governmental Authority notifies First Choice Bank that such representations or warranties, or the obligations resulting therefrom, would result in an adverse impact on First Choice Bank’s examination ratings or (iii) such representations or warranties, or the obligations resulting therefrom, would give rise to civil money penalties or other sanctions.
Section 3.02   Organization, Standing and Authority.
(a)   First Choice is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of California, is duly registered as a bank holding company under the BHC Act, and has not elected to be a treated as a financial holding company under the GLB Act. First Choice has full corporate power and authority to carry on its business as now being conducted and to own, lease and operate the properties and assets now owned and being operated by it. First Choice is duly licensed, registered or qualified to do business in the State of California and in each other jurisdiction in which its ownership or leasing of property and assets or the nature of its business requires such licensing, registration or qualification, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on First Choice, and all such licenses, registrations and qualifications are in full force and effect.
(b)   First Choice Bank is a California state-chartered commercial bank, and subject to regulation by the DFPI. First Choice Bank has full corporate power and authority to own, lease and operate its properties and assets and to engage in the business and activities now conducted by it. First Choice Bank is duly incorporated, validly existing and in good standing under the Laws of the State of California and is duly licensed, registered or qualified to do business in the State of California and in each other jurisdiction where its ownership or leasing of property and assets or the conduct of its business requires such licensing, registration or qualification, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on First Choice Bank, and all such licenses, registrations and qualifications are in full force and effect. First Choice Bank is a member in good standing of Federal Reserve Bank of San Francisco.
(c)   The minute books of First Choice and each First Choice Subsidiary (including First Choice Bank) accurately record in all material respects all corporate actions of its equity holders and board of directors, board of managers, trustees or similar governing body (including any committees with respect thereto).
(d)   First Choice and First Choice Bank have delivered or otherwise made available to Enterprise true, correct and complete copies of the articles of incorporation and bylaws of First Choice, and all similar organizational and governing documents of each First Choice Subsidiary (including First Choice

Bank), each as amended to date and in effect as of the date hereof. None of First Choice, First Choice Bank nor any other First Choice Subsidiary is in violation in any material respect of any of the terms of its articles of incorporation, bylaws, or similar organizational or governing documents.
Section 3.03   Capital Stock.
(a)   The authorized capital stock of First Choice consists solely of (i) 100,000,000 shares of First Choice Common Stock of which, as of March 31, 2021, 11,824,487 shares are issued and outstanding and 504,511 shares are held in treasury, and (ii) 100,000,000 shares of First Choice Preferred Stock (the First Choice Preferred Stock together with the First Choice Common Stock, the “First Choice Stock”), of which, as of March 31, 2021, none are issued and outstanding. As of March 31, 2021, no shares of First Choice Common Stock or First Choice Preferred Stock were reserved for issuance, except for 309,729 shares of First Choice Common Stock reserved for issuance pursuant to the First Choice Stock Plans in connection with currently outstanding First Choice Stock Awards. Section 3.03(a) of the First Choice Disclosure Schedule sets forth a true, correct and complete list of the holders of First Choice Options and First Choice Stock Awards as of a date within five (5) Business Days of the date of this Agreement, showing the number of shares of First Choice Common Stock subject thereto, the grant and vesting dates thereof, and the exercise price thereof (if applicable).
(b)   No First Choice Subsidiary owns any shares of First Choice Stock. The outstanding shares of First Choice Common Stock are, and all First Choice Common Stock reserved for issuance as noted in Section 3.03(a) above, shall be upon receipt of valid consideration therefor against delivery thereof, when issued, duly authorized, validly issued, fully paid and non-assessable, and are not subject to, and have not been or will not be issued in violation of, any preemptive or similar rights of any First Choice shareholder. All shares of First Choice Common Stock issued and outstanding have been issued in compliance in all material respects with and not in violation of any applicable United States federal or state securities Laws. The Closing Date Share Certification will accurately set forth the number of shares of First Choice Common Stock issued and outstanding immediately prior to the Effective Time.
(c)   Except for First Choice Options and First Choice Stock Awards, as of the date of this Agreement there are no options, warrants or other similar rights, convertible or exchangeable securities, restricted shares, restricted stock units, “phantom stock” rights, stock appreciation rights, stock based performance units or Contracts to which First Choice or any First Choice Subsidiary is a party, in each case of any character relating to the issued or unissued capital stock or other securities of First Choice or any First Choice Subsidiary or obligating First Choice or any First Choice Subsidiary to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, First Choice or any First Choice Subsidiary. As of the date of this Agreement, there are no obligations, contingent or otherwise, of First Choice or any First Choice Subsidiary to repurchase, redeem or otherwise acquire any shares of First Choice Stock or capital stock of any First Choice Subsidiary or any other securities of First Choice or any First Choice Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any First Choice Subsidiary. As of the date of this Agreement, there are no Contracts with respect to the control of First Choice and/or the voting of First Choice Stock to which First Choice or any First Choice Subsidiary is a party and, to the Knowledge of First Choice, except for the Voting Agreements, no such Contracts between any Persons exist. There are no other Contracts under which First Choice is obligated to register the sale of any of its securities under the Securities Act. Since January 1, 2021, First Choice has not (i) issued or repurchased any shares of First Choice Common Stock, or other equity securities of First Choice or (ii) issued or awarded any First Choice Stock Awards.
(d)   First Choice has provided or made available to Enterprise complete and accurate copies of the First Choice Stock Plans and the forms of all award agreements related thereto.
Section 3.04   Subsidiaries.
(a)   Section 3.04(a) of the First Choice Disclosure Schedule sets forth a true, correct and complete list of all First Choice Subsidiaries, including the jurisdiction of organization and all jurisdictions in which such First Choice Subsidiary is qualified to do business. Additionally, (i) First

Choice owns, directly or indirectly, all of the issued and outstanding equity securities of each First Choice Subsidiary, (ii) no equity securities of any First Choice Subsidiary are, or may become, required to be issued (other than to First Choice) by reason of any contractual right or otherwise, (iii) there are no Contracts by which any First Choice Subsidiary is or may be bound to sell or otherwise transfer any of its equity securities (other than to First Choice or a wholly-owned First Choice Subsidiary), (iv) there are no Contracts relating to First Choice’s rights to vote or to dispose of the equity securities of any First Choice Subsidiary, (v) all of the equity securities of each First Choice Subsidiary are held by First Choice, directly or indirectly, are duly authorized, validly issued, fully paid and non-assessable, are not subject to preemptive or similar rights, and (vi) all of the equity securities of each First Choice Subsidiary that are owned, directly or indirectly, by First Choice or any other First Choice Subsidiary, are free and clear of all Liens, other than restrictions on transfer under applicable securities Laws.
(b)   Neither First Choice nor any First Choice Subsidiary, owns, beneficially or of record, either directly or indirectly, any stock or equity interest in any depository institution (as defined in 12 U.S.C. § 1813(c)(1)), credit union, savings and loan holding company, bank holding company, insurance company, mortgage or loan broker or any other financial institution, other than First Choice Bank. Neither First Choice nor any First Choice Subsidiary beneficially owns, directly or indirectly (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted), any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.
(c)   Each First Choice Subsidiary (other than First Choice Bank, the organizational status of which is addressed in Section 3.02(b) above) has been duly organized and is in good standing under the Laws of the jurisdiction of its organization and is duly licensed, registered or qualified to do business and is in good standing in the jurisdictions in which its ownership or leasing of property and assets or the nature of its business requires such licensing, registration or qualification, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on First Choice or First Choice Bank, and all such licenses, registrations and qualifications are in full force and effect.
Section 3.05   Power and Authority Relative to this Agreement; No Conflict.
(a)   Each of First Choice and First Choice Bank has all requisite power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party, to perform its obligations hereunder and thereunder, and, subject to making or obtaining the Regulatory Approvals, the Requisite First Choice Shareholder Approval, and the First Choice Bank Shareholder Approval, to consummate the transactions contemplated hereby and thereby.
(b)   Subject only to the receipt of the Requisite First Choice Shareholder Approval, the execution and delivery of this Agreement, and each other agreement and document contemplated hereby to which First Choice is a party, and the consummation by First Choice of the transactions contemplated hereby, including the Merger, have been duly authorized by all necessary corporate action of First Choice and the First Choice Board on or prior to the date hereof. The Requisite First Choice Shareholder Approval is the only vote or consent of the holders of any class or series of First Choice’s capital stock necessary to approve and adopt this Agreement, approve the Merger, and consummate the Merger and the other transactions contemplated hereby. Subject only to the receipt of the First Choice Bank Shareholder Approval, the execution and delivery of this Agreement, and each other agreement and document contemplated hereby to which First Choice Bank is a party, and the consummation by First Choice Bank of the transactions contemplated hereby, including the Bank Merger, have been duly authorized by all necessary organizational action of First Choice Bank and First Choice Bank’s board of directors on or prior to the date hereof. Subject to its applicable fiduciary obligations, the First Choice Board has resolved to recommend adoption of this Agreement by First Choice’s shareholders and has directed that this Agreement be submitted to First Choice’s shareholders for approval at a meeting of such shareholders. Except for the receipt of the Requisite First Choice Shareholder Approval and the First Choice Bank Shareholder Approval, no other corporate or organizational proceedings on the part of First Choice, First Choice Bank nor any other First Choice Subsidiary (including any vote of any class or series of outstanding capital stock) are necessary to authorize the execution and delivery of this Agreement and all other agreements and documents contemplated hereby to which First Choice or First Choice Bank is a party, the performance by First Choice and First

Choice Bank of its obligations hereunder and thereunder and the consummation by First Choice and First Choice Bank of the transactions contemplated hereby and thereby. Each of First Choice and First Choice Bank has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Enterprise and EB&T, this Agreement constitutes a valid and legally binding obligation of First Choice and First Choice Bank, enforceable against First Choice and First Choice Bank in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights generally or by general equity principles or by 12 U.S.C. § 1818(b)(6)(d) (or any successor statute) and other applicable authority of bank regulators).
(c)   The execution, delivery and performance of this Agreement and each other agreement or document contemplated hereby to which First Choice or First Choice Bank is a party, the consummation by First Choice and First Choice Bank of the transactions contemplated hereby and thereby, and compliance by First Choice and First Choice Bank with the terms and provisions hereof and thereof, do not and will not (i) subject to obtaining the Requisite First Choice Shareholder Approval and the First Choice Bank Shareholder Approval, result in a violation or breach of, or conflict with, any provision of the articles of incorporation or bylaws of First Choice or any similar organizational or governing document of First Choice Bank or any First Choice Subsidiary, (ii) result in a violation or breach of, conflict with any provisions of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, give rise to a right of purchase under, accelerate the performance required by First Choice, First Choice Bank or any First Choice Subsidiary under, result in a right of termination or acceleration under, or require any consent, approval or notice under, any material agreement filed as an exhibit to First Choice’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “First Choice 2020 Form 10-K”), (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of First Choice, First Choice Bank or any First Choice Subsidiary, or (iv) subject to making or obtaining the Regulatory Approvals, violate any Law or Order applicable to First Choice, First Choice Bank or any First Choice Subsidiary or any of their respective properties or assets, other than, with respect to clauses (ii), (iii) and (iv), any such violation, breach, conflict, default or creation which would not reasonably be expected to have a Material Adverse Effect.
Section 3.06   SEC Documents; Financial Statements.
(a)   First Choice has filed (or furnished, as applicable) all required reports, registration statements, definitive proxy statements or documents required to be filed with the SEC or furnished to the SEC since January 1, 2018 (the “First Choice Reports”), and has paid all fees and assessments due and payable in connection therewith, except where the failure to file or furnish such report, registration statement, definitive proxy statements or documents required to be file or furnished or to pay such fees and assessments would not be material. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the First Choice Reports complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such First Choice Reports, and none of the First Choice Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment (and in the case of filings under the Securities Act, at the time it was declared effective), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no unresolved outstanding comments from the SEC with respect to any of the First Choice Reports.
(b)   The consolidated financial statements of First Choice and First Choice Subsidiaries (including any related notes and schedules thereto) included in the First Choice Reports (the “Financial Statements”) complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared from the books and records of First Choice and First Choice Subsidiaries, and all such books and records have been maintained in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein) and any other legal and accounting requirements, and fairly present, in all material respects, the consolidated financial position of First Choice and First Choice Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of First Choice and First Choice Subsidiaries as of the dates and for the periods shown, subject in the case of unaudited statements, only to year-end audit adjustments not material, individually or in the aggregate, in nature and amount, and to the absence of footnote disclosure.
(c)   First Choice and each First Choice Subsidiary has established and maintains (i) disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that all information required to be disclosed by First Choice in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to First Choice’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of First Choice required under the Exchange Act with respect to such reports, and (ii) internal control over financial reporting (as such term is defined in Rule 13a-15(f) of the Exchange Act) designed to provide reasonable assurance (A) regarding the reliability of financial reporting and the preparation of Financial Statements for external purposes in accordance with GAAP; (B) that receipts and expenditures of First Choice and First Choice Subsidiaries are being made only in accordance with the authorization of First Choice’s management and directors; and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the assets of First Choice and the First Choice Subsidiaries. First Choice has disclosed, based on management’s most recent evaluation prior to the date hereof, to First Choice’s outside auditors, the audit committee of the First Choice Board and First Choice (x) any significant deficiencies or material weaknesses in the design or operation of such controls which could adversely affect in any material respect First Choice’s ability to record, process, summarize and report financial data and any material weaknesses in internal controls, and (y) any fraud, whether or not material, that involves management or other employees who have a role in First Choice’s internal control over financial reporting or preparation of First Choice’s Financial Statements. First Choice and each First Choice Subsidiary, and the officers and directors of each, have made all certifications required under and are otherwise in compliance in all material respects with and have complied in all material respects with (1) the applicable provisions of the Sarbanes-Oxley Act and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of Nasdaq (or other Trading Market on which the First Choice Common Stock is then listed or quoted).
(d)   Since January 1, 2018, none of First Choice, First Choice Subsidiaries or, to First Choice’s Knowledge, any director, officer, employee, auditor, accountant or representative of First Choice or any First Choice Subsidiary has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of First Choice or any First Choice Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that First Choice or any First Choice Subsidiary has engaged in illegal accounting or auditing practices or otherwise relating to the Sarbanes-Oxley Act.
Section 3.07   Regulatory Reports.   First Choice and First Choice Subsidiaries have duly filed with the FRB, DFPI and any other applicable Governmental Authority all reports and other documents required to be filed under applicable Laws and have paid all fees and assessments due and payable in connection therewith, and such reports were, in all material respects, true, correct and complete, and in compliance with the requirements of applicable Laws. Other than normal examinations conducted by a Governmental Authority in the Ordinary Course of Business, no Governmental Authority has notified First Choice or any First Choice Subsidiary in writing or, to First Choice’s Knowledge, orally, that it has initiated or has pending any proceeding or, to First Choice’s Knowledge, threatened an investigation into the business or operations of First Choice or any First Choice Subsidiary that would reasonably be expected to be material. To First Choice’s Knowledge, there is no unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of First Choice or any First Choice Subsidiary. There have been no material written or, to First Choice’s Knowledge, oral, inquiries by, or written or, to First Choice’s Knowledge, oral, disagreements or disputes with, any Governmental Authority with respect to the business, operations, policies or procedures of First Choice or any First Choice Subsidiary since January 1, 2018.
Section 3.08   Regulatory Approvals; No Defaults.   No consents, approvals, orders or authorizations of, waivers by, filings or registrations with, or notices to, any Governmental Authority are required to be made or obtained by First Choice, First Choice Bank or any First Choice Subsidiary in connection with the execution, delivery and performance by First Choice and First Choice Bank of this Agreement, and each other agreement or document contemplated hereby to which First Choice or First Choice Bank is a party, and the consummation by First Choice and First Choice Bank of the transactions contemplated hereby and thereby (including the Merger and Bank Merger), except for the Regulatory Approvals. First Choice has no Knowledge of any reason that (i) the Regulatory Approvals will not be made or obtained or (ii) any Burdensome Condition would be imposed.
Section 3.09   Absence of Certain Changes or Events.   Since January 1, 2021, there has not been any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of First Choice or any First Choice Subsidiary which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to First Choice or First Choice Bank. From January 1, 2021, neither First Choice nor any First Choice Subsidiary has (a) made any change in its accounting methods, principles or practices, other than changes required by applicable Law or GAAP or regulatory accounting as concurred by First Choice’s independent accountants, (b) made any declaration, setting aside or payment of any dividend or distribution in respect of any of its capital stock or any redemption, purchase or other acquisition of any of its securities; (c) except as required by Law or in the Ordinary Course of Business, increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, restricted stock awards, restricted stock unit awards or deferred stock unit awards), stock purchase or other employee benefit plan; (d) made any other increase in the compensation payable or to become payable to any directors, officers or employees of First Choice or any First Choice Subsidiary (other than normal salary adjustments to officers and employees made in the Ordinary Course of Business); (e) granted any severance or termination pay or entered into any Contract to make or grant any severance or termination pay; (f) paid any bonus or taken any other action not in the Ordinary Course of Business with respect to the compensation or employment of directors, officers or employees of First Choice or any First Choice Subsidiary; (g) made any material election or material change in existing elections for United States federal or state Tax purposes; (h) made any material change in its credit policies or procedures, the effect of which was or is to make any such policy or procedure less restrictive in any material respect; (i) made any material acquisition or disposition of any assets or properties, or entered into any Contract for any such acquisition or disposition, other than First Choice Investment Securities or loans and loan commitments purchased, sold, made or entered into in the Ordinary Course of Business; (j) received any comments, warnings, criticism, or other communication from the SBA, or any other source, as to the enforceability by First Choice or any First Choice Subsidiary of Loans that First Choice or First Choice Subsidiary originated or serviced, any impairment as to the ability of First Choice or any First Choice Subsidiary to continue to originate or service, Loans that are originated under any program administered by or related to the SBA, or as to the disqualification, cancellation or termination of any Loan by the SBA, denial or potential denial by the SBA of a Loan guarantee, or failure of First Choice or any First Choice Subsidiary to comply to the regulations, protocols and procedures promulgated by the SBA; and (k) entered into any lease of real or personal property, other than in connection with foreclosed property.
Section 3.10   Compliance with Laws.
(a)   First Choice and each First Choice Subsidiary is, and has been since January 1, 2018, in compliance, in all material respects, with all applicable Laws, including, without limitation, Privacy and Information Security Requirements, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, as amended, the Fair Debt Collection Practices Act, the Dodd-Frank Act (including as amended by the Economic Growth, Regulatory Relief, and Consumer Protection Act, Pub. L. No. 115-174, S. 2155 (2018)), Sections 23A and 23B of the Federal Reserve Act, the Small Business Act (and regulations promulgated by the SBA), the Federal Deposit Insurance Act, regulations promulgated by the Consumer Financial Protection Bureau, all other applicable anti-money laundering and trade sanctions Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale, servicing administration and collection of mortgage loans, consumer loans, SBA loans and, where applicable, the statutes and regulations of the State of California related to banks and banking and the COVID-19 Measures.
(b)   First Choice, each First Choice Subsidiary, and to First Choice’s Knowledge, each of their respective employees, have all material permits, licenses, registrations, authorizations, variances, clearances, exemptions, consents, orders, designations, authorizations and approvals of Governmental Authorities (“Permits”) that are required in order for First Choice and each First Choice Subsidiary to own or lease its properties and to conduct its business as presently conducted. For this Section 3.10(b), each Permit related to originating and/or servicing Loans, including but not limited to Loans associated with programs administered by the SBA, will be deemed material for purposes hereof. All such Permits are in full force and effect and, to First Choice’s Knowledge, no suspension, revocation or cancellation of any of Permit is threatened. Since January 1, 2018, neither First Choice nor First Choice Bank has any approved but unopened offices or branches. Any existing branches or offices are currently maintained in compliance with United States federal and state banking Laws, as well as local laws or ordinances regarding conducting business activities on the relevant premises.
Section 3.11   Legal Proceedings; Orders
(a)   There is no suit, action, demand, claim, arbitration, mediation, audit, notice of violation or default, notice of non-compliance, order to show cause, market conduct examination, hearing, inquiry, investigation or other proceeding of any nature (in each case, whether civil, criminal, administrative, investigative, formal, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority (“Legal Proceedings”) pending or, to First Choice’s Knowledge, threatened against First Choice or any First Choice Subsidiary or to which First Choice or any First Choice Subsidiary is a party including any such Legal Proceeding that challenges the validity or proprietary of the transactions contemplated by this Agreement, which could adversely affect the ability of First Choice or First Choice Bank to perform its obligations under this Agreement, or that would individually or in the aggregate result in a Material Adverse Effect on First Choice.
(b)   There is no injunction, order, writ, assessment, judgment, decision or decree of a Governmental Authority (“Order”), whether temporary, preliminary, or permanent, imposed upon First Choice or any First Choice Subsidiary, or the assets of First Choice or any First Choice Subsidiary (or that, upon consummation of the transactions contemplated herein, would apply to the Surviving Entity or any of its Affiliates), and neither First Choice nor any First Choice Subsidiary has been advised in writing or, to First Choice’s Knowledge, orally, or otherwise has Knowledge of, the threat of any such Order.
(c)   Since January 1, 2018, neither First Choice nor any First Choice Subsidiary has received any written or, to First Choice’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in material compliance with any Law which such Governmental Authority enforces or (ii) threatening to revoke any material Permit.
Section 3.12   First Choice Material Contracts; Defaults
(a)   Section 3.12(a) of the First Choice Disclosure Schedule sets forth a true, correct and complete list of Contracts (including any and all amendments and modifications thereto) that, as of the date hereof, First Choice or any First Choice Subsidiary is a party to, bound by or subject to (i) with respect to the employment of any of its directors, officers or employees, including any bonus, stock option, restricted stock, stock appreciation right or other employee benefit agreement or arrangement; (ii) which would entitle any of its present or former directors, officers or employees to indemnification from First Choice or any First Choice Subsidiary; (iii) which upon (A) the execution or delivery of this Agreement or any other agreement or document to which First Choice or such Subsidiary is a party, (B) receipt of the Requisite First Choice Shareholder Approval or (C) the consummation of the transactions contemplated by this Agreement (including the Merger) will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether change-of-control, severance pay or otherwise) becoming due from First Choice, First Choice Bank, the Surviving

Entity, EB&T or any of their respective Subsidiaries to any officer, director or employee thereof, or which would otherwise provide for a payment to such Person upon a change-of-control; (iv) the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; (v) evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which First Choice or any First Choice Subsidiary is an obligor to any Person, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties, in each case made in the Ordinary Course of Business; (vi) relating to the lease of real property or personal property having a value in excess of $50,000 per annum; (vii) except in respect of debts previously contracted, relating to any joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any material partnership or joint venture with any third party or which limits payments of dividends; (viii) which relates to capital expenditures and involves future annual payments by First Choice or any First Choice Subsidiary in excess of $50,000 individually or $100,000 in the aggregate, (ix) which relates to the disposition or acquisition of material assets or any material interest in any business enterprise, in each case, outside the Ordinary Course of Business; (x) which is not terminable on sixty (60) days or less notice and involving the payment of more than $100,000 per annum; (xi) (A) which contains a non-compete, exclusive dealing or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by First Choice or any First Choice Subsidiary, (B) which, upon consummation of the Merger or Bank Merger, will materially restrict the ability of the Surviving Entity or EB&T, as applicable, or any of their respective Affiliates to engage in any line of business, or (C) which grants any right of first refusal, right of first offer or similar right with respect to material assets of First Choice or any First Choice Subsidiary or that limits or purports to limit the ability of First Choice or any First Choice Subsidiary to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business; (xii) pursuant to which First Choice or any First Choice Subsidiary may become obligated to invest in or contribute equity securities to any Person; (xiii) that transfers any material Intellectual Property rights (other than non-exclusive licenses to generally available commercial software), by way of assignment, license, sublicense, agreement or other permission, to or from First Choice or any First Choice Subsidiary (for the avoidance of doubt, any Patents shall be deemed material); (xiv) to which any Governmental Authority is a party; (xv) to which there are material ongoing obligations the primary purpose of which is not to disclose confidential information or which requires that First Choice or any First Choice Subsidiary guarantee, indemnify or hold harmless any Person; (xvi) with any investment company registered under the Investment Company Act of 1940; (xvii) with any local clearing house or self-regulatory organization; or (xviii) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC). Each Contract of the type described in this Section 3.12(a) is set forth in Section 3.12(a) of the First Choice Disclosure Schedule, and is referred to herein as a “First Choice Material Contract.” First Choice has previously made available to Enterprise true, correct and complete copies of each such First Choice Material Contract, including any and all amendments and modifications thereto.
(b)   (i) Each First Choice Material Contract is valid and binding on First Choice or a First Choice Subsidiary and, to the Knowledge of First Choice, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy and except where the failure to be valid, binding, enforceable and in full force and effect, would not, individually or in the aggregate, have Material Adverse Effect on First Choice or First Choice Bank; and (ii) neither First Choice nor any First Choice Subsidiary is in default under any First Choice Material Contract or other material Contract (including Leases or Insurance Policies) to which it is a party or by which its assets, business, or operations may be bound or affected, except to the extent that such default has not had, and is not reasonably likely to have, a Material Adverse Effect on First Choice or First Choice Bank. No material power of attorney or similar authorization given directly or indirectly by First Choice or any First Choice Subsidiary is currently outstanding.

Section 3.13   Agreements with Regulatory Agencies.   Neither First Choice nor any First Choice Subsidiary is subject to any cease-and-desist or other order or enforcement action issued by, is a party to any written agreement, consent agreement or memorandum of understanding with, is a party to any commitment letter or similar undertaking to, is a recipient of any extraordinary supervisory letter from, is subject to any order or directive by, has been ordered to pay any civil money penalty, or has adopted any policies, procedures or board resolutions at the request of any Governmental Authority (each of the above, a “First Choice Regulatory Agreement”), and, since January 1, 2018, neither First Choice nor any First Choice Subsidiary has been advised in writing or, to First Choice’s Knowledge, orally, by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any First Choice Regulatory Agreement. To First Choice’s Knowledge, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to First Choice, any First Choice Subsidiary or any executive officer of First Choice or any First Choice Subsidiary. To First Choice’s Knowledge, neither First Choice nor any First Choice Subsidiary is the target of any inquiry or investigation of any Governmental Authority.
Section 3.14   Brokers.   Neither First Choice nor any First Choice Subsidiary, nor any of their respective officers or directors has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than the retention of Keefe, Bruyette & Woods, Inc. and the fees payable pursuant thereto. True, correct and complete copies of the engagement agreement with Keefe, Bruyette & Woods, Inc., setting forth the fees payable to Keefe, Bruyette & Woods, Inc. for its services rendered to First Choice and First Choice Subsidiaries in connection with the Merger and transactions contemplated by this Agreement have been made available to Enterprise and EB&T.
Section 3.15   Employee Benefit Plans
(a)   All “employee benefit plans” (as defined in Section 3(3) of ERISA) and any other plans, contracts, programs, practices, policies or arrangements, qualified or unqualified, written or unwritten, whether or not subject to ERISA, providing compensation or other benefits including any pension, retirement, saving, profit sharing, health and welfare, change of control, fringe benefit, severance pay, compensation, deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus plans, in each case to any current or former employees of First Choice or any First Choice Subsidiary (such current and former employees collectively, the “First Choice Employees”), or any current or former directors or officers of First Choice or any First Choice Subsidiary and to which First Choice or any First Choice Subsidiary is a party or sponsoring, participating or contributing employer or has or reasonably could be expected to have any liability or contingent liability (including, but not limited to any, liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA) (all such plans, contracts, policies, programs, practices or arrangements are collectively referred to as the “First Choice Benefit Plans”), are identified or described in Section 3.15(a) of the First Choice Disclosure Schedule. Except to the extent required by Law, none of First Choice or any First Choice Subsidiary has any stated plan, intention or commitment to establish any new company benefit plan or to materially modify any First Choice Benefit Plan.
(b)   With respect to each First Choice Benefit Plan, to the extent applicable, First Choice has made available to Enterprise or provided Enterprise with true, correct and complete copies of the following materials: (i) the current plan document, including any amendments thereto, for each First Choice Benefit Plan, or in the case of an unwritten First Choice Benefit Plan, a written description of the material terms of such First Choice Benefit Plan, (ii) any current trust instruments and insurance contracts forming a part of any First Choice Benefit Plan and all amendments thereto, (iii) the current summary plan descriptions and related summary of material modifications, (iv) in the case of any First Choice Benefit Plan for which a Form 5500 is required to be filed, IRS Form 5500 (for the most three (3) recently completed plan years), (v) in the case of any First Choice Benefit Plan that is intended to be qualified under Section 401(a) of the Code, the most recent IRS determination, opinion, notification and advisory letters, (vi) the most recent actuarial report or other financial statement related to any First Choice Benefit Plan, (vii) the coverage and nondiscrimination testing results for the three (3) most recent plan years for each of the First Choice Benefit Plans, as applicable, and (viii) all material, non-routine correspondence within the past three (3) years with the Internal Revenue Service, the Department of Labor or any other Governmental Authority regarding the operation or administration of any First Choice Benefit Plan. In addition, the most recent annual and periodic accounting and employee and participant disclosures pertaining to the First Choice Benefit Plans have been made available to Enterprise.
(c)   Each First Choice Benefit Plan has been established, maintained, operated, administrated and funded in all material respects in compliance with its terms and all applicable Laws, including ERISA and the Code. Each First Choice Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code (“First Choice 401(a) Plan”), has received a favorable determination or opinion letter from the IRS. None of First Choice, any First Choice Subsidiary or, to First Choice’s Knowledge, any of First Choice’s related organizations described in Sections 414(b), (c) or (m) of the Code (“Controlled Group Members”) has engaged in a transaction with respect to any First Choice Benefit Plan, including a First Choice 401(a) Plan that is reasonably likely to subject First Choice, any First Choice Subsidiary or any Controlled Group Member to a material Tax or material penalty under any Law, including, but not limited to, Section 4975 of the Code or Section 502(i) of ERISA. No First Choice 401(a) Plan has been, or is currently, submitted under or currently the subject of an IRS voluntary compliance program submission. With respect to any First Choice Benefit Plan, there are no pending or, to First Choice’s Knowledge, threatened actions, suits, claims or other proceedings against any such First Choice Benefit Plan (other than routine claims for benefits).
(d)   None of First Choice, any First Choice Subsidiary or any Controlled Group Member sponsor, maintain, administer, contribute to, or have an obligation to contribute to, (i) any plan subject to the funding standard of Section 302 of ERISA or Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA, (iii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), (iv) any tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA), or (v) a “multiple employer plan” within the meaning of Section 413(c) of the Code.
(e)   To First Choice’s Knowledge, all required contributions, distributions, reimbursements, and premium payments required to be made with respect to all First Choice Benefit Plans have been made in compliance with the terms of the applicable First Choice Benefit Plan or, if applicable within the time period prescribed by applicable Law or have been reflected in all materials respects on the Financial Statements of First Choice to the extent required to be reflected under applicable accounting principles (except as otherwise required by Law).
(f)   No First Choice Benefit Plan provides any life insurance, medical or other employee welfare benefits to any First Choice Employee, upon his or her retirement or termination of employment for any reason, except under a disability benefit plan, severance arrangement or as may be required by Law (including the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended), and for which the covered individual pays the full cost of coverage.
(g)   All First Choice Benefit Plans that are group health plans have been operating in compliance in all material respects with the group health plan continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.
(h)   Except as otherwise provided for in this Agreement, neither the execution of this Agreement, receipt of the Requisite First Choice Shareholder Approval or consummation of any of the transactions contemplated by this Agreement (including the Merger) will (i) entitle any First Choice Employee to severance pay or any increase in severance pay upon any termination of employment, (ii) accelerate the time of payment or vesting (except as required by Law) or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the First Choice Benefit Plans, (iii) result in any payment that would be an excess “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, or (iv) limit or restrict the right of First Choice or any First Choice Subsidiary or, after the consummation of the transactions contemplated hereby, Enterprise or any of its Subsidiaries, to merge, amend or terminate any of the First Choice Benefit Plans.

(i)   Each First Choice Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operated and administered in compliance with Section 409A of the Code, has been in documentary compliance in all respects with the applicable provisions of Section 409A of the Code and no payment to be made under any such First Choice Benefit Plan is or to First Choice’s Knowledge will be, subject to the penalties of Section 409A(a)(1) of the Code. None of First Choice, any First Choice Subsidiary, or any Controlled Group Member has agreed to reimburse or indemnify any participant in a First Choice Benefit Plan for any additional Tax (or potential Taxes) imposed (or potentially imposed) under Section 409A of the Code of Section 4999 of the Code.
Section 3.16   Labor Matters.
(a)   Section 3.16(a) of the First Choice Disclosure Schedule sets forth (i) the name, title, work location (city and state), and total compensation of each officer, employee, independent contractor and consultant of First Choice and each First Choice Subsidiary, (ii) all bonuses and other incentive compensation received by such officers, employees, independent contractors and consultants in 2020 and through March 31, 2021 and any accrual for such bonuses and incentive compensation and (iii) all Contracts of First Choice and the First Choice Subsidiaries regarding compensation with any of their respective officers, employees, independent contractors and consultants, including those to increase the compensation or to modify the conditions or terms of employment. To First Choice’s Knowledge, all officers, employees and independent contractors of First Choice or any First Choice Subsidiary with access to material trade secrets or confidential information of First Choice or any First Choice Subsidiary, have executed confidentiality agreements or with respect to officers and employees, have otherwise acknowledged similar confidentiality obligations with respect to confidential and proprietary information in the First Choice Bank Employee Handbook as a condition to such employee’s employment or director’s service with First Choice or any First Choice Subsidiary, which effectively restrict the use and disclosure of confidential information except for the benefit of First Choice and any First Choice Subsidiary.
(b)   To First Choice’s Knowledge, no officer or director of First Choice or any First Choice Subsidiary or any employee, independent contractor or consultant of First Choice or any First Choice Subsidiary is a party to, or is otherwise bound by, any Contract, including any confidentiality, non-competition, or proprietary rights agreement, that could adversely affect the ability of First Choice or First Choice Subsidiary to conduct its business as currently conducted.
(c)   Neither First Choice nor any First Choice Subsidiary has classified any individual as an “independent contractor” or similar status who, under applicable Law, should have been classified as an employee.
(d)   To First Choice’s Knowledge, none of the officers, employees or consultants of First Choice or any First Choice Subsidiary has informed First Choice or such Subsidiary of his or her intent to terminate his or her employment or consultant relationship with First Choice or such Subsidiary during the next twelve (12) months and, to First Choice’s Knowledge, no such officer, employee or consultant has such intent.
(e)   Neither First Choice nor any First Choice Subsidiary is a party to or is bound by any collective bargaining agreement or other Contract with a labor union or labor organization. Neither First Choice nor any First Choice Subsidiary is, or since January 1, 2018 has been, the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel First Choice or any First Choice Subsidiary to bargain with any labor organization as to wages or conditions of employment. There is, and since January 1, 2018 there has been, no strike or other labor dispute involving First Choice or any First Choice Subsidiary pending or, to First Choice’s Knowledge, threatened and, to First Choice’s Knowledge, there has been no activity involving any employees of First Choice or any First Choice Subsidiary seeking to certify a collective bargaining unit or engaging in other organizational activity. First Choice and each First Choice Subsidiary has paid in full all wages, salaries, commissions, bonuses, benefits and other compensation currently due and payable to its employees under any policy, practice, agreement, plan, program, statute or other Law. The employment of each officer and employee of First Choice and each First Choice Subsidiary is terminable at the will of First Choice or such First Choice Subsidiary.

(f)   (i) There is no pending or to First Choice’s Knowledge, threatened Legal Proceeding involving First Choice or any First Choice Subsidiary, on the one hand, and any present or former employee(s) of First Choice or any First Choice Subsidiary on the other hand, and (ii) to First Choice’s Knowledge and no other Person has threatened in writing any Legal Proceeding against First Choice or any First Choice Subsidiary (or, to First Choice’s Knowledge, against any officer, director or employee of First Choice or any First Choice Subsidiary) relating to the employment of employees or former employees of First Choice or any First Choice Subsidiary, including any such Legal Proceeding arising out of any Law relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, the Fair Labor Standards Act, the California Labor Code or California Wage Orders, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act or the Family and Medical Leave Act). Neither First Choice nor any First Choice Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any employee who had previously submitted to his or her supervisor or anyone else in a position of authority with First Choice or any First Choice Subsidiary, any written or to First Choice’s Knowledge, oral complaint, concern or allegation regarding any alleged unlawful or unethical conduct by First Choice or any First Choice Subsidiary, or its employees. There has been no “mass layoff” or “plant closing” (as defined by the Worker Adjustment and Retraining Notification Act of 1988 or any similar Law) with respect to which First Choice or any First Choice Subsidiary has any unsatisfied liabilities.
(g)   First Choice and each First Choice Subsidiary is, and at all times since January 1, 2018 has been, in material compliance with all applicable Laws relating to labor, employment, termination of employment or similar matters, including, but not limited to, such Laws relating to the classification of employees under the Fair Labor Standards Act and applicable state Laws, discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, immigration, workers compensation, occupational safety and health, family and medical leave and employee terminations, and has not engaged in any unfair labor practices (within the meaning of the National Labor Relations Act). To First Choice’s Knowledge, First Choice and each First Choice Subsidiary is, in all material respects, in compliance with all COVID-19 Measures enacted in response to the COVID-19 pandemic, and have used Commercially Reasonable Efforts to implement health and safety protocols at all worksites under the control of First Choice or any First Choice Subsidiary, consistent with guidance issued by applicable United States federal, state and local health authorities.
Section 3.17   Environmental Matters.
(a)   There has been no release or, to First Choice’s Knowledge, threat of release to the environment of Hazardous Substances at, on, from or under any (i) First Choice Owned Property, or (ii) First Choice Leased Property, in each case that would have a Material Adverse Effect on First Choice or First Choice Bank. There has not been, at any real property formerly owned, operated, occupied or leased by First Choice or any First Choice Subsidiary, during the time First Choice or such First Choice Subsidiary owned, operated, occupied or leased such real property, any release or, the First Choice’s Knowledge, threat of release to the environment of Hazardous Substances at, on, from or under such formerly owned, operated, occupied, or leased real property.
(b)   To First Choice’s Knowledge neither First Choice nor any of its Subsidiaries has acquired, or is now in the process of acquiring, any real property through foreclosure or deed in lieu of foreclosure on which there has been or is a release or threat of release to the environment of any Hazardous Substance that would have a Material Adverse Effect on First Choice or First Choice Bank.
(c)   All First Choice Owned Property and all First Choice Leased Property is in material compliance with all applicable Environmental Laws and is not listed on, or to First Choice’s Knowledge, proposed to be listed on, the National Priority List established pursuant to 42 U.S.C. § 9605(a)(8)(B) (the “NPL”), the registry of confirmed, abandoned, or uncontrolled hazardous waste disposal sites maintained by the State of California, the EnviroStor List, or any other list analogous to such registry, the EnviroStor List, or the NPL.

(d)   To First Choice’s Knowledge, neither First Choice nor any First Choice Subsidiary could be deemed the owner or operator of, or to have participated in the management of, any First Choice Loan Property which has been contaminated with, or has had any release or threat of release to the environment of, any Hazardous Substance in a manner that violates Environmental Law, requires reporting, investigation, remediation or monitoring under Environmental Law, or could reasonably be anticipated to cause the incurrence of response costs under any Environmental Law.
(e)   Neither First Choice nor any First Choice Subsidiary has received written notice of any Lien or encumbrance having been imposed on any First Choice Loan Property, any First Choice Owned Property, any First Choice Leased Property, or any real property formerly owned, operated, occupied or leased by First Choice or any First Choice Subsidiary in connection with any liability arising from or related to Environmental Law, and there is no Legal Proceeding pending or remedial action underway which would reasonably be expected to result in the imposition of any such Lien or encumbrance on any First Choice Owned Property or First Choice Leased Property, and to First Choice’s Knowledge there is no Legal Proceeding pending or remedial action underway which would reasonably be expected to result in the imposition of any such Lien or encumbrance on any real property formerly owned, operated, occupied or leased by First Choice or any First Choice Subsidiary.
(f)   Neither First Choice nor any First Choice Subsidiary is subject to any Order relating to a violation of any Environmental Law, and neither First Choice nor any First Choice Subsidiary has applied to the CalEPA to participate, for any real property, in the voluntary remediation program administered by the CalEPA pursuant to the CEQA or received from CalEPA any request or suggestion that it apply to participate in the CEQA for any real property.
(g)   First Choice has made available to Enterprise copies of all final written environmental reports and compliance audits in its possession or control relating to the First Choice Owned Property or First Choice Leased Property. Section 3.17(g) of the First Choice Disclosure Schedule includes a list of such environmental reports and compliance audits.
(h)   There is no Legal Proceeding pending, or, to First Choice’s Knowledge, threatened, against First Choice or any First Choice Subsidiary (i) for alleged noncompliance with any Environmental Law or (ii) relating to the presence, release or threat of release into the environment of any Hazardous Substance, and neither First Choice nor any First Choice Subsidiary has received any written request for information made to First Choice or any First Choice Subsidiary pursuant to any Environmental Law concerning either compliance with such Environmental Law or the nature or extent of a release or threat of release of a Hazardous Substance into the environment.
Section 3.18   Tax Matters.
(a)   First Choice and each First Choice Subsidiary has filed all material Tax Returns that it was required to file under applicable Laws, other than Tax Returns that are not yet due or for which a request for extension was timely filed consistent with requirements of applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. All material Taxes due and owing by First Choice or any First Choice Subsidiary (whether or not shown on any Tax Return) have been paid other than such Taxes that: (i) have been reserved or accrued on the balance sheet of First Choice, (ii) are being contested by First Choice in good faith and (iii) are described in Section 3.18(a) of the First Choice Disclosure Schedule. Neither First Choice nor any First Choice Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return and neither First Choice nor any of its Subsidiaries currently has any open tax years prior to 2015. Since January 1, 2018, no written claim has been made by any Governmental Authority in a jurisdiction where First Choice or any First Choice Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of First Choice or any First Choice Subsidiary.
(b)   First Choice and each First Choice Subsidiary, as applicable, has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(c)   No foreign, United States federal, state, or local Tax audits or administrative or judicial Tax proceedings are currently being conducted or, to the Knowledge of First Choice or any First Choice Subsidiary, threatened with respect to First Choice or any First Choice Subsidiary. Other than with respect to audits that have already been completed and resolved, neither First Choice nor any First Choice Subsidiary has received from any foreign, United States federal, state, or local taxing authority (including jurisdictions where First Choice and First Choice Subsidiaries have not filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against First Choice or any First Choice Subsidiary.
(d)   First Choice has made available to Enterprise true, correct and complete copies of the United States federal, state, local, and foreign consolidated or separate Tax Returns filed with respect to First Choice and any First Choice Subsidiary for taxable periods ended December 31, 2019, 2018, and 2017. First Choice has made available to Enterprise true, correct and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by First Choice or any First Choice Subsidiary with respect to Taxes filed for the years ended December 31, 2019, 2018, and 2017. First Choice has made available to Enterprise true, correct and complete copies of all written notices that First Choice or any First Choice Subsidiary has received from the IRS in respect of information reporting and backup and nonresident withholding.
(e)   Neither First Choice nor any First Choice Subsidiary has affirmatively waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which such waiver or extension is still valid and in effect.
(f)   Neither First Choice nor any First Choice Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G (or any corresponding provision of state, local, or foreign Tax law) or (ii) any amount that will not be fully deductible as a result of Section 162(m) (or any corresponding provision of state, local, or foreign Tax law). Neither First Choice nor any First Choice Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither First Choice nor any First Choice Subsidiary is a party to or bound by any Tax allocation or sharing agreement (other than normal commercial contracts entered into in the Ordinary Course of Business and the principal purpose of which was not the allocation or sharing of Taxes). Neither First Choice nor any First Choice Subsidiary (i) has been a member of an affiliated group filing a consolidated United States federal income Tax Return (other than a group the common parent of which was First Choice), and (ii) has no liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than First Choice and the First Choice Subsidiaries) under Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.
(g)   The unpaid Taxes of First Choice and all First Choice Subsidiaries (i) did not, as of March 31, 2021, exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Financial Statements (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time in accordance with the past custom and practice of First Choice and any First Choice Subsidiary in filing its Tax Returns. Since January 1, 2018, neither First Choice nor any First Choice Subsidiary has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business.
(h)   Neither First Choice nor any First Choice Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.
(i)   Neither First Choice nor any First Choice Subsidiary has distributed stock of another Person nor had its stock distributed by another Person in a transaction that was purported or intended to be nontaxable and governed in whole or in part by Section 355 or Section 361 of the Code.
(j)   Neither First Choice nor any First Choice Subsidiary (i) is a “controlled foreign corporation” as defined in Section 957, (ii) is a “passive foreign investment company” within the meaning of Section 1297, or (iii) has and had a permanent establishment in any foreign country other than where they are currently filing Tax Returns.
(k)   Neither First Choice nor any First Choice Subsidiary is a party to any joint venture or partnership.
(l)   Neither First Choice nor any First Choice Subsidiary has engaged or will engage in a listed transaction as that term is defined in Treasury Regulation 1.6011-4(b)(2).
(m)   Neither First Choice nor any First Choice Subsidiary has received a private letter ruling from the Internal Revenue Service or any comparable ruling from any other taxing authority.
(n)   Neither First Choice nor any First Choice Subsidiary has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a 368 Reorganization.
Section 3.19   Investment Securities.   Section 3.19 of the First Choice Disclosure Schedule contains a true, correct and complete list, as of March 31, 2021, of the First Choice Investment Securities, as well as any purchases or sales of First Choice Investment Securities between March 31, 2021 to and including the date hereof reflecting with respect to all such securities, whenever purchased or sold, descriptions thereof, CUSIP numbers, designations as securities “available for sale” or securities “held to maturity” (as those terms are used in ASC 320), book values and coupon rates, and any gain or loss with respect to any First Choice Investment Securities sold during such time period after March 31, 2021.
Section 3.20   Derivative Transactions.
(a)   All Derivative Transactions entered into by First Choice or any First Choice Subsidiary or for the account of any customers of First Choice or any First Choice Subsidiary were entered into (i) in accordance with applicable Law (including with respect to safety and soundness of banking practices) in all material respects, (ii) in the Ordinary Course of Business, (iii) in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by First Choice and First Choice Subsidiaries in all material respects, and (iv) with counterparties reasonably believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. First Choice and each First Choice Subsidiary has performed all of its obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to First Choice’s Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
(b)   Each Derivative Transaction outstanding as of the date of this Agreement is listed in Section 3.20(b) of the First Choice Disclosure Schedule, and the financial position of First Choice or First Choice Subsidiary under or with respect thereto has been reflected in the Financial Statements in accordance with GAAP. As of the date of this Agreement, no open exposure of First Choice or First Choice Bank with respect to any such Derivative Transaction (or with respect to multiple Derivative Transactions with a single counterparty) exists.
(c)   No Derivative Transaction outstanding as of the date of this Agreement would, if it were to be treated as a Loan held by First Choice or any First Choice Subsidiary as of the date hereof, be classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit

Risk Assets,” “Concerned Loans,” “Watch List,” as such terms are defined by the FDIC’s uniform loan classification standards, or words of similar import.
Section 3.21   Regulatory Capitalization.   First Choice is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FRB. First Choice Bank is “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FRB.
Section 3.22   Loans; Nonperforming and Classified Assets.
(a)   Section 3.22(a) of the First Choice Disclosure Schedule (i) sets forth the aggregate outstanding principal amount of all Loans as of March 31, 2021, and (ii) identifies, as of March 31, 2021, any Loans that are past due as to principal or interest for more than thirty (30) days, or are in nonaccrual status, regardless of whether such credits are secured or unsecured and regardless of whether are guaranteed by the government or by others.
(b)   Section 3.22(b) of the First Choice Disclosure Schedule identifies, as of March 31, 2021, each Loan that was classified as “Watch,” “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by First Choice, First Choice Bank, or that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability (collectively, “Criticized Loans”) together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder as of such date.
(c)   Except as would not reasonably be expected to be material, each Loan held in First Choice’s, First Choice Bank’s or any of their respective Subsidiaries’ loan portfolio (each a “First Choice Loan”) (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, is and has been secured by valid Liens which have been perfected and have the priority called for in the related Loan documents, and (iii) to First Choice’s Knowledge is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
(d)   All currently outstanding First Choice Loans were solicited, purchased, originated and administered, and currently exist, and the relevant Loan files are being maintained, in material compliance with all applicable requirements of Law, the applicable loan documents, and First Choice Bank’s lending policies at the time of origination of such First Choice Loans as First Choice has or may modify such policies, and the notes or other credit or security documents with respect to each such outstanding First Choice Loan are true, correct and complete in all material respects. There are no oral modifications or amendments or additional agreements related to the First Choice Loans that are not reflected in the written records of First Choice or First Choice Bank, as applicable. All such First Choice Loans are owned by First Choice or First Choice Bank free and clear of any Liens (other than blanket Liens by the Federal Home Loan Bank of San Francisco). No claims of defense as to the enforcement of any currently outstanding First Choice Loan have been asserted in writing against First Choice or First Choice Bank for which there is a reasonable probability of an adverse determination, and, to First Choice’s Knowledge there is no claim or right of rescission for which there is a reasonable probability of a determination adverse to First Choice Bank. No First Choice Loans are presently serviced by third parties, and there is no obligation which could result in any First Choice Loan becoming subject to any third party servicing.
(e)   Neither First Choice nor any First Choice Subsidiary is a party to any material Contract with (or otherwise obligated to) any Person which obligates First Choice or any First Choice Subsidiary to repurchase from any such Person any Loan or other asset of First Choice or any First Choice Subsidiary, unless there is a material breach of a representation or covenant by First Choice or any First Choice Subsidiary. None of the Contracts pursuant to which First Choice or any First Choice Subsidiary has sold Loans, pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(f)   Neither First Choice nor any First Choice Subsidiary is now nor has it ever been since January 1, 2018, subject to any fine, suspension, settlement or other Contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage or consumer Loans.
(g)   Since January 1, 2018, neither First Choice nor any First Choice Subsidiary has canceled, released or compromised any Loan, obligation, claim or receivable other than in the Ordinary Course of Business.
(h)   First Choice and First Choice Bank have not, since January 1, 2018, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director, executive officer, or principal shareholder (or equivalent thereof) of First Choice or any First Choice Subsidiary (as such terms are defined in FRB Regulation O), except as permitted by Regulation O and that have been made in compliance with the provisions of Regulation O (or that are exempt therefrom). Section 3.22(h) of the First Choice Disclosure Schedule identifies, as of March 31, 2021, any loan or extension of credit maintained by First Choice and First Choice Bank to which Regulation O applies, and there has been no default on, or forgiveness of waiver of, in whole or in part, any such loan during the two (2) years preceding the date hereof.
(i)   To the extent that either First Choice or First Choice Bank has originated or otherwise participated in any program or benefit created or modified by the Coronavirus Aid, Relief, and Economic Security Act, including but not limited to the Paycheck Protection Program (“PPP”), it has done such in good faith and in material compliance with all Laws governing such program, including but not limited to all regulations and guidance issued by the SBA with the respect to loans originated pursuant to or in association with the PPP. First Choice and First Choice Bank have not originated any loan under the PPP to any “Insider”, as the term is defined under Regulation O (12 C.F.R. Part 215). To the extent that either First Choice or First Choice Bank has originated or otherwise participated in any program or benefit created or modified by, or offered in association with, the Federal Reserve Board’s Main Street Lending Program, or extended credit or participated in any loan facility offered in conjunction with the Main Street Lending Program, such has been done in good faith and in material compliance with all Laws governing the program, including without limitation all regulations and guidance issued by the Federal Reserve Board, and in accordance with safe and sound banking practices.
Section 3.23   Allowance for Loan and Lease Losses.   First Choice’s reserves, allowance for loan and lease losses and carrying value for real estate owned as reflected in the Financial Statements were, in the opinion of management, as of the applicable dates thereof, adequate in all material respects to provide for possible losses on the applicable items and in compliance with First Choice’s and First Choice Bank’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP.
Section 3.24   Trust Business; Administration of Fiduciary Accounts.   Neither First Choice nor any First Choice Subsidiary has offered or engaged in providing any individual or corporate trust services or administers any accounts for which First Choice or a First Choice Subsidiary acts as a fiduciary, including, but not limited to, any accounts in which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor. For the avoidance of doubt, First Choice Bank does not serve as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor with respect to its Traditional IRA and Roth IRA accounts.
Section 3.25   Investment Management and Related Activities.   None of First Choice, any First Choice Subsidiary or, to the extent relating to their activities with respect to First Choice or any First Choice Subsidiary, any of their respective directors, officers or employees is required to be registered, licensed or authorized under applicable Law as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated Person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales Person or in any similar capacity with a Governmental Authority.

Section 3.26   Repurchase Agreements.   With respect to all Contracts pursuant to which First Choice or any First Choice Subsidiary has purchased securities subject to an agreement to resell, if any, First Choice or such First Choice Subsidiary has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral is reasonably believed to equal or exceed the amount of debt secured thereby.
Section 3.27   Deposit Insurance.   The deposits of First Choice Bank are insured by the Deposit Insurance Fund of the FDIC in accordance with the Federal Deposit Insurance Act (“FDIA”) to the fullest extent permitted by Law, and First Choice Bank has paid all premiums and assessments and filed all reports required by the FDIA when due. No proceedings for the suspension, revocation, or termination of such deposit insurance are pending or, to First Choice’s Knowledge, threatened.
Section 3.28   Community Reinvestment Act, Anti-money Laundering and Customer Information Security.   Neither First Choice nor any First Choice Subsidiary is a party to any Contract with any individual or group regarding Community Reinvestment Act matters. As of the date hereof, First Choice’s and First Choice Bank’s rating in its most recent examination or interim review under the Community Reinvestment Act was “Satisfactory” or better, and First Choice has not received any written or, to First Choice’s Knowledge, oral, communication that First Choice Bank’s rating in its next subsequent examination or interim review under the Community Reinvestment Act will be lower than “Satisfactory.” First Choice and each First Choice Subsidiary (a) is in compliance in all material respects with the Community Reinvestment Act, and the regulations promulgated thereunder; (b) is operating in compliance in all material respects with the Bank Secrecy Act and its implementing regulations (31 C.F.R. Title X), the USA PATRIOT Act, any order or guidance issued with respect to anti-money laundering or sanctions programs by the U.S. Department of the Treasury’s Financial Crimes Enforcement Network or Office of Foreign Assets Control, and any other applicable anti-money laundering Laws; and (c) is in compliance in all material respects with the applicable Privacy and Information Security Requirements, as well as the provisions of the information security program adopted by First Choice Bank pursuant to 12 C.F.R. Part 208, Appx. D-1. Furthermore, the board of directors of First Choice Bank has adopted and First Choice Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that meet the requirements of Sections 352 and 326 of the USA PATRIOT Act. First Choice and First Choice Bank, collectively, are the sole owner of all individually identifiable personal information relating to identifiable or identified natural Persons who are customers, former customers and prospective customers of First Choice and First Choice Bank.
Section 3.29   Transactions with Affiliates.   There are no outstanding amounts payable to or receivable from, or advances by First Choice or any First Choice Subsidiary to, and neither First Choice nor any First Choice Subsidiary is otherwise a creditor or debtor to, (a) any director, executive officer, five percent (5%) or greater shareholder of First Choice or any First Choice Subsidiary or to any of their respective Affiliates or Associates, other than in the Ordinary Course of Business as part of the terms of such Persons’ employment or service as a director or executive officer with First Choice or any First Choice Subsidiary and other than deposits held by First Choice Bank in the Ordinary Course of Business; or (b) any Affiliate of First Choice or any First Choice Subsidiary. Neither First Choice nor any First Choice Subsidiary is a party to any transaction or agreement, or is contemplated to be party to any proposed transaction or agreement, with any director or executive officer of First Choice or any First Choice Subsidiary or to any of their respective Affiliates or Associates, other than compensation or business expense advancements or reimbursements in the Ordinary Course of Business as part of the terms of such Person’s employment or service as a director or executive officer with First Choice or any First Choice Subsidiary and other than deposits held by First Choice Bank in the Ordinary Course of Business. All agreements, and all transactions since January 1, 2018, between First Choice or any First Choice Subsidiary, on the one hand, and any of their respective Affiliates, on the other hand, comply, to the extent applicable, in all material respects with Sections 23A and 23B of the Federal Reserve Act and Regulation W promulgated by the FRB.
Section 3.30   Tangible Properties and Assets.
(a)   Section 3.30(a) of the First Choice Disclosure Schedule sets forth a true, correct and complete list of all First Choice Owned Property. First Choice or a First Choice Subsidiary has (i) good, valid and marketable fee title to all of the First Choice Owned Property, (ii) a valid leasehold interest in or otherwise legally enforceable rights to use all of the First Choice Leased Property, and

(iii) fee title or a legally enforceable right to use all other personal property, rights and other assets (tangible or intangible), used, occupied and operated or held for use by First Choice or a First Choice Subsidiary as of the date of this Agreement in connection with the business of First Choice and the First Choice Subsidiaries as presently conducted, in each case, free and clear of all Liens, except for Permitted Liens. There is no pending or, to First Choice’s Knowledge, threatened Legal Proceeding with respect to the First Choice Owned Property or, to First Choice’s Knowledge, the First Choice Leased Property, including without limitation a pending or threatened taking of any of such real property by eminent domain, except where such Legal Proceeding has not had, and would not reasonably be expected to have, a Material Adverse Effect on First Choice or any First Choice Subsidiary. First Choice has furnished or made available to Enterprise true, correct and complete copies of all deeds, surveys, title insurance policies, mortgages, deeds of trust and security agreements, and documents evidencing encumbrances or exceptions to the applicable title commitment or title policy that First Choice or any First Choice Subsidiary has in its possession related to any First Choice Owned Property or First Choice Leased Property.
(b)   Section 3.30(b) of the First Choice Disclosure Schedule sets forth a true, correct and complete schedule as of the date of this Agreement of all Contracts (including any amendments, supplements or modifications to each of the foregoing) under which First Choice or any First Choice Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any real property (each as amended, supplemented or modified, individually a “Lease” and, collectively, the “Leases”). Each Lease is valid, binding and in full force and effect against First Choice or a First Choice Subsidiary, as the case may be, and, to First Choice’s Knowledge, against the other parties thereto. Neither First Choice nor any First Choice Subsidiary has received a written or, to First Choice’s Knowledge, oral notice of any material default on the part of the First Choice or any First Choice Subsidiary or early termination with respect to any Lease. There has not occurred any event and, to First Choice’s no condition exists that would constitute a termination event or a breach (or an event which, with or without notice or lapse of time or both, would constitute a breach) by First Choice or any First Choice Subsidiary of any material covenant, agreement, or condition contained in a Lease. To First Choice’s Knowledge, no lessor under a Lease is in breach or default of any material covenant, agreement or condition contained in such Lease. First Choice and each First Choice Subsidiary has paid all rents and other charges to the extent due under the Leases. True, correct, and complete copies of all Leases have been furnished or made available to Enterprise.
(c)   Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect on First Choice or First Choice Bank, all buildings, structures, fixtures, building systems and equipment, and all material components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems included in the First Choice Owned Property (and, to First Choice’s Knowledge, the First Choice Leased Property) are sufficient for the operation of the business of First Choice and the First Choice Subsidiaries as currently conducted.
(d)   Since January 1, 2018, neither First Choice nor any First Choice Subsidiary has received any written, or, to First Choice’s Knowledge, oral notice from any Governmental Authority of any material zoning, safety, building, fire, or health code violations with respect to the First Choice Owned Property or the First Choice Leased Property, which remains uncured as of the date of this Agreement.
(e)   Section 3.30(e) of the First Choice Disclosure Schedule sets forth a true, correct and complete list of all Leases pursuant to which consents, waivers or notices are or may be required to be given thereunder, in each case, prior to consummation of the Merger, the Bank Merger, and the other transactions contemplated hereby.
Section 3.31   Intellectual Property.
(a)   Section 3.31(a) of the First Choice Disclosure Schedule contains a true, correct and complete list and summary description of all Patents, and registrations and applications for trademarks, copyrights, domain names and social media accounts, and material unregistered Intellectual Property included in the First Choice Intellectual Property that are owned by First Choice or a First Choice Subsidiary.

(b)   First Choice or a First Choice Subsidiary validly holds all right, title and interest in and to, and the inventions disclosed or claimed therein, or has a valid license to use, and with respect to domains and social media accounts, has control over, all First Choice Intellectual Property, free and clear of all Liens (other than Permitted Liens,) royalty or other payment obligations, except for royalties or payments with respect to off the shelf Software at standard commercial rates. Section 3.31(b) of the First Choice Disclosure Schedule sets forth all First Choice Intellectual Property ownership or licenses which are held by a First Choice Subsidiary (rather than First Choice), and indicates the specific item and the applicable First Choice Subsidiary. To First Choice’s Knowledge, (i) the owners of the First Choice Intellectual Property used by First Choice pursuant to license, sublicense, agreement or permission have taken all necessary actions to maintain, protect and/or permit the use of such First Choice Intellectual Property by First Choice or a First Choice Subsidiary, and (ii) there is no default or expected default by any party to, or any intent to terminate or let expire, any Contract related to First Choice Intellectual Property. To First Choice’s Knowledge, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the First Choice Intellectual Property represented to be owned by First Choice or any First Choice Subsidiary, nor is First Choice or any First Choice Subsidiary bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person.
(c)   The First Choice Intellectual Property constitutes all of the Intellectual Property used to carry on the business of First Choice and the First Choice Subsidiaries as currently conducted. Neither First Choice nor any First Choice Subsidiary has embedded or permitted to be embedded any open source, copyleft or community source code in any of its products or services generally available or in development, including but not limited to any libraries, that provide for or permit such code or any of First Choice Intellectual Property’s proprietary code to be distributed or made available in source form or dedicated to the public. In addition, First Choice and each First Choice Subsidiary has taken reasonable steps to maintain, protect and preserve the First Choice Intellectual Property.
(d)   The First Choice Intellectual Property represented to be owned by the First Choice or a First Choice Subsidiary is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither First Choice nor any First Choice Subsidiary has received any written or, to First Choice’s Knowledge, oral notice challenging the validity or enforceability of any First Choice Intellectual Property. First Choice or a First Choice Subsidiary have taken all necessary actions to maintain and protect the First Choice Intellectual Property represented to be owned by the First Choice or a First Choice Subsidiary.
(e)   Neither First Choice nor any First Choice Subsidiary is, and none of them will be as a result of the execution and delivery of this Agreement or the performance by First Choice and First Choice Bank of its obligations hereunder, in violation of any material Contracts to which First Choice or any First Choice Subsidiary is a party and pursuant to which First Choice or any First Choice Subsidiary is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets, computer software or other intellectual property. Neither First Choice nor any First Choice Subsidiary has received notice challenging First Choice’s or any First Choice Subsidiary’s license or legally enforceable right to use any such third-party intellectual property rights. The consummation of the transactions contemplated hereby will not result in the loss or impairment of the right of First Choice or any First Choice Subsidiary (or Enterprise or any Enterprise Subsidiary after the Closing) to own or use any material First Choice Intellectual Property.
(f)   The First Choice Intellectual Property does not include any trademark applications filed on an intent-to-use basis.
(g)   Neither First Choice nor any First Choice Subsidiary has interfered with, infringed upon, misappropriated, or otherwise violated any Intellectual Property rights of any other Person, and neither First Choice nor any First Choice Subsidiary has ever received any written or, to First Choice’s Knowledge, oral charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that First Choice or any First Choice Subsidiary must license or refrain from using any Intellectual Property rights of any other Person). To First Choice’s Knowledge, no other Person has interfered with, infringed upon, misappropriated or otherwise violated any First Choice Intellectual Property rights owned by, or licensed to, First Choice or any First Choice Subsidiary.
(h)   Section 3.31(h) of the First Choice Disclosure Schedule sets forth a true, correct and complete list and summary description, including any royalties or other amounts paid or received by First Choice and the First Choice Subsidiaries, and First Choice has delivered to Enterprise true, correct and complete copies, of all Contracts relating to the First Choice Intellectual Property (other than non-exclusive licenses to generally available off-the-shelf commercial Software having a one-time or annual fee of less than $25,000). There are no outstanding or, to First Choice’s Knowledge, threatened disputes or disagreements with respect to any such Contract. Included in Section 3.31(h) of the First Choice Disclosure Schedule is a list of: (i) all items of material First Choice Intellectual Property that are licensed by First Choice or any First Choice Subsidiary (“Licensed Business Intellectual Property”) and the owner or licensee of each such item of Licensed Business Intellectual Property (other than non-exclusive licenses to generally available off-the-shelf commercial Software having a one-time or annual fee of less than $25,000), and (ii) all other material Contracts related to the First Choice Intellectual Property. All Contracts related to First Choice Intellectual Property are valid and enforceable by or against First Choice or a First Choice Subsidiary, as applicable, in accordance with their terms, except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy.
Section 3.32   IT Assets; Privacy and Information Security.
(a)   First Choice’s and each First Choice Subsidiary’s IT Assets: (i) operate and perform in all material respects as required by First Choice and each First Choice Subsidiary in connection with their respective businesses and (ii) have not materially malfunctioned or failed within the past three years. First Choice and each First Choice Subsidiary has implemented reasonable backup, security and disaster recovery technology and procedures, and reasonable administrative and technical safeguards with respect to the accessibility, integrity and confidentiality of the IT Assets, consistent with industry practices and Privacy and Information Security Requirements, including to protect against malicious code or cyber-attacks intended to permit unauthorized access, tampering, disablement or damage to any IT Assets. First Choice and each First Choice Subsidiary conducts periodic tests of the effectiveness of its cybersecurity controls, back-up, and recovery systems. No Person has gained unauthorized access to any IT Assets of First Choice or any First Choice Subsidiary, or any confidential information, trade secrets or other information subject to Privacy and Information Security Requirements that is stored or processed by or on behalf of First Choice or any First Choice Subsidiary.
(b)   First Choice and each First Choice Subsidiary: (i) has taken reasonable steps to ensure that all information subject to Privacy and Information Security Requirements and received by First Choice or any First Choice Subsidiary is protected against loss and against unauthorized access, use, modification, disclosure or other misuse, consistent with applicable Laws and industry practices concerning the collection, use and disclosure of personal information; and (ii) is compliant in all material respects with all Privacy and Information Security Requirements, and its own privacy policies and commitments to its customers, consumers, employees and other parties. There has been no loss, theft, or unauthorized access to or misuse of any information subject to Privacy and Information Security Requirements and at no time during the three years prior to the date hereof, has First Choice or any First Choice Subsidiary received any written notice asserting any material violations of any of the foregoing. No Person (including any Governmental Authority) has commenced or, to First Choice’s Knowledge, threatened any Legal Proceeding relating to First Choice or any First Choice Subsidiary’s information privacy or data security practices, including with respect to the collection, use, transfer, storage, or disposal of personal information maintained by or on behalf of First Choice and First Choice Subsidiaries. Neither First Choice nor any First Choice Subsidiary has been required to provide any notice to any Governmental Authority or Person in connection with an unauthorized breach, disclosure or use of such information. The execution of this Agreement and the transfer of all such personal data and nonpublic information to Enterprise’s control in connection with the consummation of the transactions contemplated hereby shall not violate any such Laws, privacy policies or commitments. Immediately upon the Closing, Enterprise and the Enterprise Subsidiaries will continue to have the right to use such personal information on identical terms and conditions as First Choice and the First Choice Subsidiaries enjoyed immediately prior to the Closing.
Section 3.33   Insurance.   Section 3.33 of the First Choice Disclosure Schedule identifies as of the date of this Agreement all of the material insurance policies, binders, or bonds currently maintained by First Choice and the First Choice Subsidiaries (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder involving more than $10,000. First Choice and each First Choice Subsidiary is insured against such risks and in such amounts as the management of First Choice reasonably has determined to be prudent in accordance with industry practices and First Choice and each First Choice Subsidiary maintains such fidelity bonds and errors and omissions insurance as may be customary or required under applicable Law. All Insurance Policies are valid and enforceable and in full force and effect. There are presently no claims pending under the Insurance Policies and no notices have been given by First Choice or any First Choice Subsidiary under the Insurance Policies (other than with respect to health or disability insurance). To First Choice’s Knowledge, all claims under the Insurance Policies have been filed in due and timely fashion. Neither First Choice nor any First Choice Subsidiary, has received notice from any insurance carrier during the past three years that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, (ii) such carrier is denying coverage for a type of insurance for which First Choice or a First Choice Subsidiary has applied, (iii) such carrier is denying liability with respect to a claim or defending under a reservation of rights clause or (iv) such carrier has filed for protection under applicable bankruptcy or insolvency laws or is otherwise in the process of liquidating or has been liquidated. First Choice does not have or maintain any self-insurance arrangement.
Section 3.34   Disaster Recovery and Business Continuity.   First Choice has developed and implemented a contingency planning program to evaluate the effect of significant events that may adversely affect the customers, assets, or employees of First Choice and First Choice Bank. To First Choice’s Knowledge, such program was developed to provide that First Choice can recover its mission critical functions, and, to First Choice’s Knowledge, such program complies in all material respects with the requirements of the FFIEC and the FRB.
Section 3.35   Antitakeover Provisions.   The First Choice Board has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to this Agreement and the transactions contemplated hereby, the provisions of any potentially applicable antitakeover Laws of any state, including, any “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation, including any applicable sections of the CGCL, or any applicable sections of First Choice’s or First Choice Bank’s articles of incorporation or bylaws.
Section 3.36   Opinion.   Prior to the execution of this Agreement, the First Choice Board has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) from Keefe, Bruyette & Woods, Inc., to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of First Choice Common Stock. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.
Section 3.37   First Choice Information.   No written representation or certificate furnished or to be furnished by First Choice or First Choice Bank to Enterprise pursuant to this Agreement (including the First Choice Disclosure Schedule) contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The information relating to First Choice and First Choice Subsidiaries that is provided by or on behalf of First Choice for inclusion in any Regulatory Approval or other application, notification or document filed with any Governmental Authority in connection with the Merger, Bank Merger or other transactions contemplated herein, will at the time each such document is filed with any Governmental Authority, not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

Section 3.38   No Other Representations and Warranties.   Except for the representations and warranties made by First Choice and First Choice Bank in this Article 3, none of First Choice, First Choice Bank or any other Person makes any express or implied representation or warranty with respect to First Choice or any First Choice Subsidiary, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and First Choice and First Choice Bank hereby disclaim any such other representations or warranties.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF ENTERPRISE AND EB&T
Section 4.01   Making of Representations and Warranties.
(a)   On or prior to the date hereof, Enterprise has delivered to First Choice a schedule (the “Enterprise Disclosure Schedule”), the section numbers of which are numbered to correspond to the section numbers of this Agreement to which they refer, setting forth items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article 4 or to one or more of Enterprise’s covenants contained in Article 5.
(b)   Except as set forth in (i) the Enterprise Reports filed prior to the date hereof or (ii) the Enterprise Disclosure Schedule (subject to Section 9.12), Enterprise and EB&T hereby represent and warrant to First Choice as follows in this Article 4.
(c)   Notwithstanding any other provision in this Article 4 to the contrary, any representations or warranties of EB&T shall be made on behalf of EB&T, and where applicable, EB&T’s wholly-owned Subsidiaries, and not on behalf of Enterprise or any of Enterprise’s subsidiaries, or of any Affiliate of Enterprise or of EB&T. Further, the representations and warranties of EB&T in this Article 4 shall be limited solely with respect to EB&T, and where applicable, EB&T’s wholly-owned Subsidiaries, to the extent necessary if (i) a Governmental Authority having jurisdiction over EB&T by written communication addressed to EB&T or its board of directors informs EB&T or its board of directors that such Governmental Authority has determined that any obligation of EB&T resulting from such representations or warranties violates Sections 23A or 23B of the Federal Reserve Act, as amended, or another Law applicable to EB&T or Enterprise, (ii) a Governmental Authority notifies EB&T that such representations or warranties, or the obligations resulting therefrom, would result in an adverse impact on EB&T’s examination ratings or (iii) such representations or warranties, or the obligations resulting therefrom, would give rise to civil money penalties or other sanctions.
Section 4.02   Organization, Standing and Authority.
(a)   Enterprise is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and is duly registered as a bank holding company under the BHC Act, and has elected to be treated as a financial holding company under the GLB Act. True, complete and correct copies of the certificate of incorporation and bylaws of Enterprise, each as amended to date and in effect as of the date hereof have previously been made available to First Choice. Enterprise has full corporate power and authority to carry on its business as now being conducted and to own, lease and operate the properties and assets now owned and being operated by it. Enterprise is duly licensed, registered or qualified to do business in the State of Delaware and each jurisdiction in which its ownership or leasing of property and assets or the nature of its business requires such licensing, registration or qualification, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on Enterprise. Enterprise has no Subsidiaries other than EB&T and those identified on Section 4.02(a) of the Enterprise Disclosure Schedule. (i) Enterprise owns, directly or indirectly, all of the issued and outstanding equity securities of each Enterprise Subsidiary, (ii) no equity securities of any Enterprise Subsidiary are, or may become, required to be issued (other than to Enterprise) by reason of any contractual right or otherwise, (iii) there are no Contracts by which any Enterprise Subsidiary is or may be bound to sell or otherwise transfer any of its equity securities (other than to Enterprise or a wholly-owned Enterprise Subsidiary), (iv) there are no Contracts relating to Enterprise’s rights to vote or to dispose of the equity securities of any First Choice Subsidiary, (v) all of the equity securities of each Enterprise Subsidiary are held by Enterprise, directly or indirectly, are duly authorized, validly issued, fully paid and non-assessable, are not subject to preemptive or similar rights, and (vi) all of the equity securities of each Enterprise Subsidiary that are owned, directly or indirectly, by Enterprise or any Subsidiary thereof, are free and clear of all Liens, other than restrictions on transfer under applicable securities Laws.
(b)   EB&T is a state-chartered trust company with banking powers duly organized and validly existing under the laws of the State of Missouri. True, correct and complete copies of the charter and bylaws of EB&T, as in effect as of the date of this Agreement, have previously been made available to First Choice. EB&T has full corporate power and authority to own, lease and operate its properties and assets and to engage in the business and activities now conducted by it. EB&T is duly licensed, registered or qualified to do business in the State of Missouri and each other jurisdiction where its ownership or leasing of property and assets or the conduct of its business requires such licensing, registration or qualification, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on EB&T. EB&T is a member in good standing of the Federal Home Loan Bank of Des Moines.
Section 4.03   Capital Stock.
(a)   The authorized capital stock of Enterprise consists of (i) 5,000,000 shares of preferred stock, $0.01 par value per share, of which, as of the date of this Agreement, none are outstanding and (ii) 45,000,000 shares of Enterprise Common Stock, $0.01 par value, of which, as of March 31, 2021, 31,259,183 shares are issued and outstanding (excluding treasury shares), 1,980,093 shares are held in treasury, 173,544 non-vested restricted units are issued and outstanding, 111,804 stock options are issued and outstanding, 6,486 deferred share units are issued and outstanding, and 89,176 non-vested performance stock units are issued and outstanding. The outstanding shares of Enterprise Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and have not been issued in violation of nor are they subject to preemptive rights of any Enterprise shareholder. The shares of Enterprise Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to preemptive rights and will be issued in compliance with and not in violation of applicable United States federal or state securities Laws. All shares of Enterprise’s capital stock have been issued in compliance in all material respects with and not in violation of any applicable United States federal or state securities Laws.
(b)   Except for any grants or awards properly issued to officers, directors or employees of Enterprise or EB&T pursuant to an equity based plan approved by the Enterprise Board, as of the date hereof, there are no outstanding securities of Enterprise or any of its Subsidiaries that are convertible into or exchangeable for any class of capital stock of Enterprise or any of Enterprise’s Subsidiaries. Except (i) as set forth in Section 4.03(a) or (ii) for any grants or awards properly issued to officers, directors or employees of Enterprise or EB&T pursuant to an equity based plan approved by the Enterprise Board, as of the date of this Agreement, there are no options, warrants or other similar rights, convertible or exchangeable securities, restricted shares, restricted stock units, “phantom stock” rights, stock appreciation rights, stock based performance units or Contracts to which Enterprise or any Enterprise Subsidiary is a party, in each case of any character relating to the issued or unissued capital stock or other securities of Enterprise or any Enterprise Subsidiary or obligating Enterprise or any Enterprise Subsidiary to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Enterprise or any Enterprise Subsidiary.
(c)   As of the date of this Agreement, there are no obligations, contingent or otherwise, of Enterprise or any Enterprise Subsidiary, to repurchase, redeem or otherwise acquire any shares of Enterprise Common Stock or capital stock of any Enterprise Subsidiary or any other securities of Enterprise or any Enterprise Subsidiary or to provide funds to or make any investment (in the form of loan, capital contribution or otherwise) in any Enterprise Subsidiary. There are no Contracts with respect to the voting of Enterprise’s capital stock to which Enterprise or any Enterprise Subsidiary is a party and to the Knowledge of Enterprise as of the date hereof, no such Contracts between any Persons exist. There are Contracts under which Enterprise is obligated to register the sale of any of its securities under the Securities Act.

Section 4.04   Power and Authority Relative to this Agreement; No Conflict.
(a)   Each of Enterprise and EB&T has all requisite power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party, to perform its obligations hereunder and thereunder, and, subject to making or obtaining the Regulatory Approvals, the Requisite Enterprise Shareholder Approval and the EB&T Shareholder Approval, to consummate the transactions contemplated hereby and thereby.
(b)   Subject only to the receipt of the Requisite Enterprise Shareholder Approval, the execution and delivery of this Agreement, and each other agreement and document contemplated hereby to which Enterprise is a party, and the consummation by Enterprise of the transactions contemplated hereby, including the Merger, have been duly authorized by all necessary corporate action of Enterprise and the Enterprise Board on or prior to the date hereof. The Requisite Enterprise Shareholder Approval is the only vote or consent of the holders of any class or series of Enterprise’s capital stock necessary to approve and adopt this Agreement, approve the Merger, and consummate the Merger and the other transactions contemplated thereby. Subject only to the receipt of the EB&T Shareholder Approval, the execution and delivery of this Agreement, and each other agreement and document contemplated hereby to which EB&T, and the consummation by EB&T of the transactions contemplated hereby, including the Bank Merger, have been duly authorized by all necessary action of EB&T and EB&T’s board of directors on or prior to the date hereof. Subject to its applicable fiduciary obligations, the Enterprise Board has resolved to recommend adoption of this Agreement by Enterprise’s shareholders and has directed that this Agreement be submitted to Enterprise’s shareholders for approval at a meeting of such shareholders. Except for the receipt of the Requisite Enterprise Shareholder Approval and the EB&T Shareholder Approval, no other corporate or organizational proceedings on the part of Enterprise, EB&T nor any other Enterprise Subsidiary (including any vote of any class or series of outstanding capital stock) are necessary to authorize the execution and delivery of this Agreement and all other agreements and documents contemplated hereby to which Enterprise or EB&T is a party, the performance by Enterprise and EB&T of its obligations hereunder and thereunder and the consummation by Enterprise and EB&T of the transactions contemplated hereby and thereby. Each of Enterprise and EB&T has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by First Choice and First Choice Bank, this Agreement constitutes a valid and legally binding obligation of Enterprise and EB&T, enforceable against Enterprise and EB&T in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights generally or by general equity principles or by 12 U.S.C. § 1818(b)(6)(D) (or any successor statute) and other applicable authority of bank regulators).
(c)   The execution, delivery and performance of this Agreement and each other agreement or document contemplated hereby to which Enterprise or EB&T is a party, the consummation by Enterprise and EB&T of the transactions contemplated hereby and thereby, and compliance by Enterprise and EB&T with the terms and provisions hereof and thereof, do not and will not (i) subject to obtaining the Requisite Enterprise Shareholder Approval, EB&T Shareholder Approval and the approval of EB&T’s board of directors of the Bank Merger, result in a violation or breach of, or conflict with, any provision of the certificate of incorporation or bylaws of Enterprise or any similar organizational or governing document of any Enterprise Subsidiary, (ii) result in a violation or breach of, conflict with any provisions of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, give rise to a right of purchase under, accelerate the performance required by Enterprise, EB&T or any other Enterprise Subsidiary under, result in a right of termination or acceleration under, or require any consent, approval or notice under, any material agreement filed as an exhibit to Enterprise’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “Enterprise 2020 Form 10-K”), (iii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Enterprise or EB&T, or (iv) subject to making or obtaining the Regulatory Approvals, violate any Law or Order applicable to Enterprise, EB&T or any other Enterprise Subsidiary or any of their respective properties or assets, other than, with respect to clauses (ii), (iii) and (iv), any such violation, breach, conflict, default or creation which would not reasonably be expected to have a Material Adverse Effect on Enterprise.

(d)   EB&T is not subject to any material restrictions on its operations or its authority to conduct any activities or business that are not otherwise applicable to all federally-insured commercial banks.
Section 4.05   SEC Documents; Financial Statements.
(a)   Enterprise has filed (or furnished, as applicable) all required reports, registration statements, definitive proxy statements or documents required to be filed with the SEC or furnished to the SEC since January 1, 2018 (the “Enterprise Reports”), and has paid all fees and assessments due and payable in connection therewith, except where the failure to file or furnish such report, registration statement, definitive proxy statements or documents required to be filed or furnished or to pay such fees and assessments would not be material. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Enterprise Reports complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Enterprise Reports, and none of the Enterprise Reports when filed with the SEC, or if amended prior to the date hereof, as of the date of such amendment (and in the case of filings under the Securities Act, at the time it was declared effective), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no unresolved outstanding comments from the SEC with respect to any of the Enterprise Reports.
(b)   The consolidated financial statements of Enterprise and Enterprise Subsidiaries (including any related notes and schedules thereto) included in the Enterprise Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects, with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by the rules of the SEC), have been prepared from the books and records of Enterprise and Enterprise Subsidiaries, and all such books and records have been maintained in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein) and any other legal and accounting requirements, and fairly present, in all material respects, the consolidated financial position of Enterprise and Enterprise Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of Enterprise and Enterprise Subsidiaries as of the dates and for the periods shown, subject in the case of unaudited statements, only to year-end audit adjustments not material, individually or in the aggregate, in nature and amount, and to the absence of footnote disclosure.
(c)   Enterprise and each Enterprise Subsidiary has established and maintains (i) disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that all information required to be disclosed by Enterprise in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Enterprise’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Enterprise required under the Exchange Act with respect to such reports, and (ii) internal control over financial reporting (as such term is defined in Rule 13a-15(f) of the Exchange Act) designed to provide reasonable assurance (A) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP; (B) that receipts and expenditures of Enterprise and Enterprise Subsidiaries are being made only in accordance with the authorization of Enterprise’s management and directors; and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the assets of Enterprise and the Enterprise Subsidiaries. Enterprise has disclosed, based on management’s most recent evaluation prior to the date hereof, to Enterprise’s outside auditors, the audit committee of the Enterprise Board and Enterprise (x) any significant deficiencies or material weaknesses in the design or operation of such controls which could adversely affect in any material respect Enterprise’s ability to record, process, summarize and report financial data and any material weaknesses in internal controls, and (y) any fraud, whether or not material, that involves management or other employees who have a role in Enterprise’s internal control over financial reporting or preparation of Enterprise’s financial statements. Enterprise and each Enterprise Subsidiary, and the officers and directors of each, have made all certifications required under and are otherwise in compliance in all material respects with and have complied in all material respects with (1) the applicable provisions of the Sarbanes-Oxley Act and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of Nasdaq (or other Trading Market on which the Enterprise Common Stock is then listed or quoted).
(d)   Since January 1, 2018, none of Enterprise, Enterprise Subsidiaries or, to Enterprise’s Knowledge, any director, officer, employee, auditor, accountant or representative of Enterprise or any Enterprise Subsidiary has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Enterprise or any Enterprise Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Enterprise or any Enterprise Subsidiary has engaged in illegal accounting or auditing practices or otherwise relating to the Sarbanes-Oxley Act.
Section 4.06   Regulatory Reports.   Since January 1, 2018, Enterprise and Enterprise Subsidiaries have duly filed with the FDIC, the FRB, the FRBank, the Missouri Division of Finance and any other applicable Governmental Authority, in correct form, in all material respects, the reports and other documents required to be filed under applicable Law have paid all fees and assessments due and payable in connection therewith, and such reports were, in all material respects, true, correct and complete and in compliance with the requirements of applicable Law. Other than normal examinations conducted by a Governmental Authority in the Ordinary Course of Business, since January 1, 2018, no Governmental Authority has notified Enterprise or any Enterprise Subsidiary in writing, or to Enterprise’s Knowledge, orally, that it has initiated or has pending any proceeding or, to Enterprise’s Knowledge, threatened an investigation into the business or operations of Enterprise or any Enterprise Subsidiary that would reasonably be expected to be material. To Enterprise’s Knowledge, there is no material unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Enterprise or any Enterprise Subsidiary. There have been no material inquiries by, or disagreements or disputes with, any Governmental Authority with respect to the business, operations, policies or procedures of Enterprise or any Enterprise Subsidiary since January 1, 2018.
Section 4.07   Regulatory Approvals; No Defaults.   No consents, approvals, orders or authorizations of, waivers by, filings or registrations with, or notices to, any Governmental Authority are required to be made or obtained by Enterprise, EB&T or any other Enterprise Subsidiary in connection with the execution, delivery and performance by Enterprise and EB&T of this Agreement, and each other agreement or document contemplated hereby to which Enterprise or EB&T is a party, and the consummation by Enterprise and EB&T of the transactions contemplated hereby and thereby (including the Merger and Bank Merger), except for (a) the filings of applications or notices with, and the receipt of consents, approvals or waivers from, the FRB, FRBank, FDIC, Missouri Division of Finance and DFPI, (b) the filing with the SEC of the Proxy Statement-Prospectus and the Registration Statement and the declaration of effectiveness of the Registration Statement, (c) as may be required under the Exchange Act, (d) the approval of the listing of Enterprise Common Stock on Nasdaq (or other Trading Market on which the Enterprise Common Stock is then listed or quoted) in connection with the issuance of the shares of Enterprise Common Stock pursuant to this Agreement, and (e) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the filing of such Certificate of Merger, certified by the Secretary of State of the State of Delaware, with the Secretary of State of the State of California and the DFPI pursuant to the CGCL and the CFC (collectively, the “Regulatory Approvals”). As of the date hereof, Enterprise has no Knowledge of any reason that (i) the Regulatory Approvals will not be made or obtained or (ii) any Burdensome Condition would be imposed.
Section 4.08   Legal Proceedings; Orders.   As of the date of this Agreement:
(a)   There is no material Legal Proceeding pending or, to Enterprise’s Knowledge, threatened against Enterprise or any Enterprise Subsidiary or to which Enterprise or any Enterprise Subsidiary is a party, including any such Legal Proceeding that challenge the validity or propriety of the transactions contemplated by this Agreement or which could adversely affect the ability of Enterprise or EB&T to perform its obligations under this Agreement.

(b)   There is no material Order, whether temporary, preliminary, or permanent, imposed upon Enterprise or any Enterprise Subsidiary, or the assets of Enterprise or any Enterprise Subsidiary, and neither Enterprise nor any Enterprise Subsidiary has been advised in writing or, to Enterprise’s Knowledge, orally, or otherwise has Knowledge of, the threat of any such Order.
Section 4.09   Absence of Certain Changes or Events.   Since January 1, 2021 to the date hereof, there has been no change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Enterprise or any Enterprise Subsidiary which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Enterprise.
Section 4.10   Compliance with Laws.
(a)   Enterprise and each Enterprise Subsidiary is, and has been since January 1, 2018, in compliance in all material respects with all Laws applicable thereto, including, without limitation, Privacy and Information Security Requirements, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Fair Credit Reporting Act, as amended, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Fair Debt Collection Practices Act, the Dodd-Frank Act (including as amended by the Economic Growth, Regulatory Relief, and Consumer Protection Act, Pub. L. No. 115-174, S. 2155 (2018)), Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, regulations promulgated by the Consumer Financial Protection Bureau, all other applicable anti-money laundering Laws, fair lending Laws and other Laws relating to discriminatory lending, financing, leasing or business practices and all agency requirements relating to the origination, sale, servicing, administration and collection of mortgage loans and consumer loans, and the statutes and regulations of the State of Missouri relating to banks and banking. Neither Enterprise nor any Enterprise Subsidiary has been advised in writing, or, to Enterprise’s Knowledge, orally, of any material supervisory criticisms regarding its non-compliance with the Bank Secrecy Act or related state or United States federal anti-money laundering Laws, including without limitation those provisions of United States federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.
(b)   Enterprise, each Enterprise Subsidiary, and each their respective employees, have all material Permits that are required in order for Enterprise and each Enterprise Subsidiary to own or lease its properties and to conduct its business as presently conducted. All Permits are in full force and effect and, to Enterprise’s Knowledge, no suspension, revocation or cancellation of any of Permit is threatened.
(c)   Neither Enterprise nor EB&T has received, from January 1, 2018 to the date hereof, any written or, to Enterprise’s Knowledge, oral notification from any Governmental Authority (i) asserting that it is not in compliance with any material Law which such Governmental Authority enforces or (ii) threatening to revoke any material Permit.
Section 4.11   Brokers.   Neither Enterprise nor any Enterprise, nor any of their respective officers or directors has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than the retention of Boenning & Scattergood, Inc. and the fees payable pursuant thereto.
Section 4.12   Tax Matters.   Enterprise and each Enterprise Subsidiary have filed all material Tax Returns that it was required to file under applicable Law, other than Tax Returns that are not yet due or for which a request for extension was filed consistent with requirements of applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable Laws. All material Taxes due and owing by Enterprise or any Enterprise Subsidiary (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Enterprise and which Enterprise is contesting in good faith. Neither Enterprise nor any Enterprise Subsidiary currently has any open Tax years prior to 2014. Since January 1, 2018, no written claim has been made by an authority in a jurisdiction where Enterprise does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Enterprise or any Enterprise Subsidiary, and there are no foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings currently being conducted or, to Enterprise’s Knowledge, pending with respect to Enterprise or any Enterprise Subsidiary.
Section 4.13   Regulatory Capitalization.   EB&T is, and will be upon consummation of the transactions contemplated by this Agreement, “well-capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. Enterprise is, and will be upon consummation of the transactions contemplated by this Agreement, “well-capitalized” as such term is defined in the rules and regulations promulgated by the FRB.
Section 4.14   Enterprise Material Contracts; Defaults.
(a)   Each Contract which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Enterprise or any Enterprise Subsidiary is a party or by which Enterprise or any Enterprise Subsidiary is bound as of the date hereof has been filed as an exhibit to the Enterprise 2020 Form 10-K, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Enterprise Material Contract”).
(b)   (i) Each Enterprise Material Contract is valid and binding on Enterprise and/or an Enterprise Subsidiary and, to the Knowledge of Enterprise, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy and except where the failure to be valid, binding, enforceable and in full force and effect, would not, individually or in the aggregate, have a Material Adverse Effect on Enterprise; and (ii) neither Enterprise nor any Enterprise Subsidiary is in default under any Enterprise Material Contract. No material power of attorney or similar authorization given directly or indirectly by Enterprise or any Enterprise Subsidiary is currently outstanding.
Section 4.15   Employee Benefit Plans.
(a)   All material “employee benefit plans” (as defined in Section 3(3) of ERISA) and any other material plans, contracts, programs, practices, policies or arrangements, qualified or unqualified, written or unwritten, whether or not subject to ERISA, providing compensation or other benefits including any pension, retirement, saving, profit sharing, health and welfare, change of control, fringe benefit, severance pay, compensation, deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus plans, in each case to any current or former employees of Enterprise or any Enterprise Subsidiary (such current and former employees collectively, the “Enterprise Employees”), or any current or former directors or officers of Enterprise or any Enterprise Subsidiary and to which Enterprise or any Enterprise Subsidiary is a party or sponsoring, participating or contributing employer or has or reasonably could be expected to have any liability or contingent liability (including, but not limited to any, liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA) (all such plans, contracts, policies, programs, practices or arrangements are collectively referred to as the “Enterprise Benefit Plans”), are identified or described in Section 4.15(a) of the Enterprise Disclosure Schedule.
(b)   Each Enterprise Benefit Plan has been established, maintained, operated, administrated and funded in all material respects in compliance with its terms and all applicable Laws, including ERISA and the Code. Each Enterprise Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code (“Enterprise 401(a) Plan”), has received a favorable determination or opinion letter from the IRS. None of Enterprise, any Enterprise Subsidiary, or, to Enterprise’s Knowledge, any of Enterprise’s related organizations described in Sections 414(b), (c) or (m) of the Code (“Enterprise Controlled Group Members”) has engaged in a transaction with respect to any Enterprise Benefit Plan, including an Enterprise 401(a) Plan, that is reasonably likely to subject Enterprise, any Enterprise Subsidiary or any Enterprise Controlled Group Member to a material Tax or material penalty under Section 4975 of the Code or Section 502(i) of ERISA. No Enterprise 401(a) Plan has been, or is currently, submitted under or currently the subject of an IRS voluntary compliance program submission. With respect to any Enterprise Benefit Plan, there are no pending or, to Enterprise’s Knowledge, threatened in writing actions, suits, claims or other proceedings against any such Enterprise Benefit Plan (other than routine claims for benefits).
(c)   None of Enterprise, any Enterprise Subsidiary or any Enterprise Controlled Group Member sponsor, maintain, administer or contribute to, or have ever sponsored, maintained, administered or contributed to, or have had or could have had any liability (including liability under Subtitle C or D of Title IV of ERISA) with respect to (i) any plan subject to the funding standard of Section 302 of ERISA or Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” within the meaning of Section 3(37) or 4001(b)(3) of ERISA, (iii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), (iv) any tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA), or (v) a “multiple employer plan” within the meaning of Section 413(c) of the Code.
(d)   All required contributions, distributions, reimbursements, and premium payments required to be made with respect to all Enterprise Benefit Plans have been made in all material respects in compliance with the terms of the applicable Enterprise Benefit Plan or, if applicable within the time period prescribed by applicable Law or have been reflected in all material respects on the consolidated financial statements of Enterprise to the extent required to be reflected under applicable accounting principles.
(e)   Each Enterprise Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operated and administered in compliance with Section 409A of the Code, has been in documentary compliance in all respects with the applicable provisions of Section 409A of the Code and no payment to be made under any such Enterprise Benefit Plan is or to Enterprise’s Knowledge will be, subject to the penalties of Section 409A(a)(1) of the Code. None of Enterprise, any Enterprise Subsidiary, or any Controlled Group Member has agreed to reimburse or indemnify any participant in an Enterprise Benefit Plan for any additional Tax (or potential Taxes) imposed (or potentially imposed) under Section 409A of the Code of Section 4999 of the Code.
Section 4.16   Labor Matters.   Neither Enterprise nor any Enterprise Subsidiary is a party to or bound by any collective bargaining agreement or other Contract with a labor union or labor organization. Neither Enterprise nor any Enterprise Subsidiary is the subject of a pending or, to Enterprise’s Knowledge, threatened Legal Proceeding asserting that Enterprise or any Enterprise Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Enterprise or any Enterprise Subsidiary to bargain with any labor organization as to wages or conditions of employment. There is no strike or other labor dispute involving Enterprise or any Enterprise Subsidiary pending or, to Enterprise’s Knowledge, threatened and, to Enterprise’s Knowledge, there is no activity involving any employees of Enterprise or any Enterprise Subsidiary seeking to certify a collective bargaining unit or engaging in other organizational activity.
Section 4.17   Enterprise Regulatory Agreements.   Neither Enterprise nor EB&T is subject to any cease-and-desist or other order or enforcement action issued by; is a party to any written agreement, consent agreement or memorandum of understanding with; is a party to any commitment letter or similar undertaking to; is a recipient of any extraordinary supervisory letter from, or is subject to any order or directive by; or has been ordered to pay any civil money penalty or has adopted any policies, procedures or board resolutions at the request of any Governmental Authority (each of the above, a “Enterprise Regulatory Agreement”) that, in any case, (a) currently restricts in any material respect the conduct of its business or materially relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application, or (b) would reasonably be expected to, individually or in aggregate, materially and adversely impact or interfere with Enterprise’s or EB&T’s operations. To Enterprise’s Knowledge, since January 1, 2018, Enterprise has not been advised in writing or, to Enterprise’s Knowledge, orally, by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any Enterprise Regulatory Agreement. To Enterprise’s Knowledge, as of the date hereof, there are no investigations relating to any regulatory matters pending before any Governmental Authority with respect to Enterprise or any Enterprise Subsidiary.

Section 4.18   Community Reinvestment Act, Anti-money Laundering and Customer Information Security.   Except as has not been and would not reasonably be expected to materially and adversely affect or interfere with Enterprise’s or EB&T’s operations, neither Enterprise nor any Enterprise Subsidiary is a party to any Contract with any individual or group regarding Community Reinvestment Act matters. To Enterprise’s Knowledge, there are no facts or circumstances that would cause Enterprise or EB&T: (a) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by United States federal or state bank regulators of lower than “satisfactory”; or (b) to be deemed to be operating in material violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Title X), the USA PATRIOT Act, any order issued with respect to anti-money laundering or sanctions programs by the U.S. Department of the Treasury’s Financial Crimes Enforcement Network or Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in material compliance with the applicable Privacy and Information Security Requirements, as well as the provisions of the information security program adopted by EB&T pursuant to 12 C.F.R. Part 364, Appendix B. Furthermore, the board of directors of EB&T has adopted and EB&T has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act. As of the date hereof, Enterprise’s and EB&T’s most recent examination rating under the Community Reinvestment Act was “satisfactory” or better.
Section 4.19   Environmental Matters.
(a)   Each of Enterprise and Enterprise Subsidiaries is in material compliance with all applicable Environmental Laws and to Enterprise’s Knowledge there has been no release or threat of release to the environment of Hazardous Substances at, on, from or under any Enterprise Owned Property or Enterprise Leased Property or, during the time Enterprise owned, operated, occupied or leased such property, any real property formerly owned, operated, occupied or leased by Enterprise.
(b)   Neither Enterprise nor any Enterprise Subsidiary has received any notice, citation, summons or order, complaint or penalty assessment by any Governmental Authority or other entity or Person with respect to any Enterprise Owned Property, or Enterprise Leased Property, or a property in which Enterprise or any Enterprise Subsidiary holds a security interest or other Lien in each case relating to (i) any alleged violation of Environmental Law, (ii) any failure to have any environmental permit, certificate, license, approval, or registration, or (iii) any use, possession, generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substance.
Section 4.20   Deposit Insurance.   The deposits of EB&T are insured by the FDIC in accordance with the FDIA to the fullest extent permitted by Law, and EB&T has paid all premiums and assessments and filed all reports required by the FDIA when due. No proceedings for the suspension, revocation, or termination of such deposit insurance are pending or, to Enterprise’s Knowledge, threatened.
Section 4.21   Allowance for Loan and Lease Losses.   Enterprise’s reserves, allowance for loan and lease losses and carrying value for real estate owned as reflected in the Enterprise Reports, were, in the opinion of management, as of the applicable dates thereof, adequate in all material respects to provide for possible losses on the applicable items and in compliance with Enterprise’s and EB&T’s existing methodology for determining the adequacy of its allowance for loan and lease losses as well as the standards established by any applicable Governmental Authority, the Financial Accounting Standards Board and GAAP.
Section 4.22   Intellectual Property.
(a)   Except as would not have a Material Adverse Effect on Enterprise and Enterprise Subsidiaries, Enterprise or an Enterprise Subsidiary owns all right, title and interest in and to, and the inventions disclosed or claimed therein, or has a valid license to use all Enterprise Intellectual Property, free and clear of all Liens (other than Permitted Liens), royalty or other payment obligations (except for royalties or payments with respect to off the shelf Software at standard commercial rates), and there is no known default or expected default by any party to any material agreement related to Enterprise Intellectual Property.

(b)   The Enterprise Intellectual Property constitutes all of the Intellectual Property used or useful in or necessary to carry on the business of Enterprise and the Enterprise Subsidiaries as currently conducted. The Enterprise Intellectual Property owned by Enterprise and Enterprise Subsidiaries is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and neither Enterprise nor any Enterprise Subsidiary has received notice challenging the validity or enforceability of any such Enterprise Intellectual Property.
(c)   Neither Enterprise nor any Enterprise Subsidiary is, and none of them will be as a result of the execution and delivery of this Agreement or the performance by Enterprise or EB&T of its obligations hereunder, in violation of any material Contracts to which Enterprise or any Enterprise Subsidiary is a party and pursuant to which Enterprise or any Enterprise Subsidiary is authorized to use any third-party patents, trademarks, service marks, copyrights, trade secrets, computer software or other intellectual property. Neither Enterprise nor any Enterprise Subsidiary has received notice challenging Enterprise’s or any Enterprise Subsidiary’s license or legally enforceable right to use any such third-party intellectual property rights. The consummation of the transactions contemplated hereby will not result in the loss or impairment of the right of Enterprise or any Enterprise Subsidiary to own or use any material Enterprise Intellectual Property.
(d)   To Enterprise’s Knowledge, neither Enterprise nor any Enterprise Subsidiary has interfered with, infringed upon, misappropriated, or otherwise conflicted with any Intellectual Property rights of any other Person, and neither Enterprise nor any Enterprise Subsidiary has ever received any written or, to Enterprise’s Knowledge, oral charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that Enterprise or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any other Person). To Enterprise’s Knowledge, no other Person has interfered with, infringed upon, misappropriated or otherwise conflicted with any First Choice Intellectual Property rights owned by, or licensed to, Enterprise or any Enterprise Subsidiary.
(e)   To Enterprise’s Knowledge, Enterprise and each Enterprise Subsidiary: (i) is, and at all times prior to the date hereof has been, compliant with applicable Laws, and its own privacy policies and commitments to its customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of its customers, consumers and employees and (ii) at no time during the two years prior to the date hereof has received any written notice asserting any violations of any of the foregoing.
Section 4.23   Tangible Property and Assets.   Enterprise or an Enterprise Subsidiary has fee title to the Enterprise Owned Property and, to Enterprise’s Knowledge, valid leasehold interests in or otherwise legally enforceable rights to use all of the Enterprise Leased Property. Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect on Enterprise, all buildings, structures, fixtures, building systems and equipment, and all components thereof included in the Enterprise Owned Property and, to Enterprise’s Knowledge, the Enterprise Leased Property, are sufficient for the operation of the business of Enterprise and Enterprise Subsidiaries as currently conducted.
Section 4.24   Derivative Transactions.   All Derivative Transactions entered into by Enterprise or any Enterprise Subsidiary or for the account of any customers of Enterprise or any Enterprise Subsidiary were entered into (i) in accordance with applicable Laws, (ii) were entered into in the Ordinary Course of Business and (iii) in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Enterprise and Enterprise Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with its advisers) and to bear the risks of such Derivative Transactions. Enterprise and each Enterprise Subsidiary has performed in all material respects all of its obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to Enterprise’s Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

Section 4.25   Financing.   Enterprise has as of the date hereof and will have as of the Effective Time sufficient available capital resources, including under its credit facility, to pay the amounts required to be paid hereunder and will have duly reserved sufficient shares of Enterprise Common Stock to be issued to First Choice shareholders pursuant to this Agreement upon consummation of the Merger.
Section 4.26   Stock Ownership in First Choice.   Neither Enterprise nor any Enterprise Subsidiary owns any capital stock or other security of First Choice.
Section 4.27   Enterprise Information.   To Enterprise’s Knowledge, no written representation or certificate furnished or to be furnished by Enterprise or EB&T to First Choice pursuant to this Agreement (including the Enterprise Disclosure Schedule) contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each statement, certificate, instrument, and other writing furnished or to be furnished by Enterprise or EB&T for inclusion in any Regulatory Approval or other application, notification or document filed with any Governmental Authority in connection with the Merger, Bank Merger or other transactions contemplated herein, will, at the time each such document is filed with any Governmental Authority, not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
Section 4.28   No Other Representations and Warranties.   Except for the representations and warranties made by Enterprise and EB&T in this Article 4, none of Enterprise, EB&T or any other Person makes any express or implied representation or warranty with respect to Enterprise or Enterprise Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Enterprise and EB&T hereby disclaim any such other representations or warranties.
ARTICLE 5
COVENANTS
Section 5.01   Covenants of First Choice.
(a)   During the period from the date of this Agreement until the Effective Time (or earlier termination of this Agreement in accordance with Article 7), except as set forth in Section 5.01(a) of the First Choice Disclosure Schedule as of the date hereof, except as expressly contemplated or permitted by this Agreement, except as required by applicable Law, or except with the prior written consent of Enterprise (which consent will not be unreasonably withheld or delayed), First Choice shall, and shall cause each First Choice Subsidiary to (a) carry on its business only in the Ordinary Course of Business, including in respect of loan loss provisioning, securities portfolio management, compensation and other expense management and other operations which are reasonably expected to impact First Choice’s shareholders’ equity, and in compliance in all material respects with all applicable Laws, and (b) use reasonable best efforts to (i) preserve intact its business organizations and assets, (ii) keep available the services of its current executive officers, (iii) preserve intact its present relationships and goodwill with its customers, suppliers, lessors, licensors, and other Persons having business relationships with it, and (iv) continue collection efforts with respect to any delinquent loans.
(b)   Without limiting the generality of, and in furtherance of the foregoing, during the period from the date of this Agreement until the Effective Time (or earlier termination of this Agreement in accordance with Article 7), except as set forth in Section 5.01(b) of the First Choice Disclosure Schedule as of the date hereof, except as expressly contemplated or permitted by this Agreement, except as required by applicable Law, or except with the prior written consent of Enterprise (which consent will not be unreasonably withheld or delayed), First Choice shall not, and shall cause each First Choice Subsidiary not to:
(i)   Stock.   (A) Except for the issuance of shares of First Choice Common Stock upon the exercise or settlement of any First Choice Stock Award or First Choice Option outstanding as of the date of this Agreement in accordance with their terms or as required under the terms of any First Choice Benefit Plan, issue, sell, grant, pledge, dispose of, encumber, or otherwise permit to become outstanding, or authorize the creation of any additional, shares of its capital stock or any other securities, or make any award or grant under the First Choice Stock Plans or otherwise, or enter into any Contract with respect to the foregoing, (B) except as expressly permitted by this Agreement or the terms of any First Choice Stock Award or First Choice Benefit Plan outstanding as of the date of this Agreement, take any action to accelerate the vesting of rights under any First Choice Stock Plan or First Choice Option, or (C) (1) directly or indirectly change (or establish a record date for changing), adjust, split, combine, or reclassify, (2) except for the withholding of First Choice Common Stock in connection with the vesting of First Choice Stock Award to cover withholding taxes as required or permitted pursuant to the terms of the First Choice Benefit Plans, redeem, exchange, purchase or otherwise acquire, or offer to redeem, exchange, purchase or otherwise acquire, or (3) enter into any Contract with respect to the voting of any shares of its capital stock or any other securities convertible into or exchangeable for any additional shares of its capital stock.
(ii)   Dividends; Other Distributions.   Make, declare, pay or set aside for payment any dividends (whether in cash, stock or property), or declare or make any distribution on any shares of its capital stock, except for dividends payable (A) from First Choice Bank to First Choice, (B) from any Subsidiary of First Choice Bank to First Choice Bank or (C) quarterly in cash to shareholders in an amount not to exceed $0.25 per share. Notwithstanding the foregoing, First Choice and Enterprise shall coordinate with the other the declaration of any dividends in respect of the First Choice Common Stock and the Enterprise Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of the First Choice Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of First Choice Common Stock and any shares of Enterprise Common Stock any such holder receives in exchange therefor in the Merger.
(iii)   Compensation; Employment Agreements, Etc.   Enter into, amend, or renew any employment, consulting, compensatory, severance, retention, or similar Contract with any director, officer, or employee of the First Choice or any First Choice Subsidiary, or grant any salary, wage or fee increase or increase any employee benefit or pay any incentive or bonus payments.
(iv)   Employees.   Hire any Person as an employee whose compensation would exceed, on an annualized basis, $70,000, or take any adverse employment action that reduces the compensation of any employee (including layoffs, furloughs, wage reductions or deferrals) where such employee’s compensation exceeds, on an annualized basis, $70,000.
(v)   Benefit Plans.   Enter into, establish, adopt, amend, modify, fund, change any material practice or offering with respect to, or terminate (except (A) as may be required by applicable Law, including to avoid adverse tax consequences under Section 409A of the Code, subject to the provision of prior written notice to an consultation with respect thereto with Enterprise, (B) to satisfy contractual obligations under any First Choice Benefit Plan existing as of the date hereof (or which has been amended or adopted following the date hereof in compliance with this Agreement), or (C) as may be required pursuant to the terms of this Agreement) any First Choice Benefit Plan.
(vi)   Transactions with Affiliates.   (A) Pay, loan or advance any amount to, (B) sell, transfer or lease any properties or assets to, (C) buy, acquire, or lease any properties or assets from, or (D) enter into any Contract with, any of its officers or directors or any of their Affiliates or Associates of any of its officers or directors, other than compensation or business expense advancements or reimbursements in the Ordinary Course of Business as part of the terms of such Person’s employment or service as a director or officer and other than deposits held by, and extensions of credit by, First Choice Bank in the Ordinary Course of Business.
(vii)   Dispositions.   Except in the Ordinary Course of Business, sell, license, lease, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its rights, assets, deposits, business or properties or cancel or release any indebtedness owed to First Choice or any First Choice Subsidiary.
(viii)   Acquisitions.   Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) all or a material portion of the assets, debt, business, deposits or properties of any other Person.
(ix)   Capital Expenditures.   Except as set forth in any First Choice Material Contract or Lease, make any capital expenditures in excess of $50,000 individually, or $75,000 in the aggregate.
(x)   Governing Documents.   Amend its articles of incorporation or bylaws or any similar organizational or governing documents.
(xi)   Accounting Methods.   Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable Law, GAAP or applicable regulatory accounting requirements.
(xii)   Contracts.   (A) Amend, modify, terminate, extend or waive any material provision of, any First Choice Material Contract, Lease or Insurance Policy, or make any change in any Contract governing the terms of any of its securities, or (B) enter into any Contract that would constitute a First Choice Material Contract, Lease or Insurance Policy if it were in effect on the date of this Agreement.
(xiii)   Claims.   Other than settlement of foreclosure actions or deficiency judgment settlements in the Ordinary Course of Business, (A) enter into any settlement or similar agreement with respect to any Legal Proceeding to which it is or becomes a party after the date of this Agreement, which settlement or agreement (1) involves payment by First Choice or any First Choice Subsidiary of an amount which exceeds $25,000 individually, or $50,000 in the aggregate, and/or (2) would impose any material restriction on the business of First Choice or any First Choice Subsidiary or (B) waive or release any material rights or claims, or agree or consent to the issuance of any Order materially restricting or otherwise affecting the business or operations of First Choice and the First Choice Subsidiaries.
(xiv)   Banking Operations.   (A) Enter into any material new line of business, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; (B) change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Law; (C) make any material changes in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans, including a change in practice at any location, its hedging practices and policies; or (D) except as approved and/or committed on the date hereof and listed on Section 5.01(b)(xiv) of the First Choice Disclosure Schedule in accordance with First Choice Bank’s practices and policies described on Section 5.01(b)(xiv) of the First Choice Disclosure Schedule, (x) offer, open, renew or agree to renegotiate, increase, extend or modify any deposit account, or make any commitment to do any of the foregoing, for a current or new Specialty Customer, or (y) offer, service, renew or agree to renegotiate, increase, extend or modify the terms of any Specialty Product for any current or new customer.
(xv)   Derivative Transactions.   Enter into any Derivative Transaction.
(xvi)   Indebtedness.   Except for overnight loans or loans with maturity less than sixty (60) days, incur, modify, extend or renegotiate any indebtedness or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person (other than creation of deposit liabilities, purchases of federal funds, issuances, standby and letters of credit and sales of certificates of deposit, or sixty day advances, in each case in the Ordinary Course of Business).
(xvii)   Investment Securities.   Acquire (other than (A) by way of foreclosures, deficiency judgment settlements or acquisitions in a bona fide fiduciary capacity or (B) in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business), sell or otherwise dispose of any debt security or equity investment or any certificates of deposits issued by other banks or change the classification method for any of the First Choice Investment Securities from “held to maturity” to “available for sale” or from “available for sale” to “held to maturity,” as those terms are used in ASC 320.
(xviii)   Deposits.   (A) Make any change to First Choice or First Choice Bank’s rate sheets attached as Section 5.01(b)(xviii)(A) of the First Choice Disclosure Schedule (including any change to any of the interest rates and the maturity dates set forth in First Choice or First Choice Bank’s rate sheets) other than in the Ordinary Course of Business, (B) amend, modify, terminate or deviate from the exception practice in place for such rate sheets described in Section 5.01(b)(xviii)(B) of the First Choice Disclosure Schedule, (C) make any material changes in its policies and practices with respect to deposits and earnings credits, or (D) make any increases to deposit pricing.
(xix)   Loans.   Except for Loans approved and/or committed as of the date hereof that are listed in Section 5.01(b)(xix) of the First Choice Disclosure Schedule, (A) make, renew, renegotiate, increase, extend or modify any (1) Loan in excess of FFIEC regulatory guidelines relating to loan to value ratios, (2) Loan that is not made in conformity with First Choice’s ordinary course lending policies and guidelines in effect as of the date hereof, (3) Loan, whether secured or unsecured, if the amount of such Loan, together with any other outstanding Loans (without regard to whether such other Loans have been advanced or remain to be advanced), would result in the aggregate outstanding loans to any borrower (or to any Affiliate of such borrower) of First Choice or any First Choice Subsidiary (without regard to whether such other Loans have been advanced or remain to be advanced) to exceed $5,000,000, or (4) Loan to any borrower with a Criticized Loan; (B) sell any Loan or loan pools, (C) acquire any servicing rights, or sell or otherwise transfer any Loan where First Choice or any First Choice Subsidiary retains any servicing rights, or (D) make, renew, renegotiate, increase, extend or modify any unsecured Loan that exceeds $3,000,000.
(xx)   Investments or Developments in Real Estate.   Except for Loans made in compliance with this Agreement and except as required by any First Choice Material Contract or Lease, make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu thereof or make any investment or commitment to develop, or otherwise take any actions to develop any First Choice Owned Property.
(xxi)   Taxes.   Except as required by applicable Law, make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any Contract or settle or compromise any liability with respect to Taxes, agree to any adjustment of any Tax attribute, file any claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment.
(xxii)   Compliance with Agreements.   Commit any act or omission which constitutes a material breach or default under any Contract with any Governmental Authority or under any First Choice Material Contract, in each case that would reasonably be expected to result in any of the conditions set forth in Article 6 not being satisfied on the Closing Date.
(xxiii)   Environmental Assessments.   Foreclose on or take a deed or title to any real estate that, upon such foreclosure or acceptance of a deed or title to such real estate, will become classified as OREO (other than single-family residential properties in the Ordinary Course of Business) without first conducting a Phase I environmental site assessment pursuant to ASTM International (“ASTM”) Standard E1527-13 (the “ASTM Standard”) that satisfies the requirements of 40 C.F.R. Part 312 (a “Phase I ESA”), or foreclose on or take a deed or title to any real estate that, upon such foreclosure or acceptance of a deed or title to such real estate, will become classified as OREO (other than single-family 1-4 units residential properties) if such environmental assessment indicates the presence or likely presence of any Hazardous Substances under conditions that indicate an existing release, a past release, or a material threat of a release of any Hazardous Substances into structures on the property or into the ground, ground water, or surface water of the property.
(xxiv)   Adverse Actions.   Take any action or knowingly fail to take any action that is intended or is reasonably likely to (A) prevent, delay or impair First Choice’s or First Choice

Bank’s ability to consummate the Merger, the Bank Merger or the other transactions contemplated by this Agreement or (B) prevent the Merger or the Bank Merger from qualifying as a 368 Reorganization.
(xxv)   Facilities.   Open, relocate or close any branch office, loan production office, deposit production office or loan servicing facility, or file any application or enter into any Contract for the opening, relocation or closing of any branch office, loan production office, deposit production office or loan servicing facility.
(xxvi)   Restructure.   Merge or consolidate itself or any of its Subsidiaries with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries.
(xxvii)   Loan Workouts.   Except in the Ordinary Course of Business, compromise, resolve, or otherwise “workout” any delinquent or troubled loan.
(xxviii)   Brokered Deposits.   Accept any brokered deposits.
(xxix)   Commitments.   Agree to take, make any commitment to take, or adopt any resolutions of the First Choice Board or First Choice Bank’s board of directors in support of, any of the actions reasonably believed to be covered by this Section 5.01.
(c)   If First Choice desires to request prior written consent of Enterprise with respect to any of the covenants set forth in this Section 5.01, such request shall be submitted to a central email address specified by Enterprise on the date hereof, with receipt of acknowledgment, and shall cite with reasonable precision the appropriate section or subsection of this Section 5.01 and provide reasonable detail and supporting documentation for the request. Enterprise shall respond as soon as reasonably as practicable with an answer or to request additional information but in no event later than two (2) Business Days after receipt of such request from First Choice; provided, however, that with respect to First Choice’s request for prior written consent pursuant to Section 5.01(xix), consent of Enterprise shall be deemed to be provided hereunder if, following Enterprise’s receipt of First Choice’s written request for prior consent, Enterprise fails to respond to First Choice indicating either that Enterprise consents or does not consent to First Choice’s request(s) within two (2) Business Days following receipt thereof.
Section 5.02   Covenants of Enterprise.   During the period from the date of this Agreement until the Effective Time (or earlier termination of this Agreement in accordance with Article 7), except as set forth in Section 5.02 of the Enterprise Disclosure Schedule as of the date hereof, except as expressly contemplated or permitted by this Agreement, except as required by applicable Law, or except or with the prior written consent of First Choice (which consent will not be unreasonably withheld or delayed), Enterprise shall, and shall cause each Enterprise Subsidiary to carry on its business only in the Ordinary Course of Business, and in compliance in all material respects with all applicable Laws. Without limiting the generality of and in furtherance of the foregoing, during the period from the date of this Agreement until the Effective Time (or earlier termination of this Agreement in accordance with Article 7), except as set forth in Section 5.02 of the Enterprise Disclosure Schedule as of the date hereof, except as expressly contemplated or permitted by this Agreement, except as required by applicable Law, or except with the prior written consent of First Choice (which will not be unreasonably withheld or delayed), Enterprise shall not, and shall cause each Enterprise Subsidiary not to:
(a)   Governing Documents.   Amend its certificate of incorporation or bylaws or any similar organizational or governing documents in any manner that would adversely affect the rights of First Choice’s shareholders in the Surviving Entity.
(b)   Capital Stock.   Adjust, split, combine or reclassify any capital stock of Enterprise.
(c)   Restructure.   Merge or consolidate Enterprise or EB&T with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve Enterprise or EB&T.
(d)   Adverse Actions.   Take any action or knowingly fail to take any action that is intended or reasonably likely to (i) prevent, delay or impair Enterprise’s or EB&T’s ability to consummate the

Merger, the Bank Merger, or the other transactions contemplated by this Agreement or (ii) prevent the Merger or the Bank Merger from qualifying as a 368 Reorganization.
(e)   Commitments.   Agree to take, make any commitment to take, or adopt any resolutions of the Enterprise Board in support of, any of the actions prohibited by this Section 5.02.
Section 5.03   Commercially Reasonable Efforts.   Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use Commercially Reasonable Efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article 6 hereof, and shall cooperate fully with the other parties hereto to that end; provided, that this Section 5.03 will not require Enterprise to agree to, or take, any Burdensome Condition.
Section 5.04   First Choice Shareholder Approval.
(a)   Following the execution of this Agreement, First Choice shall take, in accordance with applicable Law and the articles of incorporation and bylaws of First Choice, all action necessary to convene a meeting of its shareholders as promptly as reasonably practicable (and in any event within forty-five (45) days following the time when the Registration Statement becomes effective, subject to extension with the consent of Enterprise (not to be unreasonably withheld or conditioned)) to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by First Choice’s shareholders in order to permit consummation of the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “First Choice Meeting”), and shall, subject to Section 5.11 and the last sentence of this Section 5.04(a), use its Commercially Reasonable Efforts to solicit such approval by such shareholders. Subject to Section 5.11 and the last sentence of this Section 5.04(a), First Choice shall use its Commercially Reasonable Efforts to obtain the Requisite First Choice Shareholder Approval to consummate the Merger and the other transactions contemplated hereby. Except with the prior approval of Enterprise, which shall not be unreasonably withheld, no other matters shall be submitted for approval of First Choice shareholders at the First Choice Meeting. If the First Choice Board makes a First Choice Subsequent Determination in accordance with Section 5.11, First Choice shall not be required to use its Commercially Reasonable Efforts to solicit shareholders to approve this Agreement and the transactions contemplated hereby (including the Merger) or to use its Commercially Reasonable Efforts to obtain the Requisite First Choice Shareholder Approval to consummate the Merger.
(b)   Except to the extent provided otherwise in Section 5.11, (a) the First Choice Board shall at all times prior to and during the First Choice Meeting recommend approval by the shareholders of First Choice of this Agreement and the transactions contemplated hereby (including the Merger), and any other matters required to be approved by First Choice’s shareholders for consummation of the Merger and the transactions contemplated hereby (the “First Choice Recommendation”) and (b) the Proxy Statement-Prospectus shall include the First Choice Recommendation. In the event that there are sufficient shares of First Choice Common Stock represented (in person or by proxy) at the First Choice Meeting to secure the Requisite First Choice Shareholder Approval, First Choice will not adjourn or postpone the First Choice Meeting unless the First Choice Board reasonably determines in good faith, after consultation with the advice of counsel, that (i) such adjournment or postponement is required by applicable Law in order to ensure that any required supplement or amendment to the Proxy Statement-Prospectus is provided to the holders of First Choice Common Stock with a reasonable amount of time in advance of the First Choice Meeting or (ii) failure to do so would otherwise breach or reasonably be expected to result in a breach of its fiduciary duties under applicable Law. First Choice shall keep Enterprise updated with respect to the proxy solicitation results in connection with the First Choice Meeting as reasonably requested by Enterprise.
(c)   Except to the extent provided otherwise in Section 5.11, First Choice shall adjourn or postpone the First Choice Meeting, if, as of the time for which the First Choice Meeting is originally scheduled there are insufficient shares of First Choice Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting or, if on the date of the First Choice Meeting, First Choice has not received proxies representing a sufficient number of shares necessary to obtain the Requisite First Choice Shareholder Approval. First Choice shall only be required to adjourn or postpone the First Choice Meeting two times pursuant to the first sentence of this Section 5.04(c).
Section 5.05   Enterprise Shareholder Approval.   (a) Enterprise shall take, in accordance with applicable Law and the certificate of incorporation and bylaws of Enterprise, all action necessary to convene a special meeting of its shareholders as promptly as reasonably practicable (and in any event within forty-five (45) days following the time when the Registration Statement becomes effective, subject to extension with the consent of First Choice (not to be unreasonably withheld or conditioned)) to consider and obtain the Requisite Enterprise Shareholder Approval (including any adjournment or postponement thereof, the “Enterprise Meeting”) and shall use its Commercially Reasonable Efforts to solicit such approval by such shareholders. The Enterprise Board shall at all times prior to and during the Enterprise Meeting recommend such approval (the “Enterprise Recommendation”) and (b) the Proxy Statement-Prospectus shall include the Enterprise Recommendation. Neither the Enterprise Board nor any committee thereof shall withhold, withdraw, change, qualify, amend or modify, or publicly propose to withdraw, change, qualify, amend or modify, in a manner adverse in any respect to the interest of First Choice, or take any other action or make any other public statement inconsistent with, the Enterprise Recommendation.
Section 5.06   Takeover Laws.   Enterprise shall use Commercially Reasonable Efforts to exempt (or cause the continued exemption of) this Agreement, the Merger and the Bank Merger from the requirements of any applicable antitakeover statute or regulation and from any similar provisions under the certificate of incorporation and bylaws of Enterprise and the organizational documents of EB&T.
Section 5.07   Registration Statement; Proxy Statement-Prospectus; Nasdaq Listing.
(a)   Enterprise and First Choice agree to cooperate in the preparation of the Registration Statement to be filed by Enterprise with the SEC in connection with the issuance of Enterprise Common Stock in the Merger (including the Proxy Statement-Prospectus and all related documents). First Choice shall use Commercially Reasonable Efforts to deliver to Enterprise such financial statements and related analysis of First Choice as may be required by Law in order to file the Registration Statement and any other report required to be filed by Enterprise with the SEC, in each case, in compliance with applicable Laws and shall provide Enterprise with any other information concerning itself that Enterprise may reasonably request in connection with the drafting and preparation of the Registration Statement and the Proxy Statement-Prospectus. Enterprise agrees to use Commercially Reasonable Efforts to cause the Registration Statement to be filed with the SEC within sixty (60) days from the date hereof, and to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof. First Choice agrees to cooperate with Enterprise and Enterprise’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from First Choice’s independent auditors in connection with the Registration Statement and the Proxy Statement-Prospectus. After the Registration Statement is declared effective under the Securities Act, First Choice, at its own expense, shall promptly mail or cause to be mailed the Proxy Statement-Prospectus to its shareholders.
(b)   Enterprise shall use Commercially Reasonable Efforts to ensure that the Proxy Statement-Prospectus and the Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of Enterprise and First Choice agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time it is filed with the SEC, at any time it is amended or supplemented, or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement-Prospectus will, at the date of mailing to shareholders, at the time of the First Choice Meeting and Enterprise Meeting, or at any time it is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of Enterprise and First Choice further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Registration Statement or the Proxy Statement-Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Registration Statement or the Proxy Statement-Prospectus. Enterprise will advise First Choice, promptly after Enterprise receives notice thereof, (A) of the time when the Registration Statement has become effective or any supplement or amendment has been filed, (B) of the issuance of any stop order or the suspension of the qualification of Enterprise Common Stock for offering or sale in any jurisdiction or of the initiation or threat of any proceeding for any such purpose, and (C) of any request by the SEC for the amendment or supplement of the Registration Statement or upon the receipt of any comments (whether written or oral) from the SEC or its staff. Enterprise will provide First Choice and its counsel with a reasonable opportunity to review and comment on (and will consider such comments in good faith) (x) the Registration Statement (including the Proxy Statement-Prospectus) prior to its being filed with the SEC, (y) all amendments and supplements to the Registration Statement (including the Proxy Statement-Prospectus) and, (z) except to the extent such response is submitted under confidential cover, all responses to requests for additional information and replies to comments of the SEC, prior to their being filed with, or sent to the SEC, and reasonable good faith consideration shall be given to any comments made by First Choice and its counsel. Enterprise will provide First Choice and its counsel with a copy of all such filings made with the SEC. If at any time prior to the First Choice Meeting and Enterprise Meeting there shall occur any event that should be disclosed in an amendment or supplement to the Proxy Statement-Prospectus or the Registration Statement, Enterprise shall use Commercially Reasonable Efforts to promptly prepare and file such amendment or supplement with the SEC (if required under applicable Law) and cooperate with First Choice to mail such amendment or supplement to First Choice shareholders (if required under applicable Law).
(c)   Enterprise agrees to use Commercially Reasonable Efforts to cause the shares of Enterprise Common Stock to be issued in connection with the Merger to be approved for listing on Nasdaq (or other Trading Market on which the Enterprise Common Stock is then listed or quoted), subject to official notice of issuance, prior to the Effective Time.
Section 5.08   Regulatory Filings; Consents.
(a)   Each of Enterprise and First Choice and their respective Subsidiaries shall cooperate and use their Commercially Reasonable Efforts (i) to prepare all documentation (including the Registration Statement and Proxy Statement-Prospectus), and Enterprise shall make, all filings with, to send all notices to, and to obtain all Permits, consents, approvals and authorizations of, all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including without limitation, the Closing Regulatory Approvals and the consents, approvals and notices under the Contracts set forth on Section 3.05(c), (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated by this Agreement to be consummated as expeditiously as practicable; provided, however, that in no event shall Enterprise be required to agree to any prohibition, limitation, or other requirement which would (A) materially prohibit or materially limit the ownership or operation by Enterprise or any Enterprise Subsidiary (including First Choice and any First Choice Subsidiary after Closing) of all or any material portion of its business or assets, (B) compel Enterprise or any Enterprise Subsidiary (including First Choice and any First Choice Subsidiary after Closing) to dispose of all or any material portion of its business or assets, (C) cause any portion of any First Choice Regulatory Agreement to be enforceable against Enterprise or EB&T after the Merger, or (D) be reasonably expected to have a Material Adverse Effect on the Surviving Entity, taken as a whole (together, the “Burdensome Conditions”). Without limiting the generality of the foregoing, as soon as practicable and in no event later than thirty (30) days after the date of this Agreement, Enterprise and First Choice shall, and shall cause their respective Subsidiaries to, each prepare, and Enterprise shall file, any applications, notices and filings required in order to obtain the Closing Regulatory Approvals and any other Permits, consents, approvals and authorizations of any Governmental Authority necessary to consummate the transactions contemplated hereby (including the Merger and the Bank Merger). Subject to applicable Law, (w) Enterprise and First Choice will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with obtaining any Regulatory

Approval, (x) each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with obtaining any Regulatory Approval, (y) Enterprise and First Choice shall each furnish to the other for review a copy of each such filing made in connection with obtaining any Regulatory Approval prior to its filing and (z) Enterprise and First Choice will notify the other promptly and shall promptly furnish the other with copies of any communication from any Governmental Authority received by it with respect to the effort to obtain and receipt of Regulatory Approvals (and its response thereto); provided, that in no event shall Enterprise, EB&T, First Choice or First Choice Bank be obligated to provide or otherwise disclose to the other confidential supervisory information regarding themselves, or any of their respective Subsidiaries or Affiliates.
(b)   First Choice will use Commercially Reasonable Efforts, and Enterprise shall reasonably cooperate with First Choice at First Choice’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations with respect to any Contracts set forth on Section 3.05(c) of the First Choice Disclosure Schedule and all Leases set forth on Section 3.30(e) of the First Choice Disclosure Schedule; provided, that, except as otherwise contemplated by this Agreement, neither First Choice nor any First Choice Subsidiary will be required to make any payment to or grant any concessions to any third party in connection therewith. Each party will, to the extent permitted by applicable Law, notify the other party promptly and promptly furnish the other party with copies of notices or other communications received by such party or any of its Subsidiaries from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from such party, its Subsidiaries or its representatives). First Choice and Enterprise will reasonably consult with each other and their respective representatives so as to permit First Choice and Enterprise and their respective representatives to be knowledgeable regarding the status of such effort, cooperate to take appropriate measures to obtain such consents and avoid or mitigate any adverse consequences that may result from the foregoing.
Section 5.09   Publicity.   Enterprise and First Choice shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably delayed or withheld; provided, however, that Enterprise and First Choice may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of counsel be required by Law or the rules and regulations of the SEC or Nasdaq (or other Trading Market on which the Enterprise Common Stock is then listed or quoted). It is understood that Enterprise shall assume primary responsibility for the preparation of joint press releases relating to this Agreement, the Merger and the other transactions contemplated hereby.
Section 5.10   Access; Current Information.
(a)   During the period from the date of this Agreement until the Effective Time (or earlier termination of this Agreement in accordance with Article 7), First Choice and Enterprise shall, for the purposes of verifying the representations and warranties of Enterprise and EB&T and First Choice and First Choice Bank, respectively, and preparing for the Merger and the other matters contemplated by this Agreement, (i) upon reasonable notice and subject to applicable Laws, afford the other party and its officers, employees, counsel, accountants and other authorized representatives access (subject to any reasonable restrictions imposed by First Choice or Enterprise with respect to in-person access in light of COVID-19 concerns), during normal business hours, to its and its Subsidiaries’ books, records (including, without limitation, Tax Returns and, subject to the consent of the independent auditors, work papers of independent auditors), information technology systems, properties and personnel and to such other information as the other party may reasonably request, and (ii) furnish to the other party, upon reasonable request, all such other information concerning its business, properties, personnel and Subsidiaries that is substantially similar in scope to the information provided to the other party in connection with its diligence review prior to the date of this Agreement. Any investigation pursuant to this Section 5.10 shall be conducted in such manner as not to interfere unreasonably with the conduct of business of the other party or any of its Subsidiaries.

(b)   During the period from the date of this Agreement until the Effective Time (or earlier termination of this Agreement in accordance with Article 7), First Choice will cause one or more of its designated representatives to confer with representatives of Enterprise and report the general status of its ongoing operations, at such times and in such manner as Enterprise may reasonably request.
(c)   During the period from the date of this Agreement until the Effective Time (or earlier termination of this Agreement in accordance with Article 7), each of Enterprise and First Choice will promptly notify the other party in writing of any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Enterprise Disclosure Schedule or the First Choice Disclosure Schedule, as applicable, or which is necessary to correct any information in such party’s Disclosure Schedule that has been rendered materially inaccurate thereby. Each such notice shall include, or be accompanied by, a proposed supplement or amendment to such party’s Disclosure Schedule regarding such matter (a “Schedule Supplement”). Each Schedule Supplement shall be deemed to be incorporated into and to supplement and amend the First Choice Disclosure Schedule or Enterprise Disclosure Schedule, as applicable, as of the date of this Agreement and as of the Closing Date; provided, however, that if the matter which is the subject of the Schedule Supplement constitutes or relates to something that could provide Enterprise with a right to terminate this Agreement in accordance with Section 7.01(e) and Enterprise does not elect to terminate this Agreement prior to the earlier of (i) five (5) Business Days after the expiration of the applicable cure period and (ii) the Expiration Date, then Enterprise shall be deemed to have irrevocably waived any right to terminate this Agreement on account of such matter.
(d)   No investigation by a party or its representatives shall be deemed to modify or waive any representation, warranty, covenant or agreement of the other party or its Subsidiary bank set forth in this Agreement, or the conditions to the respective obligations of Enterprise and First Choice to consummate the transactions contemplated hereby.
(e)   Notwithstanding anything in this Section 5.10 to the contrary, no party shall be required to provide the other party with access or disclose information where such access or disclosure would, in the reasonable opinion of such party’s counsel, jeopardize the attorney-client privilege of the such party, or contravene any binding Contract entered into by such party prior to the date of this Agreement or any Law, Order or fiduciary duty applicable to such party. In the event any of the restrictions in this Section 5.10(e) shall apply, each party shall use Commercially Reasonable Efforts to make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws.
Section 5.11 No Solicitation by First Choice; Superior Proposals.
(a)   Subject to Section 5.11(b), First Choice and First Choice Bank shall not, and shall instruct their respective Subsidiaries, officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, Affiliates and other agents (collectively, the “First Choice Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Enterprise or any Enterprise Subsidiary) any information or data with respect to First Choice or any First Choice Subsidiary or otherwise in furtherance of an Acquisition Proposal; (iii) release any Person from, waive any provision of, or fail to enforce any confidentiality agreement or standstill agreement to which First Choice is a party in furtherance of an Acquisition Proposal; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal (other than a confidentiality agreement permitted by this Section 5.11(b)(iii)), provided, however, that nothing in this Section 5.11(a) shall prohibit First Choice, the First Choice Board or any First Choice Representative from making any inquiries with respect to a bona fide unsolicited written Acquisition Proposal solely for the purpose of clarifying such Acquisition Proposal to enable the First Choice Board to make the determination described in Section 5.11(b). Any violation of the foregoing restrictions by First Choice or any First Choice Representative, whether or not such First Choice Representative is so authorized and whether or not such First Choice Representative is purporting to act on behalf of First Choice or otherwise, shall be deemed to be a breach of this Agreement by First Choice. First Choice and First Choice Subsidiaries shall, and shall cause each of the First Choice Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.
(b)   Notwithstanding Section 5.11(a) or any other provision of this Agreement, at any time prior to obtaining the Requisite First Choice Shareholder Approval, First Choice may take any of the actions described in Section 5.11(a) if, but only if, (i) First Choice has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 5.11; (ii) the First Choice Board reasonably determines in good faith, after consultation with its outside financial advisor and outside legal counsel, that (a) such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (b) the failure to take such actions would breach or reasonably be expected to result in a breach of its fiduciary duties under applicable Law; and (iii) prior to furnishing or affording access to any information or data with respect to First Choice or any First Choice Subsidiary or otherwise relating to an Acquisition Proposal, First Choice receives from such Person a confidentiality agreement with terms no less favorable to First Choice than those contained in the confidentiality agreement with Enterprise (it being understood that nothing therein shall have the effect of a standstill provision). First Choice shall promptly provide to Enterprise any non-public information regarding First Choice or First Choice Subsidiaries provided to any other Person which was not previously provided to Enterprise, such additional information to be provided no later than the date of provision of such information to such other party.
(c)   First Choice shall promptly (and in any event within 24 hours) notify Enterprise in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, First Choice or the First Choice Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications), except to the extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement or any such disclosure would jeopardize attorney-client privilege). First Choice agrees that it shall keep Enterprise informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications of any material terms to such proposal, offer or request).
(d)   Subject to Section 5.11(e), neither the First Choice Board nor any committee thereof shall (i) withhold, withdraw, change, qualify, amend or modify, or publicly propose to withdraw, change, qualify, amend or modify, in a manner adverse in any respect to the interest of Enterprise, or take any other action or make any other public statement inconsistent with, the First Choice Recommendation; (ii) fail to publicly affirm the First Choice Recommendation within five (5) Business Days following a request by Enterprise (or such fewer number of days as remains prior to the First Choice Meeting); (iii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; (iv) resolve to take, or publicly announce an intention to take, any of the foregoing actions (each of (i), (ii), (iii) or (iv) a “First Choice Subsequent Determination”); or (v) enter into (or cause First Choice or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (a) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.11(b)) or (b) requiring First Choice to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.
(e)   Notwithstanding Section 5.11(d) or any other provision of this Agreement, prior to obtaining the Requisite First Choice Shareholder Approval, the First Choice Board (or any committee thereof) may make a First Choice Subsequent Determination after the fifth (5th) Business Day following Enterprise’s receipt of a notice (the “Notice of Determination”) from First Choice informing Enterprise that the First Choice Board (or such committee) has determined in good faith, after consultation with outside legal counsel and its financial advisor, that an Acquisition Proposal constitutes a Superior Proposal and the failure to make a First Choice Subsequent Determination with respect to such Superior Proposal would breach or reasonably be expected to result in a breach of its fiduciary duties under applicable Law (it being understood that the initial determination under this clause will not be considered a First Choice Subsequent Determination), but only if: (i) the Notice of Determination includes or is accompanied by the material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal, including copies of any proposed material agreements providing for such Superior Proposal; (ii) during the five (5) Business Day period after receipt of the Notice of Determination (the “Notice Period”), First Choice and the First Choice Board shall have negotiated in good faith with Enterprise, to the extent Enterprise desires to negotiate, to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable First Choice to proceed with the First Choice Recommendation without a First Choice Subsequent Determination; provided, however, that Enterprise shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement, and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms, if any, as may have been proposed by Enterprise in writing before expiration of the Notice Period, the First Choice Board has again in good faith, after consultation with outside legal counsel and its financial advisor, made the determination that such Acquisition Proposal constitutes a Superior Proposal and the failure to make a First Choice Subsequent Determination with respect to such Superior Proposal would breach or reasonably be expected to result in a breach of its fiduciary duties under applicable Law. In the event of any material revisions to an Acquisition Proposal that is the subject of a Notice of Determination and that occur prior to a First Choice Subsequent Determination, First Choice shall be required to deliver a new Notice of Determination to Enterprise and again comply with the requirements of this Section 5.11(e), except that the Notice Period shall be reduced to three (3) Business Days.
Section 5.12   Indemnification.
(a)   For a period of six years from and after the Effective Time, to the fullest extent permitted by applicable Law and the articles of incorporation and bylaws of First Choice in effect on the date of this Agreement, and in any event subject to the provisions of Section 5.12(b), Enterprise shall (i) indemnify and hold harmless the present and former directors and officers of First Choice and First Choice Bank (the “Indemnified Parties”) against all costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages, or liabilities incurred in connection with any actual or threatened Legal Proceeding arising out of actions or omissions of such Persons in the course of performing their duties for First Choice or any First Choice Subsidiary occurring at or before the Effective Time (including in connection with the transactions contemplated by this Agreement) (each a “Claim”), and shall promptly advance expenses to each Indemnified Party from time-to-time as incurred in connection with a Claim, to the same extent as the Indemnified Parties have the right to expense advancement pursuant to applicable Law, the articles of incorporation and bylaws of First Choice in effect on the date of this Agreement, and/or any written agreement by and between First Choice or First Choice Bank and an Indemnified Party providing for the indemnification of such Indemnified Party currently in effect as of the date of this Agreement; provided, that each Indemnified Party to whom expenses are advanced provides a reasonable and customary undertaking to repay such advances, if it is ultimately determined that such Person is not entitled to indemnification.
(b)   Any Indemnified Party wishing to claim indemnification under this Section 5.12 shall promptly notify Enterprise upon learning of any Claim, provided, that failure to so notify shall not affect the obligation of Enterprise under this Section 5.12, unless, and only to the extent that, Enterprise is materially prejudiced in the defense of such Claim as a consequence. In the event of any such Claim (whether asserted or claimed prior to, at or after the Effective Time), (i) (A) Enterprise shall have the right to assume the defense thereof and Enterprise shall not be liable to such Indemnified Party for any legal expenses for other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, unless such Indemnified Party is advised in writing by counsel that the defense of such Indemnified Party by Enterprise would create an actual or potential conflict of interest (in which case, Enterprise shall not be obligated to reimburse or indemnify any Indemnified Party for the expenses of more than one separate counsel in addition to one local counsel in the jurisdiction where defense of any Claim has been or is to be asserted (if the Claim involves more than one Indemnified Party, Enterprise shall only be obligated to pay for one separate counsel and one local counsel for all Indemnified Parties)), and (B) such Indemnified Party will cooperate in the defense of any such matter, (ii) Enterprise shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed) and Enterprise shall not settle any Claim without such Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed), and (iii) Enterprise shall have no obligation hereunder to any Indemnified Party if such indemnification would be in violation of any applicable United States federal or state banking Laws or regulations, or in the event that a United States federal or state banking agency or a court of competent jurisdiction shall determine by final and unappealable adjudication that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable Laws, whether or not related to banking Laws.
(c)   Subject to the terms described in this Section 5.12(c), Enterprise shall (i) maintain in effect for a period of six (6) years following the Effective Time, First Choice’s current directors’ and officers’ liability insurance policies covering the Indemnified Parties, (ii) obtain, as of the Effective Time, “tail” insurance policies with a claims period of six (6) years following the Effective Time with at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the Indemnified Parties as the policies currently provided by First Choice, or (iii) purchase and provide for a period of six (6) years following the Effective Time, directors’ and officers’ liability insurance policies from a carrier assigned a claims paying ability rating by A.M. Best First Choice, Inc. of “A (Excellent)” or higher with at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the Indemnified Parties as the policies currently provided by First Choice, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time; provided, however, that in no event shall Enterprise be required to expend per year pursuant to this Section 5.12(c) more than two hundred fifty percent (250%) of the annual cost currently expended by First Choice with respect to such insurance (the “Maximum D&O Premium”); provided, further, that if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Maximum D&O Premium, Enterprise shall maintain or procure the most advantageous policies of directors’ and officers’ insurance (or “tail” coverage obtainable for a premium equal to the Maximum D&O Premium). In connection with the foregoing, First Choice agrees that in order for Enterprise to fulfill its obligations pursuant to this Section 5.12(c), Indemnified Parties may be required to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request.
(d)   If, following the Effective Time, Enterprise or any of its successors and assigns (i) shall consolidate with or merge into any Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Enterprise shall assume the obligations set forth in this Section 5.12.
(e)   These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party. After the Effective Time, the obligations of Enterprise under this Section 5.12 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party unless the affected Indemnified Party shall have consented in writing to such termination or modification. If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 5.12 that is denied by Enterprise, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement of expense, in whole or in part, then Enterprise or the Surviving Entity shall pay such Indemnified Party’s costs and expenses, including legal fees and expenses, incurred in connection with enforcing such claim against Enterprise.
(f)   Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to First Choice or any First Choice Subsidiary for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.12 is not prior to or in substitution for any such claims under such policies.

(g)   Nothing in this Agreement shall be construed as requiring EB&T to indemnify, hold harmless, release, guarantee the obligations of, or purchase or acquire assets or liabilities of, Enterprise or any Affiliate of Enterprise.
(h)   Nothing in this Agreement shall be construed as requiring First Choice Bank to indemnify, hold harmless, release, guarantee the obligations of, or purchase or acquire assets or liabilities of, First Choice or any Affiliate of First Choice.
Section 5.13   Employees; Benefit Plans.
(a)   With respect to any Enterprise Benefit Plan in which any employee of First Choice or any First Choice Subsidiary on the Closing Date (the “Continuing Employees”) will participate, Enterprise shall, or shall cause First Choice to, recognize, for vesting, eligibility and benefit accrual purposes (other than benefit accruals under a defined pension plan), all service of the Continuing Employees with First Choice or any First Choice Subsidiary (including any predecessors thereof) as if such service were with Enterprise; provided, however, such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) such service was not recognized under the corresponding First Choice Benefit Plan.
(b)   Enterprise shall maintain the terms and conditions of employment applicable to the Continuing Employees (including salary, incentive compensation opportunities, severance benefits, medical benefits, other welfare benefits, fringe benefits, work location, and position) on terms and conditions that are no less favorable, in the aggregate, to the terms and conditions of employment of such Continuing Employees provided by First Choice or any First Choice Subsidiary immediately prior to the Closing until the harmonization date identified on Section 5.13(b) of the Enterprise Disclosure Schedule applicable to such term or condition. Notwithstanding the foregoing, nothing in this provision shall prevent Enterprise from transferring some or all of the Continuing Employees to Enterprise’s benefit plans on substantially similar terms as existing Enterprise employees and nothing in this section shall guarantee any Continuing Employee the right to continued employment for any period of time.
(c)   Enterprise shall (i) waive or cause to be waived any waiting periods, evidence of insurability requirements, or pre-existing condition limitations and similar limitations with respect to participation and coverage requirements applicable to the Continuing Employees and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under such group health plan.
(d)   With respect to severance benefits, in addition to the term of employment of such Continuing Employee at Enterprise and/or EB&T, Enterprise shall also credit the term of employment of any Continuing Employee who becomes entitled to severance benefits after Closing with service credit relating to their service provided to First Choice and/or First Choice Bank prior to the Effective Time to the extent such service would have been recognized under the First Choice’s severance plan as in effect immediately prior to Closing.
(e)   This Section 5.13 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.13, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.13. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 5.13 shall not create any right in any employee or any other Person to any continued employment with First Choice or its Subsidiaries, Enterprise or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.
Section 5.14   Exemption from Liability Under Section 16(b).   Prior to the Effective Time, each of Enterprise and First Choice shall take all steps as may be necessary or appropriate to exempt the conversion of shares of First Choice Common Stock into shares of Enterprise Common Stock pursuant to the terms of this Agreement by employees and directors of First Choice who may become an officer or director of Enterprise subject to the reporting requirements of Section 16(a) of the Exchange Act.

Section 5.15   Notification of Certain Changes.   Enterprise and First Choice shall promptly advise the other party of any change or event (a) having, or which could reasonably be expected to have a Material Adverse Effect or (b) which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its or its Subsidiary bank’s representations, warranties or covenants contained herein, which breach could reasonably be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 6 to be satisfied on the Closing Date, provided, that any failure to give notice in accordance with the foregoing with respect to any change or event shall not be deemed to constitute a violation of this Section 5.15, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case, unless the underlying change or event would independently result in a failure of any of the conditions set forth in Section 6.02 to be satisfied on the Closing Date.
Section 5.16   Transition; Informational Systems Conversion.   From and after the date hereof, each of Enterprise and First Choice shall use its Commercially Reasonable Efforts to facilitate the integration of First Choice and First Choice Subsidiaries with the business of Enterprise and Enterprise Subsidiaries following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of First Choice and First Choice Subsidiaries (the “Informational Systems Conversion”) in such a manner reasonably sufficient to provide reasonable assurances that a successful Informational Systems Conversion will occur. The Informational Systems Conversion will occur, after the Closing Date and at such date as may be specified by Enterprise, subject to any applicable Laws, including Laws regarding the exchange of information and other Laws regarding competition. Without limiting the generality of the foregoing, First Choice shall, subject to any such applicable Laws: (i) reasonably cooperate with Enterprise to establish a project plan as specified by Enterprise to effectuate the Informational Systems Conversion; (ii) use Commercially Reasonable Efforts to have First Choice’s outside contractors continue to support both the Informational Systems Conversion effort and its ongoing needs until the Informational Systems Conversion can be established; (iii) provide, or use Commercially Reasonable Efforts to obtain from any outside contractors, all data or other files and layouts reasonably requested by Enterprise for use in planning the Informational Systems Conversion, as soon as reasonably practicable; (iv) provide reasonable access to First Choice’s personnel and facilities and its outside contractors’ personnel and facilities, to the extent necessary to enable the Informational Systems Conversion effort to be completed on schedule; and (v) give notice of termination, conditioned upon the completion of the transactions contemplated by this Agreement, of the Contracts of outside data, item and other processing contractors or other third-party vendors to which First Choice or any First Choice Subsidiary is bound, if requested to do so by Enterprise, to the extent permitted by such Contracts; provided, that First Choice shall not be required to take any action under this Section 5.16 that, after consultation with Enterprise regarding First Choice’s concerns in the matter, is reasonably likely to prejudice or adversely affect in any material respect its rights under any such Contracts in the event the Closing does not occur. First Choice shall pay any reasonable out of pocket expenses due third parties incurred in connection with the actions described in this Section 5.16. Such access as contemplated by this Section 5.16 shall be conducted by Enterprise in a manner which does not adversely affect the normal operations of First Choice or First Choice Bank and neither First Choice nor First Choice Bank shall be required to provide access to or disclose information (i) which would jeopardize the attorney-client privilege of First Choice or First Choice Bank or contravene any binding Contract entered into prior to the date of this Agreement or any Law, Order or fiduciary duty, (ii) except as otherwise provided in this Agreement, relating to an Acquisition Proposal, a Superior Proposal, a First Choice Subsequent Determination or any matters related thereto, or (iii) except as otherwise provided in this Agreement, related to First Choice’s or First Choice Bank’s directors’, officers’, employees’, accountants’, counsels’, advisors’ (including investment bankers), agents’, or other representatives’, consideration of, or deliberations regarding, the transactions contemplated by this Agreement.
Section 5.17   No Control of Other Party’s Business.   Nothing contained in this Agreement shall give Enterprise, directly or indirectly, the right to control or direct the operations of First Choice or First Choice Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give First Choice, directly or indirectly, the right to control or direct the operations of Enterprise or Enterprise Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of First Choice and Enterprise shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its and its Subsidiaries’ respective operations.

Section 5.18   Environmental Matters.
(a)   Phase I Assessments.   For any First Choice Leased Property which is identified by Enterprise within twenty (20) days of this Agreement, Enterprise may, at its sole cost and expense, obtain, within sixty (60) days after the date of such notice, written reports of a Phase I ESA for, and of the presence or absence of asbestos-containing material (“ACM”) at, each such property, prepared by an environmental consultant or consultants experienced in performing Phase I ESAs of, and in investigating for ACM at, such real property (“Environmental Consultant”) and reasonably acceptable to First Choice. Each Phase I ESA and report on ACM (an “ACM report”) shall be delivered in counterparts to Enterprise and First Choice. The Environmental Consultant will include customary language allowing both Enterprise and First Choice to rely upon its findings and conclusions. The Environmental Consultant will provide a draft of any Phase I ESA to First Choice and Enterprise for review and comment prior to the finalization of such report. Notwithstanding the foregoing, except as set forth in this Section, neither Enterprise nor the Environmental Consultant will conduct or cause to be conducted any invasive, intrusive or destructive inspections or other sampling or testing on the First Choice Leased Property, including, without limitation, of the air, soil, soil gas, vapors, surface water, groundwater, building materials or other environmental media, thereon.
(b)   Phase II Assessments.   In the event any Phase I ESA or ACM report (including a Phase I ESA that First Choice or any First Choice Subsidiary caused to be performed within one (1) year prior to the date of this Agreement) discloses that property subject to such Phase I ESA or ACM report may be impacted or have its use restricted by any Recognized Environmental Condition or Historical Recognized Environmental Condition (as each term is defined by ASTM E1527-13), any PFAS, or any ACM for which First Choice or any First Choice Subsidiary would be liable before the Effective Time and which, in the good faith reasonable belief of Enterprise, would result in a material liability to the Surviving Entity or EB&T (as the surviving bank in the Bank Merger) following the Effective Time and as such warrants further review or investigation, Enterprise shall give notice of the same (a “Phase I Notice”) to First Choice no later than five (5) Business Days following Enterprise’s receipt of the relevant Phase I ESA and ACM report. First Choice may then, in its sole and absolute discretion and without any obligation whatsoever to do so, within an additional twenty (20) day period, retain the Environmental Consultant to conduct a Phase II environmental site assessment in accordance with ASTM Standard E1903-11 (“Phase II ESA”) of, and to sample for ACM at, the relevant property or facility; provided, however, that such Phase II ESA and sampling for ACM shall be completed, and a written report of the Phase II ESA and of the analytical results of any sampling for ACM prepared, no later than sixty (60) days after First Choice receives from Enterprise the Phase I Notice for the relevant property; and provided further, that with respect to any First Choice Leased Property, First Choice will use Commercially Reasonable Efforts to obtain the relevant property owner’s consent for such Phase II ESA. Enterprise acknowledges and understands that such consent may not be able to be obtained. The scope of the Phase II ESA and of any sampling for ACM shall be mutually determined by Enterprise and First Choice in their reasonable discretion after consultation with the other party, and all reasonable costs and expenses associated with such Phase II ESA and ACM sampling and associated reports shall be borne by Enterprise. First Choice shall provide copies of the draft and final Phase II ESA and ACM reports, if any, to Enterprise promptly following the receipt of any such report(s) by First Choice.
(c)   Remediation Estimates.   In the event any Phase II ESA or ACM report confirms the presence of any ACM or of environmental contamination, including, without limitation, a release or threat or release from an abandoned underground storage tank or the presence of other Hazardous Substances, in each case present in concentrations above applicable standards under applicable Environmental Laws or that, based on the reasonable determination of the Environmental Consultant, would, or would reasonably be expected to, threaten human health or the environment, or if First Choice chooses not to conduct Phase II ESA and ACM report as reasonably requested by Enterprise pursuant to Section 5.18(b), Enterprise may elect to require First Choice to obtain, prior to the Closing Date and as soon as reasonably practical but in no event more than sixty (60) days after Enterprise receives the relevant Phase I ESA, Phase II ESA, or ACM report, and at First Choice’s sole cost and expense, from the Environmental Consultant or another nationally recognized contractor mutually acceptable to the parties, a written good faith estimate of the minimum cost and expense necessary to further investigate, remediate, cleanup, abate, restore, remove and otherwise address such Recognized Environmental Condition, Historical Recognized Environmental Condition, ACM or environmental contamination to the extent required by and in accordance with Environmental Laws and, to the extent required, to the satisfaction of any relevant Governmental Authority, assuming the continued commercial use of the relevant property and employing risk-based remedial standards and institutional controls where applicable (a “Remediation Estimate”). First Choice shall provide to Enterprise any Remediation Estimate requested within five (5) business days of First Choice’s receipt thereof. First Choice shall, upon Enterprise’s reasonable request, cause all Remediation Estimates to be updated through the Closing Date.
(d)   Remediation Estimate Adjustment.   Should the sum of all Remediation Estimates (to the extent the costs reflected in such estimates will or are reasonably expected to be incurred by First Choice or any First Choice Subsidiary, and taking into account any tax credits, deductions or benefits or insurance coverage or contributions by landlords or other third parties, in each case, that the parties agree is reasonably likely to be available to First Choice or any First Choice Subsidiary in connection with the incurrence of such costs) (such sum, the “Aggregate Remediation Estimate”) exceeds $3,000,000 in the aggregate (the “Remediation Deductible”), Enterprise may elect by written notice to adjust the original Exchange Ratio to a number equal to 0.6603 (i.e., the original Exchange Ratio), minus the Remediation Estimate Adjustment. The “Remediation Estimate Adjustment” is a number equal to the quotient, (A) the numerator of which is the product of (i) the amount by which the Aggregate Remediation Estimate exceeds the Remediation Deductible and (ii) 0.75 (i.e., 1 — a 25% tax rate), and (B) the denominator of which is the product of (i) 11,824,487 (i.e., the issued and outstanding shares of First Choice Common Stock as of March 31, 2021) and (ii) the Initial VWAP. An example of the calculation of the Remediation Estimate Adjustment and the resulting adjusted Exchange Ratio is set forth in Schedule 3.
(e)   Cooperation.   Notwithstanding anything in this Section 5.18 to the contrary, First Choice shall keep Enterprise reasonably apprised of all activities and actions contemplated by this Section 5.18, and First Choice and Enterprise shall cooperate fully with one another with respect to the matters required by this Section 5.18.
Section 5.19   Certain Litigation.   First Choice shall promptly advise Enterprise orally and in writing of any actual or threatened Legal Proceeding against First Choice and/or the members of the First Choice Board related to this Agreement or the Merger and the other transactions contemplated by this Agreement. First Choice shall: (i) permit Enterprise to review and discuss in advance, and consider in good faith the views of Enterprise in connection with, any proposed written or oral response to such Legal Proceeding; (ii) furnish Enterprise’s outside legal counsel with all non-privileged information and documents which outside counsel may reasonably request in connection with such Legal Proceeding; (iii) consult with Enterprise regarding the defense or settlement of any such Legal Proceeding, give due consideration to Enterprise’s advice with respect to such Legal Proceeding and not settle any such Legal Proceeding prior to such consultation and consideration; provided, however, that First Choice shall not settle any such Legal Proceeding if such settlement requires the payment of money damages, without the written consent of Enterprise (such consent not to be unreasonably withheld or delayed) unless the payment of any such damages by First Choice is reasonably expected by First Choice, following consultation with outside counsel, to be fully covered (disregarding any deductible to be paid by First Choice) under First Choice’s existing director and officer insurance policies, including any tail policy.
Section 5.20   Director Matters; Board Packages.   First Choice shall use Commercially Reasonable Efforts to cause to be delivered to Enterprise resignations of all the directors of First Choice and First Choice Subsidiaries, such resignations to be effective as of the Effective Time. First Choice shall distribute by electronic email or otherwise make available a copy of any First Choice or First Choice Bank board package, including the agenda, any draft minutes and any reports (including any internal management financial control reports showing actual financial performance against plan and previous period, and reports relating to financial performance and risk management), to Enterprise as soon as practicable after the time in which it distributes a copy of such package to the First Choice Board and board of directors of First Choice Bank, as the case may be (and in any event at least two Business Days prior to the board meeting for which the board package relates); provided, however, that First Choice shall not be required to disclose to Enterprise any documents (a) which would jeopardize the attorney-client privilege of First Choice or First Choice Bank or contravene any binding Contract entered into prior to the date of this Agreement or any Law, Order or fiduciary duty, (b) except as otherwise provided in this Agreement, relating to an Acquisition Proposal, a Superior Proposal, a First Choice Subsequent Determination or any matters related thereto, or (c) except as otherwise provided in this Agreement, related First Choice’s or First Choice Bank’s directors’, officers’, employees’, accountants’, counsels’, advisors’ (including investment bankers), agents’, or other representatives’, consideration of, or deliberations regarding, the transactions contemplated by this Agreement.
Section 5.21   Coordination.
(a)   Prior to the Effective Time, senior officers of First Choice and Enterprise shall meet from time to time as Enterprise may reasonably request, not less frequently than monthly, to prepare the parties for integration of the operations of First Choice and First Choice Bank with Enterprise and EB&T and to review the financial and operational affairs of First Choice and First Choice Subsidiaries, and First Choice shall give due consideration to Enterprise’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Enterprise nor EB&T shall, under any circumstance, be permitted to exercise control of First Choice or any First Choice Subsidiary prior to the Effective Time. First Choice shall permit representatives of Enterprise to be onsite at First Choice to facilitate integration of operations and assist with any other coordination efforts as necessary.
(b)   First Choice shall, consistent with GAAP and regulatory accounting principles, use Commercially Reasonable Efforts to adjust, at Enterprise’s reasonable request, internal control procedures which are consistent with Enterprise’s and EB&T’s current internal control procedures to allow Enterprise to fulfill its reporting requirement under Section 404 of the Sarbanes-Oxley Act, provided, however, that no such adjustments need be made prior to the satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b).
(c)   Enterprise and First Choice shall reasonably cooperate (i) to minimize any potential adverse impact to Enterprise under Financial Accounting Standards Board Accounting Standards Codification Topic 805 (Business Combinations), and (ii) to take reasonable steps to maximize potential benefits to Enterprise and Enterprise Subsidiaries under Section 382 of the Code in connection with the transactions contemplated by this Agreement, in each case consistent with GAAP, the Code, the rules and regulations of the SEC and applicable banking Laws.
(d)   Following the satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b) and prior to the Effective Time, First Choice shall, upon Enterprise’s reasonable request, introduce Enterprise and its representatives to suppliers of First Choice and First Choice Subsidiaries for the purpose of facilitating the integration of First Choice and its business into that of Enterprise. In addition, after satisfaction of the conditions set forth in Section 6.01(a) and Section 6.01(b), each party shall, upon the reasonable request of the other party, introduce the other party and its representatives to its customers and those of its Subsidiaries for the purpose of facilitating the integration of First Choice and its business into that of Enterprise. Any interaction between Enterprise and First Choice and any of their Subsidiaries’ customers and suppliers shall be coordinated by the parties and no discussions, meetings or communications between a party’s customers and suppliers shall occur without the presence of a representative of, or the prior written approval of, such party.
(e)   First Choice Bank shall execute such certificates or articles of combination and such other documents and certificates as may be requested by Enterprise to effectuate the Bank Merger.
Section 5.22   Confidentiality.   Prior to the execution of this Agreement and prior to the consummation of the Merger, each of First Choice and Enterprise, and their respective Subsidiaries, Affiliates, officers, directors, agents, employees, consultants and advisors have provided, and will continue to provide one another with information which may be deemed by the party providing the information to be non-public, proprietary and/or confidential, including but not limited to trade secrets of the disclosing party. Each party hereto acknowledges and agrees that it will not use the non-public, proprietary and/or confidential information received by it pursuant to this Agreement and in connection with the transactions contemplated by this

Agreement in violation of this Agreement or any other agreements related to the transactions contemplated by this Agreement, unless such information has been made available to the public generally by the owner thereof or such party is required to disclose such information by a Governmental Authority; provided, however, that a party may disclose such information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with the Agreement or the transactions contemplated by this Agreement or (ii) to any existing or prospective Affiliate, partner, member, shareholder, or wholly-owned Subsidiary of such party in the Ordinary Course of Business, provided, that such party informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information.
Section 5.23   Closing Date Share Certification.   At least two (2) Business Days prior to the Closing Date, First Choice shall deliver to Enterprise the Closing Date Share Certification.
Section 5.24   First Choice Bank and EB&T Approval.   Simultaneously with the execution of this Agreement, First Choice, as the sole shareholder of First Choice Bank, shall approve this Agreement and the Bank Merger (the “First Choice Bank Shareholder Approval”), and (b) Enterprise, as the sole shareholder of EB&T, shall approve this Agreement and the Bank Merger (the “EB&T Shareholder Approval”) to be effective after the Effective Time.
Section 5.25   Title Insurance.   For each First Choice Owned Property, improved or vacant, whether for First Choice or First Choice Subsidiary operations or branches, or acquired through foreclosure or deed in lieu thereof, First Choice will provide an ALTA Owner’s Policy of Title Insurance, with customary endorsements and without exception for survey, together with a title report or commitment showing any matters of title recorded against the subject property from the date of issuance of the applicable title insurance policy through a date no earlier than fifteen (15) days prior to Closing. In the event that there is no existing title insurance policy for a particular property, for each such property, First Choice will provide a new ALTA Owner’s Policy of Title Insurance, with an insured value no less than the value therefor disclosed in the appraisals provided to Enterprise, with customary endorsements and without exception for survey or matters within the Knowledge of First Choice as of the policy date.
ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE MERGER
Section 6.01   Conditions to Obligations of the Parties to Effect the Merger.   The respective obligations of Enterprise and First Choice to consummate the Merger are subject to the fulfillment, or, to the extent permitted by applicable Law, written waiver by Enterprise or First Choice, prior to the Closing Date of each of the following conditions:
(a)   Shareholder Vote.   This Agreement and the transactions contemplated hereby shall have received the Requisite First Choice Shareholder Approval and the Requisite Enterprise Shareholder Approval.
(b)   Regulatory Approvals; No Burdensome Condition.   All Closing Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof, if any, shall have expired or been terminated. No Governmental Authority shall have imposed any term, condition or restriction upon Enterprise or any Enterprise Subsidiary that is a Burdensome Condition.
(c)   No Injunctions or Restraints; Illegality.   No Order preventing the consummation of any of the transactions contemplated hereby shall be in effect. No Law or Order shall have been enacted, entered into, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.
(d)   Effective Registration Statement.   The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority and not withdrawn.
(e)   Tax Opinions Relating to the Merger.   Enterprise and First Choice, respectively, shall have received opinions from Holland & Knight LLP and Duane Morris LLP, respectively, each dated as of the Closing Date, in substance and form reasonably satisfactory to First Choice and Enterprise, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for United States federal income Tax purposes as a 368 Reorganization and that each of Enterprise and First Choice will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering their opinions, Holland & Knight LLP and Duane Morris LLP may require and rely upon representations as to certain factual matters contained in certificates of officers of each of First Choice and Enterprise, in form and substance reasonably acceptable to such counsel.
(f)   Listing.   The shares of Enterprise Common Stock to be issued to the non-dissenting holders of First Choice Common Stock upon consummation of the Merger shall have been authorized for listing on Nasdaq (or other Trading Market on which the Enterprise Common Stock is then listed or quoted), subject to official notice of issuance.
Section 6.02   Conditions to Obligations of First Choice.   The obligations of First Choice to consummate the Merger also are subject to the fulfillment, or written waiver by First Choice, prior to the Closing Date of each of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of Enterprise and EB&T set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date (except as to any representation and warranty that specifically relates to an earlier date), except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date. First Choice shall have received a certificate dated as of the Closing Date, signed on behalf of Enterprise and EB&T by an executive officer of Enterprise or EB&T, as applicable, to such effect.
(b)   Performance of Obligations of Enterprise.   Enterprise and EB&T shall have performed and complied with all of their respective obligations under this Agreement in all material respects at or prior to the Closing Date, and First Choice shall have received a certificate, dated as of the Closing Date, signed on behalf of Enterprise by its Chief Executive Officer or Chief Financial Officer and signed on behalf of EB&T by its Chief Executive Officer or Chief Financial Officer, to such effect.
(c)   No Material Adverse Effect.   Since the date of this Agreement (i) no condition, event, fact, circumstance or other occurrence has occurred which has had a Material Adverse Effect with respect to Enterprise or EB&T and (ii) no condition, event, fact, circumstance or other occurrence has occurred that would reasonably be expected to have or result in a Material Adverse Effect with respect to Enterprise or EB&T.
(d)   First Choice Director.   The First Choice Director shall become a member of the Enterprise Board as of the Effective Time.
(e)   Consideration.   First Choice shall have received evidence reasonably satisfactory to First Choice that Enterprise has deposited, or cause to be deposited, with the Exchange Agent (i) stock certificates or, evidence of shares in book entry form, representing the number of shares of Enterprise Common Stock issuable as Stock Consideration, and (ii) cash in an amount sufficient to pay the Option Consideration and payments in lieu of fractional shares.
Section 6.03   Conditions to Obligations of Enterprise.   The obligations of Enterprise to consummate the Merger are subject to the fulfillment, or written waiver by Enterprise, prior to the Closing Date of each of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of First Choice and First Choice Bank set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date (except as to any representation and warranty that specifically relates to an earlier date), except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” in which case such representations and warranties (as so written, including the term “material” or “Material” or “Material Adverse Effect”) shall be true and correct in all respects at and as of the Closing Date. Enterprise shall have received a certificate dated as of the Closing Date, signed on behalf of First Choice and First Choice Bank by an executive officer of First Choice or First Choice Bank, as applicable, to such effect.
(b)   Performance of Obligations of First Choice.   First Choice and First Choice Bank shall have performed and complied with all of their respective obligations under this Agreement in all material respects at or prior to the Closing Date, and Enterprise shall have received a certificate, dated the Closing Date, signed on behalf of First Choice by First Choice’s Chief Executive Officer and Chief Financial Officer and on behalf of First Choice Bank by its Chief Executive Officer and Chief Financial Officer, to such effect.
(c)   No Material Adverse Effect.   Since the date of this Agreement (i) no condition, event, fact, circumstance or other occurrence has occurred which has had a Material Adverse Effect with respect to First Choice or First Choice Bank and (ii) no condition, event, fact, circumstance or other occurrence has occurred that would reasonably be expected to have in a Material Adverse Effect with respect to First Choice or First Choice Bank.
(d)   Dissenting Shares.   The number of Dissenting Shares shall not exceed 10% of the number of shares of First Choice Common Stock issued and outstanding immediately prior to the Closing Date.
Section 6.04   Frustration of Closing Conditions.   Neither Enterprise nor First Choice may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to comply with its obligations hereunder.
ARTICLE 7
TERMINATION
Section 7.01   Termination.   This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:
(a)   Mutual Consent.   At any time prior to the Effective Time, by the mutual consent, in writing, of Enterprise and First Choice.
(b)   No Regulatory Approval.   By Enterprise or First Choice in the event any Closing Regulatory Approval (i) shall have been denied by final, non-appealable action by the applicable Governmental Authority or an application therefor shall have been withdrawn at the request of the applicable Governmental Authority, (ii) any Closing Regulatory Approval includes a Burdensome Condition, or (iii) any court of competent jurisdiction or other Governmental Authority shall have issued an order, decree, ruling or taken any other action restraining or enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 7.01(b) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth in this Agreement.
(c)   Reduced Valuation.   By First Choice by delivering written notice to Enterprise at any time during the five (5) Trading Day period commencing on the Determination Date if both of the following conditions are satisfied: (i) the Average VWAP as of the Trading Day immediately preceding Determination Date is less than 0.80 of the Initial VWAP (such Average VWAP, the “Triggering VWAP”); and (ii) the quotient obtained by dividing the Triggering VWAP by the Initial VWAP (rounding to four decimal places) is less than the quotient obtained by dividing the Final Index Price by the Initial Index Price (rounded to four decimal places) (such quotient, the “Index Ratio”), and then subtracting 0.20 from the Index Ratio; provided, however, that if First Choice elects to terminate pursuant to this Section 7.01(c) and provides such written notice to Enterprise, then within two (2) Business Days following Enterprise’s receipt of such notice, Enterprise may elect by written notice to First Choice to reinstate the Merger and the other transactions contemplated by this Agreement and adjust the Exchange Ratio to equal a number equal to the lesser of (1) a quotient (rounded to the nearest one-thousandth), the numerator of which is 0.80 of the Initial VWAP, multiplied by the

Exchange Ratio, and the denominator of which is the Triggering VWAP and (2) a quotient (rounded to the nearest one-thousandth), the numerator of which is 0.80 of the Initial VWAP, multiplied by the Exchange Ratio, and the denominator of which is the Triggering VWAP, and then multiplying such quotient by the Index Ratio. An example of the calculations used to determine whether the two conditions set forth in clauses (i)-(ii) above have been satisfied (assuming no adjustment to the Exchange Ratio under Section 5.18(d)) is set forth in Schedule 4.   If Enterprise makes such election to reinstate the Merger and the other transactions contemplated by this Agreement, no termination will occur pursuant to this Section 7.01(c) and this Agreement will remain in effect according to its terms (except as the Merger Consideration has been adjusted). If Enterprise, during such time as it belongs to the Index, declares or effects a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Enterprise Common Stock, and the record date therefor shall be after the date of this Agreement and prior to the Determination Date, the prices for the Enterprise Common Stock shall be proportionately and appropriately adjusted for the purpose of applying this Section 7.01(c).
(d)   No Shareholder Approval.   By either Enterprise or First Choice (provided, in the case of First Choice, that it shall not be in breach of any of its obligations under Section 5.04, and, in the case of Enterprise, that it shall not be in breach of any of its obligations under Section 5.05), if the Requisite First Choice Shareholder Approval or Requisite Enterprise Shareholder Approval, as applicable, shall not have been obtained by reason of the failure to obtain the Requisite First Choice Shareholder Approval at the First Choice Meeting or the Requisite Enterprise Shareholder Approval at the Enterprise Meeting, as applicable.
(e)   Breach of Representations and Warranties.
(i)   By Enterprise (provided, that neither Enterprise nor EB&T is then in material breach of any of its representations, warranties, covenants or other agreements contained herein such that First Choice would be entitled not to consummate this Agreement) if there shall have been a breach of any representation or warranty by First Choice or First Choice Bank, which breach, either individually or in the aggregate with any other breaches by First Choice or First Choice Bank, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 6.03(a) to be satisfied, and which breach is not cured within thirty (30) days after receipt by First Choice of written notice specifying the nature of such breach and requesting that it be remedied; provided, that, if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within sixty (60) days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such sixty (60)-day period.
(ii)   By First Choice (provided, that neither First Choice nor First Choice Bank is then in material breach of any of its representations, warranties, covenants or other agreements contained herein such that Enterprise would be entitled not to consummate this Agreement) if there shall have been a breach of any representation or warranty by Enterprise or EB&T, which breach, either individually or in the aggregate with any other breaches by Enterprise or EB&T, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 6.02(a) to be satisfied, and which breach is not cured within thirty (30) days after receipt by Enterprise of written notice specifying the nature of such breach and requesting that it be remedied; provided, that, if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within sixty (60) days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such sixty (60)-day period.
(f)   Breach of Covenants.
(i)   By Enterprise (provided, that neither Enterprise nor EB&T is then in material breach of any of its representations, warranties, covenants or other agreements contained herein such that First Choice would be entitled not to consummate this Agreement) if there shall have been a material breach of any covenant or agreement set forth in this Agreement by First Choice or First Choice Bank, which breach, either individually or in the aggregate with any other covenant breaches by First Choice or First Choice Bank, would result in, if not cured by the Closing Date, the failure of the condition set forth in Section 6.03(b) to be satisfied, and which breach is not cured within thirty (30) days after receipt by First Choice of written notice specifying the nature of such breach and requesting that it be remedied;

provided, that, if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within sixty (60) days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such sixty (60)-day period.
(ii)   By First Choice (provided, that neither First Choice nor First Choice Bank is then in material breach of any of its representations, warranties, covenants or other agreements contained herein such that Enterprise would be entitled not to consummate this Agreement) if there shall have been a material breach of any covenant or agreement set forth in this Agreement by Enterprise or EB&T, which breach, either individually or in the aggregate with any other covenant breaches by Enterprise or EB&T, would result in, if not cured by the Closing Date, the failure of the condition set forth in Section 6.02(b) to be satisfied, and which breach is not cured within thirty (30) days after receipt by Enterprise of written notice specifying the nature of such breach and requesting that it be remedied; provided, that, if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within sixty (60) days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such sixty (60)-day period.
(g)   Delay.   By either Enterprise or First Choice if the Merger shall not have been consummated on or before December 31, 2021 (the “Expiration Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, if additional time is necessary in order to obtain any Closing Regulatory Approvals, the Expiration Date shall be automatically extended for one additional three-month period.
(h)   First Choice Failure to Recommend; Etc.   In addition to and not in limitation of Enterprise’s termination rights under Section 7.01(e)(i), by Enterprise prior to the Requisite First Choice Shareholder Approval being obtained if (i) there shall have been a material breach of Section 5.11 and such breach shall not have been cured on or before the expiration of the fifth (5th) Business Day after the occurrence of such breach; or (ii) the First Choice Board (or any committee thereof) makes a First Choice Subsequent Determination.
(i)   Superior Proposal.   By First Choice, at any time prior to the Requisite First Choice Shareholder Approval being obtained, in the event that the First Choice Board (or any committee thereof) makes a First Choice Subsequent Determination with respect to a Superior Proposal; provided, that First Choice has complied with all of its obligations under Section 5.11.
Section 7.02   Termination Fee; Liquidated Damages.
(a)   In recognition of the efforts, expenses and other opportunities foregone by Enterprise while structuring and pursuing the Merger, First Choice shall pay to Enterprise a termination fee equal to $16,800,000 (“Termination Fee”), by wire transfer of immediately available funds to an account specified by Enterprise in the event of any of the following: (i) in the event Enterprise terminates this Agreement pursuant to Section 7.01(h), First Choice shall pay Enterprise the Termination Fee within two (2) Business Days after receipt of Enterprise’s notification of such termination; and (ii) in the event that after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been made known to the First Choice Board or has been made directly to First Choice shareholders generally (and not withdrawn) and (a) thereafter this Agreement is terminated by either Enterprise or First Choice pursuant to Section 7.01(d) or Section 7.01(g) (without the Requisite First Choice Shareholder Approval or the Requisite Enterprise Shareholder Approval having been obtained) or if this Agreement is terminated by Enterprise pursuant to Section 7.01(e)(i) or Section 7.01(f)(i), and (b) prior to the date that is twelve (12) months after the date of such termination, First Choice enters into any agreement to consummate, or consummates an Acquisition Transaction (and such Acquisition Transaction relates to the same Acquisition Proposal as that referred to above), then First Choice shall, on the earlier of the date it enters into such agreement and the date of consummation of such transaction, pay Enterprise the Termination Fee, provided, that for purposes of this Section 7.02(a), all references in the definition of Acquisition Transaction to “twenty percent (20%)” shall instead refer to “fifty percent (50%)”.
(b)   The parties hereto agree and acknowledge that if Enterprise terminates this Agreement pursuant to Section 7.01(e)(i) or Section 7.01(f)(i) by reason of First Choice’s or First Choice Bank’s material breach of the provisions of this Agreement contemplated by Section 7.01(e)(i) or Section 7.01(f)(i) that is not timely cured as provided in such sections, the actual damages sustained by Enterprise, including the expenses incurred by Enterprise preparatory to entering into this Agreement and in connection with the performance of its obligations under this Agreement, would be significant and difficult to ascertain, gauged by the circumstances existing at the time this Agreement is executed, and that in lieu of Enterprise being required to pursue its damage claims in costly litigation proceedings in such event, the parties agree that First Choice shall pay a reasonable estimate of the amount of such damages, which the parties agree is $1,500,000, as liquidated damages to Enterprise, which payment is not intended as a penalty, within two (2) Business Days after Enterprise’s notification of such termination. Any payment made under this Section 7.02(b) shall reduce on a dollar-for-dollar basis any payment that may be due under Section 7.02(a).
(c)   The parties hereto agree and acknowledge that if First Choice terminates this Agreement pursuant to Section 7.01(e)(ii) or Section 7.01(f)(ii) by reason of Enterprise’s or EB&T’s material breach of the provisions of this Agreement contemplated by Section 7.01(e)(ii) or Section 7.01(f)(ii) that is not timely cured as provided in such sections, the actual damages sustained by First Choice, including the expenses incurred by First Choice preparatory to entering into this Agreement and in connection with the performance of its obligations under this Agreement, would be significant and difficult to ascertain, gauged by the circumstances existing at the time this Agreement is executed, and that in lieu of First Choice being required to pursue its damage claims in costly litigation proceedings in such event, the parties agree that Enterprise shall pay a reasonable estimate of the amount of such damages, which the parties agree is $1,500,000, as liquidated damages to First Choice, which payment is not intended as a penalty, within two (2) Business Days after First Choice’s notification of such termination.
(d)   First Choice and Enterprise each agree that the agreements contained in this Section 7.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would not enter into this Agreement; accordingly, if a party fails promptly to pay any amounts due under this Section 7.02, such party shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal, Eastern Edition (or any successor publication thereto), designated therein as the prime rate on the date such payment was due, plus (ii) 200 basis points, together with the costs and expenses of the other party (including reasonable legal fees and expenses) reasonably incurred in connection with such suit.
(e)   Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that if First Choice pays or causes to be paid to Enterprise the Termination Fee in accordance with Section 7.02(a), or, if applicable, the liquidated damages payment in accordance with Section 7.02(b), none of First Choice, First Choice Bank, or any successor in interest, Affiliate, shareholder, director, officer, employee, agent, consultant or representative of First Choice or First Choice Bank, will have any further obligations or liabilities to Enterprise or EB&T with respect to this Agreement or the transactions contemplated by this Agreement and the payment of such amounts shall be Enterprise’s sole and exclusive remedy against First Choice, First Choice Bank and their respective Affiliates, representatives or successors in interest. For the avoidance of doubt, the parties agree that the fee payable under Section 7.02(a) shall not be required to be paid more than once. Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that if Enterprise pays or causes to be paid to First Choice the liquidated damages payment in accordance with Section 7.02(c), none of Enterprise, EB&T, or any successor in interest, Affiliate, shareholder, director, officer, employee, agent, consultant or representative of Enterprise or EB&T, will have any further obligations or liabilities to First Choice with respect to this Agreement or the transactions contemplated by this Agreement and the payment of such amounts shall be First Choice’s sole and exclusive remedy against Enterprise, EB&T and their respective Affiliates, representatives or successors in interest.
Section 7.03   Effect of Termination.   If this Agreement is terminated pursuant to Section 7.01, this Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party or any of its Affiliates) to the other party hereto, except as provided in Section 7.02(d); provided, that nothing contained in this Agreement shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s willful breach of any provision of this Agreement. The provisions of this Section 7.03 and Section 5.22, Section 7.02, Section 9.03 and Section 9.04 shall survive any termination hereof pursuant to Section 7.01.
ARTICLE 8
DEFINITIONS
Section 8.01   Definitions. The following terms are used in this Agreement with the meanings set forth below:
“368 Reorganization” has the meaning set forth in the preamble to this Agreement.
“ACM” has the meaning set forth in Section 5.18(a).
“ACM Report” has the meaning set forth in Section 5.18(a).
“Acquisition Proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from Enterprise), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction.
“Acquisition Transaction” means (a) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving First Choice or any First Choice Subsidiary; (b) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, assets of First Choice or First Choice Subsidiaries representing, in the aggregate, twenty percent (20%) or more of the assets of First Choice and First Choice Subsidiaries on a consolidated basis; (c) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty percent (20%) or more of the voting power of First Choice; (d) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty percent (20%) or more of any class of equity securities of First Choice; or (e) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.
“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.
“Aggregate Remediation Estimate” has the meaning set forth in Section 5.18(a).
“Agreement” has the meaning set forth in the preamble to this Agreement.
“ASC 320” means GAAP Accounting Standards Codification Topic 320.
“Associate” when used to indicate a relationship with any Person means (1) any corporation or organization (other than First Choice and First Choice Subsidiaries) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (2) any trust or other estate in which such Person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity, or (3) any immediate family member of such Person.
“ASTM” has the meaning set forth in Section 5.01(b)(xxiii).
“ASTM Standard” has the meaning set forth in Section 5.01(b)(xxiii).
“Average VWAP” means, as of any specified date, the daily volume weighted average price of the Enterprise Common Stock on the Trading Market on which the Enterprise Common Stock is then listed or quoted as reported by S&P Global Market Intelligence for the twenty (20) consecutive Trading Days ending on such date.
“Bank Merger” has the meaning set forth in the preamble to this Agreement.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.
“BHC Act” means the Bank Holding Company Act of 1956, as amended.
“Book-Entry Shares” means any book-entry shares which, immediately prior to the Effective Time represented shares of First Choice Common Stock.
“Burdensome Conditions” has the meaning set forth in Section 5.08(a).
“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of California or the State of Missouri are authorized or obligated to close.
“CalEPA” means the California Environmental Protection Agency.
“CEQA” California Environmental Quality Act.
“Certificate” means any outstanding certificate, which immediately prior to the Effective Time represents one or more outstanding shares of First Choice Common Stock.
“Certificate of Merger” means a certificate of merger in such form as required by, and executed in accordance with, the relevant provisions of the DGCL.
“CFC” means the California Financial Code, as amended.
“CGCL” means the California General Corporation Law, as amended.
“Claim” has the meaning set forth in Section 5.12(a).
“Closing” and “Closing Date” have the meanings set forth in Section 1.05(c).
“Closing Date Share Certification” means the certificate, delivered by an officer of First Choice on behalf of First Choice at the Closing, certifying the number of shares of First Choice Common Stock issued and outstanding immediately prior to the Effective Time.
“Closing Regulatory Approvals” means any Regulatory Approvals necessary to consummate the Merger.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commercially Reasonable Efforts” means the reasonable efforts that a reasonably prudent Person would use in similar circumstances to achieve such results as expeditiously as possible, provided, that such Person is not required to expend funds or assume liability, debt, obligation, loss, damage, claim, cost or expenses (including reasonable attorneys’ fees), interest, penalties, amounts paid in settlement, Taxes, fines, judgements or assessments beyond those that are reasonable in nature and amount in the context of the transactions contemplated by this Agreement.
“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.
“Continuing Employees” has the meaning set forth in Section 5.13(a).
“Contract” means any note, bond, mortgage, indenture, deed of trust, license, lease, sublease, agreement, contract, arrangement, commitment or understanding or obligation of any kind, whether written or oral.
“Controlled Group Members” has the meaning set forth in Section 3.15(c).
“COVID-19” means SARS-CoV-2 (severe acute respiratory syndrome coronavirus 2), coronavirus disease or COVID-19, and any variations thereof.
“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“Criticized Loans” has the meaning set forth in Section 3.22(b).
“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction, in each case, relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to any such transaction or transactions.
“Determination Date” means the fifth Trading Day immediately preceding the Closing Date (such fifth Trading Day to be determined by counting the Trading Day immediately preceding the Closing Date as the first Trading Day).
“DFPI” means the California Department of Financial Protection and Innovation.
“DGCL” means the Delaware General Corporation Law, as amended.
“Dissenting Shares” has the meaning set forth in Section 2.06.
“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.
“EB&T” has the meaning set forth in the preamble to this Agreement.
“EB&T Shareholder Approval” has the meaning set forth in Section 5.24.
“Effective Time” has the meaning set forth in Section 1.05(a).
“Enterprise” has the meaning set forth in the preamble to this Agreement.
“Enterprise 2020 Form 10-K” has the meaning set forth in Section 4.04(c).
“Enterprise 401(a) Plan” has the meaning set forth in Section 4.15(b).
“Enterprise Benefit Plans” has the meaning set forth in Section 4.15.
“Enterprise Board” has the meaning set forth in Section 1.03(a).
“Enterprise Common Stock” means the common stock, $0.01 par value per share, of Enterprise.
“Enterprise Controlled Group Members” has the meaning set forth in Section 4.15(c).
“Enterprise Disclosure Schedule” has the meaning set forth in Section 4.01(a).
“Enterprise Employees” has the meaning set forth in Section 4.15(a).
“Enterprise Intellectual Property” means the Intellectual Property owned by, used in or held for use in the conduct of the business of Enterprise and/or any of its Subsidiaries (as now conducted or presently proposed to be conducted).
“Enterprise Leased Property” means any real property leased as of the date of this Agreement by Enterprise or its Subsidiaries.
“Enterprise Material Contract” has the meaning set forth in Section 4.14(a).
“Enterprise Meeting” has the meaning set forth in Section 5.05.
“Enterprise Owned Property” means any real property owned as of the date of this Agreement by Enterprise or its Subsidiaries.
“Enterprise Recommendation” has the meaning set forth in Section 5.05.
“Enterprise Regulatory Agreement” has the meaning set forth in Section 4.17.

“Enterprise Reports” has the meaning set forth in Section 4.05(a).
“Environmental Consultant” has the meaning set forth in Section 5.18(a).
“Environmental Law” means any United States federal, state or local Law relating to: (a) pollution, the protection or restoration of the indoor or outdoor environment, human health and safety with respect to exposure to Hazardous Substances, or natural resources, or (b) the handling, use, presence, disposal, release or threatened release to the environment of any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq.; (b) the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; (c) the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; (d) the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; (e) the Emergency Planning and Community Right to Know Act, as amended, 42 U.S.C. § 11001, et seq.; (f) the Safe Drinking Water Act, as amended, 42 U.S.C. § 300f, et seq.; and (g) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.
“EnviroStor List” means the list compiled and maintained by the California Department of Toxic Substances Control pursuant to California Health & Safety Code § 25356(b)(1) and referred to as the Site Mitigation and Brownfields Reuse Program EnviroStor, or EnviroStor, database.
“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Agent” means such exchange agent as may be designated by Enterprise as soon as reasonably practicable after the date hereof (which may be Enterprise’s transfer agent), and reasonably acceptable to First Choice, pursuant to an agreement in form and substance reasonably acceptable to First Choice (the “Exchange Agent Agreement”), to act as agent for purposes of conducting the exchange and payment procedures described in Article 2.
“Exchange Agent Agreement” has the meaning set forth in the definition of “Exchange Agent”.
“Exchange Fund” has the meaning set forth in Section 2.07(a).
“Exchange Ratio” has the meaning set forth in Section 2.01(c).
“Expiration Date” has the meaning set forth in Section 7.01(g).
“Fair Housing Act” means the Fair Housing Act, as amended.
“FDIA” has the meaning set forth in Section 3.27.
“FDIC” means the Federal Deposit Insurance Corporation.
“FFIEC” means the Federal Financial Institutions Examination Council.
“Final Index Price” means the average of the closing price of the Index for the twenty (20) Trading Days immediately preceding the Determination Date.
“Financial Statements” has the meaning set forth in Section 3.06(a).
“First Choice” has the meaning set forth in the preamble to this Agreement.
“First Choice 2020 Form 10-K” has the meaning set forth in Section 3.05(c).
“First Choice 401(a) Plan” has the meaning set forth in Section 3.15(c).
“First Choice Bank” has the meaning set forth in the preamble to this Agreement.

“First Choice Bank Shareholder Approval” has the meaning set forth in Section 5.24.
“First Choice Benefit Plans” has the meaning set forth in Section 3.15(a).
“First Choice Board” means the Board of Directors of First Choice.
“First Choice Common Stock” means the common stock, no par value per share, of First Choice.
“First Choice Director” has the meaning set forth in Section 1.03(a).
“First Choice Disclosure Schedule” has the meaning set forth in Section 3.01(a).
“First Choice Employees” has the meaning set forth in Section 3.15(a).
“First Choice Intellectual Property” means (i) the Intellectual Property owned by First Choice and/or any of its Subsidiaries, and (ii) the Licensed Business Intellectual Property.
“First Choice Investment Securities” means the investment securities of First Choice, First Choice Bank and their respective Subsidiaries.
“First Choice Leased Property” means any real property subject to a Lease.
“First Choice Loan” has the meaning set forth in Section 3.22(c).
“First Choice Loan Property” means any real property (including buildings or other structures) in which First Choice or any of its Subsidiaries holds a security interest or Lien in connection with a Loan.
“First Choice Material Contract” has the meaning set forth in Section 3.12(a).
“First Choice Meeting” has the meaning set forth in Section 5.04(a).
“First Choice Options” has the meaning set forth in Section 2.02(a).
“First Choice Owned Property” means any real property owned by First Choice or a First Choice Subsidiary, including, without limitation, any such real property that has been classified as OREO.
“First Choice Preferred Stock” means the serial preferred stock, no par value, of First Choice.
“First Choice Recommendation” has the meaning set forth in Section 5.04(b).
“First Choice Regulatory Agreement” has the meaning set forth in Section 3.13.
“First Choice Reports” has the meaning set forth in Section 3.06(a)
“First Choice Representatives” has the meaning set forth in Section 5.11(a).
“First Choice Stock” has the meaning set forth in Section 3.03(a).
“First Choice Stock Awards” has the meaning set forth in Section 2.02(b).
“First Choice Stock Plans” means all equity plans of First Choice or any Subsidiary, including the First Choice Bank 2005 Stock Option Plan and the First Choice Bank 2013 Omnibus Stock Incentive Plan.
“First Choice Subsequent Determination” has the meaning set forth in Section 5.11(b).
“FRB” means the Board of Governors of the Federal Reserve System.
“FRBank” means the Federal Reserve Bank of St. Louis.
“GAAP” means generally accepted accounting principles in the United States of America, applied consistently with past practice.
“GLB Act” means the Gramm-Leach-Bliley Act of 1999, as amended.
“Governmental Authority” means any United States or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation,

courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS, the SBA or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.
“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials or words of similar meaning or regulatory effect under any Environmental Law or that are regulated or classified under any Environmental Law, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, flammables and explosives, mold, mycotoxins, particulate matter, microbial matter, airborne pathogens, and any PFAS. Hazardous Substance does not include substances present within a consumer product in an amount and concentration ordinarily and customarily used or stored for the purposes of cleaning or maintenance.
“Historical Recognized Environmental Condition” has the meaning set forth in Section 5.18(b).
“Home Mortgage Disclosure Act” means Home Mortgage Disclosure Act of 1975, as amended.
“Indemnified Parties” has the meaning set forth in Section 5.12(a).
“Index” means the Nasdaq Bank Index.
“Index Ratio” has the meaning set forth in Section 7.01(c).
“Informational Systems Conversion” has the meaning set forth in Section 5.16.
“Initial Index Price” means 4,561.63, which is the average of the closing price of the Index for the twenty (20) Trading Days immediately preceding the date of this Agreement.
“Initial VWAP” means $49.63, which is the Average VWAP as of the Trading Day immediately preceding the date of this Agreement.
“Insurance Policies” has the meaning set forth in Section 3.33.
“Intellectual Property” means with regard to a Person all intellectual property of that Person including (a) all registered and unregistered trademarks, service marks, trade dress, trade names, designs, logos, slogans, corporate and fictitious names and rights in telephone numbers, together with all abbreviations, translations, adaptations, derivations and combinations thereof, and general intangibles of like nature, together with all goodwill, applications, registrations and renewals related to the foregoing; (b) all inventions, conceptions, ideas, processes, designs, improvements, and discoveries (whether patentable or unpatentable and whether or not reduced to practice), and all patents, patent applications, patent disclosures and industrial designs, including any provisionals, non-provisionals, continuations, divisionals, continuations-in-part, renewals, reissues, refilings, revisions, extensions and reexaminations thereof, statutory invention registrations, and U.S. or foreign counterparts of any patents or applications for any of the foregoing (collectively, “Patents”); (c) all works of authorship or mask works (both published and unpublished) whether or not protectable by copyright and all interest therein as copyright or other proprietor, whether or not registered with the United States Copyright Office or an equivalent office in any other country of the world, and all applications, registrations and renewals for any of the foregoing; (d) Software; (e) all confidential or proprietary technology or information, including research and development, trade secrets and other confidential information, know-how, proprietary processes, formulae, compositions, algorithms, models, methodologies, manufacturing and production processes and techniques, technical data, domain names, designs, drawings, blue prints, specifications, customer and supplier lists, pricing and cost information and business, marketing or other plans and proposals; (f) domain name registrations and active websites; and (g) social media accounts used or held for use.
“IRS” means the United States Internal Revenue Service.
“IT Assets” means, with respect to any Person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other information technology equipment, and all associated documentation owned by such Person or such Person’s Subsidiaries.

“Knowledge” means, with respect to First Choice and First Choice Bank, the actual knowledge, after reasonable inquiry under the circumstances, of the Persons set forth in Section 3.01(a) of the First Choice Disclosure Schedule, and with respect to Enterprise or EB&T, the actual knowledge, after reasonable inquiry under the circumstances, of the Persons set forth in Section 4.01(a) of the Enterprise Disclosure Schedule.
“Law” means any United States federal, state, local, municipal or foreign law, statute, constitution, ordinance, rule, regulation, policy, guideline, code, agency requirement, Order, license or permit of any Governmental Authority that is applicable to the referenced Person.
“Lease” and “Leases” have the meanings set forth in Section 3.30(b).
“Legal Proceeding” has the meaning set forth in Section 3.11(a).
“Letter of Transmittal” has the meaning set forth in Section 2.08(a).
“Licensed Business Intellectual Property” has the meaning set forth in Section 3.31(h).
“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge, claim, option, rights of first refusal, encumbrances, or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership).
“Loan” means any written or oral loan, loan agreement, note or borrowing arrangement or other extensions of credit (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) to which First Choice, First Choice Bank or any of their respective Subsidiaries is a party as obligee.
“Material Adverse Effect” means with respect to any Person, any effect, circumstance, occurrence or change that is material and adverse to the financial position, results of operations or business of such Person and its Subsidiaries, taken as a whole, or which would materially impair the ability of such Person to perform its obligations under this Agreement or otherwise materially impairs the ability of such Person to consummate the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally, (c) changes after the date of this Agreement in general economic or capital market conditions affecting financial institutions or their market prices generally, including, but not limited to, changes in levels of interest rates generally and any change in the value of deposits, borrowings or loan service rights associated therewith, (d) the effects of any action or omission taken by First Choice or any First Choice Subsidiary with the prior consent of Enterprise, and vice versa, or as otherwise expressly permitted or contemplated by this Agreement; (e) the impact of the Agreement and the transactions contemplated hereby, including the impact of any public announcement thereof, on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement); (f) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, and any national or global epidemic, pandemic or disease outbreak (including COVID-19), or the worsening of such conditions threatened or existing as of the date of this Agreement; (g) the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof (unless otherwise excluded hereunder); (h) any actual or threatened Legal Proceeding against First Choice and/or the members of the First Choice Board related to this Agreement and the disposition, adjudication or settlement thereof; and (i) natural disaster or other force majeure event; provided, further, that any effect, circumstance, occurrence or change referred to in clauses (a), (b), (c), and (f) above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent such effect, circumstance, occurrence or change has disproportionally affected First Choice and First Choice Subsidiaries or Enterprise and Enterprise Subsidiaries, as applicable, as compared to similarly situated participants in the banking industry. For the avoidance of doubt, any changes in any program administered by or related to the SBA under which First Choice participates, including, without limitation, any changes in any Laws applicable or relating thereto (or any interpretations of any such Laws), that would (A) eliminate or materially limit or impair the ability of First Choice or any First Choice Subsidiary to originate or service Loans under any such program, or (B) eliminate or materially limit or impair Loan guarantees under such program, whether on a prospective or retroactive basis, in each case shall be deemed a “Material Adverse Effect” with respect to First Choice and its Subsidiaries, taken as a whole.
“Maximum D&O Premium” has the meaning set forth in Section 5.12(b).
“Merger” has the meaning set forth in the preamble to this Agreement.
“Merger Consideration” has the meaning set forth in Section 2.03.
“Nasdaq” means The Nasdaq Global Select Market.
“National Labor Relations Act” means the National Labor Relations Act, as amended.
“Notice of Determination” has the meaning set forth in Section 5.11(e).
“Notice Period” has the meaning set forth in Section 5.11(e).
“NPL” has the meaning set forth in Section 3.17(c).
“Option Consideration” has the meaning set forth in Section 2.02(a).
“Order” has the meaning set forth in Section 3.11(b).
“Ordinary Course of Business” means the ordinary course of business of First Choice and First Choice Subsidiaries (including First Choice Bank) or Enterprise and Enterprise Subsidiaries (including EB&T), as applicable, consistent with past practice, including with respect to frequency and amount in all material respects.
“OREO” means assets other real estate owned and other assets acquired by foreclosure or deed in lieu of foreclosure.
“Patents” has the meaning set forth in the definition of “Intellectual Property”.
“Permits” has the meaning set forth in Section 3.10(b).
“Permitted Liens” means (a) statutory Liens for amounts not yet due and payable or which are being contested in good faith; (b) easements, rights of way, restrictions, covenants and other similar encumbrances affecting title to real property which were disclosed by any title commitments, title insurance policies and/or surveys, site plans or maps delivered to the other party prior to the date hereof, and which do not, individually or in the aggregate, materially impair business operations at any such property as currently conducted; (c) recorded easements, rights of way, restrictions, covenants and other similar encumbrances that do not, individually or in the aggregate, materially impair business operations at such properties as currently conducted; (d) Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the Ordinary Course of Business for sums not yet due and payable or which are being contested in good faith; and (e) Liens on First Choice Leased Property or Enterprise Leased Property (as applicable) placed on such property by the landlord or owner thereof.
“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature, including a Governmental Authority.
“PFAS” means any perfluoroalkyl or polyfluoroalkyl substances.
“Phase I ESA” has the meaning set forth in Section 5.01(b)(xxiii).
“Phase I Notice” has the meaning set forth in Section 5.18(b).
“Phase II ESA” has the meaning set forth in Section 5.18(b).
“Plan of Bank Merger” means a plan of bank merger, in the form attached hereto as Exhibit B, between First Choice Bank and EB&T in a form to be agreed upon by the parties pursuant to which First

Choice Bank will be merged with and into EB&T in accordance with the provisions of and with the effect provided in the Bank & Trust Companies Code of Missouri and the regulations promulgated thereunder.
“PPP” has the meaning set forth in Section 3.22(i).
“Privacy and Information Security Requirements” means (a) all applicable Laws imposing obligations or restrictions upon First Choice or any First Choice Subsidiary or Enterprise or any Enterprise Subsidiary with respect to the collection, use, disclosure, protection or disposal of records containing non-public personal information, such as, without limitation, the GLB Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Right to Financial Privacy Act, the California Financial Information Privacy Act, and the California Consumer Privacy Act, and similar state data privacy Laws, and (b) all applicable Laws mandating response and/or notice following the loss, theft, or misuse of non-public personal information, and (c) all obligations which First Choice or any First Choice Subsidiary or Enterprise or any Enterprise Subsidiary undertook by way of Contract with respect to the security, protection, privacy, collection, storage, use, disclosure, retention or transfer of personal information.
“Proxy Statement-Prospectus” means the joint proxy statement/prospectus of First Choice and Enterprise, together with any amendments and supplements thereto, to be delivered to holders of First Choice Common Stock and Enterprise Common Stock in connection with the solicitation of their approval of this Agreement and the transactions contemplated hereby.
“Recognized Environmental Condition” has the meaning set forth in Section 5.18(b).
“Registration Statement” means the Registration Statement on Form S-4 to be filed with the SEC by Enterprise in connection with the issuance of shares of Enterprise Common Stock in the Merger (including the Proxy Statement-Prospectus, constituting a part thereof).
“Regulations” means the final and temporary regulations promulgated under the Code by the United States Department of the Treasury.
“Regulatory Approvals” has the meaning set forth in Section 4.07.
“Remediation Deductible” has the meaning set forth in Section 5.18(d).
“Remediation Estimate” has the meaning set forth in Section 5.18(c).
“Remediation Estimate Adjustment” has the meaning set forth in Section 5.18(a).
“Requisite Enterprise Shareholder Approval” means the adoption of this Agreement by a vote of the minimum number of shares of Enterprise Common Stock required pursuant to the DGCL and Enterprise’s certificate of incorporation and bylaws to approve this Agreement and the Merger that are entitled to vote thereon at the Enterprise Meeting.
“Requisite First Choice Shareholder Approval” means the adoption of this Agreement by a vote of the minimum number of shares of First Choice Common Stock required pursuant to the CGCL and First Choice’s articles of incorporation and bylaws to approve this Agreement and the Merger that are entitled to vote thereon at the First Choice Meeting.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
“SBA” means the Small Business Administration.
“Schedule Supplement” has the meaning set forth in Section 5.10(c).
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.
“Specialty Customer” means any current or potential new customers or clients of First Choice Bank in a business or industry that would reasonably be expected to require enhanced due diligence, monitoring and oversight to ensure compliance with the Bank Secrecy Act and state and federal anti-money laundering Laws.
“Specialty Product” means any current or potential new product, platform, service or account that would reasonably be expected to require enhanced reporting, monitoring and oversight to ensure compliance with the Bank Secrecy Act and state and federal anti-money laundering Laws.
“Stock Consideration” has the meaning set forth in Section 2.03.
“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time, directly or indirectly, owned by such party. Any reference in this Agreement to a “First Choice Subsidiary” means, unless the context otherwise requires, First Choice Bank, any other Subsidiary of First Choice, and all Subsidiaries of First Choice Bank and such other Subsidiaries. Any reference in this Agreement to a “Enterprise Subsidiary” means, unless the context otherwise requires, EB&T, any other Subsidiary of Enterprise, and all Subsidiaries of EB&T and such other Subsidiaries. No entity that is or was acquired as a result of foreclosure or similar proceedings or in respect of a debt previously contracted will be treated as a Subsidiary.
“Superior Proposal” shall mean any bona fide, unsolicited written Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction that (a) First Choice Board determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that would be more favorable to the shareholders of First Choice than the Merger (taking into account all factors relating to such proposed transaction deemed relevant by the First Choice Board, including without limitation the amount and form of consideration, the timing of payment, the risk of consummation of the transaction, the financing thereof and all other conditions thereto, the Termination Fee, and any adjustments to the terms and conditions of the Merger proposed by Enterprise in response to such Acquisition Proposal) and (b) is for 50% or more of the outstanding shares of First Choice Stock or all or substantially all of the assets of First Choice.
“Surviving Entity” has the meaning set forth in Section 1.01.
“Tax” and “Taxes” mean all United States federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever imposed directly or indirectly by a Governmental Authority, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.
“Tax Returns” means any return, amended return, declaration or other report (including elections, declarations, schedules, estimates and information returns) required to be filed with any taxing authority with respect to any Taxes.
“Termination Fee” has the meaning set forth in Section 7.02(a).
“The date hereof” or “the date of this Agreement” shall mean the date first set forth above in the preamble to this Agreement.
“Trading Day” means a day on which the principal Trading Market is open for trading.
“Trading Market” means any of the following markets or exchanges on which the Enterprise Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or the New York Stock Exchange (or any successors to any of the foregoing).

“Triggering VWAP” has the meaning set forth in Section 7.01(c).
“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.
“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and the regulations promulgated thereunder.
“Voting Agreements” has the meaning set forth in the preamble.
ARTICLE 9
MISCELLANEOUS
Section 9.01   Survival.   No representations, warranties, agreements or covenants contained in this Agreement shall survive the Effective Time other than this Section 9.01 and any other agreements or covenants contained herein that by their express terms are to be performed after the Effective Time, including, without limitation, Section 5.12 of this Agreement.
Section 9.02   Waiver; Amendment.   Prior to the Effective Time and to the extent permitted by applicable Law, any provision of this Agreement may be (a) waived by the party benefited by the provision, provided, that such waiver is in writing and signed by such party, or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the First Choice Meeting, no amendment shall be made which by Law requires further approval by the shareholders of Enterprise or First Choice without obtaining such approval.
Section 9.03   Governing Law; Waiver of Right to Trial by Jury; Process Agent.
(a)   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.
(b)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.03.
Section 9.04   Expenses.   Except as otherwise provided in Section 7.02, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel. Notwithstanding the foregoing, if any civil action, arbitration or other Legal Proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses even if not taxable as court costs (including without limitation, all such fees, Taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).
Section 9.05   Notices.   All notices, requests and other communications hereunder to a party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery (with confirmation of delivery receipt), or (d) by reputable courier service to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.
If to Enterprise or EB&T:	With a copy (which shall not constitute notice) to:
Enterprise Financial Services Corp 150 North Meramec Clayton, MO 63105 Attn: General Counsel Email: legaltracking@enterprisebank.com	Holland & Knight, LLP Cira Center 2929 Arch Street, Suite 800 Philadelphia, PA 19104 Attn: Paul J. Jaskot Email: paul.jaskot@hklaw.com
If to First Choice or First Choice Bank:	With a copy (which shall not constitute notice) to:
First Choice Bancorp 17785 Center Court Drive N., Suite 750 Cerritos, CA 90703 Attn: S. Alan Rosen Email: legal@firstchoicebankca.com	Duane Morris LLP 865 South Figueroa Street, Suite 3100 Los Angeles, CA 90017 Attn: Khoi D. Dang, EVP and General Counsel Email: ARosen@duanemorris.com
Section 9.06   Entire Understanding; No Third Party Beneficiaries.   This Agreement represents the entire understanding of the parties hereto and thereto with reference to the transactions contemplated hereby, and this Agreement supersedes any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ rights under Section 5.12 and shareholders of First Choice with respect to Article 2 and this Section 9.06, Enterprise and First Choice hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other applicable parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any Person or employees who might be affected by Section 5.13), other than the parties hereto, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 9.07   Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their Commercially Reasonable Efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
Section 9.08   Enforcement of the Agreement; Jurisdiction.   The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions thereof, in the State of Delaware this being in addition to any other remedy to which they are entitled in equity. Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such injunctive relief. In addition, each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of any federal or state court located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.
Section 9.09   Interpretation.
(a)   When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated. The table of contents and captions and headings contained in this Agreement are included solely for convenience of reference and shall be disregarded in the interpretation of this Agreement. Whenever the words

“include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The parties acknowledge and agree that if an unreasonable condition is imposed on a consent, such consent will be deemed to have been withheld.
(b)   The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or document contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorizing any of the provisions of this Agreement or any other agreements or documents contemplated herein.
(c)   Any reference contained in this Agreement to specific statutory or regulatory provisions or to any specific Governmental Authority shall include any rule or regulation promulgated thereunder and any successor statute or regulation, or successor Governmental Authority, as the case may be. Unless the context clearly indicates otherwise, the masculine, feminine, and neuter genders will be deemed to be interchangeable, and the singular includes the plural and vice versa.
(d)   Unless otherwise specified, the references to “Section” and “Article” in this Agreement are to the Sections and Articles of this Agreement. When used in this Agreement, words such as “herein”, “hereinafter”, “hereof”, “hereto”, and “hereunder” refer to this Agreement as a whole, unless the context clearly requires otherwise. When used in this Agreement, references to (i) “in respect of debt previously contracted” and similar phrases include actions taken in respect thereof such as foreclosure and similar proceedings and arrangements and (ii) “foreclosure” include other similar proceedings and arrangements including a deed in lieu.
Section 9.10   Assignment.   No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party, and any purported assignment in violation of this Section 9.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
Section 9.11   Counterparts.   This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument. Facsimile, documents executed, scanned and transmitted electronically, and electronic signatures shall be deemed original signatures for purposes of this Agreement and all matters related thereto, with such facsimile, scanned and electronic signatures having the same legal effect as original signatures. The parties agree that this Agreement may be executed through the use of an electronic signature in accordance with the Electronic Signatures in Global and National Commerce Act, Title 15, United States Code, Sections 7001 et seq., the Uniform Electronic Transaction Act and any applicable state law. Any document accepted, executed or agreed to in conformity with such laws will be binding on both parties the same as if it were physically executed.
Section 9.12   Disclosure Schedules.   The First Choice Disclosure Schedule or the Enterprise Disclosure Schedule shall be deemed to be a part of this Agreement and are fully incorporated into this Agreement by reference. Any reference in a particular section or subsection of either the First Choice Disclosure Schedule or the Enterprise Disclosure Schedule shall only be deemed to be reference to, an exception to or modification of (or, as applicable, a disclosure for purposes of) (i) the representations and warranties or covenants, as applicable, of the relevant party that are contained in the corresponding section or subsection of this Agreement and (ii) any other section or subsection of the First Choice Disclosure Schedule or the Enterprise Disclosure Schedule, as applicable (and accordingly any other representations, warranties or covenants of such party contained in the corresponding section or subsection of this Agreement), but only if the relevance of that reference as a modification of or exception to (or a disclosure for purposes of) such representations, warranties and covenants of the relevant party, whether or not an explicit cross-reference appears, if the applicability of such reference to the other section or subsection is reasonably apparent on the face of such disclosure. The mere inclusion of an item in either the First Choice Disclosure Schedule or the Enterprise Disclosure Schedule as an exception to a representation, warranty or covenant shall not be deemed to be an admission or evidence that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect.
Section 9.13   Confidential Supervisory Information.   Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Authority by any party to this Agreement to the extent prohibited by applicable Law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentences apply.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.
ENTERPRISE FINANCIAL SERVICES CORP
By:
/s/ James B. Lally

James B. Lally
President and Chief Executive Officer
ENTERPRISE BANK & TRUST
By:
/s/ Scott Goodman

Scott Goodman
President
FIRST CHOICE BANCORP
By:
/s/ Robert M. Franko

Robert M. Franko
Chief Executive Officer
FIRST CHOICE BANK
By:
/s/ Robert M. Franko

Robert M. Franko
Chief Executive Officer
[Signature Page to Agrement and Plan of Merger]

Exhibit A
Form of Voting Agreement
VOTING AGREEMENT
This VOTING AGREEMENT (this “Agreement”), dated as of [•], 2021, is made and entered into between the undersigned shareholder (“Shareholder”) of First Choice Bancorp, a California corporation (“First Choice”), and Enterprise Financial Services Corp, a Delaware corporation (“Enterprise”).
WHEREAS, concurrently with the execution of this Agreement, First Choice, First Choice Bank, a California corporation and wholly-owned subsidiary of First Choice, Enterprise and Enterprise Bank & Trust, a Missouri state-chartered trust company with banking powers and a wholly-owned subsidiary of Enterprise, will enter into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, the merger (the “Merger”) of First Choice with and into Enterprise;
WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Enterprise has required that Shareholder execute and deliver this Agreement; and
WHEREAS, in order to induce Enterprise and as additional consideration to Enterprise to enter into the Merger Agreement, Shareholder is willing to make certain representations, warranties, covenants and agreements with respect to the shares of voting common stock, no par value, of First Choice (“First Choice Common Stock”) owned by Shareholder and set forth below Shareholder’s signature on the signature page hereto (the “Original Shares” and, together with any additional shares of First Choice Common Stock acquired pursuant to Section 8 hereof, the “Shares”).
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
1.
Definitions.   For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

2.
Representations of Shareholder.   Shareholder represents and warrants to Enterprise that:

(a)
(i) Shareholder owns beneficially (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) all of the Original Shares free and clear of all Liens, and (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Shareholder is a party relating to the pledge, disposition or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares.

(b)
Shareholder does not beneficially own any shares of First Choice Common Stock other than (i) the Original Shares, (ii) any First Choice Stock Awards and (iii) any First Choice Options.

(c)
Shareholder has full voting power and full power of disposition, in each case with respect to the Original Shares.

(d)
Shareholder has full legal capacity (and, if applicable, corporate, limited partnership or other organizational power and authority) to enter into, execute and deliver this Agreement and to perform fully Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, except in each case as enforcement may be limited by general principles of equity, whether applied in a court of law or court of equity, and by bankruptcy, insolvency and similar Laws affecting creditor’s rights and remedies generally.

(e)
None of the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby or compliance by Shareholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or Law applicable to Shareholder or to Shareholder’s property or assets.
(f)
No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of Shareholder is required in connection with the valid execution and delivery of this Agreement or Shareholder’s performance of his, her or its obligations hereunder.

(g)
There are no Legal Proceedings pending against, or, to the knowledge of Shareholder, threatened against or affecting, Shareholder that could reasonably be expected to materially impair or materially adversely affect the ability of Shareholder to perform his, her or its obligations under this Agreement.

3.
Agreement to Vote Shares.   Except as expressly permitted under Section 5.10 of the Merger Agreement, Shareholder agrees during the term of this Agreement to vote the Shares, and to cause any holder of record of Shares to vote (or execute a written consent or consents if shareholders of First Choice are requested to vote their shares through the execution of an action by written consent in lieu of any such annual or special meeting of Shareholders of First Choice):

(a)
in favor of the Merger, the Merger Agreement and any other matter necessary for the consummation of the transactions contemplated by the Merger Agreement, at every meeting (or in connection with any action by written consent) of the shareholders of First Choice at which such matters are considered, at every adjournment or postponement thereof or in any other circumstances upon which their vote or other approval is sought; and

(b)
against (i) any Superior Proposal or any action which is a component of any Superior Proposal, (ii) any Acquisition Proposal, (iii) any action, proposal, transaction or agreement which would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of First Choice under the Merger Agreement or of Shareholder under this Agreement, (iv) any action, proposal, transaction or agreement that would reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of First Choice’s conditions under the Merger Agreement and (v) a change in any manner to the voting rights of any class of shares of First Choice (including any amendments to the articles of incorporation or bylaws of First Choice).

4.
Irrevocable Proxy.   Shareholder hereby appoints Enterprise and any designee of Enterprise, and each of them individually, until termination of this Agreement pursuant to Section 10 hereof, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Shares in accordance with Section 3 hereof. This proxy and power of attorney is given to secure the performance of the duties of Shareholder under this Agreement. Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Shareholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in Law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Shareholder with respect to the Shares. The power of attorney granted by Shareholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Shareholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

5.
No Solicitation of Transactions.   Except as otherwise contemplated or permitted by the Merger Agreement, and subject to Section 11 hereof, Shareholder will not, directly or indirectly (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Enterprise or any Enterprise

Subsidiary) any information or data with respect to First Choice or any First Choice Subsidiary or otherwise in furtherance of an Acquisition Proposal or (c) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal.
6.
No Voting Trusts or Other Arrangement.   Shareholder agrees that Shareholder will not, and will not permit any Person under Shareholder’s control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with Enterprise. Shareholder and Enterprise intend that this Agreement not constitute a voting trust within the meaning of Section 706 of the California General Corporation Law.

7.
Transfer, Exercise and Encumbrance.   Shareholder agrees that during the term of this Agreement, Shareholder will not, directly or indirectly, (a) transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of the Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Shares or Shareholder’s voting or economic interest therein, or (b) exercise (“Exercise”) any First Choice Options. Any attempted Transfer of Shares or any interest therein or Exercise of First Choice Options in violation of this Section 7 shall be null and void. This Section 7 shall not prohibit a Transfer of the Shares by Shareholder to any member of Shareholder’s immediate family, or to a trust for the benefit of Shareholder or any member of Shareholder’s immediate family, or upon the death of Shareholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Enterprise, to be bound by all of the terms of this Agreement. Further, this Section 7 shall not prohibit a surrender of Shares to First Choice in connection with the vesting or settlement of First Choice Stock Awards and/or First Choice Options to satisfy any withholding for the payment of taxes incurred in connection with such vesting or settlement.

8.
Additional Shares.   Shareholder agrees that all shares of First Choice Common Stock that Shareholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of after the execution of this Agreement, including, without limitation, any First Choice Common Stock issued upon the exercise or conversion of any First Choice Stock Awards and/or First Choice Options, shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

9.
Waiver of Dissenters’ Rights.   Shareholder hereby waives, and agrees not to assert or perfect, any rights of dissent from the Merger that Shareholder may have by virtue of ownership of the Shares.

10.
Termination.   This Agreement shall terminate upon the earliest to occur of (a) the Effective Time; (b) the date on which the Merger Agreement is terminated in accordance with its terms; and (c) the date of any mutual modification, waiver or amendment of the Merger Agreement that adversely affects the consideration payable to Shareholders of First Choice pursuant to the Merger Agreement as in effect as of the date hereof.

11.
Shareholder Capacity.   Shareholder is entering this Agreement in Shareholder’s capacity as the record or beneficial owner of the Shares, and not in his or her capacity as a director or officer, as applicable, of First Choice or any of its subsidiaries. Nothing in this Agreement (a) will limit or affect any actions or omissions taken by Shareholder in Shareholder’s capacity as a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict Shareholder from exercising fiduciary duties as an officer or director to First Choice or its shareholders.

12.
No Ownership Interest.   Nothing contained in this Agreement shall be deemed to vest in Enterprise any direct or indirect ownership or incidence of ownership of or with respect to any of the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Shareholder, and Enterprise shall not have any authority to direct Shareholder in the voting of the Shares, except as otherwise set forth herein.
13.
Spousal Consent.   If Shareholder is married on the date of this Agreement and resides in a communal property state, such Shareholder’s spouse shall execute and deliver to Enterprise a spousal consent in the form of Exhibit A hereto (“Spousal Consent”), effective on the date hereof. Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Shareholder’s Shares that do not otherwise exist by operation of law or the agreement of the parties. If any individual Shareholder should marry or remarry subsequent to the date of this Agreement, such Shareholder shall within thirty (30) days thereafter obtain his/her new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Spousal Consent acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to the same.

14.
Specific Performance.   Shareholder acknowledges that (a) irreparable damage would occur in the event that Shareholder fails to comply with any of its obligations contained in this Agreement, (b) every obligation of Shareholder herein is material, and (c) in the event of such failure, Enterprise will not have an adequate remedy at law or in damages. Accordingly, Shareholder agrees that Enterprise shall be entitled to seek an injunction to prevent a breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Enterprise is entitled at law or in equity. Shareholder agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with Enterprise seeking or obtaining such injunctive relief.

15.
Entire Agreement.   This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and, together with the Merger Agreement, contains the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by both of the parties hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

16.
Notices.   All notices, requests and other communications hereunder to a party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery to the email address specified below (without an “undeliverable” or similar confirmation of failed delivery), or (d) by reputable courier service to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.

If to Enterprise:
Enterprise Financial Services Corp
150 North Meramec
Clayton, MO 63105
Attn: General Counsel
Email: legaltracking@enterprisebank.com
With a copy to:
Holland & Knight LLP
Cira Center
2929 Arch Street, Suite 800
Philadelphia, PA 19104
Attn: Paul J. Jaskot, Esq.
Email: paul.jaskot@hklaw.com

If to Shareholder, to the address or email set forth for Shareholder on the signature page hereof.
17.
Miscellaneous.

(a)
This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(b)
Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the state or federal courts located in the State of California. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 16 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 17(b), (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding the foregoing, if any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses even if not taxable as court costs (including without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).

(c)
EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT ALLOWED BY LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 17(c).
(d)
In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their Commercially Reasonable Efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

(e)
This Agreement may be signed in counterparts, each of which will be considered an original and all such counterparts will be considered and constitute one and the same Agreement. This Agreement, as executed, may be delivered by facsimile transmission, by electronic mail, or by other electronic transmission, and may be transmitted in portable document format (.pdf) or other electronic or facsimile format. Each such executed facsimile, .pdf, or other electronic record shall be considered an original executed counterpart for purposes of this Agreement. Each party to this Agreement (i) agrees that it will be bound by its own Electronic Signature (as such term is defined immediately below), (ii) accepts the Electronic Signature of each other party to this Agreement, and (iii) agrees that such Electronic Signatures shall be the legal equivalent of manual signatures. The term “Electronic Signature” means (a) the signing party’s manual signature on a signature page, converted by the signing party to facsimile or digital form (such as a .pdf file) and received from the signing party’s customary email address, customary facsimile number, or other mutually agreed-upon authenticated source; or (b) the signing party’s digital signature executed using a mutually agreed-upon digital signature service provider and digital signature process. For the avoidance of doubt, the parties agree that the Spousal Consent (if applicable) may be executed via Electronic Signature and delivered in the same manner as this Agreement.

(f)
Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

(g)
All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(h)
The obligations of Shareholder set forth in this Agreement shall not be effective or binding upon Shareholder until after such time as the Merger Agreement is executed and delivered by First Choice and Enterprise, and the parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

(i)
Neither party to this Agreement may assign any of its rights, interests or obligations under this Agreement without the prior written approval of the other party hereto. Any purported assignment in violation of this Section 17(i) shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

[Remainder of page intentionally left blank; signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Voting Agreement as of the date first written above.
ENTERPRISE FINANCIAL SERVICES CORP:
By:

Name: James B. Lally
Title:  President and Chief Executive Officer
SHAREHOLDER:
NAME:

By:

Name:

Title:

Beneficially owned by Shareholder as of the date of this Agreement
Number of Shares:
Number of First Choice Stock Awards (if any):
Number of First Choice Options (if any):
Shareholder’s Address:

City/State/Zip Code:
Email:
[Signature Page to Voting Agreement]

EXHIBIT A
Form of Spousal Consent
I, [•], [spouse/domestic partner] of [•], acknowledge that I have read the Voting Agreement, dated as of the date hereof, by and among [•] (“Shareholder”), shareholder of First Choice Bancorp (“First Choice”), a California corporation, and Enterprise Financial Services Corp, a Delaware corporation, to which this Spousal Consent (this “Consent”) is attached as Exhibit A (as the same may be amended or amended and restated from time to time, the “Agreement”), and that I understand the contents of the Agreement. I am aware that my [spouse/domestic partner] is a party to the Agreement and the Agreement contains provisions regarding the voting of Shares (as defined in the Agreement) of First Choice which my [spouse/domestic partner] may own, including any interest I might have therein.
I hereby consent to the execution by my [spouse/domestic partner] of the Agreement and agree that I and any interest, including any community property interest, that I may have in any Shares of First Choice subject to the Agreement shall be irrevocably bound by the Agreement including any voting or other obligations as set forth in the Agreement. I hereby irrevocably appoint my [spouse/domestic partner] as my attorney-in-fact and agent with respect to the exercise of any rights and obligations under the Agreement.
I agree that, in the event of divorce or the dissolution of my [marriage/partnership] to my present [spouse/domestic partner] or other legal division of property, I will transfer and sell, at the fair market value, to my [spouse/domestic partner] any and all interest I have or may acquire in First Choice, and I further agree that a court may award such entire interest to my [spouse/domestic partner] as part of any such legal division of property. The foregoing agreement is not intended as a waiver of any community property or other ownership interest I may have in the Shares of First Choice, but only as an agreement to accept other property or assets of substantially equivalent value as part of any property settlement agreement or other legal division of property upon divorce or the dissolution of my [marriage/partnership].
I agree not to directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any interest I may have in the Shares of First Choice or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any interest I may have in the Shares of First Choice, unless in connection with the above paragraph.
I agree not to bequeath my interest, if any, in the Shares of First Choice, by will, trust, or any other testamentary disposition to any person other than my current [spouse/domestic partner]. Further, the residuary clause in my will shall not include my interest, if any, in the Shares of First Choice.
This Consent shall be binding on my executors, administrators, heirs, and assigns. I agree to execute and deliver such documents as may be necessary to carry out the intent of the Agreement and this Consent.
I am aware that the legal, financial, and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right. I am under no disability or impairment that affects my decision to sign this Consent and I knowingly and voluntarily intend to be legally bound by this Consent. I consent to the delivery and transmission of this Consent (and the Voting Agreement, as applicable) by facsimile, by electronic mail, or by other electronic transmission, and to the use of portable document format (.pdf) or other electronic or facsimile format for this Consent and the Voting Agreement (as applicable). I agree that I will be legally bound by my Electronic Signature to this Consent (as such term is defined immediately below), and that my Electronic Signature shall be the legal equivalent of my manual signature. The term “Electronic Signature” means (a) my manual signature on this Consent, converted to facsimile or other digital form (such as a .pdf file) and sent from my customary email address, customary facsimile number, or other authenticated source mutually agreed-upon by me and my [spouse/domestic partner] or the designee of my [spouse/domestic partner]; or (b) my digital signature executed using the process provided by DocuSign Inc.
I am satisfied with the terms of this Consent and I understand and have received full disclosure of all the rights that I am agreeing to waive.

I hereby agree that my [spouse/domestic partner] may join in any future amendment, waiver, consent, or modification of the Agreement without any further signature, acknowledgment, agreement, or consent on my part or notice to me.
Dated to be effective on [•], 2021.

[•]

Exhibit B
Form of Plan of Bank Merger
AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Plan of Bank Merger”), dated [•], 2021, is made by and between Enterprise Bank & Trust, a Missouri state-chartered trust company with banking powers (“EB&T”), and First Choice Bank, a California state-chartered commercial bank (“First Choice Bank”).
BACKGROUND
1.   EB&T is a wholly-owned subsidiary of Enterprise Financial Services Corp, a Delaware corporation (“Enterprise”).
2.   First Choice Bank is a wholly-owned subsidiary of First Choice Bancorp, a California corporation (“First Choice”).
3.   Enterprise, EB&T, First Choice and First Choice Bank have entered into that certain Agreement and Plan of Merger dated [•], 2021 (the “Holding Company Merger Agreement”) providing for the merger of First Choice with and into Enterprise, with Enterprise surviving such merger (the “Holding Company Merger”). Upon closing of the Holding Company Merger, EB&T and First Choice Bank will each be direct wholly-owned subsidiaries of Enterprise.
4.   In accordance with Section 1.04 of the Holding Company Merger Agreement, Enterprise and First Choice intend to merge First Choice Bank with and into EB&T, with EB&T surviving the merger, immediately following or as promptly as practicable following the effectiveness of the Holding Company Merger.
5.   Capitalized terms used in this Plan of Bank Merger that are not otherwise defined herein shall have the meanings given them in the Holding Company Merger Agreement.
In consideration of the premises and of the mutual covenants and agreements herein contained, and in accordance with the applicable laws and regulations of the United States of America and the States of Missouri and California, EB&T and First Choice Bank, intending to be legally bound hereby, agree as follows:
ARTICLE I
MERGER
Subject to the terms and conditions of this Plan of Bank Merger, and in accordance with the applicable laws and regulations of the United States of America and the States of Missouri and California, at the Effective Time (as that term is defined in Article VI hereof):
(a)   First Choice Bank shall merge with and into EB&T, under the articles of association of EB&T;
(b)   the separate existence of First Choice Bank shall cease; and
(c)   EB&T shall be the surviving bank.
Such transaction is referred to herein as the “Bank Merger,” and EB&T, as the surviving bank in the Bank Merger, is referred to herein as the “Surviving Bank.”
ARTICLE II
NAME AND BUSINESS OF ASSOCIATION
The name of the Surviving Bank shall be “Enterprise Bank & Trust.” The business of the Surviving Bank shall be that of a Missouri state-chartered trust company with banking powers. This business shall be conducted by the Surviving Bank at its main office which shall be located at 150 North Meramec Avenue, Clayton, MO 63105, and its legally established branches and other facilities.

ARTICLE III
ARTICLES OF ASSOCIATION AND BYLAWS
3.1   Articles of Association.
On and after the Effective Time, the articles of association of EB&T, as in effect immediately prior to the Effective Time, shall automatically be and remain the articles of association of the Surviving Bank, until amended in accordance with applicable law, such articles of association, and the Surviving Bank’s bylaws.
3.2   Bylaws.
On and after the Effective Time, the bylaws of EB&T, as in effect immediately prior to the Effective Time, shall automatically be and remain the bylaws of the Surviving Bank, until amended in accordance with applicable law, the Surviving Bank’s articles of association and such bylaws.
ARTICLE IV
BOARD OF DIRECTORS AND OFFICERS
4.1   Board of Directors.
(a)   Immediately following the Effective Time, the directors of EB&T duly elected and holding office immediately prior to the Effective Time shall serve as directors of the Surviving Bank, each to hold office until his or her successor is elected and qualified or otherwise in accordance with applicable law and the articles of association and bylaws of the Surviving Bank.
4.2   Officers.
On and after the Effective Time, the officers of EB&T, duly elected and holding office immediately prior to the Effective Time, together with such officers as may be appointed from time to time, including former officers of First Choice Bank who have been offered and who have accepted positions of employment with EB&T, shall be the officers of the Surviving Bank, each to hold office until his or her successor is elected and qualified or otherwise in accordance with applicable law, the Surviving Bank’s articles of association and the Surviving Bank’s bylaws.
ARTICLE V
CONVERSION OF SHARES
5.1   EB&T Capital Stock.
Each share of EB&T capital stock issued and outstanding immediately prior to the Effective Time shall, on and after the Effective Time, continue to be issued and outstanding as a share of identical capital stock of the Surviving Bank.
5.2   First Choice Bank Capital Stock.
Each share of First Choice Bank capital stock issued and outstanding immediately prior to the Effective Time shall, on the Effective Time, be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.
ARTICLE VI
EFFECTIVE TIME AND DATE OF THE MERGER
The Bank Merger shall be effective at the time and on the date specified in the articles of merger filed with the Missouri Division of Finance (the “Effective Time”).
ARTICLE VII
EFFECT OF THE MERGER
At the Effective Time, the separate existence of First Choice Bank shall cease, and all of the property (real, personal and mixed), rights, powers, duties and obligations of EB&T and First Choice Bank shall be taken and deemed to be transferred to and vested in the Surviving Bank, without further act or deed, as provided by applicable laws and regulations.

ARTICLE VIII
AMENDMENT
This Plan of Bank Merger may be amended at any time prior to consummation of the Bank Merger, but only by an instrument in writing signed by duly authorized officers on behalf of the parties hereto.
ARTICLE IX
CONDITIONS PRECEDENT
The obligations of First Choice Bank and EB&T hereunder shall be subject to (i) satisfaction at or prior to the Closing Date of each of the conditions set forth in Sections 6.01, 6.02 and 6.03, respectively, of the Holding Company Merger Agreement, unless waived by such party as provided in Section 9.02 of the Holding Company Merger Agreement, (ii) the approval of the Plan of Bank Merger by Enterprise and First Choice each in their capacity as sole shareholder of EB&T and First Choice Bank, respectively, and (iii) the closing of the Holding Company Merger provided for in the Holding Company Merger Agreement.
ARTICLE X
MISCELLANEOUS
10.1   Extensions; Waivers.   Each party, by a written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive compliance with any of the covenants, or performance of any of the obligations, of the other party contained in this Plan of Bank Merger.
10.2   Notices.   Any notice or other communication required or permitted under this Plan of Bank Merger shall be given, and shall be effective, in accordance with the provisions of Section 9.05 of the Holding Company Merger Agreement.
10.3   Termination.   The Plan of Bank Merger shall be terminated automatically without further act or deed of either of the parties hereto in the event of the termination of the Holding Company Merger Agreement in accordance with Section 7.01 thereof; provided, however, that any such termination of this Plan of Bank Merger shall not relieve any party hereto from liability on account of a breach by such party of any of the terms hereof or thereof.
10.4   Additional Actions.   If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of First Choice Bank acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Bank Merger, or (ii) otherwise carry out the purposes of this Plan of Bank Merger, First Choice Bank and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Plan of Bank Merger; and the proper officers and directors of the Surviving Bank are fully authorized in the name of First Choice Bank or otherwise to take any and all such action.
10.5   Captions.   The headings of the several Articles herein are intended for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Plan of Bank Merger.
10.6   Counterparts.   For the convenience of the parties hereto, this Plan of Bank Merger may be executed in several counterparts, each of which shall be deemed the original, but all of which together shall constitute one and the same instrument.
10.7   Governing Law.   This Plan of Bank Merger shall be governed by and construed in accordance with the laws of the United States of America and, in the absence of controlling federal law, in accordance with the laws of the State of Missouri.
[Remainder of page intentionally left blank; signature page to follow]

IN WITNESS WHEREOF, EB&T and First Choice Bank have caused this Plan of Bank Merger to be executed by their duly authorized officers and their corporate seals to be hereunto affixed on the date first written above.
FIRST CHOICE BANK
By:

Name: Robert M. Franko
Title:  Chief Executive Officer
ENTERPRISE BANK & TRUST
By:

Name: Scott Goodman
Title:  President
[Signature Page to Plan of Bank Merger]

APPENDIX B
FORM OF VOTING AGREEMENT
This VOTING AGREEMENT (this “Agreement”), dated as of [•], 2021, is made and entered into between the undersigned shareholder (“Shareholder”) of First Choice Bancorp, a California corporation (“First Choice”), and Enterprise Financial Services Corp, a Delaware corporation (“Enterprise”).
WHEREAS, concurrently with the execution of this Agreement, First Choice, First Choice Bank, a California corporation and wholly-owned subsidiary of First Choice, Enterprise and Enterprise Bank & Trust, a Missouri state-chartered trust company with banking powers and a wholly-owned subsidiary of Enterprise, will enter into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for, among other things, the merger (the “Merger”) of First Choice with and into Enterprise;
WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Enterprise has required that Shareholder execute and deliver this Agreement; and
WHEREAS, in order to induce Enterprise and as additional consideration to Enterprise to enter into the Merger Agreement, Shareholder is willing to make certain representations, warranties, covenants and agreements with respect to the shares of voting common stock, no par value, of First Choice (“First Choice Common Stock”) owned by Shareholder and set forth below Shareholder’s signature on the signature page hereto (the “Original Shares” and, together with any additional shares of First Choice Common Stock acquired pursuant to Section 8 hereof, the “Shares”).
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
1.
Definitions.   For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

2.
Representations of Shareholder.   Shareholder represents and warrants to Enterprise that:

(a)
(i) Shareholder owns beneficially (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) all of the Original Shares free and clear of all Liens, and (ii) except pursuant hereto, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Shareholder is a party relating to the pledge, disposition or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares.

(b)
Shareholder does not beneficially own any shares of First Choice Common Stock other than (i) the Original Shares, (ii) any First Choice Stock Awards and (iii) any First Choice Options.

(c)
Shareholder has full voting power and full power of disposition, in each case with respect to the Original Shares.

(d)
Shareholder has full legal capacity (and, if applicable, corporate, limited partnership or other organizational power and authority) to enter into, execute and deliver this Agreement and to perform fully Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, except in each case as enforcement may be limited by general principles of equity, whether applied in a court of law or court of equity, and by bankruptcy, insolvency and similar Laws affecting creditor’s rights and remedies generally.

(e)
None of the execution and delivery of this Agreement by Shareholder, the consummation by Shareholder of the transactions contemplated hereby or compliance by Shareholder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or Law applicable to Shareholder or to Shareholder’s property or assets.
(f)
No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of Shareholder is required in connection with the valid execution and delivery of this Agreement or Shareholder’s performance of his, her or its obligations hereunder.

(g)
There are no Legal Proceedings pending against, or, to the knowledge of Shareholder, threatened against or affecting, Shareholder that could reasonably be expected to materially impair or materially adversely affect the ability of Shareholder to perform his, her or its obligations under this Agreement.

3.
Agreement to Vote Shares.   Except as expressly permitted under Section 5.10 of the Merger Agreement, Shareholder agrees during the term of this Agreement to vote the Shares, and to cause any holder of record of Shares to vote (or execute a written consent or consents if shareholders of First Choice are requested to vote their shares through the execution of an action by written consent in lieu of any such annual or special meeting of Shareholders of First Choice):

(a)
in favor of the Merger, the Merger Agreement and any other matter necessary for the consummation of the transactions contemplated by the Merger Agreement, at every meeting (or in connection with any action by written consent) of the shareholders of First Choice at which such matters are considered, at every adjournment or postponement thereof or in any other circumstances upon which their vote or other approval is sought; and

(b)
against (i) any Superior Proposal or any action which is a component of any Superior Proposal, (ii) any Acquisition Proposal, (iii) any action, proposal, transaction or agreement which would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of First Choice under the Merger Agreement or of Shareholder under this Agreement, (iv) any action, proposal, transaction or agreement that would reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of First Choice’s conditions under the Merger Agreement and (v) a change in any manner to the voting rights of any class of shares of First Choice (including any amendments to the articles of incorporation or bylaws of First Choice).

4.
Irrevocable Proxy.   Shareholder hereby appoints Enterprise and any designee of Enterprise, and each of them individually, until termination of this Agreement pursuant to Section 10 hereof, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the term of this Agreement with respect to the Shares in accordance with Section 3 hereof. This proxy and power of attorney is given to secure the performance of the duties of Shareholder under this Agreement. Shareholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by Shareholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in Law to support an irrevocable proxy and shall revoke any and all prior proxies granted by Shareholder with respect to the Shares. The power of attorney granted by Shareholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Shareholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

5.
No Solicitation of Transactions.   Except as otherwise contemplated or permitted by the Merger Agreement, and subject to Section 11 hereof, Shareholder will not, directly or indirectly (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Enterprise or any Enterprise Subsidiary) any information or data with respect to First Choice or any First Choice Subsidiary or otherwise in furtherance of an Acquisition Proposal or (c) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal.

6.
No Voting Trusts or Other Arrangement.   Shareholder agrees that Shareholder will not, and will not permit any Person under Shareholder’s control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with Enterprise. Shareholder and Enterprise intend that this Agreement not constitute a voting trust within the meaning of Section 706 of the California General Corporation Law.

7.
Transfer, Exercise and Encumbrance.   Shareholder agrees that during the term of this Agreement, Shareholder will not, directly or indirectly, (a) transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of the Shares or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Shares or Shareholder’s voting or economic interest therein, or (b) exercise (“Exercise”) any First Choice Options. Any attempted Transfer of Shares or any interest therein or Exercise of First Choice Options in violation of this Section 7 shall be null and void. This Section 7 shall not prohibit a Transfer of the Shares by Shareholder to any member of Shareholder’s immediate family, or to a trust for the benefit of Shareholder or any member of Shareholder’s immediate family, or upon the death of Shareholder; provided, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Enterprise, to be bound by all of the terms of this Agreement. Further, this Section 7 shall not prohibit a surrender of Shares to First Choice in connection with the vesting or settlement of First Choice Stock Awards and/or First Choice Options to satisfy any withholding for the payment of taxes incurred in connection with such vesting or settlement.

8.
Additional Shares.   Shareholder agrees that all shares of First Choice Common Stock that Shareholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of after the execution of this Agreement, including, without limitation, any First Choice Common Stock issued upon the exercise or conversion of any First Choice Stock Awards and/or First Choice Options, shall be subject to the terms of this Agreement and shall constitute Shares for all purposes of this Agreement.

9.
Waiver of Dissenters’ Rights.   Shareholder hereby waives, and agrees not to assert or perfect, any rights of dissent from the Merger that Shareholder may have by virtue of ownership of the Shares.

10.
Termination.   This Agreement shall terminate upon the earliest to occur of (a) the Effective Time; (b) the date on which the Merger Agreement is terminated in accordance with its terms; and (c) the date of any mutual modification, waiver or amendment of the Merger Agreement that adversely affects the consideration payable to Shareholders of First Choice pursuant to the Merger Agreement as in effect as of the date hereof.

11.
Shareholder Capacity.   Shareholder is entering this Agreement in Shareholder’s capacity as the record or beneficial owner of the Shares, and not in his or her capacity as a director or officer, as applicable, of First Choice or any of its subsidiaries. Nothing in this Agreement (a) will limit or affect any actions or omissions taken by Shareholder in Shareholder’s capacity as a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (b) will be construed to prohibit, limit or restrict Shareholder from exercising fiduciary duties as an officer or director to First Choice or its shareholders.

12.
No Ownership Interest.   Nothing contained in this Agreement shall be deemed to vest in Enterprise any direct or indirect ownership or incidence of ownership of or with respect to any of the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Shareholder, and Enterprise shall not have any authority to direct Shareholder in the voting of the Shares, except as otherwise set forth herein.

13.
Spousal Consent.   If Shareholder is married on the date of this Agreement and resides in a communal property state, such Shareholder’s spouse shall execute and deliver to Enterprise a spousal consent in the form of Exhibit A hereto (“Spousal Consent”), effective on the date hereof. Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Shareholder’s Shares that do not otherwise exist by operation of law or the agreement of the parties. If any individual Shareholder should marry or remarry subsequent to the date of this Agreement, such Shareholder shall within thirty (30) days thereafter obtain his/her new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Spousal Consent acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to the same.
14.
Specific Performance.   Shareholder acknowledges that (a) irreparable damage would occur in the event that Shareholder fails to comply with any of its obligations contained in this Agreement, (b) every obligation of Shareholder herein is material, and (c) in the event of such failure, Enterprise will not have an adequate remedy at law or in damages. Accordingly, Shareholder agrees that Enterprise shall be entitled to seek an injunction to prevent a breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Enterprise is entitled at law or in equity. Shareholder agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with Enterprise seeking or obtaining such injunctive relief.

15.
Entire Agreement.   This Agreement supersedes all prior agreements, written or oral, between the parties hereto with respect to the subject matter hereof and, together with the Merger Agreement, contains the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended or supplemented, and no provisions hereof may be modified or waived, except by an instrument in writing signed by both of the parties hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

16.
Notices.   All notices, requests and other communications hereunder to a party, shall be in writing and shall be deemed properly given if delivered (a) personally, (b) by registered or certified mail (return receipt requested), with adequate postage prepaid thereon, (c) by properly addressed electronic mail delivery to the email address specified below (without an “undeliverable” or similar confirmation of failed delivery), or (d) by reputable courier service to such party at its address set forth below, or at such other address or addresses as such party may specify from time to time by notice in like manner to the parties hereto. All notices shall be deemed effective upon delivery.

If to Enterprise:
Enterprise Financial Services Corp
150 North Meramec
Clayton, MO 63105
Attn: General Counsel
Email: legaltracking@enterprisebank.com
With a copy to:
Holland & Knight LLP
Cira Center
2929 Arch Street, Suite 800
Philadelphia, PA 19104
Attn: Paul J. Jaskot, Esq.
Email: paul.jaskot@hklaw.com
If to Shareholder, to the address or email set forth for Shareholder on the signature page hereof.
17.
Miscellaneous.

(a)
This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.

(b)
Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the state or federal courts located in the State of California. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 16 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 17(b), (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding the foregoing, if any civil action, arbitration or other legal proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses even if not taxable as court costs (including without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, administrative costs and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).
(c)
EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT ALLOWED BY LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 17(c).

(d)
In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their Commercially Reasonable Efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

(e)
This Agreement may be signed in counterparts, each of which will be considered an original and all such counterparts will be considered and constitute one and the same Agreement. This Agreement, as executed, may be delivered by facsimile transmission, by electronic mail, or by other electronic transmission, and may be transmitted in portable document format (.pdf) or other electronic or facsimile format. Each such executed facsimile, .pdf, or other electronic record shall be considered an original executed counterpart for purposes of this Agreement. Each party to this Agreement (i) agrees that it will be bound by its own Electronic Signature (as such term is defined immediately below), (ii) accepts the Electronic Signature of each other party to this Agreement, and (iii) agrees that such Electronic Signatures shall be the legal equivalent of manual signatures. The term “Electronic Signature” means (a) the signing party’s manual signature on a signature page, converted by the signing party to facsimile or digital form (such as a .pdf file) and received from the signing party’s customary email address, customary facsimile number, or other mutually agreed-upon authenticated source; or (b) the signing party’s digital signature executed using a mutually agreed-upon digital signature service provider and digital signature process. For the avoidance of doubt, the parties agree that the Spousal Consent (if applicable) may be executed via Electronic Signature and delivered in the same manner as this Agreement.
(f)
Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

(g)
All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(h)
The obligations of Shareholder set forth in this Agreement shall not be effective or binding upon Shareholder until after such time as the Merger Agreement is executed and delivered by First Choice and Enterprise, and the parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

(i)
Neither party to this Agreement may assign any of its rights, interests or obligations under this Agreement without the prior written approval of the other party hereto. Any purported assignment in violation of this Section 17(i) shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

[Remainder of page intentionally left blank; signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Voting Agreement as of the date first written above.
ENTERPRISE FINANCIAL SERVICES CORP:
By:

Name:  James B. Lally
Title:   President and Chief Executive Officer
SHAREHOLDER:
NAME:

By:

Name:

Title:

Beneficially owned by Shareholder as of the date of this Agreement
Number of Shares:

Number of First Choice Stock Awards (if any):

Number of First Choice Options (if any):

Shareholder’s Address:

City/State/Zip Code:

Email:

[Signature Page to Voting Agreement]

EXHIBIT A
Form of Spousal Consent
I, [•], [spouse/domestic partner] of [•], acknowledge that I have read the Voting Agreement, dated as of the date hereof, by and among [•] (“Shareholder”), shareholder of First Choice Bancorp (“First Choice”), a California corporation, and Enterprise Financial Services Corp, a Delaware corporation, to which this Spousal Consent (this “Consent”) is attached as Exhibit A (as the same may be amended or amended and restated from time to time, the “Agreement”), and that I understand the contents of the Agreement. I am aware that my [spouse/domestic partner] is a party to the Agreement and the Agreement contains provisions regarding the voting of Shares (as defined in the Agreement) of First Choice which my [spouse/domestic partner] may own, including any interest I might have therein.
I hereby consent to the execution by my [spouse/domestic partner] of the Agreement and agree that I and any interest, including any community property interest, that I may have in any Shares of First Choice subject to the Agreement shall be irrevocably bound by the Agreement including any voting or other obligations as set forth in the Agreement. I hereby irrevocably appoint my [spouse/domestic partner] as my attorney-in-fact and agent with respect to the exercise of any rights and obligations under the Agreement.
I agree that, in the event of divorce or the dissolution of my [marriage/partnership] to my present [spouse/domestic partner] or other legal division of property, I will transfer and sell, at the fair market value, to my [spouse/domestic partner] any and all interest I have or may acquire in First Choice, and I further agree that a court may award such entire interest to my [spouse/domestic partner] as part of any such legal division of property. The foregoing agreement is not intended as a waiver of any community property or other ownership interest I may have in the Shares of First Choice, but only as an agreement to accept other property or assets of substantially equivalent value as part of any property settlement agreement or other legal division of property upon divorce or the dissolution of my [marriage/partnership].
I agree not to directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any interest I may have in the Shares of First Choice or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any interest I may have in the Shares of First Choice, unless in connection with the above paragraph.
I agree not to bequeath my interest, if any, in the Shares of First Choice, by will, trust, or any other testamentary disposition to any person other than my current [spouse/domestic partner]. Further, the residuary clause in my will shall not include my interest, if any, in the Shares of First Choice.
This Consent shall be binding on my executors, administrators, heirs, and assigns. I agree to execute and deliver such documents as may be necessary to carry out the intent of the Agreement and this Consent.
I am aware that the legal, financial, and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right. I am under no disability or impairment that affects my decision to sign this Consent and I knowingly and voluntarily intend to be legally bound by this Consent. I consent to the delivery and transmission of this Consent (and the Voting Agreement, as applicable) by facsimile, by electronic mail, or by other electronic transmission, and to the use of portable document format (.pdf) or other electronic or facsimile format for this Consent and the Voting Agreement (as applicable). I agree that I will be legally bound by my Electronic Signature to this Consent (as such term is defined immediately below), and that my Electronic Signature shall be the legal equivalent of my manual signature. The term “Electronic Signature” means (a) my manual signature on this Consent, converted to facsimile or other digital form (such as a .pdf file) and sent from my customary email address, customary facsimile number, or other authenticated source mutually agreed-upon by me and my [spouse/domestic partner] or the designee of my [spouse/domestic partner]; or (b) my digital signature executed using the process provided by DocuSign Inc.
I am satisfied with the terms of this Consent and I understand and have received full disclosure of all the rights that I am agreeing to waive.

I hereby agree that my [spouse/domestic partner] may join in any future amendment, waiver, consent, or modification of the Agreement without any further signature, acknowledgment, agreement, or consent on my part or notice to me.
Dated to be effective on [•], 2021.

[•]

APPENDIX C
ENTERPRISE FINANCIAL SERVICES CORP
FORM OF CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
Enterprise Financial Services Corp, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that the following amendment to the Certificate of Incorporation of said Corporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware:
1.   The name of the Corporation is Enterprise Financial Services Corp. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was December 30, 1994, under the name Enterbank Holdings, Inc.
2.   Article FOUR of the Certificate of Incorporation of the Corporation, as amended, is amended to read in its entirety as follows:
“The aggregate number of shares of all classes of capital stock which the corporation shall have the authority to issue shall be eighty million (80,000,000) shares divided into two classes as follows:
(a) Five million (5,000,000) shares of preferred stock having par value of $.01 per share (the “Preferred Stock”); and
(b) seventy-five million (75,000,000) shares of common stock having par value of $.01 per share (the “Common Stock”).
The Board of Directors of the corporation shall be authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide in a resolution or resolutions for the issuance of shares of the Preferred Stock in one or more series, and, by filing a Certificate of Designation pursuant to the applicable law of the State of Delaware (a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any. The authority of the Board of Directors of the corporation with respect to each series of the Preferred Stock shall include, but not be limited to, determination of the following:
(A) the number of shares constituting that class or series and the distinctive designation of that series;
(B) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;
(C) whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms and conditions of such voting rights, including, without limitation, whether such series shall have the right to vote as a separate class and/or vote on a cumulative or noncumulative basis;
(D) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion including provision for adjustment of the conversion rate upon the occurrence of such events as the Board of Directors of the corporation shall determine;
(E) whether the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;
(F) whether that series shall have a sinking fund for the redemption or purchase of shares of the series, and, if so, the terms and amount of such sinking fund;

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(G) the rights and/or preferences of the shares of that series in the event of the voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment in respect of shares of that series; and
(H) any other relative rights, preferences and limitations of that series.
The Board of Directors of the corporation is expressly authorized to adopt such resolution or resolutions and issue such Preferred Stock from time to time as it may deem desirable. The Board of Directors of the corporation is further expressly authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series of Preferred Stock, the number of which is fixed by it, subsequent to the issuance of shares then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Certificate of Incorporation or the resolution or resolutions of the Board of Directors of the corporation originally fixing the number of shares of such series. If the number of shares of any series of Preferred Stock is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series of Preferred Stock. The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of such class then outstanding) by the vote of a majority of the outstanding shares of stock entitled to vote thereon, and no separate class vote of either the Common Stock or the Preferred Stock shall be required to effect any such amendment.
The shares of the authorized Common Stock shall be identical in all respects and shall have equal rights and privileges, subject only to the senior rights applicable to the Preferred Stock or any series thereof. Except as may be provided in this Certificate of Incorporation or in a Preferred Stock Designation or by applicable law of the State of Delaware, holders of the Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote, holders of the Common Stock shall have the exclusive right to vote for the election of Directors of the corporation and for all other purposes, and holders of shares of the Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders of the corporation. Holders of the Common Stock shall not have the right to cumulate votes in the election of Directors of the corporation. Holders of shares of the Common Stock shall at all times, except as otherwise provided in this Certificate of Incorporation or as required by the law of the State of Delaware, vote as one class, together with the holders of any other class or series of stock of the Corporation accorded such general voting rights.”
3.   All other provisions of the Certificate of Incorporation shall remain in full force and effect.
4.   This Certificate of Amendment to the Certificate of Incorporation was approved by the holders of the requisite number of shares of the Corporation in accordance with Sections 228 and 242 of the Delaware General Corporation Law.

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APPENDIX D
April 26, 2021
Board of Directors
Enterprise Financial Services Corp
150 North Meramec Avenue
Clayton, Missouri 63105
Members of the Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to Enterprise Financial Services Corp, a Delaware corporation (“Enterprise”), of the Exchange Ratio (as defined below) in the proposed merger (the “Proposed Merger”) by and among Enterprise, Enterprise Bank & Trust, a Missouri state-chartered trust company (“EB&T”), First Choice Bancorp, a California corporation (“First Choice”) and First Choice Bank, a California chartered commercial bank (“First Choice Bank”), as set forth in the Agreement and Plan of Merger dated April 26, 2021 (the “Merger Agreement”). As detailed in the Merger Agreement, First Choice will merge with and into Enterprise, with Enterprise as the surviving entity, and thereafter First Choice Bank will merge with and into EB&T, with EB&T as the surviving entity. Each share of First Choice common stock, no par value per share (“First Choice Common Stock”), issued and outstanding (other than (i) First Choice Common Stock that is owned directly by Enterprise, First Choice or any of their subsidiaries as treasury stock or otherwise (other than shares held in trust accounts, managed accounts and the like for the benefit of customers) or (ii) First Choice Common Stock as to which dissenters’ rights are perfected under California General Corporation Law), including all outstanding restricted stock awards and other stock-based awards granted by First Choice, shall be cancelled and converted into the right to receive 0.6603 shares of Enterprise common stock, par value $0.01 (“Enterprise Common Stock”) (the “Exchange Ratio”) as set forth in the Merger Agreement.
Boenning & Scattergood, Inc., as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of asset and security transactions, including mergers, acquisitions, private placements, public offerings and valuations for various other purposes, and in the determination of adequate consideration in such transactions. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, Enterprise and First Choice or their respective affiliates. In the ordinary course of business, we may also actively trade the securities of Enterprise and First Choice for our own account and for the accounts of customers and accordingly may at any time hold a long or short position in such securities.
We have acted as financial advisor to the Board of Directors of Enterprise solely in connection with the Proposed Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Proposed Merger. A portion of our fee is payable upon rendering this opinion. Our fee for rendering this opinion is not contingent upon any conclusion that we may reach. Enterprise has also agreed to indemnify us against certain liabilities arising out of our engagement and to reimburse us for certain expenses incurred in connection with our engagement.
Boenning & Scattergood, Inc. served as exclusive financial advisor to Enterprise in its acquisition of Seacoast Commerce Banc Holdings in 2020 and received a customary fee for its services. Boenning & Scattergood, Inc. has not had any material investment banking relationship with First Choice during the past two years in which compensation was received or was intended to be received as a result of the relationship between Boenning & Scattergood, Inc., on the one hand, and First Choice, on the other hand. Boenning & Scattergood, Inc. may provide investment banking services to Enterprise in the future, although there is no

Members of the Board
April 26, 2021
agreement to do so. Additionally, to the extent the Proposed Merger is not consummated, Boenning & Scattergood, Inc. may provide investment banking services to First Choice in the future, although there is no agreement to do so.
In arriving at our opinion, we have, among other things: (i) reviewed the historical financial performances, current financial positions and general prospects of Enterprise and First Choice and their respective subsidiaries and reviewed certain “Street” consensus estimates, (ii) reviewed a draft of the Merger Agreement dated April 26, 2021 (the most recent draft made available to us), (iii) reviewed and analyzed the stock market performance and trading history of Enterprise Common Stock and First Choice Common Stock, and compared those trading histories with the trading histories of certain other publicly traded companies we deemed relevant, (iv) compared certain financial and stock market information of Enterprise and First Choice with similar publicly available information of certain other companies we deemed relevant, (v) reviewed and analyzed the consolidated financial and operating data of Enterprise and First Choice, (vi) reviewed the pro forma financial impact of the Proposed Merger on Enterprise, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies determined and provided by the respective senior management teams of Enterprise and First Choice, and relied upon by us at the direction of such management and with the consent of Enterprise, (vii) considered the nature and financial terms of the Proposed Merger as compared with the nature and financial terms of certain other merger transactions and business combinations in the banking industry, (viii) met and/or communicated with certain members of Enterprise’s and First Choice’s senior management to discuss their respective businesses, operations, historical financial statements and future prospects, and (ix) conducted such other financial analyses, studies and investigations as we deemed appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally.
In conducting our review and arriving at our opinion, we have relied on the accuracy and completeness of all financial and other information made or given by Enterprise and First Choice, and their respective officers, directors, auditors, counsel and other agents, and on publicly available filings, releases and other information relating to Enterprise and First Choice, including financial statements, financial projections, and stock price data as well as certain information from recognized independent sources. We have not independently verified the information concerning Enterprise and First Choice or other data which we have considered in our review and, for purposes of the opinion set forth below, we have assumed and relied upon the accuracy and completeness of all such information and data. We have assumed, at the direction of Enterprise, that all forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates and good faith judgments of the management of Enterprise and First Choice as to their most likely future financial performance. We express no opinion as to any financial projections or the assumptions on which they are based. We have not conducted any valuation or appraisal of any assets or liabilities of Enterprise or First Choice, nor have any such valuations or appraisals been provided to us. Additionally, we assume that the Proposed Merger is, in all respects, lawful under applicable law.
With respect to anticipated transaction costs, purchase accounting adjustments, expected cost savings and other synergies and financial and other information relating to the general prospects of Enterprise and First Choice, we have assumed, based on discussions with Enterprise’s management and with the consent of Enterprise, that such information, projections and estimates have been reasonably prepared and reflect the best currently available estimates and judgment of the respective management teams of Enterprise and First Choice as to their most likely future performance. It is understood that the foregoing financial information of Enterprise and First Choice that was provided to us was not prepared with the expectation of public disclosure, that all of the foregoing financial information of Enterprise and First Choice referred to above, is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could

Members of the Board
April 26, 2021
vary significantly from those set forth in such information. We have further relied on the assurances of management of Enterprise and First Choice that they are not aware of any facts or circumstances that would make any of such information inaccurate, incomplete or misleading in any material respect. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We have assumed that the allowances for credit or loan losses indicated on the balance sheets of Enterprise and First Choice are adequate to cover such losses and comply fully with applicable law, regulatory policy and sound banking practices; we have not reviewed individual loans or credit files of Enterprise or First Choice. We have assumed that the representations and warranties of all parties contained in the Merger Agreement and all related agreements and documents are true and correct, that each party under such agreements and documents will perform all of the covenants required to be performed by such party under such agreements and documents, and that the conditions precedent in such agreements and documents are not waived. We have assumed that the Merger Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft version reviewed by us and referred to above) represents the entire agreement between the parties, that it has not been modified or amended, and that its terms have not been superseded or supplemented by other agreements or documents, the effect of which would be in any way meaningful to our analysis. We have assumed that there have been no adjustments to the Exchange Ratio and there is no other consideration or payments that will be made under the Merger Agreement in respect of First Choice Common Stock. Also, in rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the consummation of the Proposed Merger, no conditions will be imposed that will materially affect either Enterprise or First Choice, the combined entity or the contemplated benefits of the Proposed Merger, including the cost savings and related expenses expected to result from the Proposed Merger in any way meaningful to our analysis. We have also assumed, with your consent, that the Proposed Merger will be treated as a tax-free reorganization for federal income tax purposes. We have assumed that the Proposed Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations.
Our opinion is based solely upon (i) information provided to us by Enterprise and First Choice and their respective officers, directors, auditors, counsel and other agents; (ii) public filings, releases and other information issued by Enterprise and First Choice including financial statements, financial projections, and stock price data as well as certain information from recognized independent sources; and (iii) market, economic, financial and other conditions as they exist and can be evaluated only as of the date hereof and, accordingly, it speaks to no other period. We have not undertaken to reaffirm or revise this opinion or otherwise comment on events occurring after the date hereof and do not have an obligation to update, revise or reaffirm our opinion. This opinion addresses only the fairness, from a financial point of view, to Enterprise, as of the date hereof, of the Exchange Ratio in the Proposed Merger. Our opinion does not address the relative merits of the Proposed Merger and the other business strategies that Enterprise’s Board of Directors has considered or may be considering, nor does it address the underlying business decision of Enterprise’s Board of Directors to proceed with the Proposed Merger. We are expressing no opinion as to the prices at which Enterprise’s securities or First Choice’s securities may trade at any time. Nothing in our opinion is to be construed as constituting tax advice or a recommendation to take any particular tax position, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Enterprise has obtained such advice as it deemed necessary from qualified professionals. We are not expressing any opinion as to the impact of the Proposed Merger on the solvency or viability of Enterprise or First Choice or the ability of Enterprise or First Choice, or their respective subsidiaries, to pay their respective obligations when they come due. Our opinion is for the information of Enterprise’s Board of Directors in connection with its evaluation of the Proposed Merger and does not constitute a recommendation to Enterprise’s Board of Directors in connection with the Proposed Merger. This opinion should not be construed as creating any fiduciary duty on Boenning & Scattergood, Inc.’s part to any party or person. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus,

Members of the Board
April 26, 2021
proxy statement or in any other document, nor shall this opinion be used for any other purpose, without our prior written consent, except that, if required by applicable law, this opinion may be referenced and included, in its entirety, in any filing made by Enterprise with the Securities and Exchange Commission with respect to the Proposed Merger; provided, however, that any description of, or reference to, our opinion, or to Boehning & Scattergood, Inc., shall be in a form reasonably acceptable to us and to our counsel. We shall have no responsibility for the form or content of any such disclosure, other than the opinion itself.
This opinion has been approved by Boenning & Scattergood, Inc.’s fairness opinion committee in accordance with our written procedures for approval of fairness opinions. We have not been requested to opine as to, and this opinion does not express an opinion or otherwise address, among other things, (i) the fairness of the Proposed Merger to the holders of any class of securities, creditors, or other constituencies of Enterprise or First Choice, or to any other party, except as set forth in the last sentence of this opinion or (ii) the fairness of the Proposed Merger to any one class or group of Enterprise’s, First Choice’s, or any other party’s security holders or other constituencies vis-à-vis any other class or group of Enterprise’s, First Choice’s, or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the Proposed Merger among or within such classes or groups of security holders or other constituents). Further, we do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Proposed Merger by the officers, directors, or employees of any party to the Merger Agreement, or any class of such persons, relative to the compensation to be received by the holders of First Choice Common Stock in the Proposed Merger.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Proposed Merger, is fair, from a financial point of view, to Enterprise.
Sincerely,
Boenning & Scattergood, Inc.

APPENDIX E
April 25, 2021
The Board of Directors
First Choice Bancorp
17785 Center Court Drive N., Suite 750
Cerritos, CA 90703
Members of the Board:
You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common shareholders of First Choice Bancorp (“First Choice”) of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of First Choice with and into Enterprise Financial Services Corp (“Enterprise”) pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and among First Choice, First Choice Bank (“FCB”), a wholly-owned subsidiary of First Choice, Enterprise, and Enterprise Bank & Trust (“EB&T”), a wholly-owned subsidiary of Enterprise. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), automatically by virtue of the Merger and without any action on the part of Enterprise, First Choice or any shareholder of First Choice, each share of common stock, no par value per share, of First Choice (“First Choice Common Stock”) issued and outstanding immediately prior to the Effective Time, other than shares of First Choice Common Stock owned directly by Enterprise, First Choice or any of their respective subsidiaries, as treasury stock or otherwise (other than shares in trust accounts, managed accounts, and the like for the benefit of customers) and Dissenting Shares (as defined in the Agreement), shall be converted into the right to receive 0.6603 of a share of common stock, par value $0.01 per share, of Enterprise (the “Enterprise Common Stock”). The ratio of 0.6603 of a share of Enterprise Common Stock for one share of First Choice Common Stock is referred to herein as the “Exchange Ratio.” The terms and conditions of the Merger are more fully set forth in the Agreement.
The Agreement further provides that, at such time following the Effective Time as Enterprise may determine, FCB will merge with and into EB&T with EB&T as the surviving entity, pursuant to a separate plan of bank merger (such transaction, the “Bank Merger”).
KBW has acted as financial advisor to First Choice and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. We and our affiliates, in the ordinary course of our and their broker-dealer businesses (and further to existing sales and trading relationships between a KBW broker-dealer affiliate and each of First Choice and Enterprise), may from time to time purchase securities from, and sell securities to, First Choice and Enterprise. In addition, as a market maker in securities, we and our affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of First Choice or Enterprise for our and their own respective accounts and for the accounts of our and their respective customers and clients. We have acted exclusively for the board of directors of First Choice (the “Board”) in rendering this opinion and will receive a fee from First Choice for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, First Choice has agreed to indemnify us for certain liabilities arising out of our engagement.
Other than in connection with this present engagement, KBW has not provided investment banking or financial advisory services to First Choice or Enterprise during the past two years. We may in the future

Keefe, Bruyette & Woods, A Stifel Company

The Board of Directors – First Choice Bancorp
April 25, 2021

provide investment banking and financial advisory services to First Choice or Enterprise and receive compensation for such services.
In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of First Choice and Enterprise and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated April 20, 2021 (the most recent draft made available to us); (ii) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2020 of First Choice; (iii) certain preliminary and unaudited quarterly financial results for the quarter ended March 31, 2021 of First Choice (provided by First Choice); (iv) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2020 of Enterprise; (v) certain preliminary and unaudited quarterly financial results for the quarter ended March 31, 2021 of Enterprise (provided by Enterprise); (vi) certain regulatory filings of First Choice and Enterprise and their respective subsidiaries, including the quarterly reports on Form FR Y-9C and call reports filed with respect to each quarter during the three-year period ended December 31, 2020; (vii) certain other interim reports and other communications of First Choice and Enterprise to their respective shareholders or stockholders; and (viii) other financial information concerning the businesses and operations of First Choice and Enterprise that was furnished to us by First Choice and Enterprise or that we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of First Choice and Enterprise; (ii) the assets and liabilities of First Choice and Enterprise; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information for First Choice and Enterprise with similar information for certain other companies the securities of which are publicly traded; (v) publicly available consensus “street estimates” of First Choice, as well as assumed long-term First Choice growth rates provided to us by First Choice management, all of which information was discussed with us by First Choice management and used and relied upon by us at the direction of such management and with the consent of the Board; (vi) publicly available consensus “street estimates” of Enterprise, as well as assumed long-term Enterprise growth rates provided to us by Enterprise management, all of which information was discussed with us by Enterprise management and used and relied upon by us based on such discussions, at the direction of First Choice management and with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Merger on Enterprise (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger) that were prepared by, and provided to and discussed with us by, Enterprise management and that were used and relied upon by us based on such discussions, at the direction of First Choice management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions held by the managements of First Choice and Enterprise regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. We have not been requested to assist, and have not assisted, First Choice with soliciting indications of interest from third parties regarding a potential transaction with First Choice.
In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of First Choice as to the reasonableness and achievability of the publicly available consensus “street estimates” of First Choice and the assumed First Choice long-term growth rates referred to above (and the assumptions and bases therefor), and we have assumed that all such information has been reasonably prepared and represents, or in the case of the First Choice “street estimates” referred to above that such estimates are consistent with, the best currently available estimates and judgments of First Choice management

The Board of Directors – First Choice Bancorp
April 25, 2021

and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated. We have further relied, with the consent of First Choice, upon Enterprise management as to the reasonableness and achievability of the publicly available consensus “street estimates” of Enterprise, the assumed Enterprise long-term growth rates, and the estimates regarding certain pro forma financial effects of the Merger on Enterprise (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger), all as referred to above (and the assumptions and bases for all such information), and we have assumed that all such information has been reasonably prepared and represents, or in the case of the Enterprise “street estimates” referred to above that such estimates are consistent with, the best currently available estimates and judgments of Enterprise management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.
It is understood that the portion of the foregoing financial information of First Choice and Enterprise that was provided to us was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of First Choice and Enterprise, is based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions and, in particular, assumptions regarding the ongoing COVID-19 pandemic) and, accordingly, actual results could vary significantly from those set forth in such information. We have assumed, based on discussions with the respective managements of First Choice and Enterprise and with the consent of the Board, that all such information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. Among other things, such information has assumed that the ongoing COVID-19 pandemic could have an adverse impact on First Choice and Enterprise. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof. We also have assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either First Choice or Enterprise since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for First Choice and Enterprise are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of First Choice or Enterprise, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of First Choice or Enterprise under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Such estimates are inherently subject to uncertainty and should not be taken as our view of the actual value of any companies or assets.
We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions (including, without limitation, the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed by us and referred to above), with no adjustments to the Exchange Ratio and with no other consideration or payments in respect of First Choice Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transactions and that all conditions to the completion of the Merger and any related transactions will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the

The Board of Directors – First Choice Bancorp
April 25, 2021

Merger and any related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of First Choice, Enterprise or the pro forma entity, or the contemplated benefits of the Merger, including without limitation the cost savings and related expenses expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of First Choice that First Choice has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to First Choice, Enterprise, the Merger and any related transaction and the Agreement. KBW has not provided advice with respect to any such matters.
This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to the holders of First Choice Common Stock. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction (including the Bank Merger), including, without limitation, the form or structure of the Merger or any such related transaction, any consequences of the Merger or any such related transaction to First Choice, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any environmental, employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger, any such related transaction, or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. As you are aware, there is currently widespread disruption, extraordinary uncertainty and unusual volatility arising from the effects of the COVID-19 pandemic, including the effect of evolving governmental interventions and non-interventions. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of First Choice to engage in the Merger or enter into the Agreement; (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by First Choice or the Board; (iii) the fairness of the amount or nature of any compensation to any of First Choice’s officers, directors or employees, or any class of such persons, relative to the compensation to the holders of First Choice Common Stock; (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of First Choice (other than the holders of First Choice Common Stock, solely with respect to the Exchange Ratio as described herein and not relative to the consideration to be received by holders of any other class of securities) or holders of any class of securities of Enterprise or any other party to any transaction contemplated by the Agreement; (v) any adjustments (as provided in the Agreement) to the Exchange Ratio; (vi) the actual value of Enterprise Common Stock to be issued in the Merger; (vii) the prices, trading range or volume at which First Choice Common Stock or Enterprise Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which Enterprise Common Stock will trade following the consummation of the Merger; (viii) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement; or (ix) any legal, regulatory, accounting, tax or similar matters relating to First Choice, Enterprise, their respective shareholders or stockholders, or relating to or arising out of or as a consequence of the Merger or any related transaction (including the Bank Merger), including whether or not the Merger will qualify as a tax-free reorganization for United States federal income tax purposes.
This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger, or to any holder of First Choice Common Stock or any shareholder or stockholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder or stockholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder or stockholder.

The Board of Directors – First Choice Bancorp
April 25, 2021

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of First Choice Common Stock.
Very truly yours,
Keefe, Bruyette & Woods, Inc.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 20.    Indemnification of Directors and Officers
The following is a summary of relevant provisions of our certificate of incorporation, as amended, and certain provisions of the Delaware General Corporation Law, or the DGCL. We urge you to read the full text of these documents, forms of which have been filed with the U.S. Securities and Exchange Commission, or the SEC, as well as the referenced provisions of the DGCL because they are the legal documents and provisions that will govern matters of indemnification with respect to our directors and officers.
Enterprise is incorporated under the laws of the state of Delaware. Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.
The DGCL further provides that prior to any indemnification as detailed above, a corporation must authorize each case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct. This determination must be made, with respect to a person who is a director or officer of the corporation at the time of such determination: (i) by a majority vote of the directors who are not parties to the action, suit or proceeding, even though less than a quorum, (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders.
The DGCL provides that such indemnification is not exclusive of any other rights to indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise, with respect to an action in the person’s official capacity and as to action in another capacity while holding such office.
Enterprise’s certificate of incorporation, as amended, provides that Enterprise shall indemnity all of its directors and officers to the fullest extent permitted by the DGCL and as set forth in the bylaws. Enterprise’s amended and restated bylaws provide that Enterprise will indemnify any person who was or is a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director or officer of Enterprise or by reason of the fact that such person is or was serving at the request of Enterprise as a director, officer or trustee of another corporation, partnership, joint venture, trust, or other enterprise, against expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred by such person in connection with such action, suit, or proceeding, but in each case only if and to the extent permitted under the DGCL. Indemnification under this provision will not be provided to any director, officer or representative that initiates such proceeding, unless such proceeding was authorized or consented to by the board of directors.
In addition, as permitted by the DGCL, Enterprise’s certificate of incorporation, as amended, provides that directors will have no personal liability to Enterprise or its stockholders for monetary damages for breach of fiduciary duty as a director, except: (i) for any breach of the director’s duty of loyalty to Enterprise or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) the unlawful payment of dividends or unlawful stock purchase or redemption, or (iv) for any transaction from which the director derived an improper personal benefit.
Item 21.    Exhibits
EXHIBIT INDEX
Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger, dated as of April 26, 2021, among Enterprise Financial Services Corp, Enterprise Bank & Trust, First Choice Bancorp and First Choice Bank, incorporated by reference to Enterprise’s Current Report on Form 8-K filed April 26, 2021. (1)
3.1	Certificate of Incorporation of Enterprise (incorporated herein to Exhibit 3.1 to Enterprise’s Registration Statement on Form S-1 filed on December 16, 1996 (File No. 333-14737)).
3.2	Amendment to the Certificate of Incorporation of Enterprise (incorporated herein by reference to Exhibit 4.2 to Enterprise’s Registration Statement on Form S-8 filed on July 1, 1999 (File No. 333-82087)).
3.3	Amendment to the Certificate of Incorporation of Enterprise (incorporated herein by reference to Exhibit 3.1 to Enterprise’s Quarterly Report on Form 10-Q for the period ending September 30, 1999 (File No. 001-15373)).
3.4	Amendment to the Certificate of Incorporation of Enterprise (incorporated herein by reference to Exhibit 99.2 to Enterprise’s Current Report on Form 8-K filed on April 30, 2002 (File No. 001-15373).
3.5	Amendment to the Certificate of Incorporation of Enterprise (incorporated herein by reference to Appendix A to Enterprise’s Proxy Statement on Form 14A, filed on November 20, 2008 (File No. 001-15373)).
3.6	Certificate of Designations of Enterprise for Fixed Rate Cumulative Perpetual Preferred Stock, Series A, dated December 17, 2008 (incorporated herein by reference to Exhibit 3.1 to Enterprise’s Current Report on Form 8-K filed on December 23, 2008 (File No. 001-15373)).
3.7	Amendment to the Certificate of Incorporation of Enterprise (incorporated herein by reference to Exhibit 3.1 to Enterprise’s Quarterly Report on Form 10-Q for the period ended June 30, 2014 (File No. 001-15373)).
3.8	Amendment to the Certificate of Incorporation of Enterprise (incorporated herein by reference to Exhibit 3.8 to Enterprise’s Quarterly Report on Form 10-Q filed on July 26, 2019 (File No. 001-15373)).
3.9	Form of Amendment to the Certificate of Incorporation of Enterprise. (2)
3.10	Amended and Restated Bylaws of Enterprise (incorporated herein by reference to Exhibit 3.1 to Enterprise’s Current Report on Form 8-K filed on June 12, 2015 (File No. 001-15373)).
4.1	There are no instruments with respect to long-term debt of Enterprise and its subsidiaries that involve securities authorized under the instrument in an amount exceeding ten percent (10%) of the total assets of Enterprise and its subsidiaries on a consolidated basis. Enterprise will provide the SEC with a copy of instruments defining the rights of holders of long-term debt of Enterprise and its subsidiaries on request.
5.1	Opinion of Holland & Knight LLP.
8.1	Tax Opinion of Holland & Knight LLP.
8.2	Tax Opinion of Duane Morris LLP.
10.1	Form of Voting Agreement. (3)
21.1	Subsidiaries of Enterprise (incorporated herein by reference to Exhibit 21.1 to Enterprise’s Annual Report on Form 10-K filed on February 19, 2021 (File No. 001-15373).
23.1	Consent of Deloitte & Touche LLP with respect to Enterprise Financial Services Corp.
23.2	Consent of Eide Bailly LLP with respect to First Choice Bancorp.
23.3	Consent of Holland & Knight LLP (included in Exhibit 5.1 and 8.1).

Exhibit No.	Description of Exhibit
23.4	Consent of Duane Morris LLP (included in Exhibit 8.2).
24.1	Power of Attorney.*
99.1	Consent of Boenning & Scattergood, Inc.
99.2	Consent of Keefe, Bruyette & Woods, Inc.
99.3	Form of Proxy Card for Enterprise.
99.4	Form of Proxy Card for First Choice.
99.5	Consent of Peter Hui to be named as a director of Enterprise.

*
Previously filed.

(1)
Included as Appendix A to the joint proxy statement/prospectus contained in this registration statement.

(2)
Included as Appendix C to the joint proxy statement/prospectus contained in this registration statement.

(3)
Included as Appendix B to the joint proxy statement/prospectus contained in this registration statement.

Certain schedules to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K and Enterprise agrees to furnish to the SEC a copy of any omitted schedule upon request.
Item 22.    Undertakings
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clayton, in the State of Missouri, on June  2, 2021.
ENTERPRISE FINANCIAL SERVICES CORP
By: /s/ James B. Lally James B. Lally Chief Executive Officer and Director
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:
Signature	Title	Date
/s/ James B. Lally James B. Lally	Chief Executive Officer and Director (Principal Executive Officer)	June 2, 2021
/s/ Keene S. Turner Keene S. Turner	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 2, 2021
/s/ Troy R. Dumlao Troy R. Dumlao	Chief Accounting Officer (Principal Accounting Officer)	June 2, 2021
* John S. Eulich	Chairman of the Board of Directors	June 2, 2021
* Michael A. DeCola	Director	June 2, 2021
* Robert E. Guest, Jr.	Director	June 2, 2021
* James M. Havel	Director	June 2, 2021
* Judith S. Heeter	Director	June 2, 2021
* Michael R. Holmes	Director	June 2, 2021
* Nevada A. Kent, IV	Director	June 2, 2021
* Richard M Sanborn	Director	June 2, 2021

Signature		Title	Date
* Anthony R. Scavuzzo		Director	June 2, 2021
* Eloise E. Schmitz		Director	June 2, 2021
* Sandra A. Van Trease		Director	June 2, 2021
*By:	/s/ Keene S. Turner Keene S. Turner Attorney-In-Fact June 2, 2021